UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

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☐	Soliciting Material Pursuant to §240.14a-12

DYNEGY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 4, 2010

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Dynegy Inc., a Delaware corporation, which we refer to as the Company, to be held on November 17, 2010 at 10:00 a.m. Central time, at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas, 77002.

On August 13, 2010, the Company entered into a merger agreement providing for the acquisition of the Company by Denali Parent Inc., an entity formed by an affiliate of The Blackstone Group L.P. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

Concurrently with the execution of the merger agreement, an entity formed and wholly owned by Denali Parent Inc. entered into a purchase and sale agreement with NRG Energy, Inc., which we refer to as NRG, pursuant to which NRG will purchase four of our natural gas-fired assets. The completion of the merger is contingent upon the concurrent closing of the transaction with NRG. No approval of the holders of our common stock is required in order to complete the transaction with NRG and no such approval is being sought from you. The transaction with NRG will not occur if the merger is not consummated.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $4.50 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 62% to the closing price of our common stock on August 12, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, and a premium of approximately 26% to the average closing price of our common stock during the 30-day trading period ended on August 12, 2010. The $4.50 per share is a discount to the trading price of our common stock for recent periods prior to June 28, 2010.

The board of directors of the Company has determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Company’s board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” approval of the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement, the merger, the NRG purchase and sale agreement and the NRG transaction. A copy of each of the merger agreement and the NRG purchase and sale agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement and the NRG purchase and sale agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885 or (212) 929-5500 (call collect) or by e-mailing dynegy@mackenziepartners.com.

Thank you in advance for your cooperation and continued support.

Sincerely,

Bruce A. Williamson

Chairman of the Board, President and Chief Executive Officer

The proxy statement is dated October 4, 2010, and is first being mailed to our stockholders on or about October 4, 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER AND THE NRG SALE, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

DYNEGY INC.

1000 Louisiana Street, Suite 5800

Houston, TX 77002

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOVEMBER 17, 2010

DATE:	November 17, 2010

TIME:	10:00 a.m. Central time

PLACE:	Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas, 77002

ITEMS OF BUSINESS:

1.      To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 13, 2010, as it may be amended from time to time, which we refer to as the merger agreement, among the Company, Denali Parent Inc., a Delaware corporation, which we refer to as Parent, and Denali Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.      To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3.      To transact any other business incident to the conduct of the meeting that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

RECORD DATE:	Only stockholders of record at the close of business on October 1, 2010 are entitled to notice of, and to vote at, the special meeting. All stockholders of record as of that date are cordially invited to attend the special meeting in person.

PROXY VOTING:

Your vote is very important, regardless of the number of shares of common stock of the Company you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of common stock of the Company will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of common stock of the Company will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of common stock of the Company through a bank, brokerage firm or other nominee, you should follow the procedures provided by your banker, brokerage firm or other nominee in order to vote.

RECOMMENDATION:	The board of directors of the Company has determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ATTENDANCE:	Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of common stock of the Company are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of the common stock of the Company and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

APPRAISAL:	Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock of the Company if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex D to the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Kimberly M. O’Brien

Corporate Secretary

Dated: October 4, 2010

Houston, Texas

i

Annex A	Agreement and Plan of Merger, dated as of August 13, 2010, among Dynegy Inc., Denali Parent Inc. and Denali Merger Sub Inc., and the exhibits thereto, including a copy of the Purchase and Sale Agreement, dated as of August 13, 2010, between Denali Merger Sub Inc. and NRG Energy, Inc., which is attached as Exhibit A thereto

Annex B	Opinion of Greenhill & Co., LLC, dated August 13, 2010

Annex C	Opinion of Goldman Sachs & Co., dated August 13, 2010

Annex D	Section 262 of the General Corporation Law of the State of Delaware

ii

This proxy statement and a proxy card are first being mailed on or about October 4, 2010 to stockholders who owned shares of the Company’s common stock as of the close of business on October 1, 2010.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 106.

•	Parties to the Merger (Page 22)

Dynegy Inc., or Dynegy, the Company, we or us, is a Delaware corporation headquartered in Houston, Texas. Our primary business is the production and sale of electric energy, capacity and ancillary services to regional transmission organizations and independent system operators, integrated utilities, electric cooperatives, municipalities, transmission and distribution utilities, industrial customers, power marketers, financial participants, other power generators and commercial end-users in seven U.S. states in the midwest, the northeast and the west regions of the U.S.

Denali Parent Inc., or Parent, is a Delaware corporation that was created by an affiliate of The Blackstone Group L.P., which we refer to as Blackstone, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Blackstone is one of the world’s leading investment and advisory firms. Its alternative asset management businesses include the management of private equity funds, real estate funds, hedge funds, credit-oriented funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. Blackstone also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Upon completion of the merger, the Company will be a direct wholly owned subsidiary of Parent.

Denali Merger Sub Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and entering into the NRG PSA and completing the transactions contemplated by the NRG PSA. For a description of the NRG PSA and the transactions contemplated thereby, see “The NRG PSA” beginning on page 92. Upon completion of the merger, Merger Sub will cease to exist.

In this proxy, we refer to the Agreement and Plan of Merger, dated as of August 13, 2010, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company as the merger. We also refer to the Purchase and Sale Agreement, dated as of August 13, 2010, as it may be amended from time to time, between NRG Energy, Inc., which we refer to as NRG, and Merger Sub, as the NRG PSA.

•	The Special Meeting (Page 24)

Time, Place and Purpose of the Special Meeting (Page 24)

The special meeting will be held on November 17, 2010, at 10:00 a.m. Central time, at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas, 77002.

At the special meeting, holders of our common stock, par value $0.01 per share, which we refer to as our common stock or the common stock, will be asked to approve the proposal to adopt the merger agreement, and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page 24)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on October 1, 2010, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were 120,788,770 shares of our common stock outstanding and entitled to vote at the special meeting. A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Vote Required (Page 24)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

As of October 1, 2010, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 511,879 shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any options, or any phantom stock units), representing less than one percent of the outstanding shares of our common stock. As of October 1, 2010, the directors that approved the merger and the merger agreement and the executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 508,879 shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any options, or any phantom stock units), representing less than one percent of the outstanding shares of our common stock, and these directors and executive officers have informed the Company that they currently intend to vote all of their shares of our common stock “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (Page 27)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

•	The Merger (Page 29)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger, which we refer to as the surviving corporation, and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 29)

In the merger, each outstanding share of our common stock (except for shares owned by Parent, Merger Sub, the Company and their respective wholly owned subsidiaries and not held on behalf of third parties, and shares owned by stockholders who have properly demanded appraisal rights, which we refer to collectively as excluded shares) will be converted into the right to receive $4.50 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

•	The NRG Sale (Page 92)

Concurrently with the execution of the merger agreement, Merger Sub and NRG entered into the NRG PSA pursuant to which NRG will purchase four of our natural gas-fired assets from the surviving corporation, which we refer to as the NRG sale. A copy of the NRG PSA is attached as Exhibit A to the merger agreement, which is attached hereto as Annex A. The completion of the merger between the Company and Merger Sub is contingent upon the concurrent closing of the NRG sale. The NRG sale will not occur if the merger is not consummated. The proceeds from the NRG sale will be paid to the surviving corporation, and will not be distributed to or held for the benefit of the holders of our common stock prior to the merger. No approval of the holders of our common stock is required to complete the NRG sale and no such approval is being sought from you. NRG has agreed with Merger Sub that it will not take certain actions related to the consummation of an acquisition of the Company by a third party, directly or indirectly, until the earliest to occur of (i) 270 days after the date the NRG PSA was signed, (ii) the consummation of an acquisition of the Company by a third party, and (iii) 90 days after the stockholder vote on the merger agreement.

•	Reasons for the Merger; Recommendation of the Board of Directors (Page 35)

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors”, beginning on page 35, the board of directors of the Company, which we refer to as the board of directors, (i) determined that the merger is fair to, and in the best interests of, the Company and our stockholders, (ii) approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement, (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and (iv) recommended that our stockholders vote to adopt the merger agreement. One director of the Company voted against approval of the merger and the merger agreement. See “The Merger—Background of the Merger” beginning on page 29.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 59.

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

•	Opinions of Financial Co-Advisors (Page 41)

Opinion of Greenhill & Co., LLC (Page 41)

Greenhill & Co., LLC, which we refer to as Greenhill, delivered its opinion to the board of directors that, as of August 13, 2010 and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be received by the holders of our common stock (excluding Parent, Merger Sub and any of their affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Greenhill’s written opinion dated August 13, 2010, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The summary of Greenhill’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Greenhill’s written opinion was addressed to the board of directors. It was not a recommendation to the board of directors as to whether it should approve the merger or the merger agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should adopt the merger agreement or take any other action with respect to the merger at any meeting of the stockholders convened in connection with the merger. Greenhill was not requested to opine as to, and its opinion did not in any manner address, the Company’s underlying business decision to proceed with or effect the merger.

Under the terms of Greenhill’s engagement with the Company, the Company has agreed to pay Greenhill a fee of $10 million in the aggregate, of which $5 million was paid following delivery of Greenhill’s written opinion and $5 million is payable upon the consummation of the merger. For a more complete description, see “Opinions of Financial Co-Advisors—Opinion of Greenhill & Co., LLC” beginning on page 41. See also Annex B to this proxy statement.

We encourage you to read the opinion of Greenhill described above in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion.

Opinion of Goldman, Sachs & Co. (Page 43)

Goldman, Sachs & Co., which we refer to as Goldman Sachs, delivered its opinion to the board of directors that, as of August 13, 2010 and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be paid to the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 13, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with its consideration of the proposed merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of our common stock should vote with respect to the merger or any other matter.

Under the terms of Goldman Sachs’ engagement with the Company, the Company has agreed to pay Goldman Sachs a fee of $10 million in the aggregate, of which $5 million was paid following delivery of Goldman Sachs’ written opinion and $5 million is payable upon the consummation of the merger. For a more complete description, see “Opinions of Financial Co-Advisors—Opinion of Goldman, Sachs & Co.” beginning on page 43. See also Annex C to this proxy statement.

We encourage you to read the opinion of Goldman Sachs described above carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion.

•	Financing of the Merger (Page 56)

We anticipate that the total funds needed by Parent and Merger Sub to complete the merger will be obtained as follows:

•

the funds needed to pay our stockholders the amounts due to them under the merger agreement as holders of common stock and/or restricted stock (which we anticipate, based upon the shares of our common stock and restricted stock outstanding as of October 1, 2010, will be approximately $544 million), certain amounts due in connection with the merger and certain fees and expenses related to the merger, will be funded by equity financing of up to $580 million to be provided or secured by Blackstone Capital Partners V L.P., which we refer to as the guarantor, or other parties to whom it assigns a portion of its commitment; and

•

the funds needed to (i) repay or refinance indebtedness outstanding under the Company’s existing credit facility that will come due as a result of the merger (which we anticipate, based upon indebtedness outstanding as of October 1, 2010, will be approximately $918 million, consisting of an $850 million term letter of credit facility (“Term LC Facility”) and a $68 million senior secured term loan facility) and (ii) replace or refinance the letters of credit issued under the Term LC Facility (as of October 1, 2010, letters of credit issued under the Term LC Facility were approximately $455 million), will collectively be funded from the cash on hand of the Company, restricted cash of the Company associated with the Term LC Facility and proceeds the surviving corporation receives in the NRG sale (as of October 1, 2010, (a) the cash on hand of the Company was approximately $680 million and (b) restricted cash of the Company associated with the Term LC Facility was approximately $850 million).

We anticipate the remaining proceeds from the NRG sale will be used to provide liquidity to the Company in support of its operations and for other corporate purposes.

Parent has obtained the equity commitment letter described below, and the funding under the equity commitment letter is subject to certain conditions. In addition, Merger Sub has entered into the NRG PSA with NRG, and the closing of the merger is subject to the concurrent closing of the NRG sale. We believe the amounts committed under the equity commitment letter and to be received by the surviving corporation from the NRG sale, together with cash on hand of the Company and cash of the Company that is restricted under our existing credit facility, will be sufficient to complete the merger and to repay or refinance any outstanding indebtedness that will come due as a result of the merger, but we cannot assure you of that. Those amounts may be insufficient if, among other things, the guarantor fails to fund the committed amount in breach of the equity commitment, the outstanding indebtedness of the Company at the closing of the merger is greater than anticipated, cash on hand of the Company and cash of the Company that is restricted under the Company’s existing credit facility are less than expected, or the fees, expenses or other amounts required to be paid in connection with the merger are greater than anticipated. Although obtaining the proceeds of the equity financing is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain sufficient equity financing is likely to result in the failure of the merger to be completed. In that case, if a court of competent jurisdiction declines to specifically enforce the obligations of Parent and Merger Sub under the merger agreement, Parent may be obligated to pay the Company a fee of $100 million, which we refer to as the Parent fee. In addition, if the merger agreement is terminated or the merger is not consummated, Merger Sub may be obligated to pay the Company 50% of certain negotiated amounts Merger Sub or any of its affiliates receive from NRG in connection with a termination of the NRG PSA or a failure of the NRG sale to be consummated, which we refer to as the NRG payment. See “The Merger Agreement—Termination Fees” beginning on page 87 for a further discussion of the Parent fee and the NRG payment. The Parent fee and the NRG payment are guaranteed by the guarantor pursuant to the limited guaranty referred to below.

Equity Financing (Page 57)

Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with the guarantor, dated August 13, 2010, pursuant to which the guarantor has committed to make or secure capital contributions to Parent at or prior to the closing of the merger up to an aggregate amount of $580 million. The guarantor is permitted to capitalize Parent directly or indirectly through one or more affiliated entities or other designated co-investors (other than NRG or any of its affiliates), including with debt financing to the extent available from lenders other than NRG or the Company or any of their respective affiliates. However, in connection with the closing of the merger (i) no credit support in connection with any debt financing utilized to capitalize Parent may be provided by NRG, the Company or any of their respective affiliates and (ii) no new indebtedness of the Company or any of its subsidiaries, and no assets of the Company or any of its subsidiaries, will be used to pay any portion of the aggregate merger consideration to be paid to holders of our common stock.

The guarantor’s obligation to fund the financing contemplated by the equity commitment letter is subject only to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement. The Company is a third party beneficiary of the equity commitment letter to the extent that the Company seeks specific performance of Parent’s obligation to cause the guarantor to fund its equity commitment in certain limited circumstances in accordance with the terms of the merger agreement.

•	Limited Guaranty (Page 57)

Pursuant to the limited guaranty delivered by the guarantor in favor of the Company, dated August 13, 2010, the guarantor has guaranteed the due and punctual payment when due of (i) the obligations of Parent under the merger agreement to pay the Parent fee and any NRG payment to the Company as and when due and (ii) certain expense reimbursement and indemnification obligations of Parent to the Company in connection with the Company’s cooperation with certain financing and third party investment activities. See “The Merger Agreement—Termination Fees” beginning on page 87. However, the guarantor’s obligations under the limited guaranty are subject to a cap equal to (x) the sum of the Parent fee, the amount of any NRG payment and any expenses incurred by the Company in connection with enforcing its right to such amounts minus (y) any expense reimbursement and indemnification payments actually paid by Parent or Merger Sub to the Company in connection with the Company’s cooperation with certain financing and third party investment activities.

•	Interests of Certain Persons in the Merger (Page 59)

In considering the recommendation of our board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include the following:

•

the vesting and cashing-out of all unvested shares of restricted stock, phantom stock and certain performance units held by our executive officers, and the payment in cash of the directors’ deferred compensation balances under the Company’s Deferred Compensation Plan for Certain Directors; and

•

pursuant to an executive change in control severance plan, the payment of severance payments (including, if applicable, a tax gross-up relating to parachute payment excise taxes resulting from such severance payments) in connection with a termination of employment that may occur in connection with or following the merger.

•	Material U.S. Federal Income Tax Consequences of the Merger (Page 63)

The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of our common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and their adjusted tax basis in their shares of our common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 63 for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

•	Regulatory Approvals (Page 65)

Under the terms of the merger agreement, the merger cannot be completed until the waiting periods applicable to the consummation of the merger and the NRG sale under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, have expired or been earlier terminated. On August 27, 2010, the Company and the guarantor filed notification of the proposed merger with the Federal Trade Commission, or the FTC, and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act. On August 27, 2010, the guarantor and NRG filed notification of the proposed NRG sale with the FTC and the DOJ under the HSR Act. The DOJ and the FTC granted early termination of the waiting periods applicable to the merger and the NRG sale on September 7, 2010 and September 8, 2010, respectively.

In addition, the merger and the NRG sale cannot be completed without prior approval of the merger and the NRG sale by the Federal Energy Regulatory Commission, or FERC. The Company, certain of the Company’s subsidiaries, Parent, Merger Sub and NRG filed with FERC a joint application for approval of the merger and the NRG sale under Section 203 of the Federal Power Act on August 27, 2010. FERC may grant approval subject to conditions, including conditions that would require divestiture of substantial assets of the Company, Parent, or NRG in order to consummate the merger and/or the NRG sale, and also retains the authority to issue supplemental orders imposing additional conditions at any time.

The merger and the NRG sale are, or may be, subject to the regulatory requirements of other state and federal regulatory agencies and authorities. The Company, Parent and Merger Sub filed a joint petition for approval, or a determination that no approval is required, for the merger with the New York Public Service Commission, or the NYPSC, under Sections 70 and 83 of the New York Public Service Law, or the PSL, on August 27, 2010. The NYPSC generally concludes that no approval is required by applying what is known as the “Wallkill presumption”, as further described under “The Merger—Regulatory Approvals”.

The Company, on behalf of itself, Blackstone and NRG, also filed voluntary notifications relating to the merger and the NRG sale with the California Public Utilities Commission, or the CPUC, and the California Independent System Operator Corporation, or the CAISO, under CPUC General Order No. 167 on August 13, 2010. No further action on these notifications is required.

•	Litigation Relating to the Merger (Page 66)

In connection with the proposed merger, nineteen stockholder lawsuits were filed (one of which was subsequently voluntarily dismissed) in the District Courts of Harris County, Texas between August 13, 2010 and August 24, 2010 against the Company, its directors and Blackstone. Parent, Merger Sub, the guarantor, NRG and/or certain executive officers of the Company have also been named as defendants in certain of these lawsuits. The remaining eighteen Texas state actions were consolidated on September 9, 2010. The First Amended Verified, Consolidated Class Action Petition and Request for a Temporary and Permanent Injunction was filed on September 21, 2010. A hearing regarding plaintiff’s motion for a temporary injunction has been scheduled for November 9 and 10, 2010 at 9:30 am. One stockholder derivative lawsuit was filed in a District Court in Harris County, Texas on September 16, 2010. Two stockholder lawsuits were filed against the Company, its directors, certain of its executive officers, Blackstone, Parent, Merger Sub and/or NRG in the United States District Court

in the Southern District of Texas; the first was filed on August 31, 2010 and the second was filed on September 16, 2010. Six similar stockholder actions against the Company, its directors, Blackstone, Parent, Merger Sub, the guarantor and/or certain executive officers of the Company were filed in the Court of Chancery of the State of Delaware between August 17, 2010 and August 23, 2010, and were consolidated on August 24, 2010. One of these lawsuits was voluntarily dismissed on August 23, 2010. A Verified Amended Class Action Complaint was filed on September 23, 2010.

Each of the Texas and Delaware complaints generally alleges, among other things, that our board of directors and certain executive officers have violated various fiduciary duties. The federal actions additionally allege violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Texas state court actions allege failure to disclose material information. Further, certain of the complaints allege that the Company, Blackstone and/or NRG aided and abetted such alleged breaches of fiduciary duties. The plaintiffs seek various remedies, including an injunction against the merger and/or the stockholder vote, corrective disclosure, declaratory relief with respect to the alleged breaches of fiduciary duty, and monetary damages including attorneys’ fees and expenses. All defendants deny any wrongdoing in connection with the proposed merger and plan to vigorously defend against all pending claims.

•	The Merger Agreement (Page 71)

Treatment of Common Stock, Options and Other Equity Awards (Page 72)

•

Common Stock. At the effective time of the merger, each share of our common stock issued and outstanding (except for the excluded shares) will be converted into the right to receive the per share merger consideration of $4.50 in cash, without interest, less any applicable withholding taxes.

•

Options. None of the outstanding Company stock options has an exercise price that is lower than the per share merger consideration. Accordingly, holders of Company stock options will not be entitled to receive any payment in exchange for their options. All Company stock options will be cancelled for no payment at the effective time of the merger.

•

Restricted Stock. At the effective time of the merger, each outstanding share of restricted stock will fully vest and be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the effective time of the merger, an amount in cash equal to the per share merger consideration, less any applicable withholding taxes.

•

Phantom Stock Units. At the effective time of the merger, each outstanding phantom stock unit will fully vest and be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the effective time of the merger, an amount in cash equal to the per share merger consideration, less any applicable withholding taxes.

•

Performance Awards. At the effective time of the merger, the Company’s performance awards granted in 2009 and 2010 will be payable at 100% of “target”, fully vested and settled in cash, and each outstanding performance award granted prior to 2009 will be fully vested and cancelled for no payment in accordance with the terms of the agreements governing such Company performance awards.

Solicitation of Acquisition Proposals (Page 80)

The merger agreement provides that for the period beginning on August 13, 2010 and continuing until 11:59 p.m., Eastern time, on September 22, 2010, which we refer to as the go-shop period, we were permitted to solicit any inquiry or the making of any acquisition proposals from third parties and to participate in any negotiations or discussions with third parties with respect to any acquisition proposals. From and after 12:00 a.m., Eastern time, on September 23, 2010, which we refer to as the no-shop period start date, and until the effective time of the merger or the termination of the merger agreement, we are not permitted to solicit any inquiry or the making of any acquisition proposals or engage in any negotiations or discussions with any person relating to an acquisition proposal. Notwithstanding these restrictions, under certain circumstances, we may, from and after the no-shop period start date and prior to the time our stockholders adopt the merger agreement, respond to a written acquisition proposal or engage in discussions or negotiations with the person making such an acquisition proposal. At any time before the merger agreement is adopted by our stockholders, if the board of directors determines that an acquisition proposal is a superior proposal, we may terminate the merger agreement and enter into any acquisition, merger or similar agreement, which we refer to as an alternative acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 80 and “The Merger Agreement—Termination Fees” beginning on page 87.

Conditions to the Merger (Page 85)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of required regulatory approvals, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. Parent’s and Merger Sub’s obligations to consummate the merger are also subject to the satisfaction or waiver of the conditions to the obligations of NRG and Merger Sub to effect the NRG sale under the NRG PSA (other than those conditions that by their nature are to be satisfied at the closing of the NRG sale, and the condition relating to the consummation of the merger) and to NRG being ready, willing and able to complete the NRG sale. See “The NRG PSA—Conditions to the NRG Sale” beginning on page 95.

Termination (Page 86)

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•

the merger has not been consummated by February 13, 2011, which we refer to as the termination date and which may be extended by either Parent or the Company to May 13, 2011 if any of the conditions to the closing of the merger are not fulfilled or waived but remain capable of being satisfied on February 13, 2011;

•	our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•	a law or an order permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the merger, which we refer to as an order, has become final and non-appealable.

However, none of the termination rights described in the preceding bullet points will be available to any party if the failure to consummate the merger prior to the termination date was primarily due to the failure of such party to perform any of its obligations under the merger agreement.

•	by the Company, if:

•

at any time prior to the adoption of the merger agreement by our stockholders, (i) the board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement we enter into an alternative acquisition agreement with respect to a superior proposal and (iii) immediately prior to or substantially concurrently with such termination, we pay Parent or its designee the termination fee discussed under “The Merger Agreement—Termination

Fees” beginning on page 87 (provided that this right to terminate the merger agreement will not be available to us unless we have complied with certain notice and other requirements described under “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 80);

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent and (ii) two business days prior to the termination date (provided that we will not have this right to terminate if we are then in material breach of the merger agreement); or

•

the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within the earlier of (i) two business days following the date on which the closing of the merger should have occurred under the merger agreement and (ii) one business day before the termination date, and we stood ready, willing and able to consummate the merger during that period.

•	by Parent, if:

•

the board of directors (i) withholds, withdraws, qualifies or modifies its recommendation to our stockholders to approve the proposal to adopt the merger agreement, which we refer to as the Company recommendation, or approves or recommends any acquisition proposal, which we refer to collectively as a change of recommendation, or (ii) fails to include the Company recommendation in the proxy statement; or

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Parent to the Company and (ii) two business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of the merger agreement);

Termination Fees (Page 87)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement—Termination Fees” beginning on page 87:

•

The Company may be obligated to (i) pay Parent a $16.3 million termination fee plus up to $6 million of the documented out-of-pocket expenses of Parent, Merger Sub and their affiliates to the extent the merger agreement is terminated in connection with an alternative acquisition agreement entered into with a party, which we refer to as an excluded party, from whom the Company has received (x) an alternative acquisition proposal prior to the no-shop period start date that the board of directors has determined in good faith constitutes a superior proposal or could reasonably be expected to result in a superior proposal and (y) by 11:59 p.m. on September 29, 2010, an alternative acquisition proposal that the board of directors determines constitutes a superior proposal, (ii) pay Parent a termination fee in an amount between $27.5 million and $50 million in certain circumstances in which the merger agreement is terminated and the Company consummates certain asset sales within 18 months of termination for aggregate consideration in excess of $1.0 billion (with the amount of the fee to be determined based upon aggregate consideration received by the Company in such asset sales), or (iii) in certain other circumstances, reimburse the documented out-of-pocket expenses of Parent, Merger Sub and their affiliates up to $10 million and pay Parent a $50 million termination fee less any expenses reimbursed; or

•

Parent may be obligated to pay the Company the Parent fee of $100 million, less the sum of certain expense reimbursement and indemnification amounts paid by Parent in connection with the Company’s cooperation with certain financing and third party investment activities, and/or the NRG payment. The guarantor has guaranteed the obligation of Parent to pay the Parent fee and the NRG payment, if any, pursuant to the guaranty.

Remedies (Page 89)

Our receipt of the Parent fee, the NRG payment and certain expense reimbursement and indemnification payments from Parent will, subject to certain specific performance rights described below, be our sole and exclusive remedy against Parent, Merger Sub, the guarantor and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated. Upon payment of such amounts, none of Parent, Merger Sub, the guarantor or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or any claims or actions arising out of any breach, termination or failure described in the preceding sentence.

Parent’s receipt of the termination fee payable by us or certain expenses reimbursed by us, as the case may be, will, subject to certain specific performance rights described below, be the sole and exclusive remedy of Parent, Merger Sub, the guarantor and their respective affiliates against the Company, its subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated. Upon payment of such amounts, none of the Company, its subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent fee and NRG payment payable by Parent and certain expense reimbursement and indemnification payments from Parent, or will Parent or Merger Sub be entitled to monetary damages in excess of the amount of the termination fee, other than, in each case, costs and expenses incurred in connection with any action to enforce the payment of any such fee.

The Company, Parent and Merger Sub are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. Under certain conditions the merger agreement explicitly allows us to seek specific performance of Parent’s obligation to cause the equity financing for the merger to be funded.

NRG is an intended third party beneficiary of the merger agreement. NRG has the right to enforce the rights and obligations of Parent, Merger Sub and the Company to the extent such rights and obligations directly relate to the assets it is acquiring, and the liabilities it is assuming, in the NRG sale. No party to the merger agreement may amend or waive any condition thereunder if such waiver or amendment would be adverse to NRG as a third party beneficiary in any material respect without NRG’s consent.

The Company is an intended third party beneficiary of the NRG PSA. The Company has the right of enforcement in respect of Merger Sub’s and NRG’s obligations under the NRG PSA. No party to the NRG PSA may amend, supplement or otherwise modify the NRG PSA in a manner adverse to the Company as a third party beneficiary in any material respect without the Company’s consent. See “The NRG PSA—Specific Performance” beginning on page 97.

•	Market Price of Common Stock (Page 98)

The closing price of our common stock on the New York Stock Exchange, or NYSE, on August 12, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, was $2.78 per share of common stock. On October 1, 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the NYSE was $4.70 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

•	Appraisal Rights (Page 101)

Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware, or the DGCL, in connection with the merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy to vote or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 101 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

•	Delisting and Deregistration of Common Stock (Page 104)

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, we would no longer file periodic reports with the Securities and Exchange Commission, or the SEC, on account of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement, the NRG sale, the NRG PSA and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 106.

Q.	What is the proposed merger transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the merger. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you, as a holder of our common stock, will no longer have any interest in our future earnings or growth. In addition, following the merger, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Q.	What is the proposed transaction with NRG?

A.	Concurrently with the execution of the merger agreement, Merger Sub entered into the NRG PSA with NRG pursuant to which, simultaneously with the merger, NRG will acquire four natural gas-fired power generating facilities from the surviving corporation—the Casco Bay facility in Maine and the Moss Landing, Morro Bay and Oakland facilities in California—for cash consideration of approximately $1.36 billion. The NRG sale will not occur if the merger is not consummated. The proceeds of the NRG sale will be paid to the Company as the surviving corporation of the merger, and will not be distributed to or for the benefit of the holders of our common stock prior to the merger. The approval of the stockholders of the Company is not required and is not being sought for the NRG sale.

The consummation of the merger between the Company and Merger Sub is contingent upon the concurrent closing of the NRG sale. The Company is a third party beneficiary of the NRG PSA and has the right to enforce the obligations of NRG and Merger Sub under the NRG PSA, and no party to the NRG PSA may amend or waive any condition under the NRG PSA without the Company’s consent if such waiver or amendment would be adverse to the Company in any material respect.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $4.50 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $450.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation. Please do NOT return your stock certificate(s) with your proxy.

Q.	How does the per share merger consideration compare to the market price of our common stock prior to announcement of the merger?

A.

The per share merger consideration represents a premium of approximately 26% to the average closing share price of our common stock during the 30-day trading period ended on August 12, 2010, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately

62% to the closing share price of our common stock on August 12, 2010. The $4.50 per share is a discount to the trading price of our common stock for recent periods prior to June 28, 2010.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed by the end of November 2010.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of our common stock in connection with the merger. Instead, the Company will remain an independent public company and our common stock will continue to be listed and traded on the NYSE. In addition, the NRG sale contemplated by the NRG PSA will not occur. Under specified circumstances, the Company may be required to pay to Parent, or be entitled to receive from Parent, a fee with respect to the termination of the merger agreement or the NRG PSA, or to reimburse Parent, Merger Sub and their affiliates for their documented out-of-pocket expenses, as applicable, as described under “The Merger Agreement—Termination Fees” beginning on page 87.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 63) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares of our common stock. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 63 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 59.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of the Company’s common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on November 17, 2010 at 10:00 a.m Central time, at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas, 77002.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	Am I being asked to vote on the NRG sale?

A.	You are not being asked to vote on the NRG sale. The closing of the NRG sale will occur concurrently with the consummation of the merger, and the proceeds of the NRG sale will be paid to the Company as the surviving corporation of the merger; such proceeds will not be distributed to or for the benefit of the holders of our common stock prior to the merger.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of our common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

Abstaining will have the same effect as a vote “AGAINST” approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of our common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of our common stock are registered directly in your name with our transfer agent, Mellon Investor Services LLC (operating under the service name BNY Mellon Shareowner Services), you are considered, with respect to those shares of our common stock, the “stockholder of record”. This proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of our common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of our common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of our common stock by following their instructions for voting.

Q.	If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of our common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of our common stock. Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to adopt the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, which we refer to as broker non-votes, and the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to adjourn the special meeting.

Q.	Who can vote at the special meeting?

A.	All of the holders of record of our common stock as of the close of business on October 1, 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

Q.	What is a quorum?

A.	A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present. Broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet—the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of our common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Q.	How do I vote shares of common stock that I hold through a 401(k) Savings Plan of the Company?

A.	If you are a participant invested in a Dynegy Stock Fund through the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (as amended and restated effective January 1, 2009) or the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (as amended and restated effective January 1, 2009), which we refer to collectively as the DMG Union and Non-Union 401(k) Plans, or if you are a participant invested in a Dynegy Stock Fund through the Dynegy Inc. 401(k) Savings Plan (as amended and restated effective January 1, 2009) or the Dynegy Northeast Generation, Inc. Savings Incentive Plan (as amended and restated effective January 1, 2009), which we collectively refer to as the Dynegy and DNE 401(k) Plans, and which we collectively refer to, along with the DMG Union and Non-Union 401(k) Plans, as the 401(k) plans, and you have contributions invested in our common stock, you may direct Vanguard Fiduciary Trust Company, the trustee, which we refer to as Vanguard, how to vote the shares of our common stock allocated to your account as of the record date. Please follow the directions on the enclosed proxy card on how to provide your voting instructions to Vanguard. With respect to participants in the DMG Union and Non-Union 401(k) Plans, if such a participant’s voting instructions (regardless of method, i.e. Internet, mail or phone) are not received by 11:59 p.m. Eastern time on November 12, 2010 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, Vanguard will vote the participant’s shares of our common stock in the same proportion as other shares of our common stock held in the Dynegy Stock Fund under the DMG Union and Non-Union 401(k) Plans for which Vanguard received timely instructions. With respect to participants in the Dynegy and DNE 401(k) Plans, if such a participant’s voting instructions (regardless of method, i.e. Internet, mail or phone) are not received by 11:59 p.m. Eastern time on November 12, 2010 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, Vanguard will vote the participant’s shares of our common stock in the same proportion as other shares of our common stock held in the Dynegy Stock Fund under the Dynegy and DNE 401(k) Plans for which Vanguard received timely instructions. Participants in the 401(k) plans must vote through Vanguard and may not vote in person at the special meeting.

With respect to shares of our common stock held by our 401(k) plans, Fiduciary Counselors Inc. has been appointed to act as the independent fiduciary responsible for ensuring that procedures are in place to safeguard the confidentiality of your proxy directions to the trustee and that those procedures are being followed.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, at Dynegy Inc., Attention: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy”, to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement”. The document used to designate a proxy to vote your shares of our common stock is called a “proxy card”. Our board of directors has designated Bruce A. Williamson, Heidi D. Lewis and Kimberly M. O’Brien, and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” approval of the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” approval of the proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of our common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of our common stock are voted.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie Partners, Inc. a fee of $50,000, and telephone charges, up to a maximum of $100,000. The Company will reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and will also indemnify MacKenzie Partners, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition, in the event that the merger agreement is adopted by the stockholders of the Company, the Company will pay MacKenzie Partners, Inc. an additional fee of $50,000 to $100,000, with the exact amount to be determined by the Company in its discretion. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.

Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of our common stock in your own name as the stockholder of record, please submit a proxy to have your shares of our common stock voted at the special meeting by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; (ii) using the telephone number printed on your proxy card; or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If the proposal to adopt the merger agreement is approved, you will be sent a letter of transmittal promptly, and in any event within two business days, after the completion of the merger, describing how you may exchange your shares of our common stock for the per share merger consideration. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of our common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of common stock?

A.	Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See “Appraisal Rights” beginning on page 101.

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885 or (212) 929-5500 (call collect), or by e-mailing dynegy@mackenziepartners.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as oral statements made or to be made by us, contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements”. All statements included or incorporated by reference in this proxy statement, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Words such as “anticipate”, “estimate”, “project”, “forecast”, “plan”, “may”, “will”, “should”, “expect” and other words of similar meaning identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth, changes in the business and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or NRG PSA, including a termination of the merger agreement under circumstances that could require us to pay a termination fee;

•

Parent’s failure to obtain the necessary equity financing set forth in the equity commitment letter received in connection with the merger agreement or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•

the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory approvals and the satisfaction or waiver of the conditions to the obligations of NRG and Merger Sub to effect the NRG sale under the NRG PSA (other than those that by their nature are to be satisfied at the closing of the NRG sale, and the condition relating to the consummation of the merger);

•	the failure of the merger to close for any other reason;

•

risks that the proposed transaction disrupts current plans and operations and the potential difficulties in retention of executive management and other key employees as a result of the merger or the NRG sale;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the merger agreement and/or the NRG PSA;

•	diversion of management’s attention from ongoing business concerns;

•	limitations placed on our ability to operate the business by the merger agreement;

•	limitations on our ability to utilize the Company’s previously incurred federal net operating losses or alternative minimum tax credits;

•	the effect of the announcement of the merger or the NRG sale on our business relationships, standing with regulators, operating results and business generally; and

•	the amount of the costs, fees, expenses, impairments, and other charges related to the merger and the NRG sale.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page 106). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control. You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

Dynegy Inc.

1000 Louisiana Street

Suite 5800

Houston, Texas 77002

(713) 507-6400

Dynegy’s primary business is the production and sale of electric energy, capacity and ancillary services from our fleet of eighteen operating power plants in seven states totaling approximately 12,200 MW of generating capacity. We report the results of our power generation business, based on geographical location and how we allocate our resources, as three separate segments in our consolidated financial statements: (i) generation—Midwest segment, (ii) generation—West segment and (iii) generation—Northeast segment. Dynegy sells electric energy, capacity and ancillary services on a wholesale basis from our power generation facilities. Energy is the actual output of electricity and is measured in MWh. The capacity of a power generation facility is its electricity production capability, measured in MW. Wholesale electricity customers will, for reliability reasons and to meet regulatory requirements, contract for rights to capacity from generating units. Ancillary services are the products of a power generation facility that support the transmission grid operation, follow real-time changes in load and provide emergency reserves for major changes to the balance of generation and load. We sell these products individually or in combination to our customers under short-, medium- and long-term contractual agreements or tariffs.

Dynegy’s customers include regional transmission organizations and independent service operations, integrated utilities, municipalities, electric cooperatives, transmission and distribution utilities, industrial customers, power marketers, financial participants such as banks and hedge funds, other power generators and commercial end-users. All of our products are sold on a wholesale basis for various lengths of time from hourly to multi-year transactions. Some of our customers, such as municipalities or integrated utilities, purchase our products for resale in order to serve their retail, commercial and industrial customers. Other customers, such as some power marketers, may buy from us to serve their own wholesale or retail customers or as a hedge against power sales they have made.

For more information about the Company, please visit our website at http://www.dynegy.com/. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 106.

Dynegy’s common stock is listed on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “DYN”.

Parent

Denali Parent Inc.

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

(212) 583-5000

Denali Parent Inc., or Parent, is a Delaware corporation that was formed by an affiliate of Blackstone solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.

Blackstone is one of the world’s leading investment and advisory firms. Its alternative asset management businesses include the management of private equity funds, real estate funds, hedge funds, credit-oriented funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. Blackstone also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services.

Merger Sub

Denali Merger Sub Inc.

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

(212) 583-5000

Denali Merger Sub Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement, the NRG PSA and completing the transactions contemplated by the merger agreement and the NRG PSA. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the NRG PSA. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on November 17, 2010, at 10:00 a.m. Central time, at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas, 77002, or at any postponement or adjournment thereof. At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on October 1, 2010 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on the record date. On the record date, there were 120,788,770 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes (as described below) will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of our common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Attendance

Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of our common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of our common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are registered directly in your name with our transfer agent, Mellon Investor Services LLC (operating under the service name BNY Mellon Shareowner Services), you are considered, with respect to those shares of our common stock, the “stockholder of record”. This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of our common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of our common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to adopt the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if your shares of our common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy, attend in person the special meeting, or there are broker non-votes on the issue, as applicable, the shares of our common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet—the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of our common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of our common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885 or (212) 929-5500 (call collect) or e-mailing dynegy@mackenziepartners.com.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF OUR COMMON STOCK AT THE MEETING PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

If you are a participant invested in a Dynegy Stock Fund through one of the 401(k) plans, you may direct Vanguard how to vote the shares of our common stock allocated to your account as of the record date. Please follow the directions on the enclosed proxy card on how to provide your voting instructions to Vanguard. With respect to participants in the DMG Union and Non-Union 401(k) Plans, if such a participant’s voting instructions (regardless of method, i.e. Internet, mail or phone) are not received by 11:59 p.m. Eastern time on November 12, 2010 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, Vanguard will vote the participant’s shares of our common stock in the same proportion as other shares of our common stock held in the Dynegy Stock Fund under the DMG Union and Non-Union 401(k) Plans for which Vanguard received timely instructions. With respect to participants in the Dynegy and DNE 401(k) Plans, if such a participant’s voting instructions (regardless of method, i.e. Internet, mail or phone) are not received by 11:59 p.m. Eastern time on November 12, 2010 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, Vanguard will vote the participant’s shares of our common stock in the same proportion as other shares of our common stock held in the Dynegy Stock Fund under the Dynegy and DNE 401(k) Plans for which Vanguard received timely instructions. Participants in the 401(k) plans must vote through Vanguard and may not vote in person at the special meeting.

With respect to shares of our common stock held by our 401(k) plans, Fiduciary Counselors Inc. has been appointed to act as the independent fiduciary responsible for ensuring that procedures are in place to safeguard the confidentiality of your proxy directions to the trustee and that those procedures are being followed.

As of October 1, 2010, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 511,879 shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any options, or phantom stock units), representing less than one percent of the outstanding shares of our common stock. As of October 1, 2010, the directors that approved the merger and the merger agreement and the executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 508,879 shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any options, or phantom stock units), representing less than one percent of the outstanding shares of our common stock, and these directors and officers have informed the Company that they currently intend to vote all of their shares of our common stock “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: Dynegy Inc., Attention: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed by the end of November 2010. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger, subject to the terms of the merger agreement. See “The Merger—Closing and Effective Time of Merger” beginning on page 58.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 101 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie Partners, Inc. a fee of $50,000, and telephone charges, up to a maximum of $100,000. The Company will reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and will also indemnify MacKenzie Partners, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition, in the event that the merger agreement is adopted by the stockholders of the Company, the Company will pay MacKenzie Partners, Inc. an additional fee of $50,000 to $100,000, with the exact amount to be determined by the Company in its discretion. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885 or (212) 929-5500 (call collect), or by e-mailing dynegy@mackenziepartners.com.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of our common stock (other than the excluded shares) will be converted into the right to receive the per share merger consideration, without interest, less any applicable withholding taxes.

Background of the Merger

The board of directors has engaged over a number of years in an ongoing review and discussion of strategic alternatives potentially available to the Company to enhance stockholder value. These potential strategic alternatives have included a sale of the Company as an entirety, sales of certain assets or portions of the Company, acquisitions and business combination transactions. In April 2007, the Company consummated a transaction with LSP Gen Investors, L.P., LS Power Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Equity Partners, L.P. and LS Power Associates, L.P., which we refer to collectively as LS Power, pursuant to which LS Power contributed certain power generation assets to the Company in exchange for approximately 40% of the common stock. In connection with this transaction, LS Power had the right beginning in April 2009 to make an offer to purchase all of the remaining common stock upon certain terms and conditions, and if the Company declined the offer, LS Power had the right to cause the Company to initiate a sales process, although it had no right to require that the Company agree to any sale. LS Power did not exercise its right to make such an offer.

In the fall of 2008, representatives of the Company had conversations with representatives from NRG regarding a possible business combination, but while due diligence information was exchanged and discussions took place, no definitive agreement was executed.

In late 2008 and early 2009, representatives from Greenhill and Goldman Sachs, acting on behalf of the Company, contacted sixteen potential acquirors or merger partners to assess their interest in a potential transaction with the Company, including strategic and financial parties. Four of the parties signed confidentiality agreements and received access to non-public information about the Company; three of the parties engaged with the Company in preliminary discussions regarding a possible acquisition transaction or, in one case, a possible merger of equals. All the parties that expressed serious interest were companies engaged exclusively or extensively in the power generation industry. No discussions advanced beyond a preliminary stage and ultimately none of these parties was interested in pursuing a transaction with the Company at that time.

In the spring and summer of 2009, the Company engaged in negotiations with LS Power and ultimately agreed to a transaction regarding the purchase by LS Power of (i) the Company’s interests in eight power generating project companies and Dynegy Sandy Creek Holdings, LLC and (ii) $235 million aggregate principal amount of 7.5% Senior Unsecured Notes due 2015 of Dynegy Holdings Inc., a wholly-owned subsidiary of the Company, in exchange for approximately $970 million in cash (after working capital adjustments made at closing but subject to post-closing adjustments) and relinquishment of 245 million shares of Class B common stock of the Company by LS Power. The Company and LS Power entered into a definitive agreement with respect to this transaction in August 2009, and the transaction was completed in December 2009. In connection with the completion of this transaction, various special approval, board representation and other blocking and governance rights held by LS Power were eliminated.

In late 2009, the board of directors continued its evaluation of strategic alternatives, both as to possible standalone transactions and strategies and as to potential business combination or sale transactions. In January 2010, representatives from the Company resumed discussions with one of the three parties with whom the Company had preliminary discussions in early 2009, but the subsequent discussions again failed to advance beyond a preliminary stage and ended in March 2010.

In April 2010, Jonathan Baliff, NRG’s Executive Vice President, Strategy, had an informal conversation with Holli Nichols, Executive Vice President and Chief Financial Officer of the Company, regarding a range of potential transactions. On April 11, 2010, Bruce Williamson, Chairman, President and Chief Executive Officer of the Company, and Ms. Nichols met with David Crane, President and Chief Executive Officer of NRG, and Mr. Baliff to discuss a possible transaction between the Company and NRG. Following this initial discussion, Mr. Williamson spoke individually with the other directors regarding NRG’s expression of interest in a potential transaction with the Company. Thereafter, representatives from the Company, NRG and their respective advisors commenced discussions regarding a potential stock acquisition of the Company by NRG. From the beginning of the spring 2010 discussions, representatives from NRG advised representatives from the Company that NRG would concurrently explore a possible sale of the Company’s coal generating assets, potentially to Blackstone, which would occur following the consummation of any transaction between the Company and NRG. On May 28, 2010, the Company and NRG entered into an updated confidentiality agreement and commenced an exchange of non-public information regarding their respective businesses and financial results. NRG and Blackstone subsequently entered into a confidentiality agreement, and Blackstone received access to non-public information about the Company’s coal generating assets. Representatives from the Company, NRG and their respective advisors also began to discuss the structure of the potential transaction, which contemplated stockholders of the Company receiving all-stock consideration, consisting of shares of NRG common stock, in exchange for their shares of common stock, but did not discuss the number of shares of NRG common stock that Company stockholders would receive in the transaction. On June 14, 2010, outside counsel for NRG provided a draft merger agreement to the Company and its outside counsel, Sullivan & Cromwell LLP, whom we refer to as Sullivan & Cromwell.

By mid-June 2010, NRG’s due diligence questions and discussions of transaction opportunities suggested an inability to dispose of the Company’s coal generating facilities on terms that NRG would find acceptable. Accordingly, while discussions continued with representatives of NRG and its advisors, the Company’s senior management was concurrently preparing plans for standalone alternatives, including a possible sale of some or all of its generating facilities.

On June 17, 2010, the board of directors held a meeting to discuss the potential transaction with NRG and the Company’s strategic alternatives. Several members of senior management and representatives from Greenhill, Goldman Sachs and Sullivan & Cromwell participated in this meeting. A representative from Sullivan & Cromwell reviewed with the directors their fiduciary duties under applicable law. Mr. Williamson updated the board of directors regarding the discussions with NRG with respect to the potential transaction, including NRG’s concern regarding its ability to dispose of the Company’s coal generating facilities on terms that NRG would find acceptable, and the concurrent preparation by senior management of the Company of plans for standalone alternatives, including a possible sale of some or all of its generating facilities.

On June 23, 2010, representatives from NRG informed representatives from the Company that NRG had determined not to proceed with an acquisition of the Company.

On June 24, 2010, an adviser to Blackstone contacted Mr. Williamson to inquire as to the Company’s willingness to permit Blackstone to perform due diligence on the Company in its entirety to determine whether Blackstone could submit an all cash acquisition proposal that would be attractive to the board of directors. On June 25, 2010, Mr. Williamson spoke with a representative of Blackstone, and then spoke individually with the Company’s other directors regarding the expression of interest by Blackstone. He also advised the other directors that, to avoid a conflict of interest, he would not intend to remain with the Company following any transaction with Blackstone; the other members of senior management of the Company would be leading any negotiations with Blackstone, and Mr. Williamson would review and consider any transaction with Blackstone in his role as Chairman of the board of directors. On June 28, 2010, Mr. Williamson and Ms. Nichols met with representatives of Blackstone, and agreed that Blackstone would be given access to non-public information of the Company for a limited period of time. On that same date, an affiliate of Blackstone and the Company entered into a confidentiality agreement and Blackstone was given access to non-public information about the Company shortly thereafter.

On July 14, 2010, the board of directors held a meeting. Several members of senior management and representatives from Sullivan & Cromwell participated in this meeting, and representatives from Greenhill and Goldman Sachs participated in this meeting at various points. Senior management of the Company updated the board of directors regarding the execution of the confidentiality agreement with an affiliate of Blackstone and the provision of non-public information to Blackstone. A representative from Sullivan & Cromwell then reviewed with the directors their fiduciary duties under applicable law. The board of directors discussed the potential transaction with senior management and representatives from Greenhill, Goldman Sachs and Sullivan & Cromwell, including the advisability of proceeding exclusively with Blackstone and the financial analysis and analysis of strategic alternatives that the board of directors wanted prepared in connection with its evaluation of the potential transaction with Blackstone. The board of directors authorized senior management and representatives of Sullivan & Cromwell to prepare a draft merger agreement to send to Blackstone and its advisors for Blackstone to consider in presenting its all cash acquisition proposal to the Company. At the conclusion of this meeting, and at the conclusion of each meeting of the board of directors described below, the directors held an executive session with only representatives of Sullivan & Cromwell and members of the board of directors present, followed by a further executive session with only the non-management directors and representatives of Sullivan & Cromwell present.

On July 18, 2010, representatives from Sullivan & Cromwell provided representatives from Blackstone’s outside counsel, Simpson Thacher & Bartlett LLP, whom we refer to as Simpson Thacher, with a draft merger agreement.

On July 21, 2010, representatives from Blackstone provided representatives from the Company with a non-binding expression of interest to acquire all of the Company’s outstanding common stock for $5.00 per share, subject to satisfactory completion of remaining due diligence and other work necessary to enter into a definitive agreement for the proposed transaction. Blackstone also acknowledged its understanding that Mr. Williamson had elected not to have a continuing role with the Company following any such acquisition.

On July 23, 2010, representatives from Simpson Thacher provided the Company and representatives from Sullivan & Cromwell with a list of material issues with respect to the draft merger agreement.

Later on July 23, 2010, the board of directors held a meeting to discuss the Company’s strategic alternatives and the proposal received from Blackstone. Several members of senior management and representatives from Greenhill, Goldman Sachs and Sullivan & Cromwell participated in this meeting. A representative from Sullivan & Cromwell reviewed with the directors their fiduciary duties under applicable law. Senior management of the Company then reviewed the proposal received from Blackstone with the board of directors. Thereafter, representatives from Greenhill and Goldman Sachs discussed with the board of directors the strategic alternatives available to the Company, including continuing as an independent entity, a sale of the Company, a business combination with a strategic partner and a sale of the Company’s coal generating facilities or gas fired assets, including those gas fired assets located in the western region of the United States. Following discussion among the directors, senior management and representatives from Greenhill and Goldman Sachs regarding the Company’s strategic alternatives, the board of directors provided instructions to senior management and representatives from Greenhill and Goldman Sachs with respect to certain additional analyses to be conducted and information to be gathered, in each case, with respect to the Company’s strategic alternatives and to a potential transaction with Blackstone. The board of directors also instructed senior management not to discuss any management retention, post-closing employment or equity investment in a potential transaction with representatives from Blackstone without authorization from the board of directors.

Following the meeting of the board of directors, representatives from Simpson Thacher delivered a revised draft of the merger agreement to representatives from Sullivan & Cromwell. From that day until the merger agreement and related documents were executed on the morning of August 13, 2010 (excluding the period from August 6, 2010 until August 10, 2010 during which, as described below, the Company and its respective advisors ceased discussions with Blackstone and NRG and their respective advisors), the parties and their respective representatives negotiated the terms of the definitive documents. Significant issues discussed included, but were not limited to, the conditions to closing of the merger, the amount of the termination fees payable by the Company and Parent and the circumstances under which the termination fees would be payable, whether the length of the go-shop period would be 30 days (Blackstone position) or 35 days (Company position), the definition of an excluded party, the definition of Company material adverse effect and the restrictions on the Company’s ability to engage in certain activities between signing and closing. During this same period, representatives of Blackstone continued their due diligence investigation of the Company.

On July 29, 2010, representatives of Blackstone delivered to representatives of the Company a revised proposal to acquire the Company at a price per share of $5.25. Blackstone’s revised proposal contemplated the execution by Blackstone and NRG of a purchase and sale agreement for certain of the Company’s gas fired assets concurrently with the execution of a merger agreement between Blackstone and the Company. Under Blackstone’s revised proposal, Blackstone’s obligation to close the merger with the Company would be conditioned on the receipt of required regulatory approvals for the asset sale to NRG.

Later on July 29, 2010, the board of directors held a meeting to discuss the Company’s strategic alternatives and the proposal received from Blackstone. Several members of senior management and representatives from Greenhill, Goldman Sachs and Sullivan & Cromwell participated in this meeting. Senior management reviewed with the board of directors the strategic alternatives available to the Company. Representatives of Greenhill and Goldman Sachs then discussed with the board of directors their joint preliminary financial analysis and provided the additional analyses and information that the board of directors had instructed them to prepare and gather at the July 23, 2010 meeting. Senior management of the Company then reviewed with the board of directors the revised proposal received from Blackstone. Thereafter, senior management of the Company and representatives from Greenhill, Goldman Sachs and Sullivan & Cromwell updated the board of directors with respect to the ongoing discussions with Blackstone and its advisors.

Following the meeting of the board of directors, representatives of the Company delivered a letter to representatives of Blackstone detailing the Company’s positions on several key issues, including the conditions to closing of the merger, the amount of the termination fees payable by the Company and Parent and the circumstances under which the termination fees would be payable, a go-shop period of 35 days and the definition of an excluded party and certain terms of the NRG PSA. Following discussions between representatives from the Company, Blackstone and their respective advisors, the parties were able to reach agreement on the conditions to closing, a go-shop period of 35 days, the definition of excluded party and certain terms of the NRG PSA but did not reach agreement at that time on the amount of the termination fees payable by the Company and Parent and the circumstances under which the termination fees would be payable.

On August 1, 2010, representatives from Blackstone sent representatives of the Company a draft of the NRG PSA. On the same date, representatives of Simpson Thacher sent representatives of Sullivan & Cromwell drafts of the limited guaranty and the equity commitment letter. From that day until the merger agreement and related documents were executed on the morning of August 13, 2010 (excluding the period from August 6, 2010 until August 10, 2010 during which, as described below, the Company and its respective advisors ceased discussions with Blackstone and NRG and their respective advisors), the parties and their respective representatives negotiated the terms of the limited guaranty, the equity commitment letter and the NRG PSA. Significant issues on the NRG PSA discussed with respect to the Company included the conditions to closing of the NRG sale, the definition of material adverse effect, the representations and warranties relating to the Company and the enforcement rights the Company would have with respect to the NRG PSA.

On August 3, 2010, the board of directors held a meeting to discuss the potential transaction with Blackstone. Several members of senior management and representatives from Greenhill, Goldman Sachs, Sullivan & Cromwell and the Company’s Delaware outside counsel participated in this meeting. Senior management reviewed with the board of directors the potential costs associated with executing the merger agreement, including change in control severance and related costs as well as estimated advisor fees. Representatives from Sullivan & Cromwell reviewed with the directors their fiduciary duties under applicable law and the terms of the draft merger agreement. Senior management and representatives of Greenhill, Goldman Sachs and Sullivan & Cromwell updated the board of directors on the status of discussions with Blackstone and its advisors. Representatives from Sullivan & Cromwell discussed with the board of directors Blackstone’s desire to retain the option to fund a portion of the merger consideration payable to holders of common stock with proceeds from the NRG sale and the legal implications of such a structure. Following discussion among the board of directors and representatives from Sullivan & Cromwell, the board directed Sullivan & Cromwell to inform Blackstone that it must agree to fund all payments to stockholders in the merger from the equity financing to be provided to Parent and Merger Sub by the guarantor. The board of directors also discussed with representatives from Greenhill, Goldman Sachs, Sullivan & Cromwell and the Company’s Delaware outside counsel the termination fee amounts proposed by Blackstone that would be payable by the Company in certain circumstances, the size of the termination fee amounts in relation to the Company’s equity value and enterprise value, the potential impact of the termination fee amounts on the willingness of an alternative bidder to make a superior proposal and the importance Blackstone had placed on such amounts during the negotiations between the parties.

Between the meeting of the board of directors on August 3, 2010 and the evening of August 5, 2010, the parties and their respective representatives continued discussions and negotiations on the terms of the merger agreement, the limited guaranty, the equity commitment letter and the NRG PSA. NRG had limited participation in certain of those discussions, solely with respect to issues regarding the NRG PSA.

On August 4, 2010, representatives of Blackstone informed representatives of the Company that they would agree not to fund any portion of the merger consideration with the proceeds of the NRG sale or use any assets of the Company or any new indebtedness of the Company for such a purpose but in order to do so Blackstone was revising its proposal to reduce the offer price from $5.25 per share to $5.00 per share and making it subject to its further due diligence investigation of the Company.

On August 5, 2010, representatives of Blackstone informed representatives of the Company that its discussions with NRG had reached an impasse due to valuation differences between Blackstone and NRG and indicated that, as a result, Blackstone’s offer price might need to be reduced further. Representatives of the Company informed representatives of Blackstone that the Company would not continue discussions with Blackstone with respect to a potential transaction until Blackstone resolved its issues on the NRG PSA and the NRG sale with NRG.

Over the course of the next week, Blackstone, NRG and their respective representatives continued discussions with respect to the NRG PSA. Representatives of the Company and Sullivan & Cromwell did not discuss the merger agreement with representatives of Blackstone or Simpson Thacher but did provide certain diligence and related information requested by Blackstone in connection with its ongoing discussions with NRG.

On August 11, 2010, representatives of Blackstone informed representatives of the Company that Blackstone had reached agreement with NRG on the terms and purchase price for the assets to be sold to NRG. From that day until the merger agreement, the NRG PSA, the equity commitment letter and the limited guaranty were executed on the morning of August 13, 2010, the parties and their respective representatives negotiated the terms of the merger agreement, the NRG PSA, the equity commitment letter and the limited guaranty. Again, NRG had limited participation in certain of those discussions, solely with respect to issues regarding the NRG PSA. On August 12, 2010, representatives of Blackstone provided the Company with a revised proposal to acquire the Company for $4.50 per share, which conditioned consummation of the merger on the concurrent consummation of the NRG sale but provided for a go-shop period of 35 days and a subsequent 5 business day period for a potentially interested party to become an excluded party. Representatives from Blackstone explained to representatives from the Company that the decrease in its proposal price from $5.00 per share to $4.50 per share was due to Blackstone’s views of the Company’s trading operations and the associated liquidity requirements, site visits Blackstone’s representatives made to the Company’s Moss Landing, Independence and Baldwin generating facilities and the unscheduled outages that occurred at those sites during the visits, and Blackstone’s updated views on forward power and gas prices, which had declined since June 7, 2010. At the direction of the Company, representatives from Greenhill subsequently discussed Blackstone’s revised proposal with representatives from Blackstone’s financial advisor and sought to have Blackstone increase its offer price and the length of the go-shop period. Representatives of Blackstone’s financial advisor informed representatives from Greenhill that Blackstone would not agree to increase its offer price above $4.50 per share but would agree to a go-shop period of 40 days.

On August 12, 2010, the board of directors held a meeting to discuss the potential transaction with Blackstone, which meeting continued until the early morning (Eastern time) of August 13. Several members of senior management and representatives from Greenhill, Goldman Sachs, Sullivan & Cromwell and the Company’s Delaware outside counsel participated in this meeting. Representatives from Sullivan & Cromwell reviewed with the directors their fiduciary duties under applicable law, as well as the terms of the draft merger agreement. Senior management and representatives of Greenhill, Goldman Sachs and Sullivan & Cromwell updated the board of directors on the revised proposal received from Blackstone and the status of discussions with Blackstone and its advisors with respect to the transaction and the transaction documents. Each of Greenhill and Goldman Sachs delivered its oral opinion to the board of directors (which was subsequently confirmed by delivery of a written opinion), to the effect that, as of August 13, 2010 and based on and subject to various assumptions and limitations described in its written opinion, the per share merger consideration to be received in cash by holders of the Company common stock (excluding Parent, Merger Sub and any of their affiliates, in the case of the Greenhill opinion) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Following these discussions, the board of directors determined for the reasons detailed in “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 35 that moving forward with the terms contained in the revised Blackstone proposal at a price of $4.50 per share was in the best interests of the Company’s stockholders. Thereafter, the board of directors determined that the merger is fair to and in the best interests of the Company and its stockholders and approved and declared advisable the merger agreement, the merger and the transactions contemplated thereby, and resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a meeting of stockholders, and recommended that the stockholders of the Company vote to adopt the merger agreement, with one director, Victor Grijalva, dissenting.

On the morning of August 13, 2010, Parent, Merger Sub and the Company executed the merger agreement, Merger Sub and NRG executed the NRG PSA, and the Company and Blackstone issued a joint press release announcing the execution of the merger agreement and the NRG PSA.

The merger agreement provides that, until 11:59 p.m., Eastern time, on September 22, 2010, the Company was allowed to initiate, solicit and encourage alternative acquisition proposals from third parties, and provide non-public information to, participate in discussions and negotiate with, third parties with respect to acquisition proposals. At the direction of the board of directors, Greenhill and Goldman Sachs conducted this “go-shop” process on behalf of the Company. During the go-shop period (as had been the case during the period leading up to the Agreement), the board of directors did not authorize senior management to discuss any management retention, post-closing employment or equity investment in a potential transaction with representatives from Blackstone or any other interested party. Representatives from Greenhill and Goldman Sachs contacted 20 strategic parties and 22 financial parties to determine whether they would be interested in exploring a transaction with the Company that would be superior to the proposed transaction. Of the 42 parties that representatives from Greenhill and Goldman Sachs contacted, 21 parties requested and were provided with draft confidentiality agreements. Eight of those parties entered into confidentiality agreements with the Company and were subsequently provided with access to certain confidential information regarding the Company through an on-line data room. Two parties informed the representatives from Greenhill and Goldman Sachs shortly after entering into confidentiality agreements that they would not submit an acquisition proposal; the other six parties that entered into confidentiality agreements were subsequently offered the opportunity to participate in a meeting with Company management. Two parties participated in meetings with Company management. A private equity firm, which we refer to as Bidder A, that participated in meetings with Company management requested that the Company agree to reimburse expenses incurred in connection with its evaluation of the Company in the event it made an acquisition proposal to the Company that the board of directors determined to be a superior proposal but did not ultimately enter into an alternative acquisition agreement with the Company. Following consultation with outside counsel, the Company informed Bidder A that the terms of the merger agreement did not permit the Company to enter into such an agreement. Bidder A subsequently informed representatives of Greenhill that it would continue in the go-shop process in conjunction with one of its portfolio companies, but this portfolio company did not ultimately participate in the go-shop process. Of the eight parties that had entered into confidentiality agreements, five parties (including, as described above, Bidder A) informed representatives from Greenhill and Goldman Sachs that they would not submit an acquisition proposal, two parties informed representatives from Greenhill and Goldman Sachs that they were only interested in acquiring certain assets of the Company and needed to partner with another party interested in acquiring the Company as an entirety, and one party ceased communications with representatives from Greenhill and Goldman Sachs regarding their interest in a transaction with the Company despite follow-up inquiries from representatives from Greenhill and Goldman Sachs. No party submitted an acquisition proposal to the Company prior to the expiration of the go-shop period.

Following the expiration of the go-shop period, the Company issued a press release announcing the conclusion of the “go-shop” process and that it had not received any acquisition proposals from any party. As a result of no party making an acquisition proposal prior to the expiration of the go-shop period, no party can qualify as an excluded party under the merger agreement.

In connection with the expiration of the go-shop period, the board of directors authorized members of management to commence discussions with Blackstone regarding the terms of their employment following completion of the merger, and requested that management keep Mr. Williamson advised as to the general status of such discussions. As of the date of this proxy statement, no discussions regarding such terms of employment have occurred.

Reasons for the Merger; Recommendation of the Board of Directors

At a meeting held on August 12, 2010, the board of directors (i) determined that the merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and (iv) recommended that the stockholders of the Company vote to adopt the merger agreement, with one director, Victor Grijalva, dissenting. We refer to the foregoing determination, approval, declaration of advisability, resolution and recommendation of the board of directors as the board approval and recommendation.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement and making the board approval and recommendation, the board of directors consulted with our management team, as well as our outside legal and financial advisors, and considered a number of factors. Some of the factors considered by the board of directors and described below weighed in favor of having the Company continue as an independent entity and not making the board approval and recommendation. However, the board of directors determined that more of the factors that it considered, including the qualitative importance of such factors, weighed in favor of the board recommendation and approval and outweighed the potential benefits of the Company continuing as an independent entity and waiting to see whether there were any improvements in commodities and financing conditions and other fundamentals underlying the Company’s business. In particular, the board of directors concluded that if such improvements occurred, continuing the Company as an independent entity could potentially permit our common stock to trade at prices higher than the per share merger consideration but that the Company’s ability to operate during the interim period before such improvements, if any, occurred would be attended by significant risk and made such a strategy inadvisable.

In reaching the determination to effect the board approval and recommendation, the board of directors considered the following material factors as supporting its decision (not necessarily in any relative order of importance):

•	management’s and the board of directors’ views and opinions on the electric generation industry;

•

the board of directors’ understanding of the business, operations, financial condition, earnings and prospects of the Company, including the prospects and risk profile of the Company as an independent entity;

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the board of directors’ belief that the merger is more favorable to our stockholders than the alternatives to the merger, which belief was formed based on the Company’s previous discussions with potentially interested parties with respect to potential strategic transactions, as more fully described under the caption “The Merger—Background of the Merger” beginning on page 29, and the board of directors’ review, with the assistance of its financial advisors and senior management of the Company, of the strategic alternatives available to the Company, including the fact that the depressed market for sales of generating facilities as of August 13, 2010 makes it challenging to fund cash flow requirements through sales of assets. In particular, the board of directors believed that pursuing such a strategy would increase the leverage and risk profile of the Company and amplify the risk associated with a further deterioration in values of generating plants, or adverse regulatory, operating or financial developments. The board of directors further believed, on the basis of the above-described review, that on the whole the strategic alternatives available to the Company were not of themselves likely to yield long-term value to our stockholders, particularly in light of the attendant risks, above the per share merger consideration;

•

the presentation to the board of directors on August 12, 2010 and financial analyses reviewed therewith of Greenhill and Goldman Sachs, and the opinions, each dated August 13, 2010, of each of Greenhill and Goldman Sachs delivered to the board of directors to the effect that, as of August 13, 2010 and based on and subject to various assumptions and limitations described in its written opinion, the per share merger consideration to be received in cash by holders of the Company common stock (excluding Parent, Merger Sub and any of their affiliates, in the case of the Greenhill opinion) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below under the captions “The Merger—Opinions of Financial Co-Advisors—Opinion of Greenhill & Co.” beginning on page 41 and “The Merger—Opinions of Financial Co-Advisors—Opinion of Goldman Sachs & Co.” beginning on page 43;

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the absence of any meaningful economic or industry indicator suggesting that the forward curves for natural gas and electricity prices were too low, which indicated that any increase in the fundamental value of the Company, which ordinarily would be expected to increase with increases in the price of natural gas and electricity, may not occur until at least several years into the future;

•	the fact that the per share merger consideration represented:

•

a premium of approximately 26% to the average closing share price of our common stock during the 30-day trading period ended on August 12, 2010, the last trading day prior to the public announcement of the merger agreement; and

•	a premium of approximately 62% to the closing share price of our common stock on August 12, 2010.

•

the fact that (i) the Company is projected, based upon the Company forecasts described under “—Certain Company Forecasts” beginning on page 53 (which used commodity pricing assumptions through 2012 based upon June 7, 2010 price curves; commodity pricing assumptions after 2012 were based upon June 7, 2010 price curves and adjusted based upon management’s fundamental outlook), to have negative “operating cash flow less total capital expenditures” over the next four fiscal years starting in fiscal year 2011, (ii) while mandated environmental expenditures in Company plants under current law and under a consent decree to which the Company is subject are a significant factor in these negative cash flows, these Company forecasts do not assume any incremental expenditures mandated by new laws or regulations that may come into effect in the future, and (iii) the Company would be dependent on the bank and capital markets to fund these negative amounts through additional borrowings, sales of assets or sales of equity securities, and in light of the Company’s substantial leverage, access to the bank and capital markets, particularly on reasonable economic or operating terms, could be difficult or impossible;

•

the fact that (i) absent significant improvements in market and operating conditions or a successful refinancing, it is projected that the Company would require a waiver under the terms of its existing credit facility by the middle of 2011 of the requirement that it comply with certain financial covenants, (ii) the revolving portion of the Company’s credit facility expires by its terms in 2012 and the term letter of credit and senior secured term loan portions of the Company’s credit facility expire by their terms in 2013, (iii) management believes that the existing credit facility could be amended to address the projected need for a financial covenant waiver for the near term, but that the terms of the amendment, combined with the terms of other debt securities that would need to be issued, would likely significantly restrict the Company’s future financial flexibility and (iv) management believes that it would be uncertain that credit would be available in sufficient amounts after expiration of the credit facility to permit the Company to fund its operations on a reasonable basis, indicating that the amount of time available for improved electricity prices to emerge and to be of substantial benefit to the Company could be limited;

•

the fact that although a substantial majority of the Company’s indebtedness is trading at a discount to its principal amount, with an aggregate discount of approximately $800 million or approximately $6.63 per share of common stock outstanding as of August 10, 2010, the Company’s limited financial flexibility and past experience with debt repurchases suggested that fully capturing this discount for the benefit of the holders of common stock would likely not occur in practice;

•

the potential materially adverse earnings and cash flow impact on the Company if it is unable to enter into new coal transportation contracts on pricing terms comparable to its existing coal transportation contracts, which expire in 2013 and contain pricing terms significantly more favorable to the Company than current market rates;

•	the likelihood that the merger would be completed, based on, among other things (not necessarily in any relative order of importance):

•	the reputations of the guarantor and NRG;

•	the guarantor’s and NRG’s ability to complete large acquisition transactions and their familiarity with the Company;

•	the fact that there is no financing or due diligence condition to the completion of the merger in the merger agreement or the NRG sale in the NRG PSA;

•

the receipt of an executed equity commitment letter from guarantor to Parent for the merger in an amount sufficient to fund the per share merger consideration for all of our common stock, and the terms of the equity commitment letter, which, in the reasonable judgment of our board of directors, increase the likelihood of the equity financing being completed;

•

the Company’s ability, under certain circumstances pursuant to the merger agreement and the equity commitment letter, to seek specific performance of Parent’s obligation to cause the guarantor to make or secure equity contributions to Parent pursuant to the equity commitment letter;

•

the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Parent and Merger Sub and to enforce specifically the terms of the merger agreement;

•

the fact that the merger agreement provides that in certain circumstances if a court of competent jurisdiction declines to specifically enforce the obligations of Parent and Merger Sub, Parent will pay us a termination fee of $100 million, and the guarantor’s guarantee of such payment obligation pursuant to the limited guaranty;

•

Parent’s obligation, in the event the merger is not completed, to pay the Company 50% of certain amounts, if any, Merger Sub negotiates to receive from NRG in connection with a termination of the NRG PSA or a failure of the NRG Sale to be consummated; and

•

the Company’s right, under the NRG PSA, of enforcement in respect of Merger Sub’s and NRG’s obligations under the NRG PSA, and the inability of Merger Sub and NRG to amend or waive any provision thereunder without the Company’s consent if such waiver or amendment would be adverse to the Company in any material respect;

•

the fact that the all-cash per share merger consideration will provide our stockholders with immediate fair value, in cash, for their shares of common stock, while avoiding medium- and long-term business risk, and while also providing stockholders certainty of value for their shares of common stock and the opportunity to reinvest in other investments that would permit stockholders to benefit from any improvement in the prices of natural gas and electricity, with less risk of loss if those prices do not increase in the medium- or long-term;

•

the Company’s ability, under the merger agreement, during the period beginning on the date of the merger agreement and continuing until 11:59 p.m., Eastern time, on September 22, 2010, to initiate, solicit and encourage alternative acquisition proposals from third parties and to provide non-public information and to engage in discussions and negotiations with third parties with respect to such proposals;

•

the Company’s ability, under certain circumstances specified in the merger agreement, at any time from and after 12:00 a.m., Eastern time, on September 23, 2010 and prior to the time the Company stockholders adopt the merger agreement, to consider and respond to a written acquisition proposal or provide non-public information to or engage in discussions or negotiations with the person making such a proposal if the board of directors, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions could be inconsistent with the board of directors’ fiduciary duties under applicable law and, after consultation with its financial advisor, that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal, and to, or propose to, authorize, adopt, approve, recommend or otherwise declare advisable such acquisition proposal, if, prior to taking any such action, the board of directors complies with its obligations relating to the taking of such action under the merger agreement and determines in good faith after consultation with its financial advisor and outside legal counsel that such acquisition proposal is a superior proposal;

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal; provided that the Company complies with its obligations relating to the entering into of any such agreement and immediately prior to or substantially concurrently with the termination of the merger agreement the Company pays a termination fee of $16.3 million and reimburses Parent for all out-of-pocket expenses incurred by it in connection with the merger agreement or the transactions contemplated therein up to $6 million, if the termination fee were to become payable as a result of the Company entering into an alternative acquisition agreement with an excluded party, or $50 million in all other circumstances, which termination fees and expense reimbursement obligations the board of directors concluded were reasonable in the context of termination fees and expense reimbursement obligations in comparable transactions and in light of the overall terms of the merger agreement, including the per share merger consideration;

•

the Company’s ability, under the merger agreement, to withhold, withdraw, qualify or modify the Company recommendation under any circumstance, subject to Parent’s subsequent right to terminate the merger agreement and, in such event, the Company’s obligation to pay to Parent a termination fee of $50 million;

•

the board of directors’ review of the potential costs associated with executing the merger agreement, including change in control severance and related costs as well as estimated advisor fees, which the board of directors concluded were reasonable and would not affect the advice from, or the work performed by, senior management of the Company or the Company’s co-financial advisors in connection with the evaluation of the merger and the merger agreement by the board of directors;

•

the availability of appraisal rights under the DGCL to holders of common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of Company common stock as determined by the Delaware Court of Chancery; and

•	the fact that the termination date under the merger agreement allows for sufficient time to complete the merger.

As noted above, in reaching the decision to make the board approval and recommendation, the board of directors also considered a variety of potentially negative factors concerning the merger and the merger agreement, including the following (not necessarily in any relative order of importance):

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the fact that the merger would preclude our stockholders from having the opportunity to participate in the future performance of the Company’s assets and any potential future appreciation of the value of our common stock;

•

the low proportion of equity value (approximately $335 million based on the closing price of our common stock on August 12, 2010) as a proportion of the Company’s enterprise value (approximately $4.7 billion, including capitalized lease obligations as of June 30, 2010 and based on the book value of the Company’s indebtedness as of June 30, 2010 and the per share merger consideration) means that relatively small percentage changes in enterprise value will have substantially larger percentage effects on equity value, which means that improvements in market or operating conditions or Company performance over those projected could increase the value of our common stock to levels in excess of the per share merger consideration (while corresponding declines in gas or electricity prices or Company performance under those projected could decrease the value of our common stock to levels below the per share merger consideration);

•

the fact that, at the time of making the board approval and recommendation, our common stock was trading at a low price level relative to recent trading prices and that the per share merger consideration represented a discount to the trading price of our common stock for recent periods prior to June 28, 2010;

•

the fact that (i) a substantial majority of the Company’s indebtedness is trading at a discount to its principal amount, with an aggregate discount of approximately $800 million or approximately $6.63 per share of common stock outstanding as of August 10, 2010, and (ii) if the Company were able to purchase the indebtedness at a discounted amount, that could benefit holders of common stock;

•

the fact that as of August 11, 2010, many research analysts had target prices for our common stock in excess of the per share merger consideration, with 11 analysts having an average target price of $4.51 per share of common stock;

•

although the board of directors believed it had a strong basis, based upon frequent periodic reviews of the Company’s value and strategic alternatives over the prior several years, past discussions with potential strategic acquirors and after considering the views of the financial co-advisors as to the likely universe of potential financial acquirors, for believing that the merger was the best transaction reasonably likely to be available, it is possible that a public auction would have discovered a buyer willing to pay more than the per share merger consideration;

•

the fact that significant costs are involved in connection with entering into and completing the merger and substantial time and effort of management is required to complete the merger, potentially resulting in disruptions to the operation of the Company’s business;

•

the restrictions placed on the conduct of the Company’s business prior to the completion of the merger pursuant to the terms of the merger agreement, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the merger, including a restriction which requires the Company, if requested by Parent, to terminate certain hedging arrangements following the later to occur of (i) September 22, 2010 and (ii) the expiration or termination of the waiting period applicable to the merger under the HSR Act;

•

the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, suppliers and customers and may divert management and employee attention away from the day-to-day operation of our business;

•

the fact that while the Company expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the condition that all of the conditions to the obligation of Merger Sub and NRG to effect the NRG sale be satisfied or waived (other than the consummation of the merger) and that NRG be standing ready, willing and able to consummate the NRG sale upon the consummation of the merger;

•

the terms of the merger agreement limit the Company’s ability to collect the $100 million Parent fee to certain circumstances where a court has decided not to specifically enforce the obligations of Parent and Merger Sub and the Company had certain merger agreement termination rights at the time such action was brought;

•

the terms of the merger agreement and the limited guaranty cap the damages the Company can collect from guarantor, Parent, Merger Sub and their affiliates at (i) the sum of the Parent fee, the amount of any NRG payment and any expenses incurred by the Company in connection with enforcing its right to such amounts minus (ii) any expense reimbursement and indemnification payments actually paid by Parent or Merger Sub to the Company in connection with the Company’s cooperation with certain financing and third party investment activities;

•	Parent and Merger Sub are newly-formed corporations with essentially no assets other than the equity commitment of the guarantor;

•	an all-cash transaction would be taxable to our stockholders that are U.S. holders for U.S. federal income tax purposes; and

•	our directors and executive officers have interests in the merger that are different from, or in addition to, our stockholders. See “The Merger—Interests of Certain Persons in the Merger.”

As noted above, one director, Victor Grijalva, voted against approval of the merger agreement and the merger. This director provided the following summary of his primary concerns, which are consistent with those he expressed over the course of several meetings of the board of directors, for inclusion in this proxy statement: This director believed more time should have been taken to consider the proposed merger because of what he considered a sharp and anomalous drop in the Company’s common stock price over the prior three-month period relative to the Company’s competitors and inversely to the price of gas; he did not believe it was advisable to sell the Company for the proposed price at a time when its common stock was trading at a historically low price and did not reflect its trading price over a longer period of time or its potential for future appreciation; and he did not believe it was in the best interest of the Company to approve the proposed merger given the evolution of its terms and conditions, including the significant diminution in the per share merger consideration and the inclusion of a condition requiring the concurrent sale of certain assets to NRG by Merger Sub.

The other six directors considered the dissenting director’s concerns over the course of several meetings of the board of directors. In particular, and as further reflected in the various factors described above, the board of directors reviewed (i) in consultation with its legal advisors, the process undertaken by the board of directors in considering the various strategic alternatives available to the Company, including the proposed merger, continuing as an independent company and the other potential business combination, acquisition and asset disposition transactions described under “The Merger—Background of the Merger”, and (ii) in consultation with its co-financial advisors, the Company’s trading price over various periods preceding the approval of the merger agreement and the merger, and the apparent impact of the Company’s substantial leverage on the trading prices for both its debt and equity securities during the more recent period of market volatility. After weighing the various factors described above, many of which address aspects of the concerns expressed by the dissenting director, the other six directors determined to vote in favor of the board approval and recommendation because they believed that, taking all relevant factors into account, the merger agreement and the merger were in the best interests of the Company and its stockholders.

Opinions of Financial Co-Advisors

Opinion of Greenhill & Co., LLC

On August 12, 2010, at a meeting of the board of directors held to consider the proposed merger, Greenhill rendered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated August 13, 2010, to the effect that, as of the date of the opinion, and based upon and subject to the limitations and assumptions set forth therein, the per share merger consideration to be received by the holders of the common stock (excluding Parent, Merger Sub and any of their affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Greenhill’s written opinion dated August 13, 2010, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of Greenhill’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Greenhill, among other things:

•	reviewed the merger agreement, the NRG PSA and certain related documents;

•	reviewed certain publicly available financial statements of the Company;

•	reviewed certain other publicly available business and financial information relating to the Company that Greenhill deemed relevant;

•

reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company, including the financial forecasts prepared by the management of the Company described under “The Merger—Certain Company Forecasts” beginning on page 53, which we refer to as the financial forecasts;

•	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the historical market prices and trading activity for the common stock and analyzed its implied valuation multiples;

•

compared the value of the per share merger consideration to a range of implied valuations for the common stock derived based on valuation multiples implied by the trading values of certain publicly traded companies that Greenhill deemed relevant;

•

compared the value of the per share merger consideration to a range of implied valuations for the common stock derived by discounting future cash flows and a terminal value of the Company at discount rates Greenhill deemed appropriate;

•

compared the value of the per share merger consideration to a range of implied valuations for the common stock derived based on multiples implied by certain publicly available transactions that Greenhill deemed relevant involving merchant generation companies;

•

compared the value of the per share merger consideration to a range of implied valuations for the common stock derived based on premiums paid in certain publicly available transactions that Greenhill deemed relevant;

•	participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Parent and its legal advisors; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill’s written opinion was addressed to the board of directors. It was not a recommendation to the board of directors as to whether it should approve the merger or the merger agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve or take any other action with respect to the merger at any meeting of the stockholders convened in connection with the merger. Greenhill was not requested to opine as to, and its opinion did not in any manner address, the Company’s underlying business decision to proceed with or effect the merger. Greenhill did not express any opinion as to any aspect of the transactions contemplated by the merger agreement other than the fairness, from a financial point of view, of the per share merger consideration to the holders of common stock (excluding Parent, Merger Sub and any of their affiliates). Greenhill did not express any opinion as to any aspect of the NRG sale. Greenhill did not express any opinion on the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons, relative to the per share merger consideration to be received by the holders of the common stock in the merger or with respect to the fairness of any such compensation. Greenhill expressed no opinion as to the impact of the merger or the NRG sale on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Greenhill’s opinion was approved by its fairness committee.

In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of the Company for the purposes of its opinion and further relied upon the assurances of the representatives and management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data that was furnished or otherwise provided to it, Greenhill assumed that such projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and Greenhill relied upon such financial forecasts and data in arriving at its opinion. Greenhill expressed no opinion with respect to such financial forecasts, projections and other data or the assumptions upon which they were based.

Greenhill did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals. Greenhill assumed for purposes of its opinion that the merger will be consummated in accordance with the terms set forth in the merger agreement, without waiver of any material terms or conditions set forth in the merger agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any effect on the merger meaningful to its analysis.

Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of August 13, 2010. Subsequent developments may affect its opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

The board of directors retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as an internationally recognized investment banking firm. Greenhill acted as financial advisor to the independent director committee of the board of directors in connection with the purchase by LS Power of (i) the Company’s interests in eight power generating project companies and Dynegy Sandy Creek Holdings, LLC and (ii) $235 million aggregate principal amount of 7.5% Senior Unsecured Notes due 2015 of Dynegy Holdings Inc., a wholly-owned subsidiary of the Company, in exchange for approximately $1.0135 billion in cash and the relinquishment of 245 million shares of Class B common stock of the Company by LS Power, announced in August 2009. The Company understands that Greenhill has not had a material relationship with Blackstone or any of its affiliates during the past two years.

Under the terms of Greenhill’s engagement with the Company, the Company has agreed to pay Greenhill a fee of $10 million in the aggregate, of which $5 million was paid following delivery of Greenhill’s written opinion and $5 million is payable upon the consummation of the merger. The Company has also agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by it in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement.

Greenhill’s opinion was one of the many factors considered by the board of directors in evaluating the merger and should not be viewed as determinative of the views of the board of directors with respect to the merger.

Opinion of Goldman, Sachs & Co.

On August 12, 2010, at a meeting of the board of directors held to consider the proposed merger, Goldman Sachs rendered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated August 13, 2010, to the effect that, as of the date of the opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the $4.50 per share in cash to be paid to the holders of common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 13, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with its consideration of the proposed merger. The Goldman Sachs opinion is not a recommendation as to how any holder of common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the NRG PSA;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•

certain internal financial analyses and forecasts for the Company prepared by its management, including the financial forecasts disclosed under “The Merger—Certain Company Forecasts” beginning on page 53, as approved for Goldman Sachs’ use by the Company.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of the common stock and the publicly traded debt securities of the Company and its subsidiaries; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the power generation industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and Goldman Sachs did not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the board of directors that the internal financial analyses and financial forecasts for the Company prepared by its management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition of the merger agreement or the NRG PSA the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of August 13, 2010, of the per share merger consideration to be paid to the holders of the common stock pursuant to the merger agreement. Goldman Sachs’ opinion did not express any view on, and did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the NRG PSA or the impact thereof, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the per share merger consideration to be paid to the holders of shares of common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger or any transaction entered into in connection therewith on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of, August 13, 2010 and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after August 13, 2010. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Goldman Sachs’ opinion to the board of directors was one of many factors taken into consideration by the board of directors in making its determination to approve the merger agreement.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, NRG or any of their respective affiliates, Blackstone or any of the affiliates and portfolio companies of Blackstone or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs has acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the merger.

Goldman Sachs has provided certain investment banking services to the Company and its affiliates from time to time for which its investment banking division has received, and may receive, compensation, including having acted as financial advisor to the independent director committee of the board of directors in connection with the dissolution of the Company’s power development joint venture with LS Power in December 2008 and as financial advisor to the Company in connection with the exchange of the Company’s interests in eight power generation facilities and Dynegy Sandy Creek Holdings, LLC and $235 million aggregate principal amount of 7.5% Senior Unsecured Notes due 2015 of a subsidiary of the Company, for cash and shares of Class B common stock of the Company relinquished by LS Power, announced in August 2009. Goldman Sachs also has provided certain investment banking services to Blackstone and its affiliates and portfolio companies from time to time for which its investment banking division has received, and may receive, compensation, including having acted as joint bookrunner in connection with the private placement by subsidiaries of The Nielsen Company B.V., a portfolio company of Blackstone, of 11.625% Senior Notes due 2014 ($330 million aggregate principal amount) in January 2009 and 11.5% Senior Notes due 2016 ($500 million aggregate principal amount) in April 2009; as co-manager in connection with the private placement by a subsidiary of Blackstone of 6.625% Senior Notes due 2019 ($600 million aggregate principal amount) in August 2009; as financial advisor to funds affiliated with Blackstone in connection with its purchase of Busch Entertainment Corporation in December 2009; as joint bookrunner in connection with the private placement by subsidiaries of Vanguard Health Systems, Inc., a portfolio company of Blackstone, of 8% Senior Notes due 2018 ($950 million aggregate principal amount) in January 2010 and 8% Senior Notes due 2018 ($225 million aggregate principal amount) in June 2010; as co-manager in connection with the private placement by Republic Services, Inc., a portfolio company of Blackstone, of 5% Senior Notes due 2020 ($850 million aggregate principal amount) and 6.2% Senior Notes due 2040 ($650 million aggregate principal amount) in March 2010; and as financial advisor to funds affiliated with Blackstone in connection with the sale by the funds of equity interests in Merlin Entertainments Group, a portfolio company of Blackstone, in July 2010. Goldman Sachs also has provided certain investment banking services to NRG and its affiliates from time to time. Goldman Sachs may also in the future provide investment banking services to the Company, NRG and their respective affiliates and Blackstone and its affiliates and portfolio companies for which its investment banking division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Blackstone and its affiliates from time to time and may have invested in limited partnership units of affiliates of Blackstone from time to time and may do so in the future.

The board of directors selected Goldman Sachs as one of its financial co-advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Under the terms of Goldman Sachs’ engagement with the Company, the Company has agreed to pay Goldman Sachs a fee of $10 million in the aggregate, of which $5 million was paid following delivery of Goldman Sachs’ written opinion and $5 million is payable upon the consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financial Analyses by Financial Co-Advisors

The following is a summary of the material financial analyses presented by Greenhill and Goldman Sachs, which we refer to collectively as the financial co-advisors, to the board of directors in connection with rendering the respective opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by the financial co-advisors, nor does the order of analyses described represent the relative importance or weight given to those analyses by the financial co-advisors. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by the financial co-advisors, the tables must be read together with the full text of each summary and are alone not a complete description of the financial co-advisors’ financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial co-advisors’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 11, 2010 and is not necessarily indicative of current market conditions.

Selected Companies Analysis

The financial co-advisors reviewed and compared certain financial information for the Company to corresponding financial information and public market multiples for the following publicly traded companies in the merchant power generation industry, which are collectively referred to below as the selected companies:

•	Calpine Corporation;

•

RRI Energy, Inc. / “GenOn” (adjusted for the announced merger of RRI Energy, Inc. and Mirant Corporation at the agreed-upon exchange ratio and the forecasted synergies for the combined company as publicly disclosed by the parties to that merger); and

•	NRG Energy, Inc.

Although none of the selected companies is directly comparable to the Company, these companies were chosen because they are publicly traded companies with operations that for the purposes of this analysis may be considered similar to certain operations of the Company. With respect to the Company and the selected companies, the financial co-advisors calculated:

•

The rent-adjusted enterprise value, referred to as Rent-Adjusted EV, which is defined as the market value of common equity plus the book value of debt and preferred stock, plus an estimate of the present value of anticipated rent expense, plus minority interest, less cash, as a multiple of estimated earnings plus rent expense, before interest, taxes, depreciation and amortization, referred to as Rent-Adjusted EBITDA, for calendar year 2010;

•	The Rent-Adjusted EV as a multiple of estimated Rent-Adjusted EBITDA for calendar year 2011; and

•	The Rent-Adjusted EV as a multiple of estimated Rent-Adjusted EBITDA for calendar year 2012.

For purposes of this analysis, the multiples for the Company and each of the selected companies were calculated using (i) Rent-Adjusted EV amounts derived using the closing price of the Company’s and the selected companies’ common stock on August 11, 2010, and book value of debt, preferred stock, minority interest and cash amount reflected in, and an estimate of the present value of anticipated rent expense under operating leases based on, publicly available information regarding the Company and the selected companies and (ii) Rent-Adjusted EBITDA estimates for the Company and the selected companies based on the median estimates of the Company’s and the selected companies’ earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, most recently published by Institutional Broker’s Estimate System, or IBES, as of August 11, 2010 and publicly available information regarding the Company’s and the selected companies’ anticipated rent expense.

The results of these analyses are summarized as follows:

Rent-Adjusted EV as a Multiple of:	Selected Companies		Company
	Range	Median
2010E Rent-Adjusted EBITDA	4.8x – 9.0x	5.7x	8.1x
2011E Rent-Adjusted EBITDA	6.1x – 8.5x	6.6x	7.9x
2012E Rent-Adjusted EBITDA	6.1x – 8.5x	6.6x	7.8x

Based on this analysis and utilizing their professional judgment and experience, the financial co-advisors applied selected multiples ranging from 6.5x to 8.5x to estimated 2011 Rent-Adjusted EBITDA for the Company derived from the consensus estimates of the Company’s 2011 EBITDA most recently published by IBES and the Company’s estimated 2011 rent expense under its Central Hudson lease to derive a range of implied Rent-Adjusted EVs for the Company. The financial co-advisors then calculated an indicative range of implied equity values for the Company by reducing the range of implied Rent-Adjusted EVs by the book value of the Company’s net debt as of June 30, 2010 and by the present value of the Company management’s estimated future rent expenses under its Central Hudson lease, calculated using a 10% discount rate, based on public presentations made by Company management. By dividing this range of implied equity values by the number of fully-diluted shares of the common stock outstanding, the financial co-advisors calculated a range of illustrative value indications per share for the common stock, summarized as follows:

Illustrative Per Share Value Indications
Company 2011E IBES Rent-Adjusted EBITDA	$(3.82) – $5.49

Selected Transactions Multiples Analysis

The financial co-advisors analyzed, to the extent publicly available, certain information relating to the following selected pending or previously proposed merchant power corporate transactions:

Date Announced	Acquiror	Target	Status
04/11/2010	RRI Energy, Inc. (merger of equals)	Mirant Corporation	Pending
07/02/2009 (Second Bid)	Exelon Corporation	NRG Energy, Inc.	Failed
10/19/2008 (First Bid)	Exelon Corporation	NRG Energy, Inc.	Failed
05/21/2008	NRG Energy, Inc.	Calpine Corporation	Failed

For each of the selected transactions, the financial co-advisors calculated and reviewed the enterprise value of the target company as a multiple of estimated EBITDA for the first full fiscal year period beginning after the applicable transaction announcement date, or FY1 EBITDA, based on IBES estimates most recently published prior to the date of the announcement of the applicable transaction. For purposes of this analysis, the target companies’ enterprise values were generally calculated by multiplying the announced per-share transaction price by the number of that target company’s fully diluted outstanding shares as disclosed in the target company’s most recent filings with the SEC prior to the announcement of the applicable transaction and adding to that result the target company’s net debt as disclosed in the target company’s most recent public filings with the SEC prior to the announcement of the applicable transaction. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are publicly traded companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s operations. The results of this analysis are summarized as follows:

Enterprise Value as a Multiple of:	Selected Transactions(1)		Transaction
	Range	Median
FY1 EBITDA	5.5x – 11.4x	6.4x	7.9x

(1)	Excluding NRG’s attempted acquisition of Calpine Corporation from the analysis results in a range from 5.5x to 6.4x and a median of 6.2x.

Based on this analysis, and utilizing their professional judgment and experience, the financial co-advisors applied selected multiples ranging from 5.5x to 6.5x to the unadjusted IBES consensus EBITDA estimate for the Company for calendar year 2011 to determine an indicative range of implied enterprise values of the Company. The financial co-advisors then calculated an indicative range of implied equity values for the Company by reducing the range of implied enterprise values by the amount of the Company’s net debt as of June 30, 2010. By dividing this range of implied equity values by the number of fully-diluted shares of the common stock outstanding, the financial co-advisors calculated a range of illustrative value indications per share for the common stock, summarized as follows:

Illustrative Per Share Value Indications
Company 2011E IBES EBITDA	$(5.52) – $(1.29)

Selected Transactions Premiums Analysis

Based on publicly-available information, the financial co-advisors analyzed the premiums paid in publicly announced change of control transactions (excluding self-tender offers, stock repurchases and exchange offers) within the United States during the five-year period ending August 11, 2010 having transaction values between $1 billion and $10 billion, and separately analyzed such change of control transactions only involving companies in the energy and power industries. None of the companies that participated in the transactions used in this analysis is directly comparable to the Company or the transaction.

The financial co-advisors reviewed the premiums paid in these transactions represented by the per share acquisition price in each of the selected transactions as compared to the average closing share price of the target company over the periods one day, one week and one month prior to the announcement of such selected transaction. The financial co-advisors also analyzed the premiums paid in these selected transactions based on the type of consideration (e.g., all cash, mixed consideration, all stock) offered in the transaction. The results of this analysis are summarized as follows:

Section / Consideration Type	One Day	One Week	One Month
General M&A – All Cash	26%	28%	28%
General M&A – Mixed Consideration	21%	23%	24%
General M&A – All Stock	17%	18%	19%
Energy / Power M&A – All Cash	25%	24%	27%
Energy / Power M&A – Mixed Consideration	20%	18%	23%
Energy / Power M&A – All Stock	11%	15%	17%

Based on this review and their professional judgment and experience, the financial co-advisors applied a range of premiums from 20% to 30% to the average closing share price of the common stock over the periods one day, one week and one month prior to August 11, 2010, and derived a range of illustrative value indications for the common stock, summarized as follows:

Average Company Share Price Over Period
One Day	One Week	One Month	Premium Range	Illustrative Per Share Value Indications
$2.92	$3.53	$3.79	20% – 30%	$4.10 – $4.44

Illustrative Discounted Cash Flow Analysis

The financial co-advisors performed an illustrative discounted cash flow analysis of the Company using the financial forecasts, which are described under “The Merger—Certain Company Forecasts” beginning on page 53. The financial co-advisors calculated an illustrative range of implied present values per share of common stock by discounting to present value as of December 31, 2010 (a) estimates of the Company’s unlevered free cash flow for the calendar years 2011 through 2015 calculated using the financial forecasts and (b) illustrative terminal values for the Company as of December 31, 2015 derived by multiplying the Company management’s estimates of the Company’s 2015 Rent-Adjusted EBITDA by multiples ranging from 6.5x to 8.5x. These illustrative unlevered free cash flows and terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 8% to 12%, reflecting estimates of the Company’s weighted average cost of capital. The following table presents the results of this analysis:

Illustrative Per Share Value Indications
Company management financial forecasts	$(5.69) – $5.86

Illustrative Sum-of-the-Parts Analysis

The financial co-advisors performed an illustrative sum-of-the-parts analysis to determine a range of implied equity values of the common stock, based on hypothetical standalone valuations of each of the

Company’s scrubbed coal generation assets, unscrubbed coal generation assets, simple cycle gas generation assets and combined cycle gas generation assets. In conducting this analysis, the financial co-advisors reviewed and analyzed, to the extent publicly available, certain information relating to three selected pending or closed coal asset transactions and 22 selected pending or closed natural gas asset transactions, including five natural gas asset transactions announced in 2010.

For each selected coal or natural gas asset transaction reviewed, the financial co-advisors calculated the standalone enterprise value of the applicable coal or natural gas assets (derived from the purchase price paid in the transaction) as a multiple, referred to as EV/kW, of the generating capacity of the coal assets (expressed in kilowatts). The following summarizes the review of the three pending or closed coal asset transactions performed by the financial co-advisors:

Date Announced	Acquiror	Seller	Assets	EV/kW
02/11/2010	First Energy Corporation	Allegheny Energy, Inc.	Allegheny Energy, Inc.’s Coal Fleet(1)	$620
04/12/2007	Cascade Investment LLC	PNM Resources, Inc.	Twin Oaks facility	$1,586
04/20/2006	International Power plc	Sempra Energy /Riverstone Holdings LLC	Coleto Creek facility	$1,903

(1)	Of the total $9.0 billion enterprise value of Allegheny Energy, Inc. implied by the transaction based on publicly available information, $5,637 million was attributed to Allegheny Energy’s regulated utility and $116 million was attributed to Allegheny Energy’s peaking and hydro facilities (total of 1,046 megawatts) based on an analyst research report published by an internationally recognized investment banking firm, as of February 1, 2010. The remaining value of $3,247 million was attributed to Allegheny Energy’s 5,236MW merchant baseload coal fleet.

The following are the 22 natural gas asset transactions, including five transactions announced in 2010, reviewed by the financial co-advisors:

Date Announced	Acquiror	Seller	Assets
08/09/2010	Constellation Energy	Boston Generating	Five Boston facilities
05/06/2010	ArcLight Energy Partners Fund III, L.P.	KGen Power Corporation	Sandersville facility
04/21/2010	Calpine Corporation	Pepco Holdings, Inc.	Conectiv Energy fleet
04/16/2010	Constellation Energy	Navasota Holdings	Colorado Bend Energy and Quail Run Energy facilities
04/05/2010	Xcel Energy Inc.	Calpine Corporation	Rocky Mountain and Blue Spruce facilities
03/23/2010	Energy Capital Partners	BG Group plc.	Lake Road, Masspower and Dighton facilities
08/03/2009	Oglethorpe Power Corporation	Hartwell Energy Limited Partnership	Hartwell facility
08/10/2009	L.S. Power Associates, L.P.	Dynegy, Inc.	Eight gas facilities and stake in Sandy Creek
02/26/2009	Cleco Power LLC	Acadia Power Partners, LLC	Acadia Power Station
10/13/2008	Tenaska Capital Management, LLC	MACH Gen, LLC	Covert facility
09/25/2008	Puget Sound Energy, Inc.	Wayzata Opportunities Fund, LLC	Mint Farm facility
09/02/2008	SUEZ Energy North America, Inc.	FirstLight Power Enterprises, Inc.	15 facilities
06/10/2008	Global Infrastructure Partners and Foristar LLC	GIM Channelview Cogeneration, LLC	Channelview facility
05/12/2008	International Power plc	Tenaska Power Fund, L.P. and Warburg Pincus LLC	Four facilities
05/12/2008	GSC Acquisition Company	Complete Energy Holdings, LLC	La Paloma and Batesville facilities
04/22/2008	Nevada Power Company	Reliant Energy, Inc.	Bighorn facility
04/30/2008	Hastings Funds Management Ltd. and IIF BH Investment LLC	Black Hills Corporation	Seven gas facilities
04/15/2008	Hoosier Energy Rural Electric Cooperative, Inc. and Wabash Valley Power Association, Inc.	Tenaska Power Fund, L.P.	Beecher City facility
04/03/2008	Tennessee Valley Authority	Southaven Power, LLC	Southaven facility
03/31/2008	TransCanada Corporation	National Grid plc	Ravenswood facility
01/29/2008	FirstEnergy Corp.	Calpine Corporation	Fremont facility
01/21/2008	Oklahoma Gas and Electric Company	Kelson Holdings LLC	Redbud facility

The results of the review of these natural gas asset transactions are summarized as follows:

Selected Transactions
	Range	Median
All Natural Gas Asset Transactions (EV/kW)	$203/kW – $1,235/kW	$565/kW
2010 Natural Gas Asset Transactions (EV/kW)	$203/kW – $794/kW	$367/kW

Based on the foregoing analysis and other factors considered in their professional judgment and experience, including an analysis of the spot price of natural gas on the date of the announcement of each of the selected transactions, current market dynamics, the current regulatory and legislative environment and guidance from the Company’s management, the financial co-advisors selected reference ranges for the EV/kW multiples with respect to each of the Company’s scrubbed coal generation assets, unscrubbed coal generation assets, simple cycle generation assets and combined cycle generation assets. By applying these reference ranges to the respective generating capacities of each of the Company’s generation assets (excluding the Plum Point development project ownership interest), this analysis indicated an indicative range of implied generation enterprise values for the Company’s standalone generation assets, individually and in the aggregate, as summarized in the following table:

(US$ in millions) Asset Segment	Generation Capacity (MW)	Illustrative Multiple Ranges (EV/kW)				Implied Generation Enterprise Value Indications
		Low		High		Low	High
Scrubbed Coal	2,241	$500		$700		$1,121	$1,569
Unscrubbed Coal	1,273	100		150		127	191
Simple Cycle Gas Generation	4,120	200		300		824	1,236
Combined Cycle Gas Generation	4,447	300		500		1,334	2,224

Total Generation Enterprise Value	12,081	$282	(1)	$432	(1)	$3,406	$5,219

(1)	Range of EV/kW for total generation based on weighted average of capacity and ranges for each asset segment.

The financial co-advisors then calculated an indicative range of implied equity values for the Company by reducing the range of implied generation enterprise values by the amount of the Company’s projected net debt as of December 31, 2010 (including the present value (calculated using a 10% discount rate) of the Company management’s estimated future rent expenses under the Company’s Central Hudson lease and Company management’s estimated environmental capital expenditures) and by an implied value of the Company’s unallocated corporate overhead expenses, derived by applying a multiple of 7.5x to Company management’s estimated 2011 general and administrative expense. By dividing this range of implied equity values by the number of fully-diluted shares of the common stock outstanding, the financial co-advisors calculated a range of illustrative value indications per share for the common stock, summarized as follows:

Illustrative Per Share Value Indications
Power Generation Assets (EV/kW)	$(15.22) – $(0.18)

Research Analysts Stock Price Targets

Using publicly available information, the financial co-advisors reviewed and analyzed the most recent price targets as of August 11, 2010 for the common stock published by 13 equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of the common stock and are not discounted to present value. The results of this review are summarized as follows:

	Range(1)	Median(2)	Mean(2)
Research Analysts Price Targets ($/share)	$2.50 – $7.50	$4.25	$4.51

(1)	Excludes the lowest ($1.00/share) and the highest ($25.00/share) published price targets
(2)	Median and Mean excludes price targets ($7.00/share and $25.00/share) published by two research analysts which, according to Company management, represented long-term price targets.

Historical Trading Share Prices

The financial co-advisors reviewed the highest and lowest daily closing trading share prices of the common stock during the 52-week and the 3-month periods ending on August 11, 2010. The results of this review are summarized as follows:

	Daily Closing Share Price
Period Ending August 11, 2010:	Low	High
52-week	$2.92	$13.15
3-month	$2.92	$6.65

Additional Financial Analysis

The financial co-advisors also reviewed and analyzed, referencing certain of the foregoing value indication analyses, the approximate market value of the Company’s outstanding publicly-traded debt securities referencing trading levels as of August 11, 2010 (rather than the book value of those debt securities). The results of these analyses are summarized below.

Selected Companies Analysis. Using the same methodology as the selected companies analysis described above, the financial co-advisors calculated the Rent-Adjusted EV for the Company using the market value of the Company’s debt securities. This Rent-Adjusted EV amount is referred to below as the Company Debt-Adjusted EV. The financial co-advisors calculated the Company Debt-Adjusted EV as a multiple of the Company’s estimated Rent-Adjusted EBITDA for calendar years 2010, 2011 and 2012, respectively. The financial co-advisors observed that the market value of the debt securities for each of the selected companies was trading approximately in line with the book value of those securities. These calculations yielded the following indicative multiples:

Rent-Adjusted EVas a Multiple of:	Selected Companies Rent-Adjusted EV (multiple)		Company Debt- Adjusted EV (multiple)
	Range	Median
2010E Rent-Adjusted EBITDA	4.8x – 9.0x	5.7x	6.6x
2011E Rent-Adjusted EBITDA	6.1x – 8.5x	6.6x	6.5x
2012E Rent-Adjusted EBITDA	6.1x – 8.5x	6.6x	6.3x

Illustrative Discounted Cash Flow Sensitivity to Debt Valuation Analysis. Using the same methodology as the illustrative discounted cash flow analysis described above, the financial co-advisors calculated the sensitivity of the results of the illustrative discounted cash flow analysis to variations in the assumed value of the Company’s debt, using illustrative discount rates ranging from 8% to 12% and an illustrative terminal value for the Company derived from a 2015 Rent-Adjusted EBITDA multiple of 6.5x. In performing this sensitivity analysis, the financial co-advisors varied the assumed values of the Company’s debt used in the illustrative discounted cash flow analysis by amounts ranging from book value of the debt to the observed market value of the debt, each reflecting projected debt balances as of December 31, 2010 but referencing trading levels as of August 11, 2010. The results of this sensitivity analysis are summarized as follows:

Illustrative Per Share Value Indications
Variation in the Company’s debt value (book to observed market)	$(5.69) – $5.85

Illustrative Sum-of-the-Parts Analysis. Using the same methodology as the illustrative sum-of-the-parts analysis described above, the financial co-advisors also calculated an indicative range of implied per share equity values of the common stock based on the Company’s projected net debt as of December 31, 2010, as adjusted to reflect a discount to book value based on the approximate market value of the Company’s debt as of August 11, 2010. The results of this sensitivity analysis are summarized as follows:

Illustrative Per Share Value Indications
Variation in the Company’s debt value (book to observed market)	$(8.40) – $6.64

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the respective opinions of Greenhill and Goldman Sachs. In arriving at their fairness determination, Greenhill and Goldman Sachs each considered the results of all of their analyses and did not attribute any particular weight to any factor or analysis considered by them. Rather, Greenhill and Goldman Sachs each made their determination as to fairness on the basis of their experience and professional judgment after considering the results of all of their analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger.

Greenhill prepared these analyses for purposes of Greenhill’s providing its opinion to the board of directors that, as of August 13, 2010 and based upon and subject to the limitations and assumptions set forth therein, the per share merger consideration to be received by the holders of common stock (excluding Parent, Merger Sub and any of their affiliates) pursuant to the merger agreement is fair, from a financial point of view, to such holders. Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the board of directors that, as of August 13, 2010, and based upon and subject to the factors, assumptions and limitations set forth therein, the $4.50 per share in cash to be paid to the holders of the common stock pursuant to the merger agreement is fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Greenhill, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Greenhill’s and Goldman Sachs’ opinions to the board of directors were amongst many factors taken into consideration by the board of directors in making its determination to approve the merger agreement. The per share merger consideration was determined through arm’s-length negotiations between the board of directors and Parent and was approved by the board of directors. Greenhill and Goldman Sachs provided advice to the board of directors during these negotiations. Greenhill and Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

The foregoing summary does not purport to be a complete description of the analyses performed by Greenhill or Goldman Sachs in connection with their respective fairness opinions and is qualified in its entirety by reference to the written opinions of Greenhill and Goldman Sachs attached as Annex B and Annex C, respectively.

Certain Company Forecasts

While the Company provides public guidance in November of each year for its financial performance for the subsequent fiscal year, and periodically updates such guidance during the course of the subsequent fiscal year, it does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results for periods longer than one year. The Company is especially cautious of making financial forecasts for periods longer than one fiscal year due to unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company provided Blackstone, the board of directors and their respective advisors certain non-public financial forecasts covering multiple years that were prepared by management of the Company and not for public disclosure. Our public guidance provided in November 2009 and most recently updated in August 2010 does not reflect certain changes experienced in the first half of 2010, including approximately $125 million of positive working capital changes, primarily caused by changes in the value of mark to market positions and associated cash collateral, whereas these financial forecasts include such changes.

A summary of these financial forecasts is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because financial forecasts were made available to Blackstone, the board of directors and its advisors. The inclusion of this information should not be regarded as an indication that the board of directors, its advisors or any other person considered, or now considers, such financial forecasts to be material or to be a reliable prediction of actual future results, and these financial forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the financial forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that were deemed to be reasonable as of early June 2010, when the projections were finalized. Such assumptions are inherently uncertain and may be beyond the control of the Company. Important factors that may affect actual results and cause these financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 20. In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared, including assumptions with respect to the future prices of natural gas and electricity. The Company’s forecasted results of operations and cash flows depend, in large part, upon prevailing market prices for power and the fuel to generate such power. The forecasts were based on commodity pricing assumptions through 2012 based upon June 7, 2010 price curves and commodity pricing assumptions after 2012 were based upon June 7, 2010 price curves and adjusted based upon management’s fundamental outlook. We have not prepared revised forecasts to take into account other variables that may have changed since early June, including changes to the June 7, 2010 price curves. Accordingly, there can be no assurance that these financial forecasts will be realized or that the Company’s future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any stockholder or anyone else regarding the information included in the financial forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the forecasted financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such financial forecasts were made. We have not updated and do not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such financial forecasts were based are shown to be in error. The Company has made no representation to Blackstone, Parent, Merger Sub or any other person in the merger agreement or otherwise, concerning these financial forecasts.

The financial forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page 20.

The following is a summary of the financial forecasts prepared by management of the Company and given to the board of directors and their advisors. The projections given to Blackstone only covered fiscal years 2010, 2011 and 2012 and were adjusted to account for certain cost savings estimated by the management of the Company associated with operating as a private company.

Summary Financial Forecasts

	Fiscal Year Ending December 31,
	2010E(1)(2)	2011E(1)	2012E(1)	2013E(1)	2014E(1)	2015E(1)
	(dollars in millions)
Total Gross Margin	$1,063	$948	$940	$1,105	$1,033	$1,140
EBITDA	$463	$384	$382	$537	$465	$555
Adjusted EBITDA(3) (4)	$517	$405	$348	$538	$466	$557
Operating Cash Flow	$384	$(23)	$(126)	$121	$25	$97
Maintenance Capital Expenditures	$(143)	$(119)	$(113)	$(119)	$(97)	$(87)
Environmental Capital Expenditures	$(201)	$(146)	$(87)	$(27)	$(12)	$(7)
Operating Cash Flow less Total Capital Expenditures	$40	$(289)	$(326)	$(25)	$(83)	$4
Forward Natural Gas Curve (5) ($/MMBtu)	$5.15	$5.62	$5.88	$6.03	$6.20	$6.43
Total Debt (excluding capitalized Central Hudson lease)	—	$4,577	$4,414	$4,332	$4,332	$4,332
Debt Amortization Amounts	—	$148	$163	$82	$0	$0
Operating Cash Flow less Total Capital Expenditures and Debt Amortization Amounts	—	$(437)	$(489)	$(107)	$(83)	$4

Notes:

(1)	Forecasted values.
(2)	Estimates for 2010 fiscal year were provided only to Blackstone and the financial co-advisors, and the financial co-advisors’ presentations to the board of directors and opinions were based in part upon them.
(3)	Adjusted EBITDA means EBITDA plus interest income and other adjustments related to mark-to-market changes.
(4)	Rent-Adjusted EBITDA, which was used in certain financial analyses described under “The Merger—Opinions of Financial Co-Advisors” beginning on page 41, means Adjusted EBITDA plus the $50.5 million annual rent expense associated with the Central Hudson lease obligation.
(5)	Commodity pricing assumptions through 2012 were based upon June 7, 2010 price curves; commodity pricing assumptions after 2012 were based upon June 7, 2010 price curves and were adjusted based upon management’s fundamental outlook.

In preparing the summary financial forecasts, our management made the following assumptions:

•

Apart from the Company’s existing contracts, commodity (power, fuel and transportation) pricing assumptions through 2012 were based upon June 7, 2010 price curves and commodity pricing assumptions after 2012 were based upon June 7, 2010 price curves and adjusted based upon management’s fundamental outlook, which includes tighter reserve margins in the Midwest Independent Transmission System Operator region and the PJM Interconnection, LLC region as a result of a meaningful number of coal plant retirements driven by existing and potential environmental regulations primarily impacting coal plants.

•

The Company would capture certain extrinsic value (which is generally the value created by buying and selling contracted positions to manage risk and capture differences in value) associated with its generation portfolio through its commercial activities, which depends on market conditions and other factors.

•	Implementation of a cost savings program focused on reducing general, administrative and operational expenses generates approximately $50 million in annual cost savings beginning in 2011, which implementation has not yet commenced and would result in cost savings incremental to the cost savings targets included in the Company’s previously announced 2010-2013 cost savings program, at a cost of $25 million in 2010.

•	The occurrence of the following financing activities:

•	$750 million revolver refinancing at the London Interbank Offered Rate, or LIBOR, plus 450 basis points, or bps, at December 31, 2010;

•	$600 million term loan issuance at LIBOR plus 450 bps to replace the Company’s synthetic letter of credit facility at December 31, 2010;

•	$250 million second lien secured note issuance at 10% interest; and

•	Total collateral requirements of $555 million (comprising $75 million in cash collateral and $480 million in posted letters of credit);

•

Two plant retirements (Vermilion and Hennepin at the end of 2011 and 2013, respectively), one plant sale (Plum Point in 2010 for $0, which is de-consolidated for purposes of the financial forecast and accounted for through the equity method) and one plant decommissioning (South Bay, beginning in 2011, with bulk of spending in 2013);

•

The absence of any incremental capital expenditures mandated by new environmental laws or regulations that may come into effect in the future, including any carbon tax or other environmental expenses; and

•	No material cash taxes paid.

Financing of the Merger

We anticipate that the total funds needed by Parent and Merger Sub to complete the merger will be obtained as follows:

•

the funds needed to pay our stockholders the amounts due to them under the merger agreement as holders of common stock and/or restricted stock (which we anticipate, based upon the shares of our common stock and restricted stock outstanding as of October 1, 2010, will be approximately $544 million), certain amounts due in connection with the merger and certain fees and expenses related to the merger, which will be funded by equity financing of up to $580 million to be provided or secured by Blackstone Capital Partners V L.P., which we refer to as the guarantor, or other parties to whom it assigns a portion of its commitment; and

•

the funds needed to (i) repay or refinance indebtedness outstanding under the Company’s existing credit facility that will come due as a result of the merger (which we anticipate, based upon indebtedness outstanding as of October 1, 2010, will be approximately $918 million, consisting of an $850 million term letter of credit facility (“Term LC Facility”) and a $68 million senior secured term loan facility) and (ii) replace or refinance the letters of credit issued under the Term LC Facility (as of October 1, 2010, letters of credit issued under the Term LC Facility were approximately $455 million), will collectively be funded from the cash on hand of the Company, restricted cash of the Company associated with the Term LC Facility and proceeds the surviving corporation receives in the NRG sale (as of October 1, 2010, (a) the cash on hand of the Company was approximately $680 million and (b) restricted cash of the Company associated with the Term LC Facility was approximately $850 million).

We anticipate the remaining proceeds from the NRG sale will be used to provide liquidity to the Company in support of its operations and for other corporate matters.

Parent has obtained the equity commitment letter described below, and the funding under the equity commitment letter is subject to certain conditions. In addition, Merger Sub has entered into the NRG PSA with NRG, and the closing of the merger is subject to the concurrent closing of the NRG sale. We believe the amounts committed under the equity commitment letter and to be received by the surviving corporation from the NRG sale, together with cash on hand of the Company and cash of the Company that is restricted under our existing credit facility will be sufficient to complete the merger and to repay or refinance any outstanding indebtedness that will come due as a result of the merger, but we cannot assure you of that. Those amounts may be insufficient if, among other things, the guarantor fails to fund the committed amount in breach of the equity commitment, the outstanding indebtedness of the Company at the closing of the merger is greater than anticipated, cash on hand of the Company and cash of the Company that is restricted under the Company’s existing credit facility are less than expected, or the fees, expenses or other amounts required to be paid in connection with the merger are greater than anticipated. Although obtaining the proceeds of the equity financing is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain sufficient equity financing is likely to result in the failure of the merger to be completed. In that case, if a court of competent jurisdiction declines to specifically enforce the obligations of Parent and Merger Sub under the merger agreement, Parent may be obligated to pay the Company a fee of $100 million, which we refer to as the Parent fee. In addition, if the merger agreement is terminated or the merger is not consummated, Merger Sub may be obligated to pay the Company 50% of certain amounts Merger Sub or any of its affiliates receive from NRG negotiated in connection with a termination of the NRG PSA or a failure of the NRG sale to be consummated, which we refer to as the NRG payment. See “The Merger Agreement—Termination Fees” beginning on page 87 for a further discussion of the Parent fee and NRG payment. The Parent fee and the NRG payment are guaranteed by the guarantor pursuant to the limited guaranty referred to below.

Equity Financing

Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with the guarantor, dated August 13, 2010, pursuant to which the guarantor has committed to make or secure capital contributions to Parent at or prior to the closing of the merger up to an aggregate amount of $580 million. The guarantor is permitted to capitalize Parent directly or indirectly through one or more affiliated entities or other designated co-investors (other than NRG or any of its affiliates), including with debt financing to the extent available from lenders other than NRG or the Company or any of their respective affiliates. However, in connection with the closing of the merger (i) no credit support in connection with any debt financing utilized to capitalize Parent may be provided by NRG, the Company or any of their affiliates and (ii) no new indebtedness of the Company or any of its subsidiaries, and no assets of Company or any of its subsidiaries, will be used to pay any portion of the aggregate merger consideration to be paid to holders of our common stock.

The guarantor’s obligation to fund the financing contemplated by the equity commitment letter is subject only to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement. The Company is a third party beneficiary of the equity commitment letter to the extent that the Company seeks specific performance of Parent’s obligation to cause the guarantor to fund its equity commitment in certain limited circumstances in accordance with the terms of the merger agreement.

The obligation of the guarantor to fund its equity commitment will terminate automatically and immediately upon the earliest to occur of (i) the closing of the merger, (ii) the valid termination of the merger agreement in accordance with its terms, and (iii) the Company or any of its affiliates asserting any claim against the guarantor or any of its affiliates in connection with the merger agreement or any of the transactions contemplated thereby (other than any claim relating to a breach or seeking to prevent a breach of the confidentiality agreement between the Company and Blackstone Management Partners L.L.C. or any claim by the Company against (a) Parent and Merger Sub to the extent permitted under the merger agreement, (b) guarantor to the extent permitted under the equity commitment or the limited guaranty or (c) Merger Sub to the extent permitted by the NRG PSA). The termination of the equity commitment will have no effect on the limited guaranty.

Limited Guaranty

Pursuant to the limited guaranty delivered by the guarantor in favor of the Company, dated August 13, 2010, the guarantor has guaranteed the due and punctual payment when due of (i) the obligations of Parent under the merger agreement to pay the Parent fee and any NRG payment to the Company as and when due and (ii) the expense reimbursement and indemnification obligations of Parent to the Company related to the Company’s cooperation, at Parent’s request, with Parent’s efforts (a) to refinance all or any portion of the existing indebtedness of the Company and (b) to arrange or consummate a third party investment in the Company (other than the NRG sale) in connection with or following the merger. See “The Merger Agreement—Termination Fees” beginning on page 87. However, the guarantor’s obligations under the limited guaranty are subject to a cap equal to (x) the sum of the Parent fee, the amount of any NRG payment and any expenses incurred by the Company in connection with enforcing its right to such amounts minus (y) any expense reimbursement and indemnification payments actually paid by Parent or Merger Sub to the Company in connection with the Company’s cooperation with certain financing and third party investment activities.

Subject to certain exceptions, the limited guaranty will terminate upon the earliest of (i) the effective time of the merger, (ii) the six month anniversary after the date of termination of the merger agreement in accordance with its terms under circumstances in which Parent would not be obligated to make any payments under the merger agreement (unless the Company has made a claim under the limited guaranty prior to such date, in which case the relevant date will be the date that such claim is finally satisfied or otherwise resolved by agreement of the Company and the guarantor or a final, non-appealable judgment of a governmental entity of competent jurisdiction), (iii) August 13, 2012 (unless the Company has made a claim under the limited guaranty prior to such date, in which case the relevant date will be the date that such claim is finally satisfied or otherwise resolved by agreement of the Company and the guarantor or a final, non-appealable judgment of a governmental entity of competent jurisdiction) and (iv) the date the guarantor’s obligations payable under the limited guaranty have been paid in full.

Closing and Effective Time of Merger

The merger agreement provides that the closing of the merger will take place on the third business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger” beginning on page 85) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions). However, if it does not become reasonably apparent to the parties at least nine calendar days prior to such date that such conditions (other than the condition relating to the adoption of the merger agreement by our stockholders, which is deemed satisfied for this purpose) are likely to be satisfied, then the closing of the merger will take place on the later of such third business day referred to above or the 11th calendar day (or, if such day is not a business day, the next business day) after it becomes reasonably apparent that such conditions are likely to be satisfied as of a particular date. We currently expect the closing of the merger to occur before the end of November 2010.

The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of our common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how such holder may exchange its shares of our common stock for the per share merger consideration promptly, and in any event within two business days, after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Long-Term Incentive Awards

As of the date of this proxy statement, certain of the Company’s executive officers hold (i) stock options to purchase shares of our common stock, (ii) shares of restricted common stock, (iii) phantom stock units, which entitle the holder to cash awards in accordance with the terms and conditions of the applicable awards, and (iv) performance units, which entitle the holder to cash awards in accordance with the terms and conditions of the applicable awards. Except as otherwise agreed to by Parent and a holder of a stock option, at the effective time of the merger, each outstanding stock option to purchase shares of our common stock will vest but be cancelled for no payment because all outstanding stock options are out of the money, meaning that the option exercise price for each outstanding option is higher than the $4.50 per share merger consideration. At the effective time of the merger, each outstanding share of restricted stock will vest and be cancelled and converted into the right to receive the per share merger consideration, less any applicable withholding taxes. At the effective time of the merger, each outstanding phantom stock unit will vest and be cancelled and converted into the right to receive the per share merger consideration, less any applicable taxes required to be withheld. At the effective time of the merger, performance units granted in 2009 and 2010 will vest, be payable at 100% of “target” (as defined in the applicable agreements for such awards), and be settled for a payment of cash, less any applicable taxes required to be withheld. The performance units granted prior to 2009 will vest at the effective time of the merger, but the performance targets specified under the terms of those awards will not be met, so the awards will be cancelled without any payment to the holders thereof. For additional detail regarding the treatment of these incentive awards, see “The Merger Agreement—Common Stock, Options and Other Equity Awards”.

The following table sets forth, as of October 1, 2010, the long-term incentive award holdings of the Company’s executive officers and the gross value of such holdings assuming the merger is completed:

	Number of Shares of Restricted Common Stock	Value of Restricted Common Stock	Number of Phantom Stock Units	Value of Phantom Stock Units	Number of Performance Units	Value of Performance Units(1)
Bruce A. Williamson(2)	132,501	$596,254.50	318,584	$1,433,628.00	54,000	$5,400,000.00

Holli C. Nichols	34,514	$155,308.50	79,646	$358,407.00	13,800	$1,380,000.00

J. Kevin Blodgett	25,852	$116,334.00	59,236	$266,562.00	10,304	$1,030,400.00

Lynn A. Lednicky	25,123	$113,053.50	59,236	$266,562.00	10,147	$1,014,700.00

Charles C. Cook	26,861	$120,874.50	55,752	$250,884.00	9,818	$981,800.00

TOTAL	244,850	$1,101,825.00	572,454	$2,576,043.00	98,069	$9,806,900.00

(1)	Based on a target price of $100 per unit.
(2)	Mr. Williamson also serves as the chairman of the board of directors.

As of the date of this proxy statement, our non-employee directors hold shares of phantom stock, which are granted on an annual basis and credited quarterly to the non-employee directors pursuant to the Company’s Deferred Compensation Plan for Certain Directors. Generally, upon termination of service as a director, the shares become payable in cash or our common stock, based on each director’s one-time election, and in a lump-sum payment or in monthly, quarterly or annual installments over a specified term, also at the director’s election. All of the Company’s current non-employee directors have previously elected to receive the value of the phantom stock in cash rather than our common stock. If a director’s service as a director terminates no later than two years following a change in control, the total unpaid balance in the director’s accounts under the plan (determined as of the later of the date of the change in control or the date the director has a termination of service with the Company or any successor, which we refer to as the computation date), will be paid to the director in a single, lump sum cash payment as soon as administratively feasible, but no later than 30 days, after the computation date. A change in control does not increase a director’s benefit under the plan and may also impose a time of payment of the benefit that is different from the director’s prior election.

Change in Control Arrangements

We maintain certain policies, plans and agreements, including our Executive Change in Control Severance Pay Plan, which provide for certain change in control benefits for our executives. The Executive Change in Control Severance Pay Plan provides for the payment of certain severance benefits to our executives if, (i) in connection with but no earlier than 60 days before or (ii) on or within two years after, in each case, a “change in control”, as defined in this plan, any such executive is subject to an “involuntary termination”, as defined in this plan. In general, an executive experiences an “involuntary termination” if such executive’s employment is terminated without cause or such executive resigns for “good reason”, generally meaning he or she suffers a material reduction in authority or duties, a material reduction in total compensation or relocation to a location 50 miles or more from the previous principal employment location.

Severance benefits for certain of our executive officers under the Executive Change in Control Severance Pay Plan include:

•	a lump sum cash payment equal to:

•

for our Chief Executive Officer, 2.99 times such executive’s “compensation”, which is defined under the plan as the sum of any covered executive’s (i) annual base salary based on the greater of the rate in effect immediately prior to the change in control, 60 days prior to an involuntary termination or the date of any such involuntary termination and (ii) the greater of a covered executive’s target annual bonus under our short-term incentive plan for the fiscal year in which the change in control occurs, any fiscal year beginning after the fiscal year in which the change in control occurs and before the year in which such covered executive’s involuntary termination occurs or the fiscal year in which such covered executive’s involuntary termination occurs; or

•	for any Executive Vice President, 2.5 times such executive’s compensation;

•

a lump sum cash payment equal to the aggregate target annual incentive compensation under any applicable short-term incentive compensation plan for the fiscal year during which such involuntary termination of employment occurs (determined as if all applicable goals and targets had been satisfied in full), pro-rated to the date of such executive’s termination;

•

all medical, dental, vision and life insurance benefits maintained for such executive as of the termination date, contingent upon continued payment of premiums by such executive based on rates no greater than the lesser of the cost of coverage paid by such executive immediately before the involuntary termination or the change in control, for a period equal to (i) 36 months from termination for our Chief Executive Officer and (ii) 30 months from termination for any Executive Vice President, so long as such executive does not obtain new employment and eligibility for coverage under a similar benefit plan maintained by the new employer; and

•	outplacement assistance benefits at least equivalent to those that would have been provided to the executive officer before the change in control.

The board of directors has appointed David Biegler, a member of the board of directors, as the plan administrator of the Executive Change in Control Severance Pay Plan. This appointment is contingent upon, and is effective as of, the closing of the merger. Mr. Biegler is not a beneficiary of the Executive Change in Control Severance Pay Plan and will no longer be a member of the board of directors as of the closing of the merger. The Company intends to enter into customary agreements with Mr. Biegler prior to the closing of the merger pursuant to which Mr. Biegler will receive customary compensation, expense reimbursement and indemnification for his services as plan administrator. The board of directors has appointed Bill Trubeck, a member of the board of directors, as the contingent plan administrator, to serve as plan administrator in the event that Mr. Biegler resigns or is otherwise unwilling or unable to serve as plan administrator.

In connection with a change in control, such as the completion of the merger, any outstanding stock options, restricted stock awards, phantom stock unit awards and other equity-based awards previously granted to our executives will vest in accordance with the terms of the underlying award agreements. For additional detail regarding the treatment of such awards in connection with the merger, see “The Merger—Interests of Certain Persons in the Merger—Long-term Incentive Awards” above.

In addition, pursuant to our Excise Tax Reimbursement Policy, any of our executive officers who incurs excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, as a result of a payment in connection with a change in control is entitled to receive an additional payment in an amount equal to the excise tax, interest on the excise tax amount and any penalties related to the excise tax payment imposed.

Under the Dynegy Inc. Restoration Pension Plan and Restoration 401(k) Savings Plan, which are nonqualified supplemental executive retirement plans, participants, including all executives, fully vest in their benefits under the plans to the extent not already vested upon a change in control. However, all current participants under the plans are already fully vested based on their years of service, so a change in control will not alter their vesting under the plans.

The following table sets forth the estimated total payouts (excluding any effect related to long-term incentive awards discussed above) to our executive officers following a change in control transaction assuming each such executive’s employment is involuntarily terminated as contemplated by the change in control agreements:

	Bruce A. Williamson(1)	Holli C. Nichols	J. Kevin Blodgett	Lynn A. Lednicky	Charles C. Cook
Cash Severance (Multiple of Annual Compensation)	$5,980,000	$2,625,000	$2,250,000	$2,175,000	$2,175,000

Pro-rated Short-term Incentive Bonus	$917,808	$481,849	$413,014	$399,247	$399,247

Medical, Dental, Vision and Life Insurance Benefits	$37,008	$10,290	$30,660	$31,020	$31,020

Outplacement Services	$25,000	$25,000	$25,000	$25,000	$25,000

Tax Gross-Up	$0	$1,773,447	$1,383,635	$1,375,030	$1,455,986

TOTAL(2)	$6,959,816	$4,915,586	$4,102,309	$4,005,297	$4,086,253

(1)	For a description of Mr. Williamson’s prior election to not have a continuing role with the Company following any acquisition by Blackstone, see “The Merger—Background of the Merger” beginning on page 29. In connection with his departure from the Company following closing of the Blackstone transaction, the diminution of Mr. Williamson’s responsibilities as a result of the Company becoming a private company will entitle him to receive the amount set forth in the row labeled “Total.”

(2)	Amounts reflected assume that the consummation of the Merger and the executive’s termination occur on December 1, 2010; however, the actual timing of the Merger’s consummation depends on various factors and the satisfaction of certain conditions, as described under “The Merger Agreement—Conditions to the Merger” beginning on page 85.

Receipt of the cash severance payment and other severance benefits under the Executive Change in Control Severance Pay Plan is subject to forfeiture if the executive materially breaches his or her confidentiality and non-disparagement agreement and is further subject to the executive’s execution of a general release of claims in favor of the Company.

Deferred Compensation Plan

Mr. Lednicky is the only named executive officer with a balance in our suspended non-qualified executive deferred compensation plan. This plan provides that, upon a change in control, participants fully vest in their employer contributions under the plan to the extent not already vested. However, Mr. Lednicky is already fully vested based on his years of service, so a change in control will not alter his vesting under the plan.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, Parent and the surviving corporation will indemnify and hold harmless (and Parent will advance expenses to) our and our subsidiaries’ present and former officers and directors against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such officer’s or director’s service as a director or officer of the Company or its subsidiaries (or services performed at our or our subsidiaries’ request) at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions contemplated thereby and actions to enforce such indemnification or advancement rights) to the fullest extent permitted by law.

We are required to (and if we are unable to do so, Parent will cause the surviving corporation to) obtain a six-year “tail” insurance policy with respect to the currently existing officers’ and directors’ liability insurance policy and fiduciary liability insurance policy. Such policy must be obtained from an insurance carrier with the same or better credit rating as our insurance carrier as of the date of the merger agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance and must have terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as our existing policies with respect to any matter claimed against our and our subsidiaries’ present and former officers and directors serving in such capacity that existed or occurred at or prior to the effective time of the merger. This obligation is subject to a cap of 300% of the annual premium amount we are currently paying for such insurance.

If we or the surviving corporation fail to purchase such policies, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase comparable policies, in each case, for the six-year period following the effective time of the merger. Parent’s or the surviving corporation’s obligation to provide this insurance will be capped at 300% of the annual premium amount we are currently paying for such insurance. If the annual premium amount for such coverage exceeds the cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding the amount of the cap.

Following the effective time of the merger, the present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Arrangements with the Surviving Corporation

Although Blackstone has previously indicated its belief that the continued involvement of our management team, excluding Mr. Williamson, is integral to the Company’s future success, up until the end of the go-shop period the board of directors did not authorize members of our current management to engage in any discussions with Blackstone in this regard, and no such discussions occurred prior to such time. Following the expiration of the go-shop period, the board of directors authorized members of management to commence discussions with Blackstone regarding the terms of employment following completion of the merger and requested that management keep Mr. Williamson advised as to the general status of such discussions. However, as of the date of this proxy statement, no discussions regarding such terms of employment have occurred, and no members of our current management have entered into any agreement, arrangement or understanding with Parent, Merger Sub or their affiliates to provide continuing employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries. Although it is possible that certain members of our current management team, other than Mr. Williamson, will enter into arrangements with Parent or its affiliates regarding employment (and severance arrangements) with, and/or the right to purchase or participate in the equity of, Parent (and/or a subsidiary of Parent), after the date of this proxy statement and prior to completion of the merger, there can be no assurance that any parties will reach an agreement. Any new arrangements that are entered into prior to completion of the merger would not become effective until after the merger is completed.

The board of directors has appointed David Biegler, a member of the board of directors, as the plan administrator of the Executive Change in Control Severance Pay Plan. This appointment is contingent upon, and is effective as of, the closing of the merger. The board of directors has appointed Bill Trubeck, a member of the board of directors, as the contingent plan administrator, to serve as plan administrator in the event that Mr. Biegler resigns or is otherwise unwilling or unable to serve as plan administrator. For more information about these appointments, see “—Change in Control Arrangements” beginning on page 60.

Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub, or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of our common stock as capital assets, and does not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of phantom stock units, or options to purchase shares of our common stock, or the treatment of shares of restricted stock or performance awards, or any other matters relating to equity compensation or benefit plans (including the plans). This discussion does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.

The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “—Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of common stock is more than 12 months at the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to tax at a maximum rate of 15% under current law. For taxable years beginning after December 31, 2010, the maximum rate is scheduled to return to the previously effective rate of 20%. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting.

Backup withholding of tax (at the rate of 28%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of phantom stock or options to purchase shares of our common stock, or the treatment of shares of restricted stock or performance awards, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

To complete the merger, the parties must make filings with and obtain authorizations, approvals, or consents from a number of federal and state public utility, antitrust, and other regulatory authorities. Under the terms of the merger agreement, the merger cannot be completed until the waiting periods applicable to the consummation of the merger and the NRG sale under the HSR Act have expired or been earlier terminated. On August 27, 2010, the Company and the guarantor filed notification of the proposed merger with the FTC and the DOJ under the HSR Act, and on August 27, 2010, the guarantor and NRG filed notification of the proposed NRG sale with the FTC and the DOJ under the HSR Act. The DOJ and the FTC granted early termination of the waiting periods applicable to the merger and the NRG sale on September 7, 2010 and September 8, 2010, respectively.

At any time before or after consummation of the merger and the NRG sale, notwithstanding the termination of the waiting period under the HSR Act, DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger and/or the NRG sale and seeking divestiture of substantial assets of the Company, Parent, or NRG. At any time before or after the completion of the merger and the NRG sale, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger and/or the NRG sale and seeking divestiture of substantial assets of the Company, Parent, or NRG. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

In addition, the merger and the NRG sale cannot be completed without prior approval of the merger and the NRG sale by FERC. The Company, certain of the Company’s subsidiaries, Parent, Merger Sub and NRG filed with FERC a joint application for approval of the merger and the NRG sale under Section 203 of the Federal Power Act on August 27, 2010. FERC established a comment date of September 27, 2010 with respect to the application, and interested persons had an opportunity to file comments on, and protests to, the application by that date. As of September 27, the end of the comment period, no comments had been received on the application. FERC is currently evaluating the application to determine whether the proposed transactions are consistent with the public interest or whether they will result in cross-subsidization or the pledge or encumbrance of utility assets for the benefit of any “associate company” (as defined in the Public Utility Holding Company Act of 2005). FERC may grant approval subject to conditions, including conditions that would require divestiture of substantial assets of the Company, Parent, or NRG in order to consummate the merger and/or the NRG sale, and also retains the authority to issue supplemental orders imposing additional conditions at any time.

The merger and the NRG sale are, or may be, subject to the regulatory requirements of other state and federal regulatory agencies and authorities. The Company, Parent and Merger Sub filed a joint petition for approval, or a determination that no approval is required, for the merger with the NYPSC under Sections 70 and 83 of the PSL, on August 27, 2010. For transactions, like the merger, that involve only a change in upstream control of one or more entities subject to “lightened regulation” under the PSL, the NYPSC generally concludes that no approval is required by applying what is known as the “Wallkill presumption”.

The Company, on behalf of itself, Blackstone and NRG, filed voluntary notifications relating to the merger and the NRG sale with the CPUC, and the CAISO, under CPUC General Order No. 167 on August 13, 2010. No action on these notifications is required.

The Company and certain affiliates operate wireless communications systems, which we refer to as private radio stations, which are licensed by the Federal Communications Commission, or FCC, and which are used solely in connection with and in support of the Company’s power generation and related activities. Subject to limited exceptions, Section 310(d) of the Communications Act of 1934, as amended, requires that licensees obtain the FCC’s prior consent to the assignment of licenses or the transfer of control of a licensee. Certain of the Company’s subsidiaries filed assignment of license applications related to the merger and the NRG sale with the FCC on August 27, 2010; all such assignment of license applications were consented to by the FCC on or before September 7, 2010.

There can be no assurance that all of the regulatory approvals described above, or any other regulatory approvals that might be required to consummate the merger, will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC, or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result. For a description of the parties’ obligations with respect to regulatory approvals related to the merger and the NRG sale, see “The Merger Agreement—Filings; Other Actions; Notification” beginning on page 82 and “The NRG PSA—Filings; Other Actions; Notification” beginning on page 94.

Litigation Relating to the Merger

In connection with the proposed merger, nineteen lawsuits were filed (one of which was subsequently voluntarily dismissed) in the District Courts of Harris County, Texas between August 13, 2010 and August 24, 2010 against the Company, its directors and Blackstone. Parent, Merger Sub, the guarantor, NRG and/or certain executive officers of the Company have also been named as defendants in certain of these suits. The remaining eighteen Texas state actions were consolidated on September 9, 2010 and are captioned as Colleen Witmer, et al. v. Dynegy Inc., et al., No. 2010-50609 (Consolidated) (234th Judicial District of Harris County, Texas). The First Amended Verified, Consolidated Class Action Petition and Request for a Temporary and Permanent Injunction was filed on September 21, 2010. A hearing regarding plaintiff’s motion for a temporary injunction has been scheduled for November 9 and 10, 2010 at 9:30 am.

One stockholder derivative lawsuit was filed on behalf of the Company against a majority of the Company’s directors in the 152nd Judicial District Court of Harris County, Texas on September 16, 2010. On September 24, 2010, an order was entered transferring this case to the 234th Judicial District Court of Harris County, Texas.

Two stockholder lawsuits were filed against the Company, its directors, certain of its executive officers, Blackstone, Parent, Merger Sub and/or NRG in the United States District Court in the Southern District of Texas; the first was filed on August 31, 2010 and the second was filed on September 16, 2010. These actions have been assigned case numbers 4:10-cv-03145 and 4:10-cv-03320, respectively.

Six similar shareholder actions against the Company, its directors, Blackstone, Parent, Merger Sub, the guarantor and/or certain executive officers of the Company were filed in the Court of Chancery of the State of Delaware between August 17, 2010 and August 23, 2010. These six Delaware actions were consolidated on August 24, 2010 and are captioned as In re Dynegy Inc. Shareholders Litigation, Cons. C.A. No. 5739-VCS. One of these lawsuits was voluntarily dismissed on August 23, 2010. A Verified Amended Class Action Complaint was filed on September 23, 2010.

Each of the Texas and Delaware complaints generally alleges, among other things, that our board of directors and, in certain cases, certain of our executive officers have violated various fiduciary duties relating to maximizing stockholder value in negotiating and approving the merger. The federal actions additionally allege violations of Sections 14(a) and 20(a) of the Exchange Act, and the Texas state court actions allege failure to disclose material information. Further, certain of the complaints allege that the Company, Blackstone, and/or NRG aided and abetted such alleged breaches of fiduciary duties. The plaintiffs seek various remedies, including an injunction against the merger and/or the stockholder vote, corrective disclosure, declaratory relief with respect to the alleged breaches of fiduciary duty, and monetary damages including attorneys’ fees and expenses.

All defendants deny any wrongdoing in connection with the proposed merger and plan to vigorously defend against all pending claims.

The plaintiffs allege that in the preliminary proxy statement filed by the Company with the SEC on September 3, 2010, the Company failed to fairly and accurately disclose:

•	the person who initiated the informal conversation between Mr. Baliff of NRG and Ms. Nichols in April 2010 and the range of potential transactions discussed between NRG and the Company;

•	the reasons why NRG concluded that it could not resell the Company’s coal-generating facilities and, therefore, withdrew from negotiations to acquire the Company;

•	the amount or type of consideration discussed between the Company and NRG regarding a potential acquisition of the Company by NRG;

•	the proposed terms, or any discussions regarding the proposed terms, in the draft merger agreement delivered by NRG to the Company;

•	whether the Company authorized NRG to provide non-public information about the Company to Blackstone, and if so, why;

•	the reason why no companies other than Blackstone were contacted by NRG with regard to a purchase of the Company’s coal-generating assets;

•	the reason why the Company did not pursue a direct sale of the gas-fired assets to NRG or another buyer;

•	the proposed terms or a discussion of the consideration that was being negotiated between NRG and Blackstone for the Company’s coal generating assets;

•

the reason why the Company opted to deal exclusively with Blackstone and NRG, and why the Board decided to allow Blackstone to sell assets to NRG for $1.3 billion while Blackstone paid $540 million to stockholders;

•

whether information regarding the four natural gas-fired assets that Blackstone intends to sell to NRG concurrently with completion of the merger was disclosed to Blackstone through Blackstone’s confidentiality agreement with NRG;

•

information concerning NRG’s mid-June 2010 due diligence questions and discussions of transaction opportunities that suggested an inability to dispose of the Company’s coal generating facilities, and the terms that NRG would have found acceptable with respect to a disposition of the Company’s coal generating facilities;

•

information concerning the valuation of the Company’s coal generating facilities discussed in the negotiations between the Company and NRG, and why NRG believed it could not sell such coal generating facilities to Blackstone despite Blackstone’s interest in acquiring them;

•

the strategic alternatives that senior management of the Company reviewed with the board of directors on July 29, 2010; the substance of the joint preliminary analysis of Greenhill and Goldman Sachs; the additional analyses and information that the board of directors instructed senior management of the Company, Greenhill, and Goldman Sachs to prepare and gather at the July 23, 2010 meeting; and why Greenhill and Goldman Sachs conducted a joint analysis;

•

how Blackstone’s agreement not to fund any portion of the merger consideration with the proceeds of the NRG sale or use any assets of the Company or any new indebtedness of the Company for such a purpose resulted in a lower offer price for the Company, and the board of directors’ attempts to persuade Blackstone to reconsider the reduction in the offer price;

•	a copy of the equity commitment letter;

•	when Blackstone’s site visits to the Moss Landing, Independence, and Baldwin generating facilities occurred;

•	what strategic alternatives to the transaction with Blackstone the board of directors considered and what (if anything) the board of directors or Company did to pursue these alternatives;

•	what was determined regarding the advisability of the Company proceeding exclusively with Blackstone;

•

whether either NRG or Blackstone was among sixteen potential acquirers contacted by Greenhill and Goldman Sachs in late 2008 and early 2009 to assess interest in a potential transaction with the Company, and if so, how far into the process each went;

•	why the sixteen potential suitors contacted by the Company in late 2008 and early 2009 were not contacted in the spring and summer of 2010 to measure their interest with respect to the Company;

•	the identity of the three potential acquirers who engaged with the Company in preliminary discussions in late 2008 and early 2009 regarding a possible acquisition of the Company;

•	the reason(s) that Blackstone lowered its offer price from $5.25 to $5.00 per share, how the reduction was computed, and why the board of directors accepted this price reduction;

•

when the events cited by Blackstone in connection with lowering its offer price from $5.00 per share to $4.50 per share occurred and/or were uncovered during Blackstone’s diligence, as applicable; whether any of the reasons cited by Blackstone occurred after August 4, 2010, when Blackstone reduced the offer price from $5.25 per share to $5.00 per share; and why the board of directors agreed to the August 12, 2010 per share offer price reduction;

•	what efforts, if any, the board of directors made to get Blackstone to increase its offer price;

•	the reasons why the go-shop period was expanded from 35 days to 40 days, and when this change occurred;

•	why the Company and the individual defendants agreed to the amount of the termination fees;

•

any reference to the fee payable from NRG to Merger Sub in certain circumstances if NRG or its affiliates acquire certain assets or entities contemplated to be sold under the NRG PSA within 18 months of the termination of the NRG PSA and the effects this fee could have on a potential competing bid for the Company;

•	the reasons why Mr. Williamson believed there was no conflict of interest in his participating in the discussions with NRG;

•	whether Mr. Williamson’s potential change in control severance payments total $7 million or $14 million;

•

why Mr. Williamson’s “Tax Gross-Up” became valueless between April 2010 (the date of the Company’s definitive proxy statement for its 2010 Annual Stockholders Meeting where the Company disclosed that this benefit was worth $4 million) and August 2010;

•

why the board of directors did not form a special committee of independent directors to evaluate any offers for the Company, especially in light of Blackstone’s expression of its interest to retain the Company’s management following any acquisition of the Company;

•	why no board member responded to Mr. Grijalva’s dissenting opinion or why there was no effort on the part of the board to investigate Mr. Grijalva’s statements;

•	the services that Greenhill and Goldman Sachs provided to Blackstone and the Company;

•	which analyses were performed by Greenhill and which were performed by Goldman Sachs, and whether there was any consolidation of the analyses by the financial co-advisors;

•	the compensation that Goldman Sachs has received, and may receive, for investment banking services it has provided to NRG and its affiliates or expects to provide to NRG and its affiliates;

•

the value of Goldman Sachs’ long or short positions, investments and co-investments, as well as actively traded or effected transactions, in the equity (including limited partnership units), debt, and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, NRG or any of their respective affiliates, Blackstone or any of the affiliates and portfolio companies of Blackstone, or any currency or commodity that may be involved in the merger for its own account and for the accounts of its customers;

•	why, in light of the joint financial analyses of the financial co-advisors, the board of directors retained Greenhill and Goldman Sachs to prepare separate fairness opinions;

•

the discrepancy between Greenhill’s fairness opinion, which specifically indicated that it did not consider the fairness to certain shareholders, including Blackstone, the Company, and their respective wholly owned subsidiaries, and Goldman Sachs’ fairness opinion, which did not contain such exclusions;

•	what relationship, if any, Greenhill had or has with NRG;

•

the compensation paid by Blackstone and/or the Company for the services rendered on their behalf over the past two years by Goldman Sachs, Greenhill, and Credit Suisse Securities (USA) LLC, the financial advisor to Blackstone;

•	the compensation that may be paid by Blackstone for investment banking services rendered on its behalf by Goldman Sachs for services that Goldman Sachs expects to provide to Blackstone;

•

with respect to the “Illustrative Discounted Cash Flow Analysis,” the definition of, or elements for, unlevered free cash flow for calendar years 2011-15; how multiples ranging from 6.5X-8.5X were determined and what data they were based on; how discount rates ranging from 8-12% were derived; the methodology and data used to determine cost of capital used in this analysis; the complete cash flow forecasts; the forecasts for the portion of the Company’s business which is to be sold to NRG; whether the analysis includes consideration of stock-based compensation; and whether the analysis takes into consideration net operating losses (if any);

•

with respect to the “Selected Companies Analysis,” the multiples and rent-adjusted enterprise values used in the analysis; how the companies were selected and why they are appropriate comparables; and the Illustrative Per Share Value Indications of the variation in the Company’s debt value (book to observed market) resulting from the analysis;

•

with respect to the “Selected Transactional Multiples Analysis,” how the selected representative multiple ranges were chosen for each transaction; the time frame or other criteria used in the selection of these transactions; the reasons why applying ranges of 5.5X – 6.5X is appropriate in this context; a description of the multiples observed by Greenhill and Goldman Sachs for each company in the analysis; and the particular financial multiples observed for each of the comparable transactions;

•

with respect to the “Selected Transaction Premium Analysis,” a description of the criteria, companies, and multiples observed by Greenhill and Goldman Sachs for each company; a description for selecting premiums ranging from 20% – 30% used in the analysis; the specific premiums paid in each category of acquisitions; how the selection criteria in this analysis is different from the “Selected Transactions Multiples Analysis”; whether there was a different selection criteria for the analysis of the premiums paid in publicly announced change of control transactions and the Selected Transactions Multiples Analysis, and the rationale for any difference;

•

with respect to the “Illustrative Sum-of-the-Parts Analysis,” the standalone enterprise value of the applicable coal or natural gas assets as a multiple (“EV/kW”); which plants were included in each segment; a description of the multiples observed by Greenhill and Goldman Sachs for the 22 natural gas asset transactions; the specific EV/kW for each of the 22 natural gas transactions; an explanation of how these multiples compare to the multiple NRG is paying in the NRG Sale, and whether the results of the NRG Sale were included; which plants were included in each asset segment; the methodology for determining and the rationale for applying different multiple ranges to each asset segment; and the criteria used to select a multiple of 7.5x to Company management’s estimated 2011 general and administrative expenses used in the analysis;

•

with respect to the “Additional Financial Analysis,” the calculated difference in the Company’s market versus book value of debt; and an explanation for why different multiples were selected in applying the market value of the Company’s debt and what the difference would have been if the same multiples were applied;

•	with respect to the “Research Analysts’ Stock Price,” information on the thirteen equity research stock prices the co-financial advisors used and what the target prices were for each analyst;

•	with respect to the three companies selected as market comparators, the reasons why they were selected and why the balance were excluded;

•	the time frame and other criteria used for selecting comparator transactions;

•	the full range of target prices that “many research analysts” prepared; and

•	the Company’s current power generation portfolio detail.

The Company denies any wrongdoing in connection with the foregoing allegations and plans to vigorously defend against all pending claims.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page 106.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of the Company at the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation attached as an exhibit to the merger agreement, until amended in accordance with its terms or by applicable law. The bylaws of the surviving corporation will be the bylaws of the Company in effect immediately prior to the effective time of the merger, until amended in accordance with its terms or by applicable law.

Following the completion of the merger, our common stock will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded.

Closing and Effective Time of the Merger

The closing of the merger will take place on the third business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger” beginning on page 85) have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions). However, if it does not become reasonably apparent to the parties at least nine calendar days prior to such date that such conditions (other than the condition relating to the adoption of the merger agreement by our stockholders, which is deemed satisfied for this purpose) are likely to be satisfied, then the closing of the merger will take place on the later of such third business day referred to above or the 11th calendar day (of, if such day is not a business day, the next business day) after it becomes reasonably apparent that such conditions are likely to be satisfied as of a particular date.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be consummated by the end of November 2010. The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Treatment of Common Stock, Options and Other Equity Awards

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior thereto (other than excluded shares) will be converted into the right to receive the per share merger consideration. Each share of our common stock owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and each share of our common stock owned by the Company or any other direct or indirect wholly owned subsidiary of the Company (in each case not held on behalf of third parties) will be converted into one share of a class of stock of the surviving corporation. Our common stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL will be cancelled without payment of consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights” beginning on page 101.

Options

None of the outstanding Company stock options has an exercise price that is lower than the per share merger consideration. Accordingly, holders of Company stock options will not be entitled to receive any payment in exchange for their options. All Company stock options will be cancelled for no payment at the effective time of the merger.

Restricted Stock

At the effective time of the merger, each outstanding share of restricted stock will fully vest and be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the effective time of the merger, an amount in cash equal to the per share merger consideration, less any applicable withholding taxes.

Phantom Stock Units

At the effective time of the merger, each outstanding phantom stock unit will fully vest and be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the effective time of the merger, an amount in cash equal to the per share merger consideration, less any applicable withholding taxes.

Performance Awards

At the effective time of the merger, the Company’s performance awards granted in 2009 and 2010 will be payable at 100% of “target” (as defined in the applicable agreements for such awards), fully vested and settled for a payment of cash, and each outstanding performance award granted by the Company prior to 2009 will be fully vested and cancelled for no payment in accordance with the terms of the agreements governing such Company performance awards.

Capitalization of Parent

In accordance with the equity commitment letter, the capitalization of Parent may be effected directly or indirectly through one or more affiliated entities or other designated co-investors of Blackstone (other than NRG or any of its affiliates), including with debt financing to the extent available from lenders other than NRG or the Company or any of their respective affiliates. In connection with the consummation of the merger, no credit support in connection with any such debt financing or capitalization of Parent will be provided by NRG, the Company or any of their respective affiliates and no new indebtedness of the Company or any of its subsidiaries, nor any assets of the Company or any of its subsidiaries, may be used in the provision of funding of the aggregate merger consideration to the paying agent described below.

Exchange and Payment Procedures

At the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent a cash amount in immediately available funds necessary for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of our common stock (other than excluded shares). Parent will make available, or will cause to be made available, any additional amounts necessary to make payments to such stockholders who withdraw or otherwise lose their demand for appraisal rights pursuant to the DGCL. With respect to the deposit of funds for shares of our common stock held by The Depository Trust Company, or DTC, if the closing of the merger occurs at or prior to 11:30 a.m., Eastern time, on the date of the closing of the merger, and if the closing of the merger occurs after 11:30 a.m., Eastern time, on the first business day after the date of the closing of the merger, the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of our common stock held of record by DTC immediately prior to the effective time of the merger multiplied by the per share merger consideration.

Promptly, and in any event within two business days, after the date of the effective time of the merger, each record holder of shares of our common stock (other than holders who solely hold the excluded shares) will be sent a letter of transmittal describing how it may exchange its shares of our common stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your certificate or certificates. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of our common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any person presents to the surviving corporation, Parent or the paying agent any certificate, such certificate will be cancelled and, subject to compliance with the exchange procedures set forth in the merger agreement, exchanged for the cash amount to which such person is entitled pursuant to the merger agreement.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of our common stock for 180 days after the effective time of the merger will be delivered to the surviving corporation. Record holders of our common stock (other than the excluded shares) who have not complied with the above-described exchange and payment procedures may thereafter only look to the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any former record holders of our common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a customary amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule the Company delivered in connection with the merger agreement. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;

•	our capitalization;

•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

•	our joint ventures in which we have a 5% or greater equity interest;

•	the absence of preemptive or other similar rights or any debt securities that give their holders the right to vote with our stockholders;

•

the absence of stockholder agreements, voting trusts or other agreements or understandings by which we or our subsidiaries are bound relating to the voting or registration of any of our or our subsidiaries’ equity securities;

•	our indebtedness for borrowed money;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•	the declaration of advisability of the merger agreement and the merger by the board of directors, and the approval of the merger agreement and the merger by the board of directors;

•

the absence of violations of, or conflicts with, our or our subsidiaries’ governing documents, governmental orders, applicable law and certain agreements as a result of our entering into and performing under the merger agreement;

•	governmental consents, approvals, notices and filings necessary to consummate the merger;

•	our regulatory and SEC filings since December 31, 2007 and the financial statements included therein;

•	compliance with the applicable listing and corporate governance rules and regulations of the NYSE;

•	compliance with the Foreign Corrupt Practices Act of 1977;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a Company material adverse effect (as described below) since December 31, 2009;

•	the conduct of business in accordance with the ordinary course consistent with past practice since December 31, 2009;

•	the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;

•	the absence of certain undisclosed liabilities;

•	employee benefit plans;

•	certain employment and labor matters;

•	compliance with applicable laws and permits;

•	the inapplicability of any anti-takeover law to the merger;

•	environmental matters;

•	tax matters;

•	intellectual property;

•	insurance policies;

•	the receipt of fairness opinions from Greenhill and Goldman Sachs;

•	the absence of any undisclosed broker’s or finder’s fees;

•	real property;

•	material contracts and the absence of any default under any material contract;

•	our corporate risk policy with respect to commodities trading and derivative products;

•	the mark-to-market value of our derivative products;

•	regulation as a public utility holding company, public utility or public service company; and

•	certain representations and warranties made by Merger Sub to NRG in the NRG PSA, which are described below in “The NRG PSA—Representations and Warranties”, beginning on page 92.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company material adverse effect”, which means an event, effect, change, circumstance or occurrence that has a material adverse effect on the financial condition, business or results of operations of the

Company and its subsidiaries, taken as a whole; provided that none of the following will constitute or be taken into account in determining whether a “Company material adverse effect” has occurred or may, would or could occur:

•	events, effects, changes, circumstances or occurrences arising out of or resulting from:

•

the execution, announcement or performance of obligations, covenants or agreements required by the merger agreement or the NRG PSA or the consummation of the transactions contemplated by the merger agreement or the NRG PSA, including the impact on relationships with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement or the NRG PSA or the transactions contemplated by the merger agreement or the NRG PSA;

•

any action taken by the Company or our subsidiaries that is required by the merger agreement or the NRG PSA or taken at Parent’s written request, or failure to take any action that is prohibited by the merger agreement or the NRG PSA;

•	any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub, NRG or their respective affiliates;

•

any actions taken by the Company or our subsidiaries that are permitted by the merger agreement to obtain approval or consent from any governmental entity in connection with the consummation of the merger or the NRG sale; or

•

any impact or effect on the rates that the Company or our subsidiaries may charge for electricity, energy, capacity and/or ancillary services or any other product or service subject to regulation by FERC as a result of the affiliation of the Company or such subsidiary with Parent under applicable law;

•

to the extent the following events, effects, circumstances, changes or occurrences do not have a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and such subsidiaries conduct their businesses (taking into account the relative size of the Company and its subsidiaries and their affected businesses as compared to the other participants in the industries in which the Company and its subsidiaries conduct their business and such participants’ affected businesses):

•

changes, events, occurrences or effects generally affecting (1) the economy, credit, financial or capital markets, or political conditions in the United States, including changes in interest and exchange rates or (2) the electric generation industry;

•	changes in GAAP, regulatory accounting standards or law or in the interpretation or enforcement thereof after August 13, 2010;

•

an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters (whether or not caused by any person or any force majeure event) or any national or international calamity or crisis, other than any of the foregoing involving physical damage or destruction to or rendering physically unusable facilities or properties of the Company or any of our subsidiaries;

•

changes or developments in national, regional, state or local wholesale or retail markets or prices for electric power, capacity, emissions allowances, natural gas, fuel oil, coal, steel, concrete, water, fuel or the transportation of any of the foregoing, including those due to actions by competitors or due to changes in commodities prices or hedging markets; or

•

changes or developments in national, regional, state or local electric generating, transmission or distribution systems or natural gas transmission or distribution systems, other than changes or developments involving physical damage or destruction to or rendering physically unusable facilities or properties of the Company or any of our subsidiaries; or

•	events, effects, circumstances, changes or occurrences arising out of or resulting from:

•	any change in our credit ratings;

•	any decline in the market price or change in trading volume of our capital stock; or

•	any failure to meet any internal or public forecasts, projections or estimates of revenue, earnings, cash flow or cash position,

provided, however, that the exceptions provided in the three bullet points immediately above will not prevent or otherwise affect a determination that the underlying cause of the change, decline or failure has resulted in, or contributed to, a Company material adverse effect.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule Parent delivered in connection with the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•

the absence of violations of, or conflicts with, their governing documents, governmental orders, applicable law and certain agreements as a result of entering into and performing under the merger agreement and completing the merger;

•	required governmental consents, approvals, notices and filings;

•	the absence of legal proceedings, investigations and governmental orders against Parent and Merger Sub;

•	sufficiency of funds;

•	the absence of any amendments or modifications to the equity commitment letter;

•	the absence of contingencies related to the funding of the equity financing other than as set forth in the equity commitment letter;

•	the capitalization of Merger Sub;

•	the absence of any undisclosed broker’s or finder’s fees;

•	delivery of the executed guaranty and enforceability thereof;

•	inapplicability of “interested stockholder” provisions of Section 203 of the DGCL to Parent or Merger Sub;

•	regulation as a public utility holding company, public utility or public service company;

•	the absence of certain agreements or compensation or equity arrangements;

•	no competing business;

•	delivery of the executed NRG PSA; and

•	acknowledgement as to the absence of any representations and warranties with respect to any estimates, projections, forecasts, forward-looking statements or business plans provided by the Company.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will not survive the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and disclosure schedule we delivered in connection with the merger agreement or as required by law, between the date of the merger agreement and the effective time of the merger, unless Parent gives its prior written approval (which cannot be unreasonably withheld, delayed or conditioned), we and our subsidiaries will cause our businesses to be conducted in the ordinary course and will use our reasonable best efforts to preserve our business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, employees and business associates.

Subject to applicable law, certain exceptions set forth in the merger agreement and disclosure schedules we delivered in connection with the merger agreement, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s written approval (which cannot be unreasonably withheld, delayed or conditioned):

•	make changes to organizational documents;

•	issue, sell, pledge, transfer or otherwise encumber any equity interests of the Company or our subsidiaries (with customary exceptions);

•	declare, set aside or pay any dividends or other distributions (other than any dividends from any wholly owned subsidiary of the Company to the Company or to another such subsidiary of the Company);

•	split, combine, subdivide or reclassify any of the Company’s equity interests;

•

incur any indebtedness, except for (i) advances of credit incurred under the Company’s existing credit facilities not to exceed $2.5 million and (ii) letters of credit issued under the Company’s credit agreement (a) in the ordinary course of business consistent with past practices for non-trading activities but not to exceed $25 million, (b) in connection with certain permitted sales or purchases of derivative products, physical electricity products or fuel commodities for the Company’s assets (See “—Access to the Company and its Trading Operations” beginning on page 91) or (c) to support trading positions in place as of August 13, 2010;

•

make or authorize capital expenditures in excess of $5 million in the aggregate not (i) already in the Company’s business plan, (ii) required by law or (iii) in response to a casualty loss or property damage;

•	change any material accounting policies or principles;

•

waive, release, settle or compromise any pending or threatened action, litigation, claim or arbitration or other proceedings before a governmental entity (i) for more than $2.5 million individually or $5 million in the aggregate, (ii) that would entail the incurrence of any liability of the Company in excess of such amount or obligations that would impose any material restrictions on the business or operations of the Company or its subsidiaries or (iii) that is stockholder litigation related to the merger agreement and the transactions contemplated thereby;

•	acquire interests or assets outside the ordinary course of business consistent with past practice for consideration in excess of $1 million individually or $5 million in the aggregate;

•

sell, transfer or otherwise dispose of any entity, business, assets, rights or properties of the Company or any of our subsidiaries in excess of $1 million individually, or $5 million in the aggregate;

•

(i) except to the extent required by written agreements existing on August 13, 2010, grant or announce any stock option, equity or incentive awards or increase the salaries, bonuses or other compensation and benefits payable by the Company or any of its subsidiaries to any employees, officers, directors or individual independent contractors, (ii) except to the extent required by written agreements existing on August 13, 2010, pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefits not required by any existing plan of the Company or take any action to accelerate vesting of any right to compensation or benefits, (iii) except to the extent required by written agreements existing on August 13, 2010, enter into or amend any employment, consulting, bonus, severance, retention, retirement or other similar agreement, (iv) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plans or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, (v) change the accrual rate for the Company’s short-term incentive plans from the rate reflected in the Company’s financial statements, (vi) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries or (vii) adopt, amend or terminate any existing Company plan or benefit arrangement if such action would result in a material cost to the Company or any of its subsidiaries;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	merge or consolidate the Company or any of its subsidiaries with and into any other person;

•	grant any liens other than certain permitted liens and except in connection with certain indebtedness;

•

hire any employee or individual independent contractor with total expected annual base salary, including commissions, in excess of $100,000, other than to fill vacancies arising in the ordinary course of business at annual base salary levels not in excess of 120% of prevailing market rates;

•

subject to certain conditions and exceptions, terminate the employment of any employee of the Company who participates in the Company’s executive change in control severance pay plan except for “cause”, as defined under such plan, or otherwise take any action that could reasonably result in the closure of the Company’s regional headquarters in California;

•

other than in the ordinary course of business consistent with past practice, make any material tax election, file any material amended tax return, settle or compromise any material tax liability, enter into any closing agreement with respect to any material tax or agree to an extension or waiver of the statute of limitations applicable to the assessment or collection of any material tax;

•	enter into any material contracts, terminate, materially amend, or waive any material rights or material default under any material contract;

•

modify in any material respect our risk policy regarding commodities trading, our trading guidelines or any similar policy, other than modifications that are more restrictive to the Company and its subsidiaries;

•

sell or purchase derivative products or commodities other than certain sales of capacity and certain trades to manage intra-month positions and to prevent certain net short and net long power positions (see also “—Access to the Company and its Trading Operations” beginning on page 91);

•

subject to certain exceptions, enter into any energy, ancillary services, fuel, emissions allowance, credit or offset, transmission, transportation or storage transactions with a term extending through the later of November 15, 2010 and the end of the prompt month with respect to or related to the subsidiaries of the Company that are contemplated to be transferred to NRG pursuant to the NRG sale;

•	fail to maintain in full force and effect material insurance policies covering the Company and our subsidiaries in a form and amount consistent with past practice;

•	permit any letters of credit to be issued other than letters of credit issued by certain financial institutions under the Company’s credit agreement;

•

take any action which would reasonably be expected to result in any of the conditions to the merger not being satisfied or delaying the satisfaction of any such conditions, or that would reasonably be expected to prevent, delay, impair or interfere with our ability to consummate the merger; or

•	agree, authorize or commit to do any of the foregoing.

Solicitation of Acquisition Proposals

Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that the board of directors will not withhold, withdraw, qualify or modify (or publicly propose or resolve to do so), in a manner adverse to Parent, the Company recommendation, or approve or recommend (or publicly propose to do so), an acquisition proposal, or cause or permit the Company to enter into any alternative acquisition agreement relating to any acquisition proposal.

During the go-shop period, we were permitted to:

•

initiate, solicit and encourage any inquiry or the making of acquisition proposals from third parties, including by providing third parties non-public information pursuant to acceptable confidentiality agreements (provided that we promptly, and in any event, within 24 hours thereafter, made available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to any such third parties if not previously made available to Parent or Merger Sub); and

•	engage or enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal.

From and after the no-shop period start date, we were required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any acquisition proposals. At any time from and after the no-shop period start date and until the effective time of the merger or the termination of the merger agreement, we, our subsidiaries and our representatives may not:

•	initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any acquisition proposals;

•	engage in, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal;

•	provide any non-public information concerning the Company to any person relating to any acquisition proposal;

•	enter into any agreement or agreement in principle with respect to any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

However, at any time from and after the no-shop period start date and prior to the time our stockholders adopt the merger agreement, if the Company receives a written acquisition proposal from any person that did not result from a material breach of the preceding paragraph:

•	we may contact such person to clarify the terms and conditions of such proposal;

•

we may engage in discussions or negotiations with such person, and furnish to such third party requested non-public information concerning the Company and its subsidiaries pursuant to an acceptable confidentiality agreement (provided that we promptly, and in any event, within 24 hours thereafter, make available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to any such third parties if not previously made available to Parent or Merger Sub), if our board of directors (x) prior to taking any such actions, determines in good faith after consultation with outside legal counsel that failure to take such action could be inconsistent with the directors’ fiduciary duties, and (y) determines in good faith after consultation with its financial advisor that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal; and

•

our board of directors may authorize, approve, adopt, recommend or otherwise declare advisable an acquisition proposal or propose to do any of the foregoing (publicly or otherwise), if (i) the board of directors determines in good faith (after consultation with its financial advisor) that such acquisition proposal is a superior proposal, and (ii) the Company has complied with its obligations in relation to a change of recommendation in connection with a superior proposal as described below.

At any time before the merger agreement is adopted by our stockholders we may terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “The Merger Agreement—Termination Fees” beginning on page 87. In addition, at any time prior to the time our stockholders adopt the merger agreement, the board of directors may effect a change of recommendation if it believes in good faith, after consultation with outside counsel, that the failure to do so could be inconsistent with its fiduciary obligations under applicable law.

However, prior to effecting a change of recommendation in connection with a superior proposal or terminating the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal:

•

we must notify Parent at least 96 hours in advance of our intention to effect a change of recommendation in respect of a superior proposal or to terminate the merger agreement in respect of a superior proposal, specifying the identity of the person making such superior proposal and the material terms of such superior proposal and attaching the most current version of such agreement;

•

after providing such notice and prior to taking any such action, we must negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such 96-hour period to make revisions to the terms of the merger agreement, the equity commitment letter or the limited guaranty as would permit the board of directors not to take any such action with respect to such a superior proposal; and

•

the board of directors must have considered in good faith any changes to the merger agreement, the equity commitment letter and the limited guaranty offered in writing by Parent in a manner that would form a contract if accepted by the Company and must have determined that the superior proposal would still constitute a superior proposal if such changes were given effect.

Nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or making any similar communication to our stockholders, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to our stockholders; provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) will be deemed to be a change of recommendation unless the board of directors expressly reaffirms its recommendation at least two business days prior to the stockholders meeting.

In this proxy statement we refer to (i) any proposal or offer with respect to a merger, consolidation, business combination or similar transaction involving the Company or any of our significant subsidiaries or (ii) any acquisition by any person or group of persons resulting in, or proposal or offer to acquire by tender offer, share exchange or in any manner which if consummated would result in, any person or group of persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (A) more than 20% of the outstanding shares of our common stock or the total voting power of the equity securities of the Company, (B) assets that during the most recently completed twelve month period for which financial information is available generated more than 20% of the consolidated total revenues of the Company and our subsidiaries, taken as a whole, or (C) assets constituting more than 20% of consolidated total assets, measured either by book value or fair market value (including, equity securities of our subsidiaries), of the Company and our subsidiaries, taken as a whole, other than the transactions contemplated in the merger agreement, as an “acquisition proposal”.

In this proxy statement we refer to any acquisition proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all material legal, regulatory and financial aspects of the proposal (including the financing thereof) and the person making the proposal, and if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement, as a “superior proposal”.

Stockholders Meeting

Subject to fiduciary obligations under applicable law, we are required to take all reasonable action necessary to convene a meeting of our stockholders as promptly as practicable after the mailing of this proxy statement to consider and vote upon the adoption of the merger agreement. We may postpone or adjourn the stockholders meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the board of directors has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by our stockholders prior to the stockholders meeting, (iv) if required by law or (v) in the event we have provided timely written notice to Parent and Merger Sub of our intention to terminate the merger agreement in light of a superior proposal and the deadline with respect to such notice has not been reached. Subject to the provisions of the merger agreement discussed above under “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 80, the board of directors will recommend that our stockholders vote to adopt the merger agreement, include the Company recommendation in the proxy statement and take all reasonable lawful action to solicit adoption of the merger agreement. Notwithstanding any change in recommendation by the board of directors, unless the merger agreement is terminated in accordance with its terms, the merger agreement will be submitted to the record stockholders at the stockholders meeting for the purpose of adopting the merger agreement.

Parent has agreed to vote or cause to be voted any shares of our common stock beneficially owned by it or its subsidiaries in favor of the proposal to adopt the merger agreement.

Filings; Other Actions; Notification

We and Parent will cooperate with each other and use (and cause our respective affiliates to use) our respective reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable to satisfy the conditions to closing described under “The Merger Agreement—Conditions to the Merger” beginning on page 85 and to consummate the merger, the NRG sale and the other transactions contemplated by the merger agreement as soon as practicable, including, with respect to Parent, specifically enforcing its rights under the NRG PSA, and for both parties, preparing and filing as promptly as practicable the regulatory filings described under “The Merger—Regulatory Approvals” beginning on page 65 and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger, the NRG sale or any of the other transactions contemplated by the merger agreement or the NRG PSA.

We and Parent have agreed, subject to certain exceptions, to:

•

furnish the other, upon request, with all information concerning itself, its affiliates, directors, officers and stockholders and, with respect to Parent, NRG, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or their respective affiliates in connection with the merger, the NRG sale and the transactions contemplated by the merger agreement;

•

keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated in the merger agreement and the NRG sale, and neither the Company nor Parent will permit any of its affiliates, officers or any other representatives to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry with respect to the merger, the NRG sale and the other transactions contemplated by the merger agreement and the NRG PSA unless it consults with the other party in advance and, to the extent permitted by that governmental entity, gives the other party the opportunity to attend and participate;

•

promptly provide each federal, state, local or foreign court or governmental entity with jurisdiction over any required governmental approval any non-privileged information and documents that they reasonably request or that are necessary, proper or advisable to permit completion of the transactions contemplated by the merger agreement or the NRG PSA;

•

use reasonable best efforts to obtain promptly all required governmental approvals with respect to the merger and the NRG sale and avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or law that would delay in any material respect, restrain, prevent, enjoin or otherwise prohibit completion of the transactions contemplated by the merger agreement or the NRG PSA, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of us or Parent or our respective subsidiaries or affiliates if such action is reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated, or threatened commencement of any investigation or proceeding in any forum or issuance or enactment of any order, decree, decision, determination, judgment or law that would delay in any material respect, restrain, prevent, enjoin or otherwise prohibit consummation of the merger, the NRG sale and the other transactions contemplated by the merger agreement by any governmental entity; and

•

if any injunction, decision, order, judgment, determination, decree or law is entered, issued or enacted or becomes reasonably foreseeable to be entered, issued or enacted in any proceeding, review or inquiry that would make completion of the merger in accordance with the terms of the merger agreement or the NRG sale in accordance with the terms of the NRG PSA unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger, the NRG sale or the other transactions contemplated by the merger agreement or the NRG PSA, use reasonable best efforts to take all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit the completion on a schedule as close as possible to that contemplated by the merger agreement or the NRG PSA.

Parent has also agreed to refrain from entering into any agreement, arrangement or other understanding to acquire any assets or properties that would reasonably be expected to prevent or materially delay the receipt of all governmental approvals required to consummate the Merger and the NRG sale.

Merger Sub and NRG have made certain covenants to each other in the NRG PSA related to governmental approvals needed to consummate the NRG sale; for a description of those covenants, see “The NRG PSA—Filings; Other Actions; Notification” beginning on page 94.

Company Cooperation with Refinancing

Prior to the closing of the merger, the Company will use its reasonable efforts, at Parent’s sole expense, to assist Parent in a refinancing of all or any portion of indebtedness of the Company existing as of the date of the merger agreement; provided that (i) none of the Company or any of its subsidiaries will be subject to obligations under any related documentation until the effective time of the merger or will be required to take any action under such documents that is not contingent upon the closing of the merger or that would be effective prior to the effective time of the merger, (ii) such efforts do not unreasonably interfere with the ongoing operations of the Company or any of its subsidiaries and (iii) none of the Company or any of its subsidiaries will be required to issue any offering or information document. Parent will reimburse the Company for all reasonable and documented out-of-pocket expenses and indemnify the Company from all losses incurred in connection with the Company’s cooperation with such refinancing efforts.

Employee Benefit Matters

Parent has agreed for the sole benefit of the Company that Parent will, and will cause the surviving corporation after the completion of the merger to:

•

from the effective time of the merger until the first anniversary of the effective time of the merger, provide our employees and the employees of our subsidiaries (in each case, other than those subject to collective bargaining agreements) who continue employment with Parent, the surviving corporation or any subsidiary of the surviving corporation, which we refer to as affected employees, with total annual cash compensation opportunities and benefits that, taken together, are substantially comparable in the aggregate to those total annual cash compensation opportunities and benefits provided by the Company and its subsidiaries immediately prior to the effective time of the merger;

•	following the effective time of the merger, comply with the provisions of each of our change in control severance plans;

•

cause any employee benefit plan in which affected employees are entitled to participate to credit all service by such employees for purposes of eligibility, vesting and benefit accrual (other than for benefit accruals under defined benefit pension plans) to the extent such service was credited under one of our comparable employee benefit plans;

•

cause any welfare benefit plan in which affected employees are entitled to participate to (i) waive any pre-existing condition limitations, exclusions or waiting period requirements to the extent such limitations, exclusions and waiting periods were satisfied or inapplicable under our comparable plans or the comparable plans of our subsidiaries and (ii) give credit for amounts paid by such affected employees for any co-payments, deductibles and other out-of-pocket expenses prior to the effective time of the merger under the terms of any corresponding Company plan in satisfying any applicable co-payment, deductible or out-of-pocket requirements for the plan year in which the effective time of the merger occurs under any welfare benefit plan in which the affected employee participates on and after the effective time of the merger;

•

honor its obligations with the unions representing bargaining unit employees of the Company or its affiliates, including all contractual obligations under applicable collective bargaining agreements (subject to future bargaining between the unions and the Company or the Company’s affiliates); and

•

for all employees who continue employment with Parent, the surviving corporation or any subsidiary of the surviving corporation through the earlier of March 15, 2011 and the date on which Parent otherwise pays annual bonuses and incentive payments to similarly situated employees, pay bonuses and incentive payments to such employees on such earlier date in accordance with the bonus and incentive plans or programs of Parent; provided that Parent will ensure that the aggregate annual bonuses and incentive payments made to all such employees, measured as a group, in respect of the 2010 calendar year are no less than the aggregate amount accrued therefor as of December 31, 2010 for such employees.

Parent has acknowledged that a “change in control” or “change of control” within the meaning of each benefit plan will occur upon the effective time, subject to applicable tax rules.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been duly adopted by holders of a majority of the outstanding shares of Company common stock entitled to vote thereon;

•

the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated and the following approvals having been obtained and become final orders: (a) the approval of FERC under Section 203 of the Federal Power Act of 1935, as amended, (b) the approval, or a determination that no approval is required, of the NYPSC to the PSL, as amended, and (c) notification to the CPUC and the CAISO, and the expiration of any applicable notice period under CPUC General Order No. 167; and

•	no court or governmental entity of competent jurisdiction has enacted, issued, enforced or entered any order.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

•	our representations and warranties regarding:

•

our capitalization, our corporate power and authority and our approval of the merger agreement must be true and correct in all respects, subject to such inaccuracies with regard to capitalization as are de minimis relative to that section as a whole;

•	the absence of a Company material adverse effect must be true and correct; and

•

our other representations and warranties set forth in the merger agreement, and disregarding all qualifications and exceptions relating to materiality or Company material adverse effect, must be true and correct except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;

•	the Company has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger;

•

the Company has delivered to Parent a certificate signed by a senior executive officer of the Company certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Company have been satisfied; and

•

the conditions to the obligation of Merger Sub and NRG to effect the NRG sale (other than those conditions that by their nature are to be satisfied at the closing of the NRG sale and the condition relating to the closing of the merger) have been satisfied, and NRG is ready, willing and able to consummate the NRG sale upon the consummation of the merger. For a description of these conditions, see “The NRG PSA—Conditions to the NRG Sale” beginning on page 95.

Our obligation to effect the merger is subject to the satisfaction or waiver by us at or prior to the effective time of the merger of the following additional conditions:

•

the representations and warranties of Parent set forth in the merger agreement must be true and correct in all material respects, except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of Parent or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;

•	each of Parent and Merger Sub has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger; and

•

Parent has delivered to the Company a certificate signed by a senior executive officer of Parent certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied.

The conditions to each of the parties’ obligations to complete the merger are for the sole benefit of such party and may be waived by such party in whole or in part (to the extent permitted by applicable laws).

Termination

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated by the termination date;

•	our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•	an order has become final and non-appealable.

However, none of the termination rights described in the preceding bullet points will be available to any party if the failure to consummate the merger prior to the termination date was primarily due to the failure of such party to perform any of its obligations under the merger agreement.

•	by the Company, if:

•

at any time prior to the adoption of the merger agreement by our stockholders (i) the board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement we enter into an alternative acquisition agreement with respect to a superior proposal and (iii) immediately prior to or substantially concurrently with such termination, we pay Parent or its designee the termination fee discussed under “—Termination Fees” beginning on page 87 (provided that this right to terminate the merger agreement will not be available to us unless we have complied with certain notice and other requirements described under “—Solicitation of Acquisition Proposals” beginning on page 80), which we refer to as an alternative acquisition proposal termination;

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to the earlier of (i) thirty calendar days after written notice is given by us to Parent and (ii) two business days prior to the termination date (provided that we will not have this right to terminate if we are then in material breach of the merger agreement), which we refer to as a Parent breach termination event; or

•

the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within the earlier of (i) two business days following the date on which the closing of the merger should have occurred under the merger agreement and (ii) one business day before the termination date, and we stood ready, willing and able to consummate the merger during such period, which we refer to as a failure to close termination event.

•	by Parent, if:

•

the board of directors (i) makes and does not withdraw a change of recommendation, (ii) approves or recommends to our stockholders an acquisition proposal, or (iii) fails to include the Company recommendation in the proxy statement; or

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to the earlier of (i) thirty calendar days after written notice is given to us by Parent and (ii) two business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of any of the merger agreement), which we refer to as a Company breach termination event.

Termination Fees

We are required to pay Parent a termination fee equal to $16.3 million and reimburse Parent for all out-of-pocket fees and expenses incurred by it, Merger Sub and their affiliates in connection with the merger agreement or the transactions contemplated therein up to $6 million, if we terminate the merger agreement pursuant to an alternative acquisition proposal termination and the alternative acquisition agreement is with an excluded party.

We are required to pay Parent a termination fee equal to $27.5 million less any Parent expenses paid by the Company with respect to the first $1.0 billion of any asset sales described below and an additional $1.5 million with respect to each additional $100 million of any such asset sales up to an aggregate of $2.5 billion of any such asset sales (and a maximum termination fee of $50 million in the aggregate (including any Parent expenses previously paid by the Company)) if the following three events occur:

•

before adoption of the merger agreement by our stockholders, the merger agreement is terminated due to the occurrence of the termination date or our stockholders not having adopted the merger agreement;

•

there is a bona fide acquisition proposal made after the date of the merger agreement but prior to such termination, which has not been publicly withdrawn without qualification in a manner that would reasonably be expected to adversely affect the adoption of the merger agreement by the stockholders in any material respect:

•	in a termination due to the stockholders not having adopted the merger agreement, at least five business days prior to the stockholders meeting; or

•	in a termination due to the occurrence of the termination date, at least 10 calendar days prior to the date of termination; and

•

we consummate any transaction or series of transactions within 18 months of termination providing for the sale of assets (including equity securities of any of the Company’s subsidiaries) for aggregate consideration (including assumption of any indebtedness by any purchaser of such assets) of greater than $1.0 billion.

We are required to pay Parent a termination fee of $50 million (less any Parent expenses previously paid by the Company) if:

•

Parent terminates the merger agreement due to the board of directors having (i) made and not withdrawn a change of recommendation, (ii) approved or recommended to our stockholders an acquisition proposal, or (iii) failed to recommend adoption of the merger agreement in the proxy statement;

•	we terminate the merger agreement pursuant to an alternative acquisition proposal termination and the alternative acquisition agreement is with a party that is not an excluded party; or

•	each of the following three events occurs:

•

before adoption of the merger agreement by our stockholders, the merger agreement is terminated due to the occurrence of the termination date or our stockholders not having adopted the merger agreement;

•

there is a bona fide acquisition proposal made after the date of the merger agreement but prior to such termination, which has not been publicly withdrawn without qualification in a manner that would reasonably be expected to adversely affect the adoption of the merger agreement by the stockholders in any material respect:

•	in a termination due to the stockholders not having adopted the merger agreement, at least five business days prior to the stockholders meeting; or

•	in a termination due to the occurrence of the termination date, at least 10 calendar days prior to the date of termination; and

•

within 18 months of such termination, we enter into a definitive agreement with respect to an acquisition proposal (provided that references to 20% in the definition of “acquisition proposal” shall be changed to 50%) and such acquisition proposal is consummated.

In no event will the Company have to pay a termination fee on more than one occasion.

The Company must also pay Parent all out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective affiliates in connection with the merger agreement or the transactions contemplated therein up to $10 million if the merger agreement is terminated because either:

•	our stockholders do not adopt the merger agreement; or

•	Parent terminates the merger agreement pursuant to a Company breach termination event.

Parent Fee

Parent must pay us the Parent fee of $100 million, less certain Parent expense reimbursement and indemnification payments made by Parent to us in connection with the arrangement or consummation of certain third party investments and the refinancing of the existing indebtedness of the Company, in the event that the following three events occur:

•

a court of competent jurisdiction decides not to specifically enforce the obligations of Parent and Merger Sub to consummate the merger pursuant to a claim for specific performance brought by the Company in good faith and either (i) such decision has become final and non-appealable or (ii) the Company has irrevocably agreed to waive any rights it may have to appeal such decision;

•	on the date the Company initiated the action for specific performance, the Company could have terminated the merger agreement due to either:

•	a failure to close termination event; or

•

a Parent breach termination event (and the breach of the representation, warranty, covenant or agreement, or the inaccuracy of any representation or warranty, must contribute materially to the failure of the closing of the merger to have occurred, unless a breach by NRG of any of its obligations under the NRG PSA is the proximate cause of the failure of the closing of the merger to have occurred); and

•

Parent and Merger Sub are not willing to consummate the merger within 11 calendar days of such decision becoming final and non-appealable or the Company irrevocably agreeing to waive any rights it may have to appeal such decision.

The guarantor has guaranteed the obligation of Parent to pay the Parent fee pursuant to the limited guaranty. In no event will Parent have to pay the Parent fee on more than one occasion.

NRG Payment

Merger Sub must pay us the NRG payment if (i) the NRG PSA is terminated, or the NRG sale is not consummated, for any reason, (ii) the merger agreement is terminated, or the merger is not consummated, for any reason and (iii) Merger Sub or any of its affiliates, on the one hand, and NRG or any of its affiliates, on the other hand, enter into any settlement, termination or similar negotiated agreement in which Merger Sub or any of its affiliates receives any payment (whether in cash, assets, properties or otherwise) from NRG or any of its affiliates in connection with the termination of the NRG PSA or the failure of the NRG sale to be consummated (other than certain payments NRG would be required to make in connection with NRG’s purchase of any of the entities or all or substantially all of the assets to be sold under the NRG PSA within 18 months of termination of the NRG PSA, as described under “The NRG PSA—Termination Fees” beginning on page 97). The NRG payment is equal to 50% of the value of such amounts paid by NRG or any of its affiliates to Merger Sub or any of its affiliates.

The guarantor has guaranteed the obligation of Parent to pay the NRG payment pursuant to the limited guaranty.

Expenses

The surviving corporation will pay all charges and expenses in connection with the exchange and payment procedures (including those of the paying agent) and receipt of amounts due to equity holders. All other costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense, but Parent will reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company, our subsidiaries and our representatives, and indemnify the Company for any losses suffered, in connection with cooperation provided with respect to (i) the arrangement or consummation of a third party investment in the Company in connection with or following the closing of the merger as may be reasonably requested and (ii) the refinancing of all or any portion of our indebtedness.

Remedies

Our receipt of the Parent fee, the NRG payment and certain expense reimbursement and indemnification payments from Parent will, subject to certain specific performance rights described below, be our sole and exclusive remedy against Parent, Merger Sub, the guarantor and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated. Upon payment of such amounts, none of Parent, Merger Sub, the guarantor or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or any claims or actions arising out of any breach, termination or failure described in the preceding sentence.

Parent’s receipt of the termination fee payable by us or certain expenses reimbursed by us, as the case may be, will, subject to certain specific performance rights described below, be the sole and exclusive remedy of Parent, Merger Sub, the guarantor and their respective affiliates against the Company, its subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated. Upon payment of such amounts, none of the Company, its subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent fee and NRG payment payable by Parent and certain expense reimbursement and indemnification payments from Parent, or will Parent or Merger Sub be entitled to monetary damages in excess of the amount of the termination fee, other than, in each case, costs and expenses incurred in connection with any action to enforce the payment of any such fee.

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. If all conditions to Parent and Merger Sub’s obligations to effect the merger (other than those conditions that by their nature are to be satisfied at the closing of the merger) have been satisfied and Parent and Merger Sub fail to complete the closing by the date required under the merger agreement, the merger agreement explicitly allows us to seek specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the equity financing pursuant to the terms and conditions of the equity commitment letter and to prevent or cure breaches of the merger agreement by Parent or Merger Sub and/or to enforce specifically the terms and provisions of the merger agreement, including to cause Parent and/or Merger Sub to consummate the transactions contemplated thereby, including to effect the closing on the terms and subject to the conditions in the merger agreement.

NRG is an intended third party beneficiary of the merger agreement. NRG has the right to enforce the rights and obligations of Parent, Merger Sub and the Company to the extent such rights and obligations directly relate to the assets it is acquiring, and the liabilities it is assuming, in the NRG sale. No party to the merger agreement may amend or waive any condition thereunder if such waiver or amendment would be adverse to NRG as a third party beneficiary in any material respect without NRG’s consent.

The Company is an intended third party beneficiary of the NRG PSA. The Company has the right of enforcement in respect of Merger Sub’s and NRG’s obligations under the NRG PSA. No party to the NRG PSA may amend, supplement or otherwise modify the NRG PSA in a manner adverse to the Company as a third party beneficiary in any material respect without the Company’s consent.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, Parent and the surviving corporation will indemnify and hold harmless (and Parent will advance expenses to) our and our subsidiaries’ present and former officers and directors against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such officer’s or director’s service as a director or officer of the Company or its subsidiaries (or services performed at our or our subsidiaries’ request) at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions contemplated thereby and actions to enforce such indemnification or advancement rights) to the fullest extent permitted by law.

We are required to (and if we are unable to do so, Parent will cause the surviving corporation to) obtain a six-year “tail” insurance policy with respect to the currently existing officers’ and directors’ liability insurance policy and fiduciary liability insurance policy. Such policy must be obtained from an insurance carrier with the same or better credit rating as our insurance carrier as of the date of the merger agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance and must have terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as our existing policies with respect to any matter claimed against our and our subsidiaries’ present and former officers serving in such capacity that existed or occurred at or prior to the effective time of the merger. This obligation is subject to a cap of 300% of the annual premium amount we are currently paying for such insurance.

If we or the surviving corporation fail to purchase such policies, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase comparable policies, in each case, for the six-year period following the effective time of the merger. Parent’s or the surviving corporation’s obligation to provide this insurance will be capped at 300% of the annual premium amount we are currently paying for such insurance. If the annual premium amount for such coverage exceeds the cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding the amount of the cap.

The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Access to the Company and its Trading Operations

Subject to certain exceptions and applicable law, we will afford Parent and its authorized representatives reasonable access to the Company and will furnish Parent information concerning our business, properties, facilities, operations and personnel as may reasonably be requested. Such access will include access to the derivative products trading operations of the Company and its subsidiaries and their respective books and records.

The Company will also develop appropriate procedures to permit Parent to appoint a representative to monitor the aggregate net position in the derivative products trading portfolio of the Company and its subsidiaries, subject to certain conditions and applicable law. From and after the no-shop period start date, this monitor has had, and will continue to have, the right, using reasonable commercial judgment, to unwind the Company’s hedges and other derivative products transactions related to the entities and assets to be sold pursuant to the NRG sale in an orderly manner by means of reducing the “delta exposure” related to such hedges and other derivative products transactions. Furthermore, Parent’s derivative products trading activities will be limited to certain trades to manage intra-month positions and to prevent certain net short and net long power positions.

Modification or Amendment

At any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. However, no party to the merger agreement may amend or waive any condition thereunder if such waiver or amendment would be adverse to NRG as a third party beneficiary in any material respect, without NRG’s consent.

THE NRG PSA

This section describes certain material terms of the NRG PSA that are important to the Company’s stockholders . The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the NRG PSA, a copy of which is attached as Exhibit A to the merger agreement, which is attached hereto as Annex A. This summary does not purport to be complete and may not contain all of the information about the NRG PSA that is important to you. We encourage you to read the NRG PSA carefully and in its entirety.

Concurrently with the execution of the merger agreement, Merger Sub entered into the NRG PSA with NRG, pursuant to which NRG will purchase four of our natural gas-fired assets from the surviving corporation – the Casco Bay facility in Maine and the Moss Landing, Morro Bay and Oakland facilities in California – for cash consideration of approximately $1.36 billion. The NRG sale will not occur if the merger is not consummated. The proceeds from the NRG sale will be paid to the surviving corporation, and will not be distributed to or held for the benefit of the holders of our common stock prior to the merger. No approval of the holders of our common stock is required to complete the NRG sale and no such approval is being sought

Explanatory Note Regarding the NRG PSA

The NRG PSA is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the NRG PSA. The representations, warranties and covenants made in the NRG PSA by Merger Sub and NRG were qualified and subject to important limitations agreed to by Merger Sub and NRG in connection with negotiating the terms of the NRG PSA. In particular, in your review of the representations and warranties contained in the NRG PSA and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the NRG PSA may have the right not to consummate the NRG sale if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the NRG PSA, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that Merger Sub delivered in connection with the NRG PSA, which disclosures were not reflected in the NRG PSA. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the NRG PSA and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Enforcement Rights of the Company

The Company is an intended third party beneficiary of the NRG PSA. The Company has the right to enforce specifically the terms and provisions of, and to prevent or cure breaches of the NRG PSA by Merger Sub or NRG. No party to the NRG PSA may amend, supplement or otherwise modify the NRG PSA in a manner adverse to the Company as a third party beneficiary in any material respect, without the Company’s consent.

Representations and Warranties

Merger Sub made customary representations and warranties in the NRG PSA that are subject, in some cases, to specified exceptions and qualifications contained in the NRG PSA or in the disclosure schedule Merger Sub delivered in connection with the NRG PSA. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on its businesses;

•	its corporate power and authority to enter into, and consummate the transactions under, the NRG PSA, and the enforceability of the NRG PSA against it;

•

the absence of violations of, or conflicts with, its governing documents, governmental orders, applicable law and certain agreements as a result of entering into and performing under the NRG PSA and completing the NRG sale;

•	required governmental consents, approvals, notices and filings; and

•	the absence of any undisclosed broker’s or finder’s fees.

In addition, Merger Sub made representations and warranties in the NRG PSA concerning the Company, our subsidiaries selling the entities to be sold to NRG and the entities and assets to be sold to NRG, that are subject, in some cases, to specified exceptions and qualifications contained in the NRG PSA or in the disclosure schedule Merger Sub delivered in connection with the NRG PSA. The Company represented to the accuracy of the following representations and warranties in the merger agreement as if it were Merger Sub. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on the businesses of the Company, our subsidiaries selling the entities being sold to NRG and the entities being sold to NRG;

•

the corporate power and authority of the Company, our subsidiaries selling the entities being sold to NRG and the entities being sold to NRG to perform their obligations under and consummate the transactions contemplated by the NRG PSA and the additional agreements to be entered into at the closing of the NRG sale contemplated thereby, which we refer to as the additional NRG agreements, and the enforceability of the additional NRG agreements against such entities;

•	the absence of violations of, or conflicts with, our, our subsidiaries’ or the entities’ governing documents, governmental orders, applicable law and certain agreements as a result of the NRG sale;

•	required governmental consents and filings;

•	Merger Sub’s indirect legal and beneficial ownership of the entities being sold to NRG at the closing of the NRG sale, in each case free and clear of all material encumbrances;

•

Merger Sub’s indirect legal title to certain specified assets and contracts to be transferred in the NRG sale at the closing of the NRG sale, free and clear of all encumbrances other than permitted encumbrances;

•	Permits, contracts and real property relating to the assets and entities being sold to NRG;

•	the absence of certain undisclosed liabilities; and

•	tax matters relating to the entities being sold by NRG.

Some of the representations and warranties of Merger Sub in the NRG PSA are qualified by, among other things, exceptions relating to the absence of a “material adverse effect”, which we refer to as an NRG PSA material adverse effect. NRG PSA material adverse effect has a substantively similar meaning to the term Company material adverse effect in the merger agreement (see “The Merger Agreement—Representations and Warranties” beginning on page 74), except that only the entities and assets to be sold in the NRG sale are to be considered in assessing such effect, and, with respect to certain representations and warranties, such assets are assumed to be 125% of their then-current size.

The NRG PSA also contains customary representations and warranties made by NRG that are subject, in some cases, to specified exceptions and qualifications contained in the NRG PSA or in the disclosure schedule NRG delivered in connection with the NRG PSA. The representations and warranties of NRG relate to, among other things:

•	due organization, existence, good standing and authority to carry on its businesses;

•	its corporate power and authority to enter into, and consummate the transactions under, the NRG PSA, and the enforceability of the NRG PSA against it;

•

the absence of violations of, or conflicts with, its or its affiliates’ governing documents, governmental orders, applicable law and certain agreements as a result of entering into and performing under the NRG PSA and completing the NRG sale;

•	required governmental consents and filings;

•	sufficiency of funds;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	its investment intent.

Filings; Other Actions; Notification

Merger Sub and NRG have agreed to use their commercially reasonable efforts (and Merger Sub has agreed to cause us to use our commercially reasonable efforts) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the NRG sale, including using commercially reasonable efforts to ensure satisfaction of the conditions precedent to the NRG sale under the NRG PSA, obtaining all necessary consents, and making all required filings with third parties required to be obtained or made in connection with the transactions under the NRG PSA, provided that Merger Sub’s obligations are subject to and limited by Merger Sub’s ability to cause us to take actions under the merger agreement.

Merger Sub and NRG have agreed, subject to certain exceptions, to:

•

comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by any antitrust authority and take all other reasonable actions to obtain clearance from antitrust authorities;

•

exercise their reasonable best efforts and cooperate with one another to prevent the entry in any proceeding brought by a governmental authority of an order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by the NRG PSA, and, if such an order is entered, both parties have agreed to use reasonable best efforts to have such order lifted;

•	diligently pursue and use their reasonably best efforts to obtain all required consents of governmental authorities and cooperate with each other in seeking such consents;

•	make available the personnel and other resources of their respective organizations in order to obtain all such consents;

•

promptly inform the other party of any material communication received by such party from any governmental authority from which any required consent is required and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by the NRG PSA, and consult with each other in advance of any meeting or conference with any such governmental authority or private party, and, to the extent permitted by such governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

NRG’s obligations include its acceptance of (i) the divestiture of any subsidiaries or assets of NRG or its affiliates (other than the Moss Landing Units 1 and 2 electric generating facilities in California currently owned by the Company, which we refer to as the Moss Landing Facility), (ii) any limitation on or condition on the manner in which NRG or any of its affiliates conduct their business and (iii) an agreement to hold any assets of NRG or its affiliates separate in any lawsuit or other legal proceeding, whether judicial or administrative and whether required by any applicable governmental authority, in connection with the transactions contemplated by the NRG PSA.

NRG has also agreed to refrain from (i) acquiring or entering into an agreement to acquire any electric generation, transmission or distribution facilities, electric generation projects or inputs to electric power production or (ii) initiating development or entering into an agreement to develop any new electric generation projects, in each case, to the extent that such actions that would reasonably be expected to prevent or materially delay receipt of all governmental approvals which are necessary or advisable to consummate the transactions under the NRG PSA, provided that, subject to the previous paragraph, NRG will not be prohibited from continuing any existing development activities.

Merger Sub and NRG have also agreed not to take certain actions related to the acquisition of the Company by a third party, directly or indirectly, until the earliest to occur of (i) 270 days after the date the NRG PSA was signed, (ii) the consummation of an acquisition of the Company by a third party, and (iii) 90 days after the stockholder vote on the merger agreement.

Conditions to the NRG Sale

The respective obligations of Merger Sub and NRG to consummate the NRG sale are subject to the satisfaction or waiver of the following conditions:

•

the waiting period applicable to the closing of the NRG sale under the HSR Act has expired or been terminated and the following approvals have been obtained and such approvals have become final orders: (i) approval of the FERC under Section 203 of the Federal Power Act of 1935, as amended, (ii) notification to the CPUC and the CAISO and the expiration of any applicable notice period under CPUC General Order No. 167, (iii) approval of the FCC to transfer FCC radio licenses, and (iv) filing of updates in disclosure statements required by California Health and Safety Code Section 25112.5 by entities in California holding hazardous waste permits;

•

no governmental authority has adopted or imposed any order (whether temporary, preliminary or permanent) that remains in effect and prohibits, restrains, enjoins or renders illegal the closing of the NRG sale and no law is in effect prohibiting the closing of the NRG sale; and

•	the simultaneous closing of the merger with the closing of the NRG sale.

The conditions to the obligation of NRG to consummate the NRG sale are subject to the satisfaction or waiver by NRG at or prior to the closing of the NRG sale of the following additional conditions:

•

Merger Sub’s representations and warranties (i) regarding Merger Sub’s corporate power and authority, the enforceability of the NRG PSA against Merger Sub, the consents and filings required to close the NRG PSA, the absence of violations or conflicts and the absence of undisclosed broker’s or finder’s fees must be true and correct in all respects, (ii) regarding the organization of Merger Sub and the subsidiaries of the Company being sold to NRG must be true and correct in all respects, except for such inaccuracies with regard to organization that are de minimis relative to each respective section as a whole, (iii) otherwise regarding the Company, our subsidiaries selling the entities to be sold to NRG and the entities and assets to be sold to NRG that are qualified by reference to materiality or NRG PSA material adverse effect (as described above) are true and correct in all respects and (iv) otherwise regarding the Company, our subsidiaries selling the entities to be sold to NRG and the entities and assets to be sold to NRG that are not qualified by reference to materiality or NRG PSA material adverse effect are true and correct in all material respects;

•	Merger Sub has performed in all material respects its obligations under the NRG PSA at or prior to the closing of the NRG sale;

•

The absence of an NRG PSA material adverse effect occurring and continuing between the date of the NRG PSA and the date of the NRG sale closing (but only to the extent such NRG PSA material adverse effect would permit Merger Sub and its affiliates not to consummate the merger);

•	the absence of a total loss of the Moss Landing facility;

•

Merger Sub has delivered to NRG a certificate signed by an authorized officer of Merger Sub certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of Merger Sub, the absence of an NRG PSA material adverse effect and the absence of a total loss of the Moss Landing facility have been satisfied;

•	Merger Sub has delivered or stands ready to deliver all of the items required to be delivered by Merger Sub under the NRG PSA, including the additional NRG agreements;

The conditions to the obligation of Merger Sub to consummate the NRG sale are subject to the satisfaction or waiver by Merger Sub at or prior to the closing of the NRG sale of the following additional conditions:

•

NRG’s representations and warranties must be true and correct in all respects except that NRG’s representations and warranties (i) regarding the organization of NRG must be true and correct except for such inaccuracies as are de minimis relative to that section as a whole and (ii) regarding availability of funding to NRG and NRG’s investment intent must be true and correct in all material respects;

•	NRG has performed in all material respects its obligations under the NRG PSA at or prior to the closing of the NRG sale;

•

NRG has delivered to Merger Sub a certificate signed by an authorized officer of NRG certifying that both of the above conditions with respect to the representations and warranties and performance of the obligations of NRG have been satisfied; and

•	NRG has delivered or stands ready to deliver all of the items required to be delivered by NRG under the NRG PSA, including the additional NRG agreements.

Termination

Merger Sub and NRG may terminate the NRG PSA by mutual written consent.

The NRG PSA may also be terminated and the NRG PSA abandoned at any time prior to the closing of the NRG sale as follows:

•	by either Merger Sub or NRG, if:

•	an order has become final and non-appealable and the party seeking to terminate has used its commercially reasonable efforts to seek relief from such order;

•	a law has been enacted or issued by any governmental authority which prohibits the consummation of the NRG sale; or

•

the NRG sale has not occurred or is not reasonably likely to be consummated by the termination date under the merger agreement and the party seeking to terminate has not breached the NRG PSA in a manner that has caused, or resulted in, the failure of the closing of the NRG sale to occur on or before such date;

•

by NRG, if there has been a material breach by Merger Sub of any covenant, agreement, representation or warranty contained in the NRG PSA, which breach has had an NRG PSA material adverse effect and which breach is not cured by the earlier of the date of the consummation of the merger and 30 days after notice of such breach has been received by Merger Sub; and

•	by Merger Sub, if:

•

there has been a material breach by NRG of any covenant, agreement, representation or warranty contained in the NRG PSA, which breach materially impairs NRG’s ability to consummate the NRG sale or to perform its material obligations under the NRG PSA and the additional NRG agreements, and which breach is not cured by the earlier of the date of the consummation of the merger or 30 days after notice of such breach has been received by NRG; or

•	the merger agreement has been terminated.

Termination Fees

If the NRG PSA is terminated by Merger Sub due to the termination of the merger agreement and Merger Sub or any of its affiliates receives a termination fee from the Company, NRG is entitled to a pro rata share of such termination fee based on the total enterprise value of the transactions contemplated under the NRG PSA as compared to the total enterprise value of the transactions contemplated under the merger agreement. Furthermore, if Merger Sub or any of its affiliates receives a payment for its expenses from the Company pursuant to the Merger Agreement, NRG is entitled to reimbursement of its reasonable out-of-pocket expenses up to $2 million.

If, within 18 months of the termination of the NRG PSA, NRG or its affiliates acquires any of the entities contemplated to be sold pursuant to the NRG PSA or all or substantially all of the assets associated with any of the electric generating facilities to be sold under the NRG PSA, NRG must (i) reimburse Merger Sub the full amount of termination fees or reimbursement of expenses it received pursuant to the previous paragraph and (ii) pay Merger Sub an additional amount equal to 2% of the total enterprise value of the assets and liabilities acquired by NRG or its affiliates in such transaction or transactions.

Specific Performance

NRG and Merger Sub have agreed that each party to the NRG PSA is entitled to an injunction, specific performance and other equitable relief to prevent breaches of the NRG PSA and to enforce specifically the terms and provisions thereof. Prior to the closing of the NRG sale, specific performance is the sole and exclusive remedy of NRG and Merger Sub in respect of any breach or alleged breach thereunder.

For a description of the Company’s specific performance rights under the NRG PSA, see “—Enforcement Rights of the Company” beginning on page 92.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NYSE under the symbol “DYN”. The table below shows, for the periods indicated, the closing price range of our common stock, as reported by Bloomberg L.P. On May 21, 2010, the Company’s stockholders approved a reverse stock split of outstanding common stock at a ratio of 1-for-5. This reverse stock split was effected on May 25, 2010.

	Common Stock Price		Post-Reverse Stock Split Equivalent
	High	Low	High	Low
2008
Quarter ended March 31	$8.26	$6.44	$41.30	$32.20
Quarter ended June 30	$9.64	$8.05	$48.20	$40.25
Quarter ended September 30	$8.76	$3.20	$43.80	$16.00
Quarter ended December 31	$4.06	$1.51	$20.30	$7.55

2009
Quarter ended March 31	$2.69	$1.04	$13.45	$5.20
Quarter ended June 30	$2.47	$1.45	$12.35	$7.25
Quarter ended September 30	$2.55	$1.78	$12.75	$8.90
Quarter ended December 31	$2.63	$1.81	$13.15	$9.05

2010
Quarter ended March 31	$1.99	$1.22	$9.95	$6.10
Quarter ended June 30	$6.80	$3.85	—	—
Quarter ended September 30	$5.10	$2.78	—	—
Quarter ending December 31 (through October 1, 2010)	$4.70	$4.70	—	—

The closing price of our common stock on the NYSE on August 12, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, was $2.78 per share of common stock. On October 1, 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the NYSE was $4.70 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

The Company has not paid a dividend on its common stock since 2002, and the Company does not foresee a declaration of dividends on its common stock in the near term, particularly given the dividend restrictions in the Company’s current financing arrangements. Further, the terms of the merger agreement provide that, from the date of the merger agreement until the effective time of the merger, we may not declare, set aside, establish a record date for or pay any dividends on shares of our common stock without the consent of Parent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Company common stock beneficially owned as of October 1, 2010, except as otherwise noted, by: (i) each director of the Company; (ii) our named executive officers, consisting of Mr. Williamson, Ms. Nichols, Mr. Blodgett, Mr. Lednicky and Mr. Cook; and (iii) all of our current directors and executive officers as a group; (iv) each person or entity the Company knows to beneficially own more than 5% of the outstanding shares of Company common stock:

	Number of Shares Beneficially Owned(1)	Percent of Class(1)(2)
Directors**
David W. Biegler(3)	34,015	*
Thomas D. Clark Jr.(3)	34,120	*
Victor E. Grijalva(3)	27,571	*
Patricia A. Hammick(3)	37,015	*
Howard B. Sheppard(3)	24,641	*
William L. Trubeck(3)	34,215	*

Named Executive Officers**
Bruce A. Williamson(4)	1,476,042	1.2%
Holli C. Nichols(5)	282,869	*
J. Kevin Blodgett(6)	184,316	*
Lynn A. Lednicky(7)	239,633	*
Charles C. Cook(8)	168,968	*

All Directors and Executive Officers as a group (11 persons)	2,543,405	2.1%

Other
UBS AG(9) Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland	6,249,809	5.2%
Donald Smith & Co., Inc.(10) 152 W. 57th Street, 22nd Floor, New York, NY 10019	8,744,097	7.2%

*	Percentage ownership of less than one percent.
**	The address of all our directors and named executive officers is the Company’s headquarters at 1000 Louisiana Street, Suite 5800, Houston, TX 77002.
(1)	The number of shares are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days of October 1, 2010 through the exercise of any option, warrant or right, regardless of whether such arrangement is currently in the money, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Except as otherwise indicated, each person and entity has the sole voting and investment power with respect to the shares set forth in the table.
(2)	Based upon 120,788,770 shares of common stock issued and outstanding at October 1, 2010.
(3)	Amounts shown include the following number of shares of our common stock payable upon termination of service as a director, at the election of the director, with respect to certain phantom stock units awarded under the Dynegy Deferred Compensation Plan for Certain Directors: 31,420 shares payable to Mr. Clark; 32,015 shares payable to Messrs. Biegler and Trubeck and Ms. Hammick; 21,641 shares payable to Mr. Sheppard; and 24,571 shares payable to Mr. Grijalva. The amounts shown do not include certain stock units held by Mr. Clark and Ms. Hammick through our Deferred Compensation Plan which are payable, upon retirement, exclusively in cash and not in shares of common stock. For Mr. Sheppard, amount shown includes 3,000 shares held in a family trust.
(4)

Amount shown includes 1,147,820 shares of common stock issuable upon the exercise of employee stock options held by Mr. Williamson and 132,501 shares of restricted common stock which vest upon closing of the merger. Amount shown also includes approximately 5,918 shares of common stock held by the Trustee of the Dynegy Inc. 401(k) Savings Plan, or the Dynegy 401(k) Plan, for the account of Mr. Williamson, based on the market value of units held by Mr. Williamson in the Dynegy 401(k) Plan’s Dynegy stock fund divided by the closing price of our common stock as of October 1, 2010. The amount shown does not include 318,584 phantom stock units held by Mr. Williamson through our Dynegy Inc. 2009 Phantom Stock Plan, or the Phantom Stock Plan, that are payable exclusively in cash and not in shares of common stock.

(5)	Amount shown includes 230,554 shares of common stock issuable upon the exercise of employee stock options held by Ms. Nichols and 34,514 shares of restricted common stock which vest upon closing of the merger. Amount shown also includes approximately 6,681 shares of common stock held by the Trustee of the Dynegy 401(k) Plan for the account of Ms. Nichols, based on the market value of units held by Ms. Nichols in the Dynegy 401(k) Plan’s Dynegy stock fund divided by the closing price of our common stock as of October 1, 2010. The amount shown does not include 79,646 phantom stock units held by Ms. Nichols through our Phantom Stock Plan that are payable exclusively in cash and not in shares of common stock.
(6)	Amount shown includes 148,099 shares of common stock issuable upon the exercise of employee stock options held by Mr. Blodgett and 25,852 shares of restricted common stock which vest upon closing of the merger. Amount shown also includes approximately 5,741 shares of common stock held by the Trustee of the Dynegy 401(k) Plan for the account of Mr. Blodgett, based on the market value of units held by Mr. Blodgett in the Dynegy 401(k) Plan’s Dynegy stock fund divided by the closing price of our common stock as of October 1, 2010. The amount shown does not include 59,236 phantom stock units held by Mr. Blodgett through our Phantom Stock Plan that are payable exclusively in cash and not in shares of common stock.
(7)	Amount shown includes 196,769 shares of common stock issuable upon the exercise of employee stock options held by Mr. Lednicky and 25,123 shares of restricted common stock which vest upon closing of the merger. Amount shown also includes approximately 6,206 shares of common stock held by the Trustee of the Dynegy 401(k) Plan for the account of Mr. Lednicky, based on the market value of units held by Mr. Lednicky in the Dynegy 401(k) Plan’s Dynegy stock fund divided by the closing price of our common stock as of October 1, 2010. The amount shown does not include 59,236 phantom stock units held by Mr. Lednicky through our Phantom Stock Plan that are payable exclusively in cash and not in shares of common stock.
(8)	Amount shown includes 134,607 shares of common stock issuable upon the exercise of employee stock options held by Mr. Cook and 26,681 shares of restricted common stock which vest upon closing of the merger. Amount shown also includes approximately 4,193 shares of common stock held by the Trustee of the Dynegy 401(k) Plan for the account of Mr. Cook, based on the market value of units held by Mr. Cook in the Dynegy 401(k) Plan’s Dynegy stock fund divided by the closing price of our common stock as of October 1, 2010. The amount shown does not include 55,752 phantom stock units held by Mr. Cook through our Phantom Stock Plan that are payable exclusively in cash and not in shares of common stock.
(9)	According to Schedule 13G/A filed September 3, 2010 by UBS AG (for the benefit and on behalf of the UBS Global Asset Management division of UBS AG), or UBS AG. According to such Schedule 13G/A, UBS AG has sole voting power with respect to 6,118,443 shares.
(10)	Based on its report on Schedule 13F, as filed August 10, 2010, reporting for the quarter ended June 30, 2010.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our common stock and to receive payment in cash for the fair value of your shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $4.50 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of our common stock before the vote is taken on the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of the Company’s common stock and that the stockholder intends thereby to demand appraisal of his, her or its shares of our common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock. A holder of shares of the Company’s common stock wishing to exercise appraisal rights must hold of record the shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of our common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Dynegy Inc., Attention: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, and must be delivered before the vote is taken on the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of our common stock.

To be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of the Company’s common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of our common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation must give notice of the date that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder’s shares of the Company’s common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of our common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the stockholder within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of the Company’s common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value together with interest, if any, upon surrender by those stockholders of the certificates representing their shares of our common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of an appraisal of fair value by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our common stock is less than the per share merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $4.50 per share cash payment (without interest) for his, her or its shares of our common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2011 annual meeting of stockholders next year. Under Rule 14a-8 promulgated under the Exchange Act, eligible stockholders may present proper proposals for inclusion in the Company’s proxy statement and proxy, and for consideration at the next annual meeting of its stockholders, by submitting their proposals to the Company in a timely manner. To be so included for the next annual meeting, stockholder proposals must be received by the Company no later than December 6, 2010, and must otherwise comply with the requirements of Rule 14a-8. Under Rule 14a-11 promulgated under the Exchange Act, eligible stockholders and eligible groups of stockholders may be permitted to properly nominate a limited number of directors for inclusion in the Company’s proxy statement and proxy, and for consideration at the next annual meeting of its stockholders, by submitting their nominations to the SEC and to the Company in a timely manner. To be so included for the next annual meeting, a notice filing on Schedule 14N must be made with the SEC and notice must be given to the Company not later than December 6, 2010 nor earlier than November 6, 2010, and the nomination must otherwise comply with the requirements of Rule 14a-11 and Schedule 14N. In addition, our bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. To be timely, a stockholder’s notice must be submitted in writing to the secretary of the Company not later than the close of business on February 20, 2011 nor earlier than the close of business on January 21, 2011, regardless of the public announcement of the adjournment of that meeting to a later date; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder, to be timely, must be submitted not earlier than the close of business on the 120th day before such annual meeting and not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.dynegy.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (filed with the SEC on February 25, 2010);

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2010 (filed with the SEC on August 6, 2010); and for the fiscal quarter ended March 31, 2010 (filed with the SEC on May 10, 2010);

•

Current Reports on Form 8-K, as amended, filed with the SEC on September 29, 2010, September 23, 2010, September 17, 2010, September 9, 2010, August 25, 2010, August 24, 2010, August 19, 2010, August 13, 2010, August 6, 2010, May 25, 2010, May 10, 2010, March 5, 2010, February 25, 2010, February 2, 2010 and January 4, 2010; and

•	Definitive Proxy Statement for our 2010 Annual Meeting filed with the SEC on April 2, 2010.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Dynegy Inc., Attn: Investor Relations, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, Telephone 713-507-6466 (toll-free at 1-800-800-8220), on the Investors page of our corporate website at www.dynegy.com; or MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 or (212) 929-5500 (call collect), or dynegy@mackenziepartners.com; or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 4, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

DYNEGY INC.,

DENALI PARENT INC.

and

DENALI MERGER SUB INC.

Dated as of August 13, 2010

Page

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1.	The Merger	A-1

1.2.	Closing	A-1

1.3.	Effective Time	A-2

ARTICLE II

CERTIFICATE OF INCORPORATION AND
BYLAWS OF THE SURVIVING CORPORATION

2.1.	The Certificate of Incorporation	A-2

2.2.	The Bylaws	A-2

ARTICLE III

OFFICERS AND DIRECTORS
OF THE SURVIVING CORPORATION

3.1.	Directors	A-2

3.2.	Officers	A-2

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

4.1.	Effect on Capital Stock	A-3

4.2.	Exchange of Certificates	A-3

4.3.	Treatment of Stock Plans	A-6

4.4.	Adjustments to Prevent Dilution	A-7

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1.	Representations and Warranties of the Company	A-7

5.2.	Representations and Warranties of Parent and Merger Sub	A-25

ARTICLE VI

COVENANTS

6.1.	Interim Operations	A-29

6.2.	Acquisition Proposals; Go-Shop Period	A-33

6.3.	Proxy Filings; Information Supplied	A-37

6.4.	Stockholders Meeting	A-37

6.5.	Filings; Reasonable Best Efforts; Other Actions; Notification	A-37

6.6.	Access and Reports	A-40

A-i

6.7.	Stock Exchange De-listing	A-41

6.8.	Publicity	A-41

6.9.	Employee Benefits	A-41

6.10.	Expenses	A-43

6.11.	Indemnification; Directors’ and Officers’ Insurance	A-43

6.12.	Takeover Statutes	A-44

6.13.	Parent Vote	A-44

6.14.	Financing	A-44

6.15.	Casualty	A-45

6.16.	Stockholder Litigation	A-45

6.17.	Dynegy Power Generation, LLC.	A-45

6.18.	Credit Agreement Matters	A-45

6.19.	FCPA Matters	A-45

ARTICLE VII

CONDITIONS

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-46

7.2.	Conditions to Obligations of Parent and Merger Sub	A-46

7.3.	Conditions to Obligation of the Company	A-47

7.4.	Frustration of Closing Conditions	A-47

ARTICLE VIII

TERMINATION

8.1.	Termination by Mutual Consent	A-47

8.2.	Termination by Either Parent or the Company	A-47

8.3.	Termination by the Company	A-48

8.4.	Termination by Parent	A-48

8.5.	Effect of Termination and Abandonment	A-48

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1.	Survival	A-51

9.2.	Modification or Amendment	A-51

9.3.	Waiver of Conditions	A-51

9.4.	Counterparts	A-51

9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	A-52

9.6.	Notices	A-54

9.7.	Entire Agreement	A-54

A-ii

9.8.	No Third Party Beneficiaries	A-55

9.9.	Obligations of Parent and of the Company	A-55

9.10.	Transfer Taxes	A-55

9.11.	Definitions	A-55

9.12.	Severability	A-55

9.13.	Interpretation; Construction	A-56

9.14.	Assignment	A-56

Annex A	Defined Terms	A-58

Exhibit A	NRG PSA	Ex. A-1

Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation	Ex. B-1

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of August 13, 2010, among Dynegy Inc., a Delaware corporation (the “Company”), Denali Parent Inc., a Delaware corporation (“Parent”), and Denali Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, Merger Sub is entering into a Purchase and Sale Agreement (the “NRG PSA”), a true and complete copy of which is attached hereto as Exhibit A, with NRG Energy, Inc., a Delaware corporation (“NRG”), pursuant to which, upon the terms and subject to the conditions set forth therein, at the Effective Time, NRG will purchase and assume, and Merger Sub will sell and assign, or cause to be sold and assigned (it being understood that it will be the Surviving Corporation actually doing so), 100% of the issued and outstanding membership interests of each of Dynegy Moss Landing, LLC, Dynegy Morro Bay, LLC, Dynegy Oakland, LLC and Casco Bay Energy Company, LLC, each a Delaware limited liability company and an indirect, wholly owned Subsidiary of the Company, and certain other assets of the Surviving Corporation (the “NRG Sale”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Blackstone Capital Partners V L.P., a Delaware limited partnership (the “Guarantor”) is entering into a guarantee in favor of the Company pursuant to which the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL and in this Agreement.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad

Street, New York, New York, at 9:00 a.m. (Eastern Time) on the third (3rd) business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided, however, if it does not become reasonably apparent to the parties hereto that such conditions are likely to be satisfied (other than the condition set forth in Section 7.1(a), which shall, for purposes of determining whether a condition is reasonably apparent to the parties to be satisfied under this proviso, be deemed to be satisfied at all times) as of a particular date until the date that is eight (8) calendar days or fewer prior to such anticipated satisfaction date, the Closing will occur on the later to occur of (a) such third (3rd) business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement and (b) the eleventh (11th) calendar day (or, if such day is not a business day, the next business day) after it becomes reasonably apparent that such conditions are likely to be satisfied as of a particular date. The date on which the Closing actually occurs is referred to as the “Closing Date”. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York.

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a certificate of merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and

Bylaws of the Surviving Corporation

2.1. The Certificate of Incorporation. The certificate of incorporation of the Company shall be amended in connection with the completion of the Merger so as to read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law (subject to Section 6.11(e)).

2.2. The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law (subject to Section 6.11(e)).

ARTICLE III

Officers and Directors

of the Surviving Corporation

3.1. Directors. The parties hereto shall take, or cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a) Merger Consideration. Each share of the common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties (the “Affiliated Shares”), and (ii) Shares owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such Shares (the “Dissenting Shares,” and together with the Affiliated Shares, the “Excluded Shares”)) shall be converted into the right to receive $4.50 per Share in cash (the “Per Share Merger Consideration”), without interest. Except as provided in Section 4.1(b), at the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Share, without interest.

(b) Treatment of Excluded Shares. At the Effective Time, each Affiliated Share shall not represent the right to receive the Per Share Merger Consideration and shall convert into one share of a class of stock of the Surviving Corporation designated by Parent. Each Dissenting Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holder of any Dissenting Shares to receive the payment for such Dissenting Shares pursuant to Section 4.2(g). As used in this Article IV, the term “Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation and each share of preferred stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, if any, shall be converted into the right to receive one share of preferred stock, par value $0.01 per share, of the Surviving Corporation with the same rights and preferences.

4.2. Exchange of Certificates.

(a) Paying Agent. At the Effective Time, Parent shall deposit, or cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the Record Holders of Shares, a cash amount in immediately available funds obtained pursuant to the Equity Financing necessary for the Paying Agent to make payments under Section 4.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). The parties acknowledge and agree that, in accordance with the Equity Financing Commitment, the capitalization of Parent may be effected directly or indirectly through one or more affiliated entities or other designated co-investors of BCP (other than NRG or any of its Affiliates), including with debt financing to the extent available from lenders other than NRG or the Company or any of their respective Affiliates (it being understood that in connection with the Closing no credit support in connection with any such debt financing or capitalization of Parent will be provided by the Company or any of its Affiliates and that no new Indebtedness of the Company or any of its Subsidiaries, nor any assets of the Company or any of its Subsidiaries, may be used in the provision of funding to the Paying Agent for the Exchange Fund), and the Equity Financing shall be comprised of funds obtained pursuant to such capitalization. If a Dissenting Stockholder effectively withdraws its demand for, or loses its rights to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, (i) such Shares shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal pursuant to Section 262 of the DGCL and (y) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 4.1(a) shall be returned to the Surviving Corporation in accordance with Section 4.2(e). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a).

(b) Exchange Procedures. Promptly (and in any event within two (2) business days), after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Record Holder of Shares (other than Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) in exchange for the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 4.1(a). If any Excluded Shares cease to be Excluded Shares pursuant to Section 4.2(a), the Surviving Corporation shall cause the Paying Agent promptly (and in any event within two (2) business days) after such Excluded Shares cease to be Excluded Shares to mail to the Record Holder of such Shares the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Shares. Upon delivery of such letter of transmittal by any Record Holder of Shares (other than Excluded Shares), duly completed and duly executed in accordance with its instructions and the surrender to the Paying Agent of a Certificate that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu thereof as provided in Section 4.2(f)), the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(f)) and (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Special Payment Procedures for DTC. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the product of (x) the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time and (y) the Per Share Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1 st) business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of the Shares for 180 days after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 4.1(a) (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Record Holders of Shares at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interests of any such holders or their successors, assigns or personal representatives previously entitled thereto. For the purposes of this Agreement, (i) the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature (including any person as defined in Section 13(d)(3) of the Exchange Act), (ii) the term “Law” or “Laws” shall mean any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof and (iii) the term “Final Order” shall mean action by the relevant Governmental Entity which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions (other than conditions the satisfaction of which are within the control of a party) to the consummation of such transactions prescribed by Law have been satisfied.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (i) the number of Shares represented by such lost, stolen or destroyed Certificate and (ii) the Per Share Merger Consideration.

(g) Dissenting Shares. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to such Dissenting Shares. Unless and until a Dissenting Stockholder shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to Dissenting Shares, each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(h) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Shares cancelled in the Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Record Holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

4.3. Treatment of Stock Plans.

(a) Options. At the Effective Time, unless otherwise agreed by Parent and the applicable holder, each outstanding Company Stock Option (as defined in Section 5.1(b)), vested or unvested, shall be cancelled for no payment if such option has an exercise price greater than the Per Share Merger Consideration and, if such option exercise price is not greater than the Per Share Merger Consideration, shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to the product of (i) the total number of Shares subject to the Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Restricted Shares. At the Effective Time, each outstanding share of Company Restricted Stock (as defined in Section 5.1(b)) shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the Effective Time, pursuant to Section 4.1(a), an amount in cash, for each share of Company Restricted Stock, equal to the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c) Phantom Stock Units. At the Effective Time, each outstanding Phantom Stock Unit (as defined in Section 5.1(b)) shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, but in any event no later than the earlier of (i) the second payroll period or (ii) thirty (30) days following the Effective Time, an amount in cash, for each Phantom Stock Unit, equal to the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(d) Performance Awards. At the Effective Time, (i) Company Performance Awards granted in 2009 and 2010 shall be payable at 100% of “target” (as defined in the applicable agreements for such awards), fully vested and settled for a payment of cash, as required by the terms of the agreements governing such Company Performance Awards and (ii) each outstanding Company Performance Award granted prior to 2009 shall be fully vested and canceled for no payment in accordance with the terms of the agreements governing such Company Performance Awards.

(e) Corporate Actions. Prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation and Human Resources Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and will take such other appropriate actions to implement the provisions of Sections 4.3(a), 4.3(b), 4.3(c) and 4.3(d). Prior to the Effective Time, the Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of any Company Equity Awards.

(f) Vesting. The parties acknowledge and agree that each outstanding Company Stock Option, share of Company Restricted Stock and Phantom Stock Unit shall vest in full at the Effective Time.

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, and not in violation of Section 6.1, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company SEC Reports filed after December 31, 2007 and prior to the date hereof (other than disclosures in the “Risk Factors” sections thereof or any such disclosures included in such filings that are cautionary, predictive or forward-looking in nature) (it being agreed that such disclosures shall not be exceptions to Sections 5.1(b)(i), 5.1(c) or 5.1(d)) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent); provided that no such disclosure shall be deemed to qualify Section 5.1(f)(i) or Section 6.1, as applicable, of the Company Disclosure Letter unless expressly set forth in Section 5.1(f)(i) or Section 6.1 of the Company Disclosure Letter or expressly cross-referenced, the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. As used in this Agreement, the term:

(i) “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended (the “Securities Act”);

(ii) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries;

(iii) “Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended (the “Exchange Act”); and

(iv) “Company Material Adverse Effect” means any event, effect, change, circumstance or occurrence, which, when considered individually or together with all other events, effects, changes, circumstances or occurrences, has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no events, effects, changes, circumstances or occurrences, individually or in the aggregate, arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(A) changes, events, occurrences or effects generally affecting (1) the economy, credit, financial or capital markets, or political conditions, in the United States, including changes in interest and exchange rates or (2) the electric generation industry;

(B) changes in GAAP, regulatory accounting standards or Law or in the interpretation or enforcement thereof after the date of this Agreement;

(C) an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters (whether or not caused by any Person or any force majeure event) or any national or international calamity or crisis, other than any of the foregoing involving physical damage or destruction to or rendering physically unusable facilities or properties of the Company or any of its Subsidiaries;

(D) the execution, announcement or performance of obligations, covenants or agreements required by this Agreement or the NRG PSA or the consummation of the transactions contemplated by this Agreement or the NRG PSA (except with respect to the Company’s representation in Section 5.1(d)(ii)), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the NRG PSA or the transactions contemplated by this Agreement or the NRG PSA;

(E) any decline in the market price, or change in trading volume, of any capital stock of the Company (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, change or occurrence underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect);

(F) any change in the Company’s credit ratings (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

(G) any actions taken by the Company or any of its Subsidiaries that are permitted by this Agreement to obtain approval or consent from any Governmental Entity in connection with the consummation of the Merger or the NRG Sale;

(H) any impact or effect on the rates that the Company or any Subsidiary of the Company may charge for electricity, energy, capacity and/or ancillary services or any other product or service subject to regulation by FERC as a result of the affiliation of the Company or such Subsidiary with Parent under applicable Law;

(I) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub, NRG or their respective affiliates;

(J) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect);

(K) changes or developments in national, regional, state or local wholesale or retail markets or prices for electric power, capacity, emissions allowances, natural gas, fuel oil, coal, steel, concrete, water, fuel or the transportation of any of the foregoing, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor;

(L) changes or developments in national, regional, state or local electric generating, transmission or distribution systems or natural gas transmission or distribution systems, other than changes or developments involving physical damage or destruction to or rendering physically unusable facilities or properties of the Company or any of its Subsidiaries; and

(M) any action taken by the Company or the Company’s Subsidiaries that is required by this Agreement or the NRG PSA or taken at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement or the NRG PSA.

provided, however, that the events, effects, circumstances, changes and occurrences set forth in clauses (A), (B), (C), (K) and (L) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent (but only to such extent) such changes have a disproportionate (taking into account the relative size of the Company and its Subsidiaries and their affected businesses as compared to the other participants in the industries in which the Company and its Subsidiaries conduct their business and such participants’ affected businesses) impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 420,000,000 Shares and 20,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Shares”). As of August 10, 2010, (i) 120,655,013 Shares were issued and outstanding, of which 501,962 Shares were subject to forfeiture or repurchase under restricted stock awards and were granted under the Company Stock Plans (as defined below) or otherwise (“Company Restricted Stock”), (ii) none of the Preferred Shares were issued and outstanding, (iii) 627,607 Shares were held by the Company in its treasury, and (iv) 14,269,414 Shares were reserved and available for issuance pursuant to the Dynegy Inc. 2000 Long Term Incentive Plan, the Dynegy Inc. 2001 Non-Executive Stock Incentive Plan, the Dynegy Inc. 2002 Long Term Incentive Plan, the Dynegy Inc. 2010 Long Term Incentive Plan, the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (as amended and restated effective January 1, 2009), the Dynegy Midwest Generation, Inc. 401(k) Savings Plan (as amended and restated effective January 1, 2009), the Dynegy Inc. 401(k) Savings Plan (as amended and restated effective January 1, 2009), and the Dynegy Northeast Generation, Inc. Savings Incentive Plan (as amended and restated effective January 1, 2009) (collectively, the “Stock Plans”), of which 3,345,596 Shares were subject to outstanding options to purchase Shares (such outstanding options, together with any options to purchase Shares granted after August 10, 2010, under the Company Stock Plans or otherwise, the “Company Stock Options”). Except for those Shares reserved for issuance pursuant to the immediately preceding sentence, no Shares or Preferred Shares have been issued since the close of business on August 10, 2010 through the date hereof. In addition, as of August 10, 2010, there were 188,484 Performance Units outstanding representing the right to receive an aggregate payment of $18,848,400 in cash in accordance with the underlying terms and conditions of such awards (the “Company Performance Awards”). Furthermore, as of August 10, 2010, there were 3,387,884 outstanding phantom stock unit awards granted under the 2009 Phantom Stock Plan representing the right to receive an aggregate payment of $15,245,478 in cash in accordance with the underlying terms and conditions of such awards (such unit awards, together with any other phantom stock unit awards granted after August 10, 2010, the “Phantom Stock Units” and, together with the Company Restricted Stock, the Company Stock Options and the Company Performance Awards, the “Company Equity Awards”). The exercise price per Share under each Option was equal to or greater than the fair market value of a Share on the applicable grant date thereof. None of the Subsidiaries of the Company own any Shares. Except as set forth above in this Section 5.1(b)(i), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth a list, as of the date hereof, of the Company’s Subsidiaries and entities (other than Subsidiaries) in which the Company or a Subsidiary of the Company owns a 5% or greater equity interest as of the date hereof (each, a “Company Joint Venture”). Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The ownership interest of the Company in each Subsidiary and interest of the Company in each Company Joint Venture is owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”) except for transfer restrictions of general applicability as provided under the Securities Act and other applicable securities Laws. Neither the Company nor any of its Subsidiaries has entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than any such commitment, arrangement or agreement (x) entered into in the ordinary course of business consistent with past practice, (y) with respect to wholly owned Subsidiaries of the Company or (z) pursuant to a Contract binding on the Company or any of its Subsidiaries previously made available to Parent or Merger Sub. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock are owned by the Company (or a wholly owned Subsidiary of the Company).

(iii) Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and non-assessable. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(iv) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries.

(v) As of the date of this Agreement and except as set forth in Section 5.1(b)(v) of the Company Disclosure Letter, the Company and its Subsidiaries have no indebtedness for borrowed money (other than intercompany indebtedness), except for amounts outstanding under the Fifth Amended and Restated Credit Agreement, dated as of April 2, 2007, by and among Dynegy Holdings Inc., as borrower, Dynegy Inc. (formerly named Dynegy Acquisition, Inc.) and Dynegy Inc., as parent guarantors, the other guarantors party thereto, the lenders party thereto and various other parties thereto (the “Credit Agreement”). As of the date of this Agreement, there are no outstanding letters of credit, bankers’ acceptance financing or similar instruments issued for the benefit of the Company or any of its Subsidiaries, except for outstanding undrawn letters of credit that have been issued for the benefit of the Company and its Subsidiaries under the Credit Agreement. The only issuers of outstanding letters of credit under the Credit Agreement are JPMorgan Chase Bank, N.A., Citibank, N.A, Credit Suisse, Cayman Islands Branch and ABN AMRO BANK N.V.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute and deliver this Agreement and, subject only to, assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(i) are true and correct, adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date hereof, the Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by vote of those directors present, (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, and has resolved, subject to Section 6.2, to recommend adoption of this Agreement and approval of the Merger to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption at a stockholders’ meeting duly called and held for such purpose and (C) received the opinion of each of Goldman Sachs & Co. and Greenhill & Co., Inc., to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be received in the Merger by holders of Shares is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Except for (i) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (ii) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the Stockholders Meeting to be held in connection with this Agreement and the transactions contemplated hereunder (together with any amendments or supplements thereto, the “Proxy Statement”); (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (iv) the filing of an application to, and approval of, the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act of 1935, as amended (the “FPA”); (v) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (vi) the filing of a petition to, and approval, or a determination that no approval is required, of the New York State Public Service Commission (“NYPSC”) under the New York Public Service Law, as amended; (vii) required pre-approvals (the “FCC Pre-Approvals”) of license transfers with the Federal Communications Commission (the “FCC”); (viii) compliance with the applicable requirements of the New York Stock Exchange (the “NYSE”); (ix) such other items as disclosed in Section 5.1(d)(i) of the Company Disclosure Letter; and (x) filings and notices required as a result of facts and circumstances attributable to Parent or Merger Sub (the items set forth above in clauses (i) through (ix), the “Company Required Governmental Approvals”), no Permit or Order or action of, registration, declaration or filing with or notice to any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body and the North American Electric Reliability Corporation (including any applicable regional authorities thereof)), commission, agency or instrumentality of the foregoing or other legislative, executive or judicial authority (each, a “Governmental Entity”) or any regional transmission organization or independent system operator is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby by the Company, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby by the Company will not,

violate or result in a breach of, or otherwise contravene or conflict with, any provision of, constitute a default (with or without notice or lapse of time or both) under, result in the termination or modification of, accelerate the performance required by, result in a right of termination, amendment, cancellation or acceleration of any obligation or the loss of any benefit under, require any consent under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries (any such violation, breach, default, right of termination, amendment, modification, cancellation, acceleration, loss or creation is referred to herein as a “Violation” with respect to the Company or any of its Subsidiaries and such term when used in Section 5.2 has a correlative meaning with respect to Parent or any of its Subsidiaries) pursuant to, any provisions of (i) the certificate of incorporation or bylaws of the Company, (ii) the certificate of incorporation, bylaws or similar governing documents of any Subsidiary of the Company, (iii) subject to obtaining the Company Required Governmental Approvals and the receipt of the Company Requisite Vote, any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (each, an “Order”), authorization, license, franchise, consent, certificate, qualification, registration, authorization, tariff, approval, permit and other similar authorizations of, from or by any Governmental Entity (each, a “Permit”) or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iv) subject to obtaining the third-party consents set forth in Section 5.1(d)(ii)(iv) of the Company Disclosure Letter, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (collectively, “Contracts”) to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound, except in the case of clauses (iii) or (iv) above and, in the case of clause (ii) above, with respect to Subsidiaries of the Company other than Significant Subsidiaries, for any such Violation which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) Since December 31, 2007, the Company and its Subsidiaries have filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all material forms, statements, certifications, reports and other documents required to be filed or furnished by them under the Public Utility Holding Company Act of 2005, the Energy Policy Act of 2005, the FPA, the Communications Act of 1934, and the Laws of FERC, the Department of Energy, the FCC and applicable state public utility Laws (such forms, statements, certifications, reports and other documents filed or furnished since December 31, 2007 and those filed or furnished subsequent to the date hereof, collectively, the “Company Reports”). Each Company Report, as of its filing date (or if amended, as of the date of such amendment), complied or, if not yet filed or furnished, will comply in all material respects with applicable requirements of applicable Laws and the rules and regulations thereunder. Since December 31, 2007, the Company and its Subsidiaries have filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, certifications, reports, registration statements, definitive proxy statements and other documents required to be filed or furnished by them with the SEC under the Securities Act and the Exchange Act (such forms, certifications, reports, registration statements, definitive proxy statements and other documents filed or furnished since December 31, 2007 and those filed or furnished subsequent to the date hereof, collectively, the “Company SEC Reports”). Each of the Company SEC Reports (including any financial statements or schedules included therein), at the time of its filing or being furnished (or if amended, as of the date of such amendment), complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company SEC Reports did not, and any Company SEC Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports.

(ii) Each of the audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in or incorporated by reference into the Company SEC Reports as amended prior to the date hereof (including the related notes and schedules) (collectively, the “Company Financial Statements”) has been, and in the case of Company SEC Reports filed after the date hereof will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied during the periods involved (except as may be indicated therein or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments) and fairly presents, or, in the case of Company SEC Reports after the date hereof, will fairly present, in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of their operations and consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

(f) Absence of Certain Changes. Since December 31, 2009, (i) there has not been any event, effect, change, discovery or occurrence, which, individually or together with any other event, effect, change, discovery or occurrence, has had or would reasonably be expected to have, or otherwise represents, a Company Material Adverse Effect and (ii), except in connection with this Agreement and the NRG PSA and the transactions contemplated hereby and thereby or as expressly contemplated or permitted by this Agreement or the NRG PSA, the Company and each of its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course of business consistent with past practice.

(g) Litigation and Liabilities.

(i) Except with respect to regulatory matters that are the subject of Section 6.5 hereof, there are no pending or, to the Knowledge of the Company, threatened (as used in this Section 5.1, meaning threatened in writing or threatened orally and as to which a written reference thereto has been prepared by, or delivered to, an employee of the Company with the title of Managing Director or higher) claims, suits, actions or other proceedings before any Governmental Entity or any arbitrator (collectively, “Legal Proceedings”), nor are there, to the Knowledge of the Company, any investigations, audits, or reviews by any Governmental Entity or any arbitrator pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which have, individually or in the aggregate, resulted in or would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof and to the Knowledge of the Company, there are no pending or threatened Legal Proceedings against any of the Company Joint Ventures which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

(ii) There are no Orders of any Governmental Entity or any arbitrator applicable to the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of the Company Joint Ventures or any of their respective businesses, assets or properties except for such Orders that are disclosed in the Company SEC Reports filed prior to the date hereof or that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

(iii) Except for liabilities set forth, reflected or reserved against in the consolidated balance sheet (and notes thereto) of the Company as of December 31, 2009 or June 30, 2010 and included in the Company Financial Statements, neither the Company nor any of its Subsidiaries has any liabilities or obligations which (assuming the Company were aware thereof) would be required to be reflected or reserved against on a consolidated balance sheet (or described in the notes thereto) of the Company prepared in accordance with

GAAP, except for liabilities or obligations (A) that were incurred since June 30, 2010 in the ordinary course of business, (B) incurred in connection with the Merger, the NRG Sale or any other transaction or agreement contemplated by this Agreement or the NRG PSA in accordance with the terms hereof or thereof or (C) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(iv) The term “Knowledge” (including as used in this Agreement, “Known”) means, (A) when referring to the knowledge of the Company or any of its Subsidiaries, the actual knowledge of the Company officers listed on Section 5.1(g)(iv)(A) of the Company Disclosure Letter without any obligation of further review or inquiry and (B) when referring to the knowledge of Parent or the Parent Subsidiaries, the actual knowledge of the executive officers of Parent listed on Section 5.1(g)(iv)(B) of the Parent Disclosure Letter.

(h) Employee Benefits

(i) Section 5.1(h)(i) of the Company Disclosure Letter sets forth a true and complete list of each Company Plan. For purposes of this Agreement, “Company Plans” shall mean all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), including each multiemployer plan within the meaning of Section 3(37) of ERISA and all employment, or change in control, deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity or equity-based compensation plan, employee loan, fringe benefit, workers’ compensation, short-term and long-term disability, vacation, and all other employee benefit programs, policies, agreements or arrangements; each severance, retention or termination pay, medical, surgical, hospitalization, life insurance and other “welfare plan,” fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension plan,” fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance contract, arrangement, policy or agreement; and each other employee benefit plan, fund, program, policy, agreement or arrangement; (i) that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries is deemed a “single employer” under Section 4001(b) of ERISA (an “ERISA Affiliate”), for the benefit of any current or former employee or director of the Company (the “Company Employees”), (ii) to which the Company or an ERISA Affiliate is a party, or (iii) under which Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability or contingent liability.

(ii) With respect to each Company Plan, the Company has heretofore delivered or made available to Parent true and complete copies (or to the extent no such copy exists, an accurate description) of (i) each of such Company Plans as currently in effect, other than health and welfare plans that, in each case, do not relate to the provision of severance pay or benefits or retiree medical benefits; (ii) if such Company Plan is funded through a trust or any third party funding vehicle, a copy of any related trust or other funding instrument; (iii) the most recent determination letter, if applicable, received from the Internal Revenue Service with respect to each such Company Plan intended to qualify under Section 401 of the Code; (iv) the most current summary plan description and any subsequent summary of material modification concerning the extent of the benefits provided under a Company Plan; (v) a summary of any material proposed amendments or changes anticipated to be made to the Company Plans at any time within the twelve (12) months immediately following the date hereof, other than any amendment or change required by Law; (vi) for any defined benefit pension plans, if applicable, the three (3) most recent (A) annual reports (Form 5500 series) required to be filed with the Internal Revenue Service and attached schedules, (B) audited financial statements, and (C) actuarial reports prepared for such defined benefit pension plans; and (vii) for any retiree medical plans, actuarial reports prepared, if any, for such retiree medical plans. With respect to each Company Plan, the Company, as soon as practicable, but no later than fifteen (15) days following the date hereof, shall deliver or make available to Parent true and complete copies (or to the extent no such copy exists, an accurate description) of (i) all health and welfare plans as currently in effect and (ii) the most recent annual reports (Form 5500 series) required to be filed with the Internal Revenue Service and attached schedules.

(iii) (A) No material tax, fine, lien, penalty, or other liability under Title IV of ERISA, the Code, or other applicable laws, rules and regulations has been incurred by the Company or any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full and, no event has occurred and no condition exists that presents a material risk to the Company or any of its Subsidiaries or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the Pension Benefit Guarantee Corporation (the “PBGC”) (which premiums have been paid when due) and (B) no material assets of the Company are or would reasonably be expected to be subject to a lien pursuant to the Code or ERISA with respect to any Company Plan. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Plan within the twenty-four (24) month period ending on the date hereof or will be required to be filed in connection with the transactions (excluding the NRG Sale) contemplated by this Agreement.

(iv) No Company Plan subject to Title IV of ERISA (a “Title IV Company Plan”) has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), or failed to timely satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Sections 412 and 430 of the Code), in each case whether or not waived. All contributions required to be made with respect to any Company Plan on or before the date hereof have been made and all obligations in respect of each Company Plan as of the date hereof have been accrued and reflected in the Company Financial Statements to the extent required by GAAP. Under each Title IV Company Plan which is a single-employer plan, the financial statements filed with the Form 5500 most recently filed with the Internal Revenue Service (including the related notes and schedules) for such Company Plan fairly presented the financial condition of such Company Plan in all material respects as of the last day of the plan year covered by such Form 5500, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Company Plan since the end of such plan year.

(v) No Company Plan provides welfare coverage that extends after the termination of employment other than for continued coverage provided pursuant to the requirements of Section 4980B of the Code or other similar provision of state law and each Company Plan providing such coverage may be amended, modified or terminated after the Effective Time without cost or liability other than for claims for expenses actually incurred prior to the date of such amendment, modification or termination, and neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former, or retired employees of the Company or any of its Subsidiaries.

(vi) No Title IV Company Plan is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, nor is any Title IV Company Plan a plan described in Section 4063(a) of ERISA.

(vii) There is no present intention that any Company Plan be materially amended, suspended, or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Company Plan at any time within the twelve (12) months immediately following the date hereof. Each Company Plan has been established, operated, and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code. As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Company Plans. No transaction has occurred with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA, in any such case, in an amount which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(viii) Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received an affirmative determination letter from the Internal Revenue Service as to its qualification. No event has occurred, whether by action or failure to act, and no conditions or circumstances exist, that could be reasonably likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code. For each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof.

(ix) There are no pending, or threatened, claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any Company Plan, or otherwise involving any Company Plan (other than routine claims for benefits). No facts or circumstances exist that could be reasonably likely to give rise to any such actions, suits or claims. No written or oral communication has been received from the PBGC in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein. With respect to the Company Plans, the Company has not been notified (in writing or otherwise) of any pending, threatened or in progress administrative investigation, audit, or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies (including any routine requests for information from the PBGC), and to the Knowledge of the Company, there are no such pending, threatened or in progress investigations, audits or proceedings.

(x) Except as expressly described on Section 5.1(h)(x) of the Company Disclosure Letter, no Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (A) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (C) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans, (D) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (E) result in payments under any of the Company Plans which would not be deductible under Section 280G of the Code. No Company Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or otherwise. All Company Stock Options can be cancelled by their terms without any payment therefor in accordance with Section 4.3(a).

(xi) No Company Plan is maintained for the benefit of employees outside of the United States or is otherwise subject to the Laws of any jurisdiction other than the United States or a political subdivision thereof.

(i) Compliance with Laws; Permits.

(i) The businesses of each of the Company and its Subsidiaries have not been since December 31, 2007 and are not being, and to the Knowledge of the Company, the businesses of each of the Company Joint Ventures are not being as of the date hereof, conducted in violation of any Laws or Orders of any Governmental Entity, and, since January 1, 2010, neither the Company nor any of its Subsidiaries has been given written notice of, or been charged with, any violation of any Law or Order of any Governmental Entity, except, in each case, for any such violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have all Permits necessary to conduct their businesses as presently conducted, and such Permits are in full force and effect, and no suspension or cancellation of such Permits is pending or, to the Knowledge of the Company, threatened in writing, except where such failure to have, be in full force and effect, or suspension or cancellation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii) The Company has designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are effective to ensure that material information required to be disclosed by the Company is made known to the individuals responsible for the preparation of the Company’s filings with the SEC.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and Chief Financial Officer prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iv) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(v) To the Company’s Knowledge, (A) none of the Company, its Subsidiaries or their respective employees and representatives have (1) used any corporate, Company (and/or Subsidiary) funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (2) made any direct or indirect unlawful payment to any foreign or domestic government employee or official from corporate funds; or (3) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (“FCPA”); (B) the Company and its Subsidiaries make and keep books, records, and accounts that accurately and fairly reflect transactions and the distribution of the Company’s and the Subsidiaries’ assets, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with the FCPA; and (C) the Company and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA will be prevented, detected and deterred.

(j) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) (each, a “Takeover Statute”) is applicable to this Agreement, the Merger, the acquisition by Parent and/or Merger Sub of the Shares in the Merger or the other transactions contemplated hereby. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.2(i), approval of this Agreement and the Merger by the Board of Directors of the Company constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL.

(k) Environmental Matters.

(i) Each of the Company and its Subsidiaries is in compliance with all, and has not violated any, applicable Environmental Laws since December 31, 2007 except where the failure to comply and such violations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2007, neither the Company nor any of its Subsidiaries has received any written notice by a Governmental Entity or any other Person that has not been resolved that alleges that the Company or any of its Subsidiaries is not or has not been in compliance with applicable Environmental Laws or is otherwise subject to liability relating to any Environmental Law that, in each case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(ii) Each of the Company and its Subsidiaries possesses and is in compliance with all Permits required pursuant to Environmental Laws necessary for its operations as currently conducted, and no suspension or cancellation of such Permits is pending or, to the Knowledge of the Company, threatened, except for such failures to possess a Permit or to be in compliance or suspension or cancellation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii) There are no Environmental Claims pending, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(iv) There have been no Releases of any Hazardous Material that would reasonably be expected to be the subject of any Environmental Claim against the Company or any of its Subsidiaries or otherwise result in liability to the Company or any of its Subsidiaries, and Hazardous Materials are not otherwise present at or about any facility currently or formerly owned or operated by the Company or any of its Subsidiaries in violation of or in condition that would reasonably be expected to result in liability to the Company or any of its Subsidiaries relating to any Environmental Law, except, in each case above, for any which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(v) Neither the Company nor any of its Subsidiaries is subject to, or to the Knowledge of the Company threatened with, any Orders pursuant or relating to Environmental Laws or relating to Hazardous Materials which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(vi) None of the Company and its Subsidiaries has assumed, retained or provided indemnity against any liability of any other Person relating to any Environmental Law which indemnity is still in effect, except for such indemnities as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(vii) As used in this Agreement, the term:

(A) “Environmental Claim” means any and all administrative, arbitral, regulatory, or judicial actions, suits, or proceedings, or directives, claims, Liens, publicly-disclosed investigations or investigations otherwise Known to the Company, or notices of noncompliance, liability or violation by any Person, relating to any Environmental Law or Hazardous Material, including those arising out of (A) the presence, Release, or threatened Release or exposure to any Hazardous Materials; (B) any liability under or alleged violation of any applicable Environmental Law; and (C) any and all claims by any third party seeking damages, contribution, injunctive relief resulting from the Release or threatened Release of, or exposure to, any Hazardous Materials or otherwise relating to any Environmental Law.

(B) “Environmental Laws” means all Laws, regulations, authorizations, orders, judgments, injunctions or decrees, relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata, or the indoor environment), natural resources, or relating to the use, treatment, storage, Release, threatened Release, handling, installation, disposal, transport, recycling of or exposure to Hazardous Materials.

(C) “Hazardous Materials” means any waste, pollutant or contaminant or any chemical, material, substance or waste, which is regulated as harmful, hazardous, or injurious to human health or safety, the environment, or natural resources under any Environmental Law or that would otherwise reasonably be expected to result in liability under any Environmental Law, including petroleum and petroleum products, asbestos, and asbestos-containing materials, polychlorinated biphenyls, lead-containing paint and mercury.

(D) “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching, abandonment, pumping, pouring, emptying, dumping, escape or migration.

The Company and its Subsidiaries make no affirmative representation or warranty concerning the applicability of, Environmental Claims related to, Permits claimed by any Person to be required by, pollution control technology claimed by any Person to be required under, or compliance with, any new source review requirements under the Federal Clean Air Act, 42 U.S.C. §7401 et seq., any new source performance standard under the Federal Clean Air Act, 42 U.S.C. §7411, any requirement regarding the control or permitting of emissions of hazardous air pollutants under the Federal Clean Air Act, 42 U.S.C. §7412, or any state analog thereto, in each case regarding any major modification or analogous term as defined by the Federal Clean Air Act or any state analog thereto undertaken at any plant owned or operated by the Company or any of its Subsidiaries (collectively “NSR Matters”) other than that none of the Company and its Subsidiaries has received, and, to the Knowledge of the Company, there is no threatened, notice from any Governmental Entity or any other Person that alleges any of the Company and its Subsidiaries is subject to any liability or obligation relating to any NSR Matter that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(l) Taxes. Except as to matters that would not reasonably be expected to have a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all Tax Returns required to be filed by them on or prior to the date hereof (taking into account extensions), such Tax Returns are materially correct, and all amounts shown to be due and payable thereon have been duly and timely paid and the Company and each of its Subsidiaries have also timely withheld all Taxes that were required to have been withheld;

(ii) there are no audits, claims, or judicial proceedings now pending or threatened by any taxing authority with respect to Taxes of the Company and its Subsidiaries and no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries. To the Knowledge of the Company, since December 31, 2007, no written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction;

(iii) to the Knowledge of the Company, there are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith through appropriate proceedings;

(iv) there are no outstanding waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes against the Company or any of its Subsidiaries;

(v) neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4; or

(vi) neither the Company nor any of its Subsidiaries (i) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (ii) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than the Company Material Contracts or any commercial agreements or contracts not primarily related to Tax), (iii) has entered into any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, or (iv) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code during the two-year period ending on the date of this Agreement;

(vii) as used in this Agreement, the term:

(A) “Tax” (including, with correlative meaning, the term “Taxes”) means taxes including federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, stamp, payroll, sales, use, employment, property, withholding, excise, ad valorem production, value added, and similar taxes or charges, together with all interest, penalties and additions imposed with respect thereto, and

(B) “Tax Return” means returns and reports required to be filed with a Tax authority relating to Taxes (including any attached schedules and any amendments to such returns and reports).

(m) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other contract with any labor union or similar representative of employees;

(ii) with respect to assets and/or operations currently owned by the Company or any of its Subsidiaries (the “Current Assets”), there are no ongoing or, to the Knowledge of the Company, threatened union organizing or decertification efforts with respect to any employees of the Company or any of its Subsidiaries, and no such activities have occurred within the past two (2) years with respect to such Current Assets;

(iii) with respect to the Current Assets, there are no pending or, to the Knowledge of the Company, threatened employee strikes, work stoppages, slowdowns, picketing, lockouts or other material labor disputes with respect to any employees of the Company or its Subsidiaries, and no such disputes have occurred during the past two (2) years with respect to such Current Assets;

(iv) the Company and its Subsidiaries are in compliance in all material respects with all Laws respecting employment and employment practices, including but not limited to provisions thereof pertaining to terms and conditions of employment, collective bargaining, immigration, wages and hours (including, the proper classification of individuals as employees or contractors under applicable Laws), plant closing or mass layoff statutes and regulations, non-discrimination in employment, workers compensation, contract (express and implied) and tort law, the collection and payment of withholding and/or payroll taxes and similar taxes (except for any non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect); and

(v) no material unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened.

(n) Intellectual Property.

(i) Section 5.1(n)(i) of the Company Disclosure Letter contains, as of the date of this Agreement, a complete and accurate list of all registered or applied for material Intellectual Property that is owned by the Company or any of its Subsidiaries, indicating for each the name of the owner (together with all other Intellectual Property owned by the Company or any of its Subsidiaries, the “Company Intellectual Property”). All of the Intellectual Property set forth in Section 5.1(n)(i) of the Company Disclosure Letter is, to the Knowledge of the Company, valid, subsisting and enforceable. The Company and each of its Subsidiaries (i) solely owns, free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to the Company Intellectual Property, and (ii) owns or has the right to use all other Intellectual Property used in the Company’s and such Subsidiaries’ businesses as presently conducted, except for any failures which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(ii) To the Knowledge of the Company, the Company’s and its Subsidiaries’ businesses as presently conducted do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, and no Person has asserted in writing to the Company or any of its Subsidiaries within the past six (6) months that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated its Intellectual Property rights. There is no litigation, opposition, cancellation, proceeding or claim pending, so asserted or, to the Company’s Knowledge, threatened (including “cease and desist” letters or requests to take a patent license) against the Company or any of its Subsidiaries concerning (A) the ownership, validity, registrability, patentability, or enforceability of the Company Intellectual Property, or (B) the infringement or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property of a third party. To the Knowledge of the Company, no Person has infringed or misappropriated in any material manner the Company Intellectual Property rights.

(iii) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the transactions contemplated by this Agreement will not impair the right, title or interest of the Company or any of its Subsidiaries in or to the Company Intellectual Property and all of the Company Intellectual Property will be owned or available for use by the Company and each of its Subsidiaries immediately after the Closing Date.

(iv) For purposes of this Agreement,

(A) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) Trade Secrets; (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(B) “Trade Secrets” means, collectively, confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions.

(o) Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2008, each of the Company and its Subsidiaries and their respective properties and assets has been continuously insured with reputable insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as reasonable in light of the business conducted by the Company and its Subsidiaries and the risks insured thereunder. All material insurance policies of the Company and each of its Subsidiaries are in full force and effect, all premiums due and payable under all such policies and Contracts have been paid and the Company and its Subsidiaries are otherwise in compliance in all respects with the terms of such policies and Contracts, except for such failures to be in full force and effect, to pay any premiums or to be in compliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy other than customary notices received at the end of policy periods.

(p) Real Property.

(i) The Company and its Subsidiaries have (x) good and marketable title to all real property owned in fee by them (the “Owned Real Property”) and (y) valid title to the leasehold estate (as lessee) in all real property and interests in real property leased or subleased by them as lessee or sublessee (the “Leased Real Property”) and (z) valid title to the material easement or other material estate in all real property and interests in real property held by them under material easements or other material agreements creating an interest in such real property (the “Other Real Property” and together with the Owned Real Property and the Leased Real Property, the “Real Property”), in each case free and clear of all Liens, except the following ((A) through (F) of the following being “Permitted Liens”):

(A) Liens that secure Indebtedness or other obligations as reflected on the Company Financial Statements or Indebtedness or other obligations listed on Section 5.1(p)(i)(A) of the Company Disclosure Letter;

(B) easements, covenants, conditions, rights of way, encumbrances, restrictions, defects of title and other similar matters of public record (other than such matters that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Real Property);

(C) zoning, planning, building and other applicable Laws regulating the use, development and occupancy of real property and Permits, consents and rules under such Laws (other than such matters that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Real Property);

(D) Liens that have been placed by a third party on the fee title of Leased Real Property that are subordinate to the rights therein of the Company or any of its Subsidiaries or that, if foreclosed, would not materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Real Property);

(E) mechanics, materialmens’, or laborers’ Liens for work or services performed or equipment, machinery, materials, or other items furnished in the ordinary course of business consistent with past practice of the Company or of its Subsidiaries that (x) are for amounts not then due and payable or delinquent or (y) have been released, discharged or otherwise removed of record by the posting or filing of a lien bond or similar bond, in form and substance as required by applicable Law to release or discharge the Lien; and

(F) such other matters that, individually or in the aggregate, do not materially impair the use, operation, value or marketability of the specific parcel of Real Property to which they relate or the conduct of the business of the Company and its subsidiaries as presently conducted at such specific parcel of real property.

(ii) Neither the Company nor any of its Subsidiaries is obligated under, or a party to, any option, right of first refusal or other contractual right or obligation to sell, assign or dispose of any material Owned Real Property or any portion thereof or interest therein.

(q) Contracts. Other than any Contract filed as an exhibit to the Company SEC Reports prior to the date of this Agreement and other than this Agreement, Section 5.1(q) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, and the Company has made available to Parent correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto entered into prior to the date hereof, but excluding (x) all names, terms and conditions that have been redacted in compliance with applicable Laws or the terms of such Contracts and (y) Contracts that have expired as of the date hereof), of any Contract to which the Company or any of its Subsidiaries is a party to or bound by:

(i) that is reasonably likely to require (x) annual payments or other transfers of value to or from the Company and its Subsidiaries of more than $10,000,000 or (y) aggregate payments or other transfers of value to or from the Company and its Subsidiaries of more than $25,000,000 (other than Contracts relating to purchases of capital equipment and Contracts set forth in clauses (ii) and (iii) below);

(ii) that is a swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, rate or index of any kind or nature whatsoever, whether tangible or intangible (collectively, “Derivative Products”), including electricity, natural gas, fuel oil, coal, emissions allowances and offsets, and other commodities, currencies, interest rates and indices, that would reasonably be expected, based on commodity prices as of July 30, 2010, to have a Mark-to-Market Value of more than $3,000,000;

(iii) that is a forward contract for physical delivery, physical output of electricity or an obligation of the Company or any of its Subsidiaries to deliver power pursuant to physical load obligations that would, in each case, reasonably be expected, based on commodity prices as of July 30, 2010, to have a notional value equal to or greater than $5,000,000 (other than Contracts set forth in clause (iv) below);

(iv) that relates to any tolling (financial and/or physical);

(v) that relates to the sale, transfer or other disposition of a business by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has any potential indemnity or other payment obligation of more than $5,000,000;

(vi) that relates to any acquisition by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has “earn out” or other contingent or fixed payment obligations, in each case, that could result in payments in excess of $1,000,000;

(vii) other than with respect to any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries, that represents any partnership, joint venture, or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or in which the Company owns more than a 15% voting or economic interest;

(viii) that is any non-competition Contract or other Contract that (x) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the geographic area in which any of them may so engage in any business, (y) is a material Contract that grants “most favored nation” status or (z) is an exclusive license or other material Contract under which the Company or any of its Subsidiaries licenses from any third party any Intellectual Property, other than off-the-shelf software licenses with annual fees of less than $250,000;

(ix) that is any indenture, credit agreement, letter of credit, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness in excess of $5,000,000;

(x) that provides for any sale leaseback arrangement or transaction with payments in excess of $5,000,000;

(xi) that contains a standstill or similar agreement pursuant to which one party has agreed not to acquire material assets or securities of the other party or any of its affiliates, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business;

(xii) that involves any current directors or executive officers (as such term is defined in the Exchange Act) of the Company or any of their immediate family members;

(xiii) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by any of its Subsidiaries;

(xiv) that is a collective bargaining agreement or other agreement with any labor union or similar representative of employees; or

(xv) is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or any of its Subsidiaries is obligated to pay consideration after the date of this Agreement in excess of $2,500,000.

The Contracts described in Section 5.1(q), together with all exhibits and schedules to such Contracts, as amended through the date hereof, and any Contracts required to be filed as exhibits to the Company SEC Reports prior to the date of this Agreement, are collectively referred to herein as “Company Material Contracts”.

Each Company Material Contract is valid and binding on the Company or any of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and to general principles of equity, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Contract, and no event has occurred that, with or without notice or lapse of time or both, would result in a breach or constitute a default by the Company or any of its Subsidiaries that is party thereto, except, in each case, for such failure to be valid and binding or in full force and effect, or such default or breach as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, the Company has not received any written notice from any other party to any Company Material Contract that such third party intends to terminate any Company Material Contract.

For purposes of this Agreement, “Indebtedness” means all indebtedness of the Company and any of its Subsidiaries, determined in accordance with GAAP other than trade payables and receivables in the ordinary course of business, including (i) borrowed money (other than intercompany indebtedness), (ii) notes payable, (iii) capital leases, (iv) obligations evidenced by letters of credit, (v) obligations under earn out obligations or arrangements creating any obligation with respect to the deferred purchase price of property, (vi) interest rate or currency obligations, including swaps, hedges or similar arrangements and (vii) any guarantee of any of the foregoing.

(r) Trading.

(i) The Board of Directors of the Company has adopted a corporate risk policy that contains commodities risk policies (the “Commodity Risk Policy”) with respect to risk parameters, limits and guidelines (the “Company Trading Guidelines”). The Company has provided a true and complete copy of the Commodity Risk Policy to Parent prior to the date of this Agreement. As of the date of this Agreement, except for exceptions approved in accordance with the Commodity Risk Policy, the Company and its Subsidiaries are operating in compliance with the Commodity Risk Policy in all material respects and all Derivative Products of the Company or any of its Subsidiaries were entered into in accordance with the Commodity Risk Policy and Company Trading Guidelines.

(ii) Section 5.1(r)(ii) of the Company Disclosure Letter sets forth the Mark-to-Market Value determined as of the close of business on July 30, 2010, which calculation fairly presents, in all material respects, the Mark-to-Market Value as of such date. As used in this Agreement, the term “Mark-to-Market Value” means, as of any date, the aggregate net amount of any non-cash loss or gain (to the extent the cash impact resulting from such loss or gain has not been realized) attributable to the change since the time the underlying transactions were entered into (with any payments made or received at such time being taken into account in determining such loss or gain) in fair value as of such date of the Derivative Products of the Company and its Subsidiaries or other derivative instruments referred to in Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging of the Company and its Subsidiaries (ASC No. 815).

(s) Regulation as a Utility. Except for regulation by FERC under the FPA, the Public Utility Holding Company Act of 2005 (as an exempt holding company), the Public Utility Regulatory Policies Act of 1978, as amended (“PURPA”) or, in the case of Dynegy Danskammer, L.L.C. and Dynegy Roseton, L.L.C., regulation by the NYPSC, neither the Company nor any of its Subsidiaries or “affiliates” (under and as defined in the FPA and rules and regulations of FERC promulgated thereunder) is subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by any Governmental Entity. Each Subsidiary or “affiliate” (under and as defined in the FPA and rules and regulations of FERC promulgated thereunder) of the Company (other than any such Subsidiary of the Company that owns one or more facilities that constitute a “qualifying facility” as such term is defined under PURPA and the rules and regulations of FERC as of the date hereof and that are entitled to exemption from regulation under Section 205 of the FPA (an “Exempt Qualifying Facility”)) selling electric energy, capacity and/or certain ancillary services at wholesale has been authorized by FERC to make wholesale sales of electric energy, capacity and/or certain ancillary services at market-based rates pursuant to Section 205 of the FPA, and, as of the date hereof, has been granted customary waivers and other blanket authority (including with respect to the issuance of securities and assumption of liabilities pursuant to Section 204 of the FPA), which, as of the date hereof, blanket authority and waivers have not been limited or its rates subject to refund, in each case in any material respect, other than through (i) rate caps and mitigation measures generally applicable to similarly situated marketers or generators selling electricity, capacity, and certain ancillary services or other products or services at wholesale at market-based rates in the geographic market where such of its Subsidiaries conducts its business, and (ii) restrictions imposed through

“reliability must run” agreements and/or other agreements/arrangements with independent system operators or regional transmission organizations.

(t) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Goldman Sachs & Co. and Greenhill & Co., Inc. as its financial advisors, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firms.

(u) NRG PSA Matters. The Company represents and warrants to Parent and Merger Sub as to the matters set forth in Article IV of the NRG PSA as if the Company was the “Seller”, as defined in the NRG PSA, and Parent and Merger Sub were the “Buyer”, as defined in the NRG PSA.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement (other than adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption will occur promptly following the execution of this Agreement pursuant to Section 6.13(b)) and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Except for (i) compliance with, and filings under, the HSR Act; (ii) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the SEC of the Proxy Statement; (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (iv) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (v) the filing of a petition to, and the approval of, or a determination that no approval is required, of the NYPSC under the New York Public Service Law; (vi) the FCC Pre-Approvals; (vii) compliance with the applicable requirements of the NYSE; (viii) such other items as disclosed in Section 5.2(c) of the Parent Disclosure Letter; and (ix) filings and notices required as a result of facts and circumstances solely attributable to the Company (the items set forth above in clauses (i) through (viii), the “Parent Required Governmental Approvals”), no Permit or Order or action of, registration, declaration or filing with or notice to any Governmental Entity is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(ii) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) the certificate of incorporation, bylaws or similar governing documents of any Subsidiary of Parent, (iii) subject to obtaining the Parent Required Governmental Approvals, any Order, Permit or Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iv) subject to obtaining the third-party consents set forth in Section 5.2(c)(ii) of the Parent Disclosure Letter, any Contract to which Parent or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound, except in the case of clauses (ii), (iii) or (iv) for any such Violation which, individually or in the aggregate, would not be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(d) Litigation.

(i) As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened claims, suits, actions or other proceedings before any Governmental Entity or any arbitrator, nor are there, to the Knowledge of Parent, any investigations, audits, or reviews by any Governmental Entity or any arbitrator pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries which, individually or in the aggregate, would be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(ii) As of the date of this Agreement, there are no Orders of any Governmental Entity or any arbitrator applicable to Parent or any of its Subsidiaries except for such Orders that, individually or in the aggregate, would be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(e) Equity Financing. Section 5.2(e) of the Parent Disclosure Letter sets forth a true, complete and correct copy of the Equity Commitment Letter, dated August 13, 2010, between Parent and Blackstone Capital Partners V L.P. (“BCP”) (the “Equity Financing Commitment”), pursuant to which BCP has committed, subject to the terms and conditions set forth therein, to invest in Parent up to the cash amount set forth therein (the “Equity Financing”), necessary to enable Parent and Merger Sub to pay (i) the Per Share Merger Consideration in respect of all of the Shares and all amounts in respect of shares of Company Restricted Stock pursuant to Section 4.3(b), in each case, without any increase in the Indebtedness or other obligations of the Company or any of its Subsidiaries, or use of the assets of the Company or any of its Subsidiaries, (ii) amounts due in connection with the Merger and (iii) any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Equity Financing. The Equity Financing Commitment has not been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and the commitment contained in the Equity Financing Commitment has not been withdrawn or rescinded in any respect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing other than as expressly set forth in the Equity Financing Commitment. Parent and Merger Sub will have, at and after the Closing, funds sufficient to (i) pay the aggregate

Per Share Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Equity Financing and (iii) any other amounts required to be paid in connection with the consummation of the Merger.

(f) Capitalization. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, and 1,000 shares of preferred stock, par value $0.01 per share, of which 10 shares of common stock are validly issued and outstanding as of the date of this Agreement. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature, other than, with respect to all of the foregoing, as may be incident to its formation or otherwise as may arise or exist in connection with its entering into this Agreement and the Merger and the other transactions and agreements contemplated by this Agreement, including the NRG PSA. Parent has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature, than, with respect to all of the foregoing, as may be incident to its formation or otherwise as may arise or exist in connection with its entering into this Agreement and the Merger and the other transactions and agreements contemplated by this Agreement, including the Equity Financing Commitment.

(g) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability in a circumstance where the Merger is not consummated.

(h) Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect and is a valid, binding and enforceable obligation of the Guarantor and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guaranty.

(i) Ownership of Shares. Neither Parent nor Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the last three years has been, an “interested stockholder” of the Company, as such quoted terms are defined in Section 203 of the DGCL, and neither Parent nor Merger Sub “owns” any shares of capital stock of the Company, as such quoted terms are defined in Section 203 of the DGCL.

(j) Regulation as a Utility. Except for regulation by FERC under the FPA, the Public Utility Holding Company Act of 2005 (as an exempt holding company), or PURPA, none of the Guarantor, Parent or any of their Subsidiaries or “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder) is subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by any Governmental Entity. Each Subsidiary or “affiliate” (as defined under the FPA and the rules and regulations of FERC promulgated thereunder) of the Guarantor or Parent (other than any such Subsidiary of Guarantor or Parent that owns one or more Exempt Qualifying Facilities) selling electric energy, capacity and/or certain ancillary services at wholesale has been authorized by FERC to make wholesale sales of electric energy, capacity and/or certain ancillary services at market-based rates pursuant to Section 205 of the FPA and, as of the date hereof, has been granted customary waivers and other blanket authority (including with respect to the issuance of securities and assumption of liabilities pursuant to Section 204 of the FPA), which, as of the date hereof, blanket authority and waivers have not been limited or its rates subject to refund, in each case in any material respect, other than through (i) rate caps and mitigation measures generally applicable to similarly situated marketers or generators selling electricity, capacity, and certain ancillary services or other products or services at wholesale at market-based rates in the geographic market where such of its Subsidiaries conducts its business, and (ii) restrictions imposed through “reliability must run” agreements and/or other agreements/arrangements with independent system operators or regional transmission organizations.

(k) Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any agreement or arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any such agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal; and (ii) other than investment funds or other entities under common management with the Guarantor, any third party has agreed, as of the date hereof, to provide, directly or indirectly, equity capital (other than pursuant to, and as set forth in, the Equity Financing Commitment) to Parent or the Company to finance in whole or in part the Merger or (iii) as of the date hereof, any officer of the Company has agreed in connection with the transactions contemplated by this Agreement to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date hereof), (y) contribute or roll over any portion of such employee’s Shares, Company Stock Options, Company Restricted and/or Phantom Stock Units to the Company or its Subsidiaries or Parent or any of its Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any of its Affiliates.

(l) No Competing Business. Neither Parent nor any of Parent’s “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder) owns or operates “inputs to electric power production” as defined in 18 C.F.R. 35.36(a)(4).

(n) NRG PSA. Parent has provided the Company with a true and complete copy of the NRG PSA and all schedules, annexes and exhibits thereto, in each case, as currently in effect. Other than the NRG PSA (including all schedules, annexes and exhibits thereto), there are no other agreements or arrangements between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and NRG or any of its Affiliates, on the other hand, related to the NRG Sale.

(o) No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 5.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Notwithstanding the foregoing, nothing in this Section 5.2(o) or this Agreement shall (i) relieve any Person of liability for fraud, (ii) prevent Parent and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement, any certificates delivered by the Company in connection with this Agreement or (iii) be given effect in any claim in respect of fraud.

(p) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and cost-related plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans). Notwithstanding the foregoing, nothing in this Section 5.2(p) or this Agreement shall (i) relieve any Person of liability for fraud, (ii) prevent Parent and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement, any certificates delivered by the Company in connection with this Agreement or (iii) be given effect in any claim in respect of fraud.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) From the date hereof and until the Effective Time or earlier termination of this Agreement, except (w) as set forth in Section 6.1(a) of the Company Disclosure Letter, (x) as otherwise expressly contemplated or expressly permitted or required by this Agreement, (y) to the extent consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (z) as required by applicable Law, the Company shall, and shall cause its Subsidiaries to, cause the business of it and its Subsidiaries to be conducted in the ordinary course, and the Company shall use reasonable best efforts to, and shall cause each of its Subsidiaries to use reasonable best efforts to, preserve its business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates. Notwithstanding the generality of the foregoing, and subject to the exceptions set forth in clauses (w), (x), (y) and (z) of the immediately preceding sentence, the Company shall not, and shall cause its Subsidiaries not to:

(i) amend the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries;

(ii) issue, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of capital stock, voting securities, partnership interest, membership interest or similar interest or any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing (collectively, “Equity Interests”) of the Company or any of its Subsidiaries (including any Company Equity Awards), other than (A) issuance of Shares pursuant to Company Stock Options outstanding on the date hereof under the Company Plans in accordance with the terms thereof, and (B) issuances of Shares in connection with the matching of contributions under the (1) Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (As Amended and Restated Effective January 1, 2009); (2) Dynegy Midwest Generation, Inc. 401(k) Savings Plan (As Amended and Restated Effective January 1, 2009); (3) Dynegy Inc. 401(k) Savings Plan (As Amended and Restated Effective January 1, 2009); and (4) Dynegy Northeast Generation, Inc. Savings Incentive Plan (As Amended and Restated Effective January 1, 2009), in each case in accordance with the terms thereof;

(iii) split, combine, subdivide or reclassify any of its Equity Interests;

(iv) declare, set aside, establish a record date for, or pay any dividends on or make any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of any of its Equity Interests, other than any dividends from any wholly owned Subsidiary of the Company to the Company or to another such Subsidiary of the Company;

(v) repurchase, redeem or otherwise acquire any of its Equity Interests, except for (A) mandatory sinking fund obligations existing on the date hereof and disclosed in Section 6.1(a)(v) of the Company Disclosure Letter and (B) redemptions, purchases or acquisitions pursuant to the exercise or settlement of Company Stock Options, employee severance, retention, termination, change of control and other contractual rights existing on the date hereof on the terms in effect on the date hereof, including with respect to Company Restricted Stock;

(vi) incur, issue, or modify in any material respect the terms of, any Indebtedness, or assume, prepay, defease, cancel, acquire, guarantee or endorse, or otherwise become responsible for (whether directly or indirectly, contingently or otherwise), the indebtedness of any Person, except for (A) advances of credit incurred under the Company’s existing credit facilities in an aggregate amount not to exceed $2,500,000, (B) letters of credit issued under the Credit Agreement (x) in the ordinary course of business consistent with past practices for non-trading activities but in any event in an aggregate amount not to exceed $25,000,000 or (y) in connection with the sale or purchase of Derivative Products, physical electricity products, or fuel commodities for the Company’s assets in accordance with Section 6.1(a)(xix) of the Company Disclosure Letter, (C) letters of credit issued under the Credit Agreement to support positions in place as of the date of this Agreement or (D) Indebtedness owed by any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(vii) grant or incur any Lien, other than (A) Permitted Liens, (B) Liens for current Taxes, assessments or other charges of a Governmental Entity not yet due and payable or which is being contested in good faith through appropriate proceedings, (C) pledges or deposits by the Company or any of its Subsidiaries in the ordinary course of business under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, (D) good faith deposits in connection with Contracts (other than for the payment of Indebtedness) or leases to which the Company or one of its Subsidiaries is a party, in each case, in the ordinary course of business consistent with past practice, (E) deposits to secure public or statutory obligations of the Company or one of its Subsidiaries, or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice, (F) licenses granted to third parties in the ordinary course of business consistent with past practice by the Company or its Subsidiaries, (G) Liens permitted under the outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof, (H) Liens granted in connection with any Indebtedness permitted under Section 6.1(a)(vi), and (I) Liens granted or incurred in connection with the sale or purchase of Derivative Products, physical electricity products, or fuel commodities for the Company’s assets in accordance with Section 6.1(a)(xix) of the Company Disclosure Letter or to support positions in place as of the date of this Agreement;

(viii) (A) except (1) to the extent required by applicable Law or (2) to the extent required by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent prior to the date hereof, grant or announce any stock option, equity or incentive awards or increase in the salaries, bonuses or other compensation and benefits payable by the Company or any of its Subsidiaries to any of the employees, officers, directors or other independent contractors who provide services in an individual capacity of the Company or any of its Subsidiaries, (B) except to the extent required by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plan to any employee, officer, director or other independent contractors who provide services in an individual capacity of the Company or any of its Subsidiaries, whether past or present, or take any action to accelerate vesting of any right to compensation or benefits, (C) except to the extent required by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, enter into or amend any Contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, (D) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (E) change the accrual rate for the Company’s short-term incentive plans used to prepare the Company’s financial statements, (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries, or (G) except as required to ensure that any Company Plan is not then out of compliance with applicable Law, enter into or adopt any new or renew, amend or terminate any existing Company Plan or benefit arrangement if such adoption, renewal, amendment or termination would result in a material cost to the Company or any of its Subsidiaries;

(ix) (A) hire any employee or individual independent contractor with total expected annual base salary, including commissions, in excess of $100,000, other than to fill vacancies arising in the ordinary course of business at annual base salary levels not in excess of 120% of prevailing market rates or (B) subject to Section 6.9(f), terminate the employment of any Company Employee who participates in the Dynegy Inc. Executive Change in Control Severance Pay Plan (Effective April 3, 2008), except for “cause” thereunder or otherwise take any action that could reasonably result in the closure of the Company’s regional headquarters in California;

(x) other than in the ordinary course of business and consistent with past practice, (A) make or change any material Tax election, or change the Company’s or such Subsidiary of the Company’s method of accounting for Tax purposes, (B) file any amended Tax Return involving a material amount of additional Taxes, (C) settle or compromise any material Tax liability, or any claim for a material refund of Taxes or enter into any closing agreement with respect to any material amount of Tax, or (D) agree to an extension or waiver of the statute of limitations applicable to the assessment or collection of any material Taxes except, in each case, as required by applicable Law;

(xi) except as required by GAAP, the SEC or applicable Law, change any material accounting policies or principles;

(xii) (A) enter into or assume any Contract that would have been a Company Material Contract had it been entered into prior to the date hereof, (B) terminate, materially amend or waive any material rights under any Company Material Contract or any Contract that would have been a Company Material Contract had it been entered into prior to the date hereof excluding any termination upon expiration of a term in accordance with the terms of such Company Material Contract or (C) or waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company under any Company Material Contract; provided in each case that the Company or any of its Subsidiaries shall be permitted to renew or replace any Company Material Contract with one or more Contracts on substantially similar terms;

(xiii) subject to Section 6.16, waive, release, settle or compromise any pending or threatened action, litigation, claim or arbitration or other proceedings before a Governmental Entity if such waiver, release, settlement or compromise by the Company or any of its Subsidiaries (A) is for an amount in excess of $2,500,000 individually or $5,000,000 in the aggregate, or (B) would entail the incurrence of (1) any obligation or liability of the Company in excess of such amount, including costs or revenue reductions, (2) obligations that would impose any material restrictions on the business or operations of the Company or its Subsidiaries;

(xiv) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets thereof, excluding acquisitions of supplies, parts, fuel, materials and other inventory in the ordinary course of business consistent with past practice, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof, other than (A) any such acquisitions, loans, advances, contributions or investments that are for consideration not in excess of $1,000,000 individually or $5,000,000 for all such transactions by the Company and its Subsidiaries in the aggregate or (B) loans, advances or capital contributions to or among the Company and wholly owned Subsidiaries of the Company;

(xv) sell, transfer, lease, license, assign, allow to lapse or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the Company or any of its Subsidiaries having a current value in excess of $1,000,000 individually, or $5,000,000 for all such transactions by the Company and its Subsidiaries in the aggregate other than (A) sales, transfers, leases, licenses assignments and other dispositions of inventory, electricity or, subject to Section 6.6(b), other commodities or Derivative Products in the ordinary course of business consistent with past practice, (B) dispositions of obsolete or worthless assets or properties in the ordinary course of business consistent with past practice or (C) transactions solely among the Company and/or any of its Subsidiaries;

(xvi) authorize or make any capital expenditure, other than (A) any capital expenditure contemplated by the Company’s business plan set forth on Section 6.1(a)(xvi) of the Company Disclosure Letter, (B) capital expenditures that are not, in the aggregate, in excess of $5,000,000 above the capital expenditures provided for in such business plan or (C) capital expenditures required by Law or in response to a casualty loss or property damage;

(xvii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xviii) merge or consolidate the Company or any of its Subsidiaries with and into any other Person;

(xix) (A) modify in any material respect the Commodity Risk Policy, the Company Trading Guidelines or any similar policy, other than modifications that are more restrictive to the Company and its Subsidiaries, or (B) the sale or purchase of Derivative Products, physical electricity products, or fuel commodities for the Company’s assets that are not in accordance with Section 6.1(a)(xix) of the Company Disclosure Letter;

(xx) enter into, with respect or related to Dynegy Moss Landing, LLC, Dynegy Morro Bay, LLC, Dynegy Oakland, LLC and Casco Bay Energy Company, LLC, any energy, ancillary services, fuel, emissions allowance, credit, or offset, transmission, transportation, or storage transactions with a term extending through the later of (i) November 15, 2010, and (ii) the end of the prompt month, other than electric capacity sales in organized markets requiring mandatory bidding;

(xxi) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice unless the Company determines in its reasonable commercial judgment that the form or amount of such insurance should be modified;

(xxii) permit any letters of credit to be issued other than letters of credit issued under the Credit Agreement by JPMorgan Chase Bank, N.A., Citibank, N.A, Credit Suisse, Cayman Islands Branch and ABN AMRO BANK N.V;

(xxiii) subject to Section 6.2, take any action which would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or delaying the satisfaction of any such conditions, or that would reasonably be expected to prevent, delay, impair or interfere with the ability of the Company to consummate the Merger; or

(xxiv) commit, authorize or agree to take any of the foregoing actions or enter into any letter of intent (binding or non binding) or similar agreement or arrangement with respect to any of the foregoing actions.

(b) Neither Parent nor Merger Sub shall take or permit any of their Affiliates to take any action that is reasonably likely to prevent or delay the consummation of the Merger, the NRG Sale or the other transactions contemplated by this Agreement or the NRG PSA. In furtherance and not in limitation of the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, (x) not consent to any request by NRG for approval to take any action, or waive NRG’s or its Affiliates’ failure to perform any obligation under the NRG PSA without the Company’s prior written consent, not to be unreasonably withheld, delayed or conditioned, (y) not make or consent to any amendment, supplement, modification or waiver to the NRG PSA that would amend, supplement or modify the NRG PSA or waive any provision thereof in a manner adverse to the Company in any material respect, including any amendment, supplement, modification or waiver that would impair or materially delay the consummation of the transactions contemplated by the NRG PSA and (z) provide the Company with any amendments, modifications, or supplements to the PSA and all schedules, annexes and exhibits thereto. Parent and Merger Sub shall promptly notify the Company of any written request for approval to take any action or grant a waiver for failure to take an action pursuant to the NRG PSA. Prior to making any written communications to the officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are directly affected by the transactions contemplated by this Agreement, the Company shall, to the extent legally permissible, provide Parent with a copy of the intended communication, Parent shall review and comment on the communication promptly (but in any event, Parent shall provide any comments it may have within forty-eight (48) hours after such communication has been provided to Parent for review), and the Company shall consider in good faith any comments reasonably proposed by Parent; provided, further, however, that written communications made by the Company or any of its Subsidiaries in compliance with the foregoing provisions of this Section 6.1(b) may be substantially repeated or excerpted in future written communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without further review and comment by Parent.

(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2. Acquisition Proposals; Go-Shop Period.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the 40th calendar day after the date of this Agreement (the “Go-Shop Period”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to confidentiality agreements on customary terms not more favorable in any material respect to such Person than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreements need not prohibit the making or amendment of an Acquisition Proposal to the extent such Acquisition Proposal is made directly to the Company); provided that the Company shall promptly (and in any event within 24 hours thereafter) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access that was not previously made available to Parent or Merger Sub, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.2 and except as may relate to any Person or group of Persons (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date constitute at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company has received (x) prior to the expiration of the Go-Shop Period, an Acquisition Proposal that the Board of Directors of the Company or any committee thereof has determined in good faith (after consultation with its financial advisor) either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and (y) by 11:59 p.m. (Eastern time) on the 5th business day after the date of expiration of the Go-Shop Period, a written Acquisition Proposal that the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its financial advisor) constitutes a Superior Proposal,

(any such Person or group of Persons, an “Excluded Party”; provided that any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Acquisition Proposal made by such Person or group of Persons fails to constitute a Superior Proposal (it being agreed and understood that an Acquisition Proposal will not fail to constitute a Superior Proposal if such Acquisition Proposal is amended, modified or revised during the course of ongoing negotiations with the Company as a result of the exercise by Parent of its rights pursuant to Section 6.2(e), which exercise renders such Acquisition Proposal no longer to be a Superior Proposal, so long as such negotiations are ongoing and it subsequently constitutes a Superior Proposal))

the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall instruct and cause its and its Subsidiaries’ other Representatives to, (i) at 12:00 a.m. on the 41st calendar day after the date of this Agreement (the “No-Shop Period Start Date”) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, any Acquisition Proposal, (C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.2(a) or Section 6.2(c)) or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c) Conduct Following No-Shop Period Start Date. Notwithstanding anything in this Agreement to the contrary but subject to the last sentence of this paragraph, at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Requisite Vote is obtained, if the Company or any of its Representatives receives a written Acquisition Proposal from any Person that did not result from a material breach of Section 6.2(b), the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide non-public information and data concerning the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed confidentiality agreement on customary terms not more favorable to such Person in any material respect than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal to the extent such Acquisition Proposal is made directly to the Company); provided that the Company shall promptly (and in any event within 24 hours) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company made available to any Person given such access which was not previously made available to Parent or Merger Sub, (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person and (iii) after having complied with Section 6.2(e), the Board of Directors of the Company or any committee thereof may authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside legal counsel) that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law; (y) in each such case referred to in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof has determined in good faith (after consultation with its financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (z) in the case referred to in clause (iii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.2(a) with respect to any Excluded Parties, including with respect to any amended proposal submitted by any Excluded Parties following the No-Shop Period Start Date, and the restrictions in Section 6.2(b) shall not apply with respect thereto; provided that the provisions of Section 6.2(e) shall apply.

(d) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, consolidation, business combination or similar transaction involving the Company or any of its Significant Subsidiaries or

(ii) any acquisition by any Person or group of Persons resulting in, or proposal or offer to acquire by tender offer, share exchange or in any manner which if consummated would result in, any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (A) more than 20% of the Shares then outstanding or the total voting power of the equity securities of the Company, (B) assets that during the most recently completed twelve month period for which financial information is available generated more than 20% of the consolidated total revenues of the Company and its Subsidiaries, taken as a whole, or (C) assets constituting more than 20% of consolidated total assets, measured either by book value or fair market value (including, equity securities of its Subsidiaries), of the Company and its Subsidiaries, taken as a whole, in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means an Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment (i) is reasonably likely to be consummated in accordance with its terms, taking into account all material legal, financial and regulatory aspects of the proposal (including the financing thereof) and the Person making the proposal, and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement.

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 6.2(e), Section 6.2(f) or Section 8.3(a), the Board of Directors of the Company and each committee thereof shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (it being understood that the Board of Directors may take no position with respect to an Acquisition Proposal until the close of business as of the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); or

(ii) except as expressly permitted by Section 8.3(a), cause or permit the Company to enter into any letter of intent, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.2(a) or Section 6.2(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company and any committee thereof may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal that the Board of Directors of the Company or any committee thereof determines in good faith is a Superior Proposal made after the date hereof, if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside counsel, that the failure to do so could be inconsistent with its fiduciary obligations under applicable Law (a “Change of Recommendation”) and may also take action pursuant to Section 8.3(a); provided, however, that the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal unless (x) the Company notifies Parent in writing, at least ninety-six (96) hours in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of such agreement providing for such Superior Proposal; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or taking any action pursuant to Section 8.3(a) with respect to a Superior Proposal, the Company shall negotiate in good faith with Parent during such ninety-six (96) hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement, the Equity Financing Commitment or the Guaranty as would permit the Board of Directors of the Company not to effect a Change of Recommendation in connection with a Superior Proposal or to take such action pursuant to Section 8.3(a) in response to a Superior Proposal; and (z) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement, the Equity Financing Commitment and the Guaranty offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect; provided that, for the avoidance of doubt, the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal prior to the time that is ninety-six (96) hours after it has provided the written notice required by clause (x) above; provided further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 6.2(e), except that the Company’s advance written notice obligation shall be reduced to forty-eight (48) hours (rather than the ninety-six (96) hours otherwise contemplated by this Section 6.2(e)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal shall be reduced to the time that is forty-eight (48) hours after it has provided such written notice (rather than the time that is the ninety-six (96) hours otherwise contemplated by this Section 6.2(e)) (but in no event prior to the original ninety-six (96) hour advance notice period).

(f) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided, however, that neither the Company nor the Board of Directors of the Company (or any committee thereof) shall be permitted to recommend that the Company stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal), unless in each case, in connection therewith, the Company Board (or any committee thereof) effects a Change in Recommendation; provided further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Change in Recommendation unless the Board of Directors of the Company expressly reaffirms the Company Recommendation at least two (2) business days prior to the Stockholders Meeting.

(g) Notice. Within 24 hours following the No-Shop Period Start Date, the Company shall notify Parent of the identity of each Person or group of Persons that has made an Acquisition Proposal that the Board of Directors of the Company or any committee thereof has determined in good faith (after consultation with its financial advisor) either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal. Within 24 hours following the expiration of the five business day period after the end of the Go-Shop Period, the Company shall notify Parent of the identity of each Person or group of Persons that the Company considers to be an Excluded Party as of such time. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if (i) from and after the date hereof, any Acquisition Proposals are received by the Company and (ii) from and after the No-Shop Period Start Date, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives, and, in the case of both clauses (i) and (ii) above, will, in connection with such notice, identify the Person or group of Persons making the offer or the proposal or seeking such information or discussions or negotiations and include a written summary of the material terms and conditions of any proposals or offers that are not made in writing and copies of any requests, proposals or offers, including proposed agreements, of proposals or offers that are made in writing. The Company shall keep Parent reasonably informed, on a prompt basis (and, in any event, within twenty-four (24) hours), of the status and terms of any Acquisition Proposals (including any amendments thereto or any change to the terms or conditions thereof) and the status of any discussions or negotiations. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

6.3. Proxy Filings; Information Supplied. The Company shall prepare and file with the SEC as promptly as practicable following the date of this Agreement (and in any event use reasonable best efforts to file within fifteen (15) business days following the date of this Agreement) the Proxy Statement in preliminary form. The Company agrees that at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub agree that none of the information supplied by either of them or any of their Affiliates for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall provide NRG with respect to the matters relating to NRG or the NRG Sale an opportunity to review and comment on the Proxy Statement and shall consider in good faith any comments reasonably proposed by NRG with respect to the matters relating to NRG or the NRG Sale.

6.4. Stockholders Meeting. Subject to fiduciary obligations under applicable Law, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to call, give notice of and convene a meeting of Record Holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the date of mailing of the Proxy Statement to consider and vote upon the adoption of this Agreement; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Stockholders Meeting, but no longer than reasonably necessary, (i) with the consent of Parent; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting; (iv) if required by Law; or (v) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 6.2(e) that it intends to take action pursuant to Section 8.3(a) with respect to a Superior Proposal and the deadline contemplated by Section 6.2(e) with respect to such notice has not been reached. Subject to Section 6.2, the Board of Directors of the Company shall recommend such adoption, shall include the Company Recommendation in the Proxy Statement and shall take all reasonable lawful action to solicit such adoption of this Agreement. Notwithstanding any Change in Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Article VIII, this Agreement shall be submitted to the Record Holders of Shares at the Stockholders Meeting for the purpose of adopting this Agreement.

6.5. Filings; Reasonable Best Efforts; Other Actions; Notification.

(a) Proxy Statement. The Company shall promptly notify Parent (and NRG with respect to the matters relating to NRG or the NRG Sale) of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent (and NRG with respect to matters relating to NRG or the NRG Sale) copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement and shall provide Parent (and NRG with respect to the matters relating to NRG or the NRG Sale) an opportunity to review and comment on any such amendment, supplement or response to the SEC and shall consider in good faith any comments reasonably proposed by Parent (and NRG with respect to the matters relating to NRG or the NRG Sale). The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. The Company shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement; provided, that the Company shall not be required to mail the Proxy Statement prior to the seventh business day following the No-Shop Period Start Date. To the extent required by applicable Law in the good faith judgment of the Company, the Company shall, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Stockholders Meeting.

(b) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders, and, with respect to Parent, NRG, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger, the NRG Sale and the other transactions contemplated by this Agreement, including under the HSR Act, any other applicable Antitrust Law, the FPA, the New York Public Service Law and any other applicable regulatory Law.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby and the NRG Sale, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Affiliates, from any third party and/or any Governmental Entity with respect to the Merger, the NRG Sale and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its Affiliates, officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings with, investigation or other inquiry by such Governmental Entity with respect to the Merger, the NRG Sale and the other transactions contemplated hereby or by the NRG PSA unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party (either directly or through one of its Representatives) the opportunity to attend and participate thereat.

(d) Required Approval Matters. Without limiting the generality of the other undertakings pursuant to this Section 6.5 and subject to the other terms and conditions of this Agreement, each of the Company (in the case of clauses (i), (ii), (iii)(A) and (iv) of this Section 6.5(d) set forth below) and Parent (in all cases set forth below) agrees to take or cause to be taken the following actions:

(i) to cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to satisfy the conditions set forth in Article VII and to consummate and make effective the Merger, the NRG Sale and the other transactions contemplated by this Agreement as soon as practicable, including, with respect to Parent, specifically enforcing its rights under the NRG PSA, and preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger, the NRG Sale or any of the other transactions contemplated by this Agreement or by the NRG PSA, including under the HSR Act, the FPA and the New York Public Service Law. In furtherance of and not in limitation of the foregoing, Parent and the Company each shall file the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required, and Parent shall, and shall use its reasonable best efforts to cause NRG, to file the initial pre-merger notification with respect to the NRG PSA, the NRG Sale and the transactions contemplated therein, in each case, under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to outside counsel of each party), the FPA and the New York Public Service Law, in each case, as promptly as practicable after the date of this Agreement but in all events within ten (10) business days after the date of this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act and any other applicable Antitrust Law. Parent will, and will use its reasonable best efforts to cause NRG, to request early termination of the waiting period with respect to the NRG Sale under the HSR Act or any other Antitrust Law. The Company will provide information necessary for Parent to complete its pre-merger notification under the HSR Act with respect to the NRG Sale and and an officer or director of the Company will certify in Parent’s pre-merger notification that the information provided is accurate as required under HSR Rule 803.6. Parent will not, and will use its reasonable best efforts to cause NRG not to, withdraw its initial filing under the HSR Act or any other Antitrust Law, as the case may be, with respect to the Merger or the NRG Sale and refile it unless the Company has consented in advance to such withdrawal and refiling. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger, the NRG Sale and the other transactions contemplated by this Agreement (including the Proxy Statement but subject to Section 6.5(a)). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(ii) to provide promptly to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over any Company Required Governmental Approval, Parent Required Governmental Approval, the approvals required to consummate the NRG Sale as set forth in Section 7.2(c) of the Parent Disclosure Letter (the “NRG Sale Approvals”) or otherwise over the transactions contemplated by this Agreement or the NRG PSA (a “Governmental Approval Entity”) such non-privileged information and documents as reasonably requested by any such Governmental Approval Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement or the NRG PSA;

(iii) to use its reasonable best efforts to (A) obtain promptly all Company Required Governmental Approvals, Parent Required Governmental Approvals and NRG Sale Approvals and (B) avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or Law that would delay in any material respect, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement or the NRG PSA, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company or Parent or either’s respective Subsidiaries or Affiliates (and the entry into agreements with, and submission to orders of, the relevant Governmental Approval Entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any investigation or proceeding in any forum or (y) issuance or enactment of any order, decree, decision, determination, judgment or Law that would delay in any material respect, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger, the NRG Sale and the other transactions contemplated hereby by any Governmental Approval Entity;

(iv) in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the

Merger in accordance with the terms of this Agreement or the consummation of the NRG Sale in accordance with the NRG PSA unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger, the NRG Sale or the other transactions contemplated by this Agreement or the NRG PSA, to use its reasonable best efforts to take any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this Section 6.5(d)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement or the NRG PSA, as the case may be; and

(v) to refrain from entering into any agreement, arrangement or other understanding to acquire any assets or properties that would reasonably be expected to (i) prevent or materially delay receipt of any Company Required Governmental Approvals, Parent Required Governmental Approvals or the NRG Sale Approvals or (ii) prevent or materially delay the Closing or the consummation of the NRG Sale.

(e) Planning Committee. Promptly following the date hereof (but in any event within five (5) calendar days after the date of this Agreement), each of the Company and Parent shall, and Parent shall use its reasonable best efforts to cause NRG to, appoint two (2) representatives to a regulatory and transition planning committee (the “Committee”). The Committee shall meet by telephone or in person weekly (with at least one representative from each of the Company, Parent and NRG present), to discuss the status of all notices, consents, registrations, approvals, permits and authorizations made or sought by Parent, the Company and NRG which are necessary or advisable to be obtained from any third party and/or Governmental Entity in order to consummate the Merger, the NRG Sale and any of the other transactions contemplated by this Agreement or by the NRG PSA, including under the HSR Act, the FPA, the NYPSC, the California Public Utilities Commission and the California Independent System Operator.

6.6. Access and Reports.

(a) Subject to applicable Law, upon reasonable prior written notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other Representatives reasonable access, during normal business hours throughout the period from the date hereof and though the Effective Time, to its employees, properties, facilities, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties, facilities, operations and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used its reasonable best efforts to furnish such information in a manner that does not result in any such disclosure, including obtaining the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries if the Company shall have used reasonable best efforts to furnish such information in a manner that does not result in the loss of such privilege. All requests for information made pursuant to this Section 6.6 shall be directed to a Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement. Notwithstanding the foregoing, the Receiving Party and its Representatives (each as defined in the Confidentiality Agreement) may furnish Evaluation Material (as defined in the Confidentiality Agreement) after the No-Shop Period Start Date to any Person in connection with such Person’s (A) potential investment in Parent or its Affiliates or (B) evaluation of the acquisition of assets of the Company in connection with or following the Closing (the actions contemplated by the foregoing clauses (A) and (B), other than in connection with the NRG Sale, a “Third Party Investment”), provided, that Parent shall have directed such Person to treat any Evaluation Material provided to such Person in accordance with the confidentiality provisions of the Confidentiality Agreement and to perform or to comply with the obligations of the Receiving Party with respect to any such

Evaluation Material as contemplated by the Confidentiality Agreement. Parent agrees that it will be fully responsible for any breach of any of the provisions of the Confidentiality Agreement by any such Person as though it were a “Representative” under the Confidentiality Agreement. In connection with a Third Party Investment, the Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide, all reasonable cooperation in connection with the arrangement or consummation of a Third Party Investment as may be reasonably requested by Parent, including with respect to any customary due diligence review of such assets that may be requested by Parent such as visits of properties and facilities of the Company and meeting with appropriate personnel of the Company (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company, its Subsidiaries and their Representatives in connection with such cooperation. Parent shall indemnify and hold harmless the Company, its Subsidiaries and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of any Third Party Investment (including any action taken in accordance with this Section 6.6) and any information utilized in connection therewith. Parent and Merger Sub acknowledge and agree that any Third Party Investment is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of any Third Party Investment, subject to fulfillment or waiver of the conditions set forth in Article VII.

(b) In furtherance and not in limitation of the foregoing Section 6.6(a), at any time and from time to time after the date hereof, the Company will allow Parent and its representatives reasonable access to the Derivative Products trading operations of the Company, the Company’s Subsidiaries and the Company Joint Ventures and their respective books and records, and develop appropriate procedures to permit Parent and its approved Representatives (such approval by the Company not to be unreasonably withheld, delayed or conditioned) to monitor the aggregate net positions in the Derivative Products trading portfolio of the Company, the Company Subsidiaries and Company Joint Ventures, subject to the other terms of this Agreement, the terms of the Confidentiality Agreement and applicable Laws. Parent shall have the right to appoint an individual who, in addition to exercising any of the rights granted to Parent pursuant to Section 6.6(a) and the preceding sentence of this Section 6.6(b), shall also have the rights, and be subject to the limitations, set forth on Section 6.6(b) of the Company Disclosure Letter.

6.7. Stock Exchange De-listing. Parent shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter (unless and until a Change of Recommendation has occurred or in connection with Section 6.2(f)) the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9. Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries (other than those subject to collectively-bargained agreements) who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Affected Employees”) will be provided, unless their employment has ceased, with total annual cash compensation opportunities and benefits that, taken together, are substantially comparable in the aggregate to those total annual cash compensation opportunities and benefits provided by the Company and its Subsidiaries immediately prior to the Effective Time. Following the Effective Time, Parent shall cause the Surviving Corporation and any Subsidiary of the Surviving Corporation to comply with the provisions of each of the Company’s change in control severance plans.

(b) Parent shall cause any employee benefit plans which the Affected Employees are entitled to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder (other than any benefit accrual under any defined benefit pension plan), service for the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under the comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits). Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation) to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which an Affected Employee is eligible to participate on or after the Effective Time to the extent such limitations, conditions, and waiting periods were satisfied or inapplicable under the comparable welfare benefit plan and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of any corresponding Company Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Effective Time occurs under any welfare benefit plan in which the Affected Employee participates on and after the Effective Time.

(c) For all Affected Employees who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation through the earlier of March 15, 2011 (such Affected Employees, the “Continuing Employees”), and the date on which Parent otherwise pays annual bonuses and incentive payments to similarly situated employees (the “2011 Bonus Payment Date”), bonuses and incentive payments shall be paid to such Continuing Employees on the 2011 Bonus Payment Date in accordance with the bonus and incentive plans or programs of Parent; provided that Parent shall ensure that the aggregate annual bonuses and incentive payments made to all Continuing Employees, measured as a group, in respect of the 2010 calendar year are no less than the aggregate amount accrued therefor as of December 31, 2010 for such Continuing Employees.

(d) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Company Plan listed in Section 6.9(d) of the Company Disclosure Letter will occur upon the Effective Time, subject to Section 409A of the Code.

(e) Parent hereby acknowledges and recognizes that, as of the Effective Time, all of the Company’s and/or the Company’s Affiliates’ contractual obligations with the unions representing bargaining unit employees of the Company or its Affiliates will continue, including all contractual obligations under applicable collective bargaining agreements, as listed in Section 6.9(e) of the Company Disclosure Letter (subject to future bargaining between the unions and the Company or the Company’s Affiliates).

(f) As soon as reasonably practicable after the date of this Agreement (but no later than fifteen (15) calendar days and prior to the Closing), the Company shall take the actions described in Section 6.9(f) of the Company Disclosure Letter.

(g) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Company Plan, (ii) give any third party (including any employee or dependent or beneficiary of any employee or trustee) any right to enforce the provisions of this Section 6.9 or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee for any period of time or to maintain any particular Company Plan or benefit, except to the extent otherwise required by Section 6.9(c) with respect to the bonuses and incentive payments.

(h) At the Closing, the Company shall provide Parent with a true and complete list of Business Employee (as that term is defined in the NRG PSA) terminations, by date and location, implemented by the Company or any Subsidiary of the Company in the 90-day period prior to the Closing.

6.10. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except for Parent’s reimbursement and indemnification obligations pursuant to Section 6.6 and Section 6.14.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the cost of the annual premium amount for such “tail” insurance policies does not exceed an amount equal to 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 6.11.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.12. Takeover Statutes. The Company shall use its reasonable best efforts to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall promptly grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise promptly act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13. Parent Vote.

(a) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by it or any of its Subsidiaries or Affiliates or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).

(b) Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

6.14. Financing. Prior to the Closing, the Company shall use its reasonable efforts, at Parent’s sole expense, to assist Parent in a refinancing of all or any portion of the Indebtedness of the Company existing on the date hereof (the “Debt Financing”), including: (i) participating in a reasonable number of meetings, presentations and due diligence sessions; (ii) assisting with the preparation of one customary offering memorandum and one presentation in connection with the Debt Financing; and (iii) executing and delivering any definitive financing documents and certificates as may be reasonably requested by Parent; provided that (a) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (b) such efforts do not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (c) none of the Company or any of its Subsidiaries shall be required to issue any offering or information document. None of the Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Debt Financing or any of the foregoing prior to the Effective Time, and Parent shall, promptly upon request by the

Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company, its Subsidiaries and their Representatives in connection with the Debt Financing or any cooperation pursuant to this Section 6.14. Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 6.14) and any information utilized in connection therewith (other than arising from historical information provided by the Company or its Subsidiaries). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries. Parent and Merger Sub acknowledge and agree that the obtaining of the Debt Financing is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing, subject to fulfillment or waiver of the conditions set forth in Article VII.

6.15. Casualty. If, between the date hereof and the Closing Date, there shall occur any physical damage to or destruction of, or theft or similar loss of, any of the tangible assets of the Company or any of its Subsidiaries (a “Casualty Loss”), then (i) if such Casualty Loss is material to the Company and its Subsidiaries, taken as a whole, the Company shall promptly give notice to Parent thereof and of the Company’s good faith estimate of the amount of casualty insurance, if any, payable to the Company in respect thereof and (ii) the Company shall use its reasonable best efforts to replace or repair (as applicable) the asset or property related to such Casualty Loss. The Company shall use all reasonable best efforts to collect amounts due (if any) under insurance policies or programs in respect of any Casualty Loss.

6.16. Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company and/or the members of the Board of Directors of the Company prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder litigation brought, or, to the Knowledge of the Company, threatened in writing against the Company and/or members of the Board of Directors of the Company and shall keep Parent reasonably informed with respect to the status thereof. The Company shall reasonably consult with Parent with respect to the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

6.17. Dynegy Power Generation, LLC. Prior to the Closing Date, the Company shall take such action as may be necessary to ensure that Dynegy Power Generation, LLC is characterized as a corporation for U.S. federal income tax purposes, either by conversion to a Delaware corporation or effectuating a merger that has substantially the same effect.

6.18. Credit Agreement Matters. The Company shall provide reasonable cooperation to Parent and Merger Sub in arranging for the termination of the Credit Agreement at the Closing and the procurement of customary payoff letters in connection therewith.

6.19. FCPA Matters. If the Company identifies any activities of the Company or any of its Subsidiaries, including those activities of their respective directors, officers, managers, employees, independent contractors, representatives or agents, that the Company reasonably believes (following due inquiry) to be in violation of the FCPA, the Company shall and shall cause each of its Subsidiaries and Affiliates to cease such activities. The Company shall and shall cause its Subsidiaries and Affiliates to take all actions required by law to remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) the Company Required Governmental Approvals set forth on Section 7.1(b)(i) of the Company Disclosure Letter shall have been obtained and such approvals shall have become Final Orders.

(c) No Injunction. No Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger shall have been issued and be continuing in effect, and the consummation of the Merger and the other transactions contemplated hereby shall not have been prohibited or rendered illegal under any applicable Law.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement other than those referenced in clause (ii) below (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall, subject to the qualifications below, be true and correct as of such earlier date) except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties set forth in (x) Section 5.1(b)(i) and Section 5.1(c) shall be true and correct in all respects (except with respect to the representations and warranties of the Company set forth in Section 5.1(b)(i), for such inaccuracies as are de minimis relative to Section 5.1(b)(i) taken as a whole) and (y) Section 5.1(f)(i) shall be true and correct without disregarding the Company Material Adverse Effect qualification contained therein; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) NRG Conditions. The conditions to the obligation of Merger Sub and NRG to effect the NRG Sale set forth in Section 7.1 and Section 7.2 of the NRG PSA shall have been satisfied or waived (other than (i) the condition set forth in Section 7.1(i) of the NRG PSA with respect to the closing of the Merger and (ii) those conditions that by their nature are to be satisfied at the closing of the NRG Sale), and NRG is ready, willing and able to consummate the NRG Sale upon the consummation of the Merger.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

7.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 6.5.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by February 13, 2011, whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) (such date, as it may be extended pursuant to this Section 8.2, the “Termination Date”), provided, that if on February 13, 2011 any of the conditions to Closing in Article VII shall not have been fulfilled or waived but remain capable of being satisfied, then either of Parent or the Company may, by written notice to the other delivered on or prior to the Termination Date, extend the termination date from February 13, 2011 to May 13, 2011 (which shall then be the “Termination Date”); provided, further, that (A) Parent shall not have the right to terminate this Agreement pursuant to this Section 8.2(a) if the Company has the right to terminate this Agreement pursuant to Section 8.3(b), and (B) the Company shall not have the right to terminate this Agreement pursuant to this Section 8.2(a) if Parent has the right to terminate this Agreement pursuant to Section 8.4(b)); (b) the Stockholders Meeting shall have been held and completed and adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; or (c) any Order permanently restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger shall become final and non-appealable

(whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a)), provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party whose failure to fulfill any obligation or other breach under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of a condition to the consummation of the Merger to have been satisfied on or before the Termination Date.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent or its designee in immediately available funds the Termination Fee; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.3(a) unless the Company has complied with the requirements of Section 6.2(e);

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by the Company to Parent or (ii) two (2) business days prior to the Termination Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, Section 7.2(a) or Section 7.2(b) not to be satisfied; or

(c) if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within the earlier of (i) two (2) business days after the date the Closing should have occurred pursuant to Section 1.2 and (ii) one (1) Business Day before the Termination Date, and the Company stood ready, willing and able to consummate during such period.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) the Board of Directors of the Company or any committee thereof (i) shall have made and not withdrawn a Change of Recommendation, (ii) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal or (iii) fails (or the Company fails) to include the Company Recommendation in the Proxy Statement; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by Parent to the Company or (ii) two (2) business days prior to the Termination Date; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or 7.3(b) not to be capable of being satisfied.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein no such termination shall relieve any party hereto of any liability to pay the Termination Fee, the Parent Expenses or the Parent Fee pursuant to this Section 8.5, and (ii) this Section 8.5 and Article IX shall survive the termination of this Agreement.

(b) In the event that:

(i) (x) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 8.2(a) (the section relating to the Termination Date), or Section 8.2(b) (the section relating to failure to receive stockholder approval), (y) any Person shall have made or publicly announced a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn without qualification in a manner that would reasonably be expected to adversely affect the receipt of the Company Requisite Vote in any material respect at least ten (10) calendar days prior to, with respect to Section 8.2(a), the date of termination or, with respect to a termination pursuant to Section 8.2(b), no later than five (5) business days prior to the Stockholders Meeting and (z) within eighteen (18) months of such termination (A) the Company shall have consummated an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (y) of this Section 8.5(b)(i)) (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”) or (B) the Company and its Subsidiaries, taken as a whole, shall have consummated any transaction, or any series of transactions, providing for the sale of assets (including equity securities of any Subsidiaries of the Company) for aggregate consideration (including the assumption of any Indebtedness by any purchaser of such assets) of greater than $1.0 billion;

(ii) this Agreement is terminated by Parent pursuant to clause (a) of Section 8.4 (the section relating to a Change of Recommendation); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (the section relating to an Alternative Acquisition Agreement);

then the Company shall (A) in the case of clause (i) above, within three (3) business days after the date on which the Company consummates the Acquisition Proposal referred to in sub-clause (i)(z)(A) or the date, or dates, on which the Company consummates each sale of assets referred to in sub-clause (i)(z)(B) above, (B) in the case of clause (ii), no later than three (3) business days after the date of such termination and (C) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, pay Parent or its designee the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean (x) an amount equal to $16.3 million (which the parties to this Agreement view as being approximately 3% of equity value) if the Termination Fee becomes payable in connection with termination of this Agreement pursuant to Section 8.3(a), and the party to the Alternative Acquisition Agreement referred to in Section 8.3(a) is an Excluded Party, (y) an amount equal to $27.5 million less any Parent Expenses previously paid by the Company with respect to the first $1.0 billion of any such asset sales and an additional $1.5 million with respect to each additional $100 million of any such asset sales during such eighteen (18) month period up to an aggregate of $2.5 billion of any such asset sales during such eighteen (18) month period, but in any event no greater than $50 million in the aggregate (including any Parent Expenses previously paid by the Company), if the Termination Fee becomes payable pursuant to Section 8.5(b)(i)(z)(B) and (z) an amount equal to $50 million less any Parent Expenses previously paid by the Company in all other circumstances.

(c) In the event of termination of this Agreement by (i) either party pursuant to Section 8.2(b) (or a termination by the Company pursuant to a different section of Section 8.2 at a time when this Agreement was terminable pursuant to Section 8.2(b)), (ii) Parent pursuant to Section 8.4(b) or (iii) the Company pursuant to Section 8.3(a), and the party to the Alternative Acquisition Agreement referred to in Section 8.3(a) is an Excluded Party, then the Company shall promptly, but in no event later than three (3) business days after being notified of such by Parent in the case of clauses (i) and (ii) of this Section 8.5(c) or prior to or substantially concurrently with such termination in the case of clause (iii) of this Section 8.5(c), pay Parent all of the documented out-of-pocket expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $10 million (or $6 million in the case of clause (iii) of this Section 8.5(c)) (as determined pursuant to this Section 8.5(c), the “Parent Expenses”), by wire transfer of same day funds.

(d) If (i) a court of competent jurisdiction has decided not to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought by the Company in good faith against Parent and Merger Sub pursuant to Section 9.5 and either (x) such decision shall become final and non-appealable or (y) the Company has irrevocably agreed to waive, and not to pursue, any rights it may have to appeal such decision, (ii) upon the date the Company initiated the action referred to in clause (i), the Company could have terminated this Agreement pursuant to Sections 8.3(c) or 8.3(b) (but in the case of a termination pursuant to Section 8.3(b), the breach of the representation, warranty, covenant or agreement, or the inaccuracy of any representation or warranty, shall have contributed materially to the failure of the Closing to have occurred unless a breach by NRG of any of its obligations under the NRG PSA shall have been the proximate cause of the failure of the Closing to have occurred) and (iii) Parent and Merger Sub are not willing to consummate the Merger in accordance with this Agreement within eleven (11) calendar days of the earlier of such decision becoming final and non-appealable or the Company irrevocably agreeing to waive, and not pursue, any rights it may have to appeal such decision, then Parent shall pay the Company as liquidated damages an amount equal to $100 million (the “Parent Fee”) less any amounts previously paid by, or on behalf of, Parent or Merger Sub pursuant to Section 6.6 or Section 6.14 of this Agreement, which Parent shall promptly, but in no event later than eleven (11) calendar days after the earlier of the date such decision becomes final or non-appealable or the date the Company irrevocably agrees to waive, and not to pursue, any rights it may have to appeal such a decision, pay or cause to be paid to the Company by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion) and upon such payment this Agreement shall terminate. Parent and Merger Sub acknowledge that, prior to the Closing of the NRG PSA, the sole and exclusive remedy of any party thereunder is specific performance. Parent and Merger Sub agree that if (A) the NRG PSA is terminated, or the NRG Sale is not consummated, for any reason, (B) the Merger Agreement is terminated, or the Merger is not consummated, for any reason and (C) Merger Sub or any of its Affiliates, on the one hand, and NRG or any of its Affiliates, on the other hand, and notwithstanding that specific performance is the exclusive remedy, enter into any settlement, termination or similar negotiated agreement in which Merger Sub or any of its Affiliates receives any payment (whether in cash, assets, properties or otherwise) from NRG or any of its Affiliates in connection with the termination of the NRG PSA or the failure of the NRG Sale to be consummated (but not including any payments received pursuant to section 9.2(b) of the NRG PSA), then, Merger Sub shall, and Parent shall cause Merger Sub to, pay to the Company fifty percent (50%) of the value of such amounts paid by NRG or any of its Affiliates (such amount, an “NRG Payment”).

(e) The parties acknowledge that the agreements contained in Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Section 8.5(c) or Parent fails to promptly pay the amounts due pursuant to Section 8.5(d), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or Section 8.5(c) or any portion thereof or a judgment against Parent for the amounts set forth in Section 8.5(d) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, (i) the Company’s receipt and acceptance of the Parent Fee and NRG Payment, if any, pursuant to this Section 8.5 (plus, in the case the Parent Fee or the NRG Payment, if any, is not timely paid, the amounts described in the first sentence of this Section 8.5(e)) and the Company’s receipt and acceptance of the reimbursement and indemnification obligations of Parent pursuant to Section 6.6 and Section 6.14 shall, subject to Section 9.5(c), be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, the Guarantor and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of Parent, Merger Sub, the Guarantor or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (ii) Parent’s receipt of the Termination Fee or the Parent Expenses, as the case may be, from the Company pursuant to this Section 8.5 (plus, in the case the Termination Fee or the Parent Expenses is not timely paid, the amounts described in the first sentence of this Section 8.5(e)) shall, subject to Section 9.5(c), be the sole and exclusive remedy of Parent, Merger Sub, the Guarantor and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment), the Confidentiality Agreement and the Guaranty shall survive the termination of this Agreement (in the case of the Confidentiality Agreement and the Guaranty, subject to the terms thereof). All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided that this Agreement may not be modified or amended by the parties hereto in a manner adverse to NRG as a third party beneficiary hereunder as set forth in Section 9.8 in any material respect, including any modification or amendment that would reasonably be expected to prevent, impair or materially delay the consummation of the Merger, the NRG PSA or the other transactions contemplated by this Agreement or the NRG PSA, without NRG’s prior written consent.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws; provided that no such waiver shall be effective without NRG’s prior written consent if such waiver would be adverse to NRG as a third party beneficiary hereunder as set forth in Section 9.8 in any material respect, including any such waiver that would prevent, impair or materially delay the consummation of the Merger, the NRG PSA or the other transactions contemplated by this Agreement or the NRG PSA.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement or the NRG PSA) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy, subject to Section 9.5(d), to which they are entitled at law or in equity. Parent and Merger Sub further acknowledge and agree that the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the NRG PSA and to enforce specifically the terms and provisions of the NRG PSA, this being in addition to any other remedy, subject to Section 9.5(d), to which the Company is entitled at law or in equity. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance (i) to enforce specifically the terms and provisions of, and to prevent or cure breaches of Section 6.5 by Parent or Merger Sub, (ii) to enforce specifically the terms and provisions of, and to prevent or cure breaches of the NRG PSA by Merger Sub or NRG and (iii) if (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied and (B) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Financing Commitment and to prevent or cure breaches of this Agreement by Parent or Merger Sub and/or to enforce specifically the terms and provisions of this Agreement, including to cause Parent and/or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. For the avoidance of doubt, (1) under no circumstances will the Company be entitled to monetary damages in excess of (A) any amounts payable pursuant to Section 8.5(d), (B) any reimbursement obligation of Parent pursuant to the first sentence of Section 8.5(e) and (C) the reimbursement and indemnification obligations of Parent contained in Section 6.6 and Section 6.14 and (2) under no circumstances will Parent be entitled to monetary damages in excess of (A) the amount of the Termination Fee and (B) any reimbursement obligations of the Company pursuant to the first sentence of Section 8.5(e). Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Except as provided in Section 8.5(d), the Company hereby agrees that specific performance provided by Section 9.5(c) shall be its sole and exclusive remedy with respect to breaches by Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby and that it may not seek or accept any other form of relief that may be available for breach under this Agreement, the Equity Financing Commitment or the Guaranty or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages) other than any amounts owing to the Company pursuant to the reimbursement and indemnification obligations of Parent contained in Section 6.6 and Section 6.14.

(e) The Company further agrees that (x) the seeking of the remedies provided for in Section 9.5(c) by Parent or Merger Sub shall not in any respect constitute a waiver by either Parent or Merger Sub of its right to seek any other form of relief that may be available to either of them under this Agreement, including under Section 8.5, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 9.5(c) are not available or otherwise are not granted, and (y) nothing set forth in this Agreement shall require Parent or Merger Sub to institute any proceeding for (or limit Parent’s or Merger Sub’s right to institute any proceeding for) specific performance under Section 9.5(c) prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to Section 9.5(c) or anything set forth in this Section 9.5(e) restrict or limit Parent’s or Merger Sub’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Parent or Merger Sub:

Denali Parent Inc.

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Attention: David I. Foley

fax: (646) 253-8921

with a copy to

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention:	Wilson S. Neely
David M. Lieberman

fax: (212) 455-2502

If to the Company:

Dynegy Inc.

1000 Louisiana, Suite 5800

Houston, TX 77002

Attention: General Counsel

fax: (713) (356-2185

with a copy to

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Joseph B. Frumkin
Audra D. Cohen
fax: (212) 558-3588

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile and received by 5:00 p.m. New York time on a business day (otherwise the next business day) (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, dated June 28, 2010, between Blackstone Management Partners L.L.C. and the Company (the “Confidentiality Agreement”), the Guaranty and the third party beneficiary rights of the Company under the NRG PSA and the Equity Financing Commitment constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN THE GUARANTY, NEITHER PARENT AND MERGER SUB NOR THE

COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT, THE NRG PSA, THE GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE NRG PSA, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8. No Third Party Beneficiaries. Except (i) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (ii) only with respect to stockholders and only after the Effective Time, for the provisions set forth in Article IV, (iii) as provided in Section 8.5(e), each of the Persons whose liability is limited in accordance with Section 8.5(e) to the extent provided therein and (iv) for NRG, who is an intended third party beneficiary of, and shall have the right only to specifically enforce (and not any right to obtain monetary or other damages of any kind) the rights and obligations of Parent, Merger Sub and the Company, in each case, to the extent such rights and obligations directly relate to the “Companies”, the “Company Subsidiaries”, the “Interests”, the “Business”, the “Assumed Liabilities” and the “Specified Assets”, as such terms are defined in the NRG PSA (including, for the avoidance of doubt, the access provisions in Section 6.6 herein) and to the extent permitted by applicable Laws, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Surviving Corporation when due.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise without the written consent of the other parties hereto; provided, however, that prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DYNEGY INC.

By	/s/ Holli C. Nichols
	Name:	Holli C. Nichols
	Title:	EVP & Chief Financial Officer

DENALI PARENT INC.

By	/s/ David Foley
	Name:	David Foley
	Title:	Chief Executive Officer

DENALI MERGER SUB INC.

By	/s/ David Foley
	Name:	David Foley
	Title:	Chief Executive Officer

ANNEX A

DEFINED TERMS

Terms	Section

2011 Bonus Payment Date	6.9(c)
Acquisition Proposal	6.2(d)(i)
Affected Employees	6.9(a)
Affiliate	5.1(a)(i)
Affiliated Shares	4.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)(ii)
Antitrust Law	6.5(d)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
BCP	5.2.(e)
business day	1.2
Bylaws	2.2
Casualty Loss	6.15
Certificate	4.1(a)
Change of Recommendation	6.2(e)(ii)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Committee	6.5(d)
Commodity Risk Policy	5.1(r)(i)
Company	Preamble
Company Disclosure Letter	5.1
Company Employees	5.1(h)(i)
Company Equity Awards	5.1(b)(i)
Company Financial Statements	5.1.(e)(ii)
Company Intellectual Property	5.1(n)(i)
Company Joint Venture	5.1(b)(ii)
Company Material Adverse Effect	5.1(a)(iv)
Company Material Contracts	5.1(q)(xv)
Company Performance Awards	5.1(b)(i)
Company Plans	5.1(h)(i)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Required Governmental Approvals	5.1(d)(i)
Company Requisite Vote	5.1(c)(i)
Company Restricted Stock	5.1(b)(i)
Company SEC Reports	5.1(e)(i)
Company Stock Options	5.1(b)(i)
Company Trading Guidelines	5.1(r)(i)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contracts	5.1(d)(ii)
Credit Agreement	5.2(b)(v)
Current Assets	5.1(m)(ii)

D&O Insurance	6.11(b)
Debt Financing	6.14
Delaware Certificate of Merger	1.3
Derivative Products	5.1(q)(ii)
DGCL	1.1
Dissenting Shares	4.1(a)
Dissenting Stockholders	4.1(a)
DTC	4.2(c)
DTC Payment	4.2(c)
Effective Time	1.3
Environmental Claim	5.1(k)(vii)(A)
Environmental Laws	5.1(k)(vii)(B)
Equity Financing	5.2(e)
Equity Financing Commitment	5.2(e)
Equity Interests	6.1(a)(ii)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(i)
Exchange Act	5.1(a)(iii)
Exchange Fund	4.2(a)
Excluded Party	6.2(b)
Excluded Shares	4.1(a)
Exempt Qualifying Facility	5.1(s)
FCC	5.1(d)(i)
FCC Pre-Approvals	5.1(d)(i)
FCPA	5.1(i)(v)
FERC	5.1(d)(i)
Final Order	4.2(e)
FPA	5.1(d)(i)
GAAP	5.1(e)(ii)
Go-Shop Period	6.2(a)
Governmental Approval Entity	6.5(d)(ii)
Governmental Entity	5.1(d)(i)
Guarantor	Recitals
Hazardous Materials	5.1(k)(vii)(C)
HSR Act	5.1(d)(i)
Indebtedness	5.1(q)(xv)
Indemnified Parties	6.11(a)
Intellectual Property	5.1(n)(iv)(A)
Knowledge	5.1(g)(iv)
Law	4.2(e)
Laws	4.2(e)
Leased Real Property	5.1(p)(i)
Legal Proceedings	5.1(g)(i)
Lien	5.1(b)(ii)
Mark-to-Market Value	5.1(r)(ii)
Merger	Recitals
Merger Sub	Preamble
No-Shop Period Start Date	6.2(b)
NRG	Recitals
NRG Payment	8.5(d)
NRG PSA	Recitals
NRG Sale	Recitals

NRG Sale Approvals	6.5(d)(ii)
NSR Matters	5.1(k)
NYPSC	5.1(d)(i)
NYSE	5.1(d)(i)
Order	5.1(d)(ii)
Other Real Property	5.1(p)(i)
Owned Real Property	5.1(p)(i)
Parent	Preamble
Parent Disclosure Letter	5.2
Parent Expenses	8.5(c)
Parent Fee	8.5(d)
Parent Required Governmental Approvals	5.2(c)(i)
Paying Agent	4.2(a)
PBGC	5.1(h)(iii)
Per Share Merger Consideration	4.1(a)
Permit	5.1(d)(ii)
Permitted Liens	5.1(p)(i)
Person	4.2(e)
Phantom Stock Units	5.1(b)(i)
Preferred Shares	5.1(b)(i)
Proxy Statement	5.1(d)(i)
PURPA	5.1(s)
Real Property	5.1(p)(i)
Record Holder	4.1(b)
Release	5.1(k)(vii)(D)
Representatives	6.2(a)
SEC	5.1(d)(i)
Securities Act	5.1(a)(i)
Share	4.1(a)
Shares	4.1(a)
Significant Subsidiary	5.1(a)(iii)
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.1(a)(ii)
Superior Proposal	6.2(d)(ii)
Surviving Corporation	1.1
Takeover Statute	5.1(j)
Tax	5.1(l)(vii)(A)
Tax Return	5.1(l)(vii)(B)
Taxes	5.1(l)(vii)(A)
Termination Date	8.2
Termination Fee	8.5(b)
Third Party Investment	6.6(a)
Title IV Company Plan	5.1(h)(iv)
Trade Secrets	5.1(n)(iv)(B)
Violation	5.1(d)(ii)

EXHIBIT A

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

Denali Merger Sub Inc.

and

NRG Energy, Inc.

Dated as of August 13, 2010

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement

Exhibit B	Membership Interest Transfer Agreement

Exhibit C	Transition Services Agreement

Exhibit D	Merger Agreement

SCHEDULES

1.1(46)	Excluded Liabilities

1.1(88)	Specified Assets

1.1(89)	Specified Contracts

1.1(109)	Target Working Capital

3.3(a)	Seller Consents and Approvals

3.3(b)	Seller’s Required Regulatory Approvals

3.4	Seller’s Brokers; Finders

4.3(a)	Companies Consents and Approvals

4.4	Capitalization

4.5	Title to Specified Assets

4.6(c)	Tax Proceedings

4.6(e)	Disregarded Entities

4.6(g)	Tax Classification

4.7(a)	Real Property

4.7(b)	Personal Property

4.7(c)	Permits

4.7(d)	Undisclosed Liabilities

5.3(a)	Buyer Consents and Approvals

5.3(b)	Buyer’s Required Regulatory Approvals

6.4(d)	Required Actions

6.6(a)	Support Obligations

6.8(a)	Affiliate Contracts

6.9(e)	Severance Plans

6.10	Seller Marks

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Page

ARTICLE I

DEFINITIONS

1.1	Definitions	A-1-1
1.2	Construction	A-1-9
1.3	U.S. Dollars	A-1-10

ARTICLE II

PURCHASE AND SALE

2.1	Closing	A-1-10
2.2	Payment of Purchase Price	A-1-10
2.3	Deliveries by Seller	A-1-11
2.4	Deliveries by Buyer	A-1-11
2.5	Allocation of Purchase Price	A-1-12
2.6	Post Closing Adjustment	A-1-12

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	Organization; Qualification	A-1-13
3.2	Authority	A-1-13
3.3	Consents and Approvals; No Violation	A-1-13
3.4	Brokers; Finders	A-1-14

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING COMPANIES

4.1	Organization; Qualification	A-1-14
4.2	Authority	A-1-15
4.3	Consents and Approvals; No Violation	A-1-15
4.4	Title to Interests	A-1-16
4.5	Title to Specified Assets	A-1-16
4.6	Taxes	A-1-16
4.7	Liabilities of the Companies	A-1-17
4.8	Merger Agreement	A-1-17

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization; Qualification	A-1-17
5.2	Authority	A-1-18
5.3	Consents and Approvals; No Violation	A-1-18
5.4	Availability of Funds	A-1-18
5.5	Brokers; Finders	A-1-18
5.6	Investment Intent	A-1-19

ARTICLE VI

COVENANTS OF THE PARTIES

6.1	Access to Information	A-1-19
6.2	Public Statements	A-1-20
6.3	Further Assurances	A-1-20
6.4	Governmental Consents and Approvals	A-1-21

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6.5	Assignment	A-1-23
6.6	Support Obligations	A-1-24
6.7	Conduct of Business Pending the Closing	A-1-25
6.8	Termination of Affiliate Contracts; Transition Services; Transition Cooperation	A-1-26
6.9	Employee Matters	A-1-26
6.10	Seller Marks	A-1-30
6.11	Insurance	A-1-31
6.12	Exclusivity	A-1-31
6.13	Resignation of Officers and Directors	A-1-31
6.14	Indemnity for Excluded Liabilities	A-1-31
6.15	Indemnity for Assumed Liabilities and Station Liabilities	A-1-32
6.16	Defense of Claims	A-1-32

ARTICLE VII

CONDITIONS

7.1	Conditions to Obligation of Buyer	A-1-33
7.2	Conditions to Obligation of Seller	A-1-34

ARTICLE VIII

TAX MATTERS

8.1	Tax Indemnification	A-1-35
8.2	Straddle Period	A-1-35
8.3	Responsibility for Filing Tax Returns	A-1-35
8.4	Tax Proceedings	A-1-36
8.5	Cooperation	A-1-36
8.6	Purchase Price Adjustment	A-1-37
8.7	Transfer Taxes	A-1-37
8.8	Refunds	A-1-37
8.9	Characterization of Transactions	A-1-37
8.10	Exclusivity	A-1-37

ARTICLE IX

TERMINATION

9.1	Termination	A-1-37
9.2	Effect of Termination	A-1-38

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1	Amendment and Modification	A-1-39
10.2	Expenses	A-1-39
10.3	Waiver of Compliance; Consents	A-1-39
10.4	Survival	A-1-39
10.5	Disclaimers, As-Is Sale; Release	A-1-39
10.6	Notices	A-1-41
10.7	Assignment	A-1-41
10.8	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	A-1-42
10.9	Counterparts	A-1-43
10.10	Interpretation	A-1-43
10.11	Schedules and Exhibits	A-1-43
10.12	Disclosure	A-1-44
10.13	Entire Agreement	A-1-44
10.14	Third Party Beneficiaries	A-1-44
10.15	Severability	A-1-44

A-1-iii

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of August 13, 2010 (this “Agreement”), by and between Denali Merger Sub Inc., a Delaware corporation (“Seller”), and NRG Energy, Inc., a Delaware corporation (“Buyer”). Seller and Buyer may each be referred to herein individually as a “Party,” and together as the “Parties.”

W I T N E S S E T H

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of August 13, 2010, by and among Denali Parent Inc., Seller and Dynegy Inc. (“Dynegy”) (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”, which is attached hereto as Exhibit D with certain information redacted from the schedules thereto), upon the terms and subject to the conditions therein, the parties thereto have agreed that on the Merger Closing Date, Seller shall merge with and into Dynegy in accordance with the provisions of the General Corporation Law of the State of Delaware and thereafter Dynegy, along with its subsidiaries, will become indirect subsidiaries of Denali Parent Inc.;

WHEREAS, Dynegy indirectly owns (i) 100% of the issued and outstanding membership interests of Dynegy Moss Landing, LLC (“Moss Landing”), Dynegy Morro Bay, LLC (“Morro Bay”), Dynegy Oakland, LLC (“Oakland”) and Casco Bay Energy Company, LLC (“Casco Bay” and together with Moss Landing, Morro Bay, and Oakland, the “Companies”) and (ii) through various subsidiaries, the Specified Assets;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement (including the occurrence of the Merger Closing simultaneously with the Closing), Buyer desires to purchase and assume, and Seller desires to sell and assign, or cause to be sold and assigned, the Interests and the Specified Assets; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings specified in this Section 1.1.

1. “Additional Agreements” means the Assignment and Assumption Agreement, the Membership Interest Transfer Agreement and the Transition Services Agreement.

2. “Advisory Fee” has the meaning set forth in Section 9.2(b).

3. “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act.

4. “Agreement” means this Purchase and Sale Agreement together with the Schedules and Exhibits hereto.

5. “Allocation Schedule” has the meaning set forth in Section 2.5.

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6. “Alternative Transaction” has the meaning set forth in Section 6.12.

7. “Antitrust Authorities” has the meaning set forth in Section 6.4(a).

8. “Applicable Severance Plan” has the meaning set forth in Section 6.9(e).

9. “Assets” means assets, properties, rights, claims, contracts and interests of every type and description, real, personal or mixed, tangible and intangible.

10. “Assignment and Assumption Agreement” means the assignment and assumption agreement between one or more of Seller’s Affiliates and Buyer, to be delivered at the Closing, substantially in the form of Exhibit A hereto, or a form otherwise mutually agreed to by Seller and Buyer, pursuant to which Seller shall assign the Specified Contracts and other Specified Assets and Buyer shall accept such assignment and assume the Assumed Liabilities.

11. “Assumed Liabilities” means any and all of the Liabilities (a) of Dynegy and its applicable subsidiaries under the Specified Contracts and (b) arising directly out of or otherwise directly relating to the ownership and/or operation of the other Specified Assets. In no event shall the “Assumed Liabilities” include any of the Excluded Liabilities.

12. “Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2.

13. “Base Price” has the meaning set forth in Section 2.2(a).

14. “Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each severance, change in control, vacation, bonus, and equity incentive plan, program, policy or agreement, in each case that is sponsored, contributed to or maintained by Seller, its Affiliates, or the Companies and in which any Business Employee participates.

15. “Business” means the business of owning, operating and maintaining the Stations by the Companies, the transportation of fuel related to the operation of such Stations, and the sale of the output of such Stations.

16. “Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by Law to close.

17. “Business Employee” means (A) all employees of the Companies and (B) all employees of Dynegy or its Affiliates (other than the Companies) whose services for Dynegy and its Affiliates primarily relate to the Companies, the Specified Assets and/or the Business (including all employees at the Company’s California regional headquarters in Dublin, California, but expressly excluding any employee whose principal location of business is not in California or Maine). For the avoidance of doubt, any employee of Seller or its Affiliates who Seller and Buyer mutually agree in good faith prior to Closing as reasonably necessary to the management, operation and oversight of the assets and business of Dynegy South Bay, LLC shall be excluded from the definition of “Business Employee.”

18. “Buyer” has the meaning set forth in the preamble to this Agreement.

19. “Buyer Disclosure Letter” has the meaning set forth in the first sentence of Article V.

20. “Buyer Material Adverse Effect” has the meaning set forth in Section 5.1.

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21. “Buyer’s Indemnitee” means any of Buyer, its Affiliates, and its and their Representatives, as applicable, entitled to indemnification under this Agreement.

22. “Buyer’s Tax Indemnitee” has the meaning set forth in Section 8.1(a).

23. “Buyer’s Required Regulatory Approvals” means the filings and/or approvals listed on Schedule 5.3(b).

24. “Casco Bay Loss” means, any of the following: (i) the actual loss of all or substantially all of the Casco Bay Station; (ii) the destruction of all or substantially all of the Casco Bay Station such that there remains no substantial remnant thereof which a prudent owner, uninsured, desiring to restore the Casco Bay Station to its original condition would utilize as the basis of such restoration; (iii) the destruction of all or substantially all of the Casco Bay Station irretrievably beyond repair; (iv) the destruction of all or substantially all of the Casco Bay Station such that the cost of repair would equal or exceed the cost of replacement; or (v) the destruction of all or substantially all of the Casco Bay Station such that the insured may claim a “total loss” under any insurance policy covering the Casco Bay Station upon abandoning the Casco Bay Station to the insurance underwriters therefor.

25. “CBA” has the meaning set forth in Section 6.9(j).

26. “Chosen Courts” has the meaning set forth in Section 10.8(a).

27. “Closing” has the meaning set forth in Section 2.1.

28. “Closing Date” has the meaning set forth in Section 2.1.

29. “Closing Date Balance Sheet” has the meaning set forth in Section 2.6(a).

30. “Closing Date Working Capital” means the Working Capital on the Closing Date.

31. “Closing Purchase Price” has the meaning set forth in Section 2.2(a).

32. “Code” means the Internal Revenue Code of 1986, as amended.

33. “Committee” has the meaning set forth in Section 6.4(f).

34. “Company Benefit Plans” means each Benefit Plan sponsored or maintained by one or more of the Companies.

35. “Consent” means consent, approval or authorization of any Person.

36. “Continuing Employee” has the meaning set forth in Section 6.9(a)(ii).

37. “Continuing Support Obligation” has the meaning set forth in Section 6.6(d).

38. “Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

39. “Companies” has the meaning set forth in the preamble.

40. “Dynegy” has the meaning set forth in the preamble.

41. “Dynegy Sellers” means Dynegy Power Generation, LLC, a Delaware limited liability company (which may be converted into a Delaware corporation), Dynegy Gen Finance Co, LLC, a Delaware limited

A-1-3

liability company, and any other applicable Non-DPG Affiliate that will transfer Specified Assets to Buyer pursuant to this Agreement.

42. “Encumbrances” means any and all mortgages, pledges, liens, claims, security interests, easements, activity and use limitations, restrictions, defects of title or encumbrances of any kind.

43. “Environmental Laws” means all Laws, Orders, common law and any other binding requirements of any Governmental Authority or any binding agreements relating to contamination, pollution or protection of the environment or natural resources, including as related to air emissions and cooling water intakes or discharges, or to the treatment, storage, disposal, release, use, presence, emission, management of or exposure to any pollutant, contaminant, waste or hazardous, toxic, harmful or otherwise deleterious material or substance.

44. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

45. “Estimated Closing Working Capital” has the meaning set forth in Section 2.2(d).

46. “Excluded Liabilities” means any (i) Liabilities not primarily related to the ownership, maintenance, or operation of the Stations, whether residing within or outside of the Companies, and (ii) the Liabilities set forth on Schedule 1.1(46). For the avoidance of doubt, the Liabilities of Dynegy and its applicable subsidiaries with regard to the Specified Assets shall not be considered “Excluded Liabilities”.

47. “Federal Power Act” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

48. “FERC” means the U.S. Federal Energy Regulatory Commission, and any successor agency thereto.

49. “Filing” means any registration, declaration, notice or filing with any Governmental Authority.

50. “GAAP” means generally accepted principles in the United States of America.

51. “Final Order” means an action by the relevant Governmental Authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions (other than conditions the satisfaction of which are within the control of a party) to the consummation of such transactions prescribed by Law have been satisfied.

52. “Governmental Authority” means any court, federal, state, or local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body and the North American Electric Reliability Corporation (including any applicable regional authorities thereof)), commission, agency, instrumentality of the foregoing or other legislative, executive, or judicial authority.

53. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

54. “Indemnifiable Loss” means claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses covered by indemnification provisions in any the following Sections of this Agreement: Sections 6.5(c), 6.6(d)(ii), 6.9(a)(iii), 6.9(e), 6.9(i), 6.14 and 6.15.

55. “Indemnifying Party” means any Person required to provide indemnification under this Agreement.

56. “Indemnitee” means any of Buyer’s Indemnitee or Seller’s Indemnitee.

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57. “Independent Accounting Firm” means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Buyer for purposes of this Agreement.

58. “Interests” means 100% of the issued and outstanding membership interests of the Companies, provided that in the event of a Casco Bay Loss, the Interests shall not include Casco Bay Energy Company, LLC.

59. “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Authority and any judicial interpretation thereof.

60. “Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

61. “Material Adverse Effect” means any event, effect, change, circumstance or occurrence, which, when considered individually or together with all other events, effects, changes, circumstances or occurrences, has a material adverse effect on the business, financial condition or results of operations of the Companies, their Subsidiaries and the Specified Assets taken as a whole; provided, however, that none of the following, and no events, effects, changes, circumstances or occurrences, individually or in the aggregate, arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Material Adverse Effect” has occurred or may, would or could occur:

(i) changes, events, occurrences or effects generally affecting (1) the economy, credit, financial or capital markets, or political conditions, in the United States, including changes in interest and exchange rates or (2) the electric generation industry;

(ii) changes in GAAP, regulatory accounting standards or Law or in the interpretation or enforcement thereof after the date of this Agreement;

(iii) an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters (whether or not caused by any Person or any force majeure event) or any national or international calamity or crisis, other than any of the foregoing involving physical damage or destruction to or rendering unusable facilities or properties of the Companies or any of their Subsidiaries;

(iv) the execution, announcement or performance of obligations required by this Agreement or the Merger Agreement or the consummation of the transactions contemplated by this Agreement or the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement or the Merger Agreement;

(v) any change in the Companies’ credit ratings (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence underlying such change has resulted in, or contributed to, a Material Adverse Effect);

(vi) any actions taken by the Seller, Dynegy or their Affiliates, including the Companies, that are permitted by this Agreement to obtain approval or consent from any Governmental Authority in connection with the consummation of the transaction contemplated herein or contemplated by the Merger Agreement;

(vii) any impact or effect on the rates that any Company may charge for electricity, energy, capacity and/or ancillary services or any other product or service subject to regulation by FERC as a result of the affiliation of such Company with Buyer under applicable Law;

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(viii) any change resulting or arising from the identity of, or any facts or circumstances relating to Buyer and its Affiliates;

(ix) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, effect, change, circumstance or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect);

(x) changes or developments in national, regional, state or local wholesale or retail markets or prices for electric power, capacity, emissions allowances, natural gas, fuel oil, coal, steel, concrete, water, fuel or the transportation of any of the foregoing, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor;

(xi) changes or developments in national, regional, state or local electric generating, transmission or distribution systems or natural gas transmission or distribution systems, other than changes or developments involving physical damage or destruction to or rendering unusable facilities or properties of the Companies; and

(xii) any action taken by Seller, Dynegy or their Affiliates, including the Companies, that is required by this Agreement or the Merger Agreement, or taken at Buyer’s written request, or the failure to take any action by Dynegy or its Subsidiaries if that action is prohibited by this Agreement or the Merger Agreement.

provided, however, that the events, effects, developments, changes and occurrences set forth in clauses (i), (ii), (iii), (x) and (xi) above shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent (but only to such extent) such changes have a disproportionate (taking into account the relative size of each of the Companies, their Subsidiaries and the Specified Assets and their respective affected businesses as compared to the other relevant entities and businesses) impact on each of the Companies and their Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Companies and their Subsidiaries conduct their businesses; provided further, that with respect to the representations and warranties in Article IV and the condition in Section 7.1(e)(ii), any “Material Adverse Effect” shall be measured assuming that the Companies, their Subsidiaries and the Specified Assets, taken as a whole, were one hundred and twenty-five percent (125%) of their then-current size.

62. “Merger Agreement” has the meaning set forth in the preamble to this Agreement.

63. “Merger Agreement Closing” means the closing of the transactions contemplated by the Merger Agreement.

64. “Merger Agreement Closing Date” means the date on which the Merger Agreement Closing occurs.

65. “Moss Landing Loss” means, any of the following: (i) the actual loss of all or substantially all of the Moss Landing Station Units 1 and 2; (ii) the destruction of all or substantially all of the Moss Landing Station Units 1 and 2 such that there remains no substantial remnant thereof which a prudent owner, uninsured, desiring to restore the Moss Landing Station Units 1 and 2 to its original condition would utilize as the basis of such restoration; (iii) the destruction of all or substantially all of the Moss Landing Station Units 1 and 2 irretrievably beyond repair; (iv) the destruction of all or substantially all of the Moss Landing Station Units 1 and 2 such that the cost of repair would equal or exceed the cost of replacement; or (v) the destruction of all or substantially all of the Moss Landing Station Units 1 and 2 such that the insured may claim a “total loss” under any insurance policy covering the Moss Landing Station Units 1 and 2 upon abandoning the Moss Landing Station Units 1 and 2 to the insurance underwriters therefor.

66. “Moss Landing Station Units 1 and 2” means the Moss Landing Units 1 and 2 electric generating facilities owned by the Companies.

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67. “Next Bonus Payment Date” has the meaning set forth in Section 6.9(d).

68. “Non-DPG Affiliate” means Dynegy and its Subsidiaries, excluding the Companies and their Subsidiaries.

69. “Notice of Disagreement” has the meaning set forth in Section 2.6(b).

70. “Order” means any order, judgment, injunction, award, decree, or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with any, Governmental Authority.

71. “Outside Date” has the meaning set forth in Section 9.1(b).

72. “Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

73. “Permit” means any permit, certificate, license, franchise, Consent, approval, registration, franchise or similar authorization issued, made or rendered by any Governmental Authority that possesses competent jurisdiction.

74. “Permitted Encumbrances” means: (a) statutory liens for Taxes or other charges or assessments of Governmental Authorities not yet due or delinquent, or which are being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business; (c) zoning, entitlement, conservation restriction and other land use and environmental restrictions and regulations of Governmental Authorities; (d) Encumbrances created by Buyer or its Representatives; (e) Encumbrances of record (other than Encumbrances securing indebtedness for borrowed money of Seller or its Affiliates); (f) encumbrances that are contained in the terms or conditions of any of the Specified Contracts; (g) imperfections or irregularities of title and such other Encumbrances that individually or in the aggregate, do not materially detract from the value of the Companies or any of the Stations as currently used; (h) pledges or deposits by the Companies under workmen’s compensation Laws, unemployment insurance Laws or similar legislation; and (j) licenses granted to third parties in the ordinary course of business consistent with past practice by the Companies.

75. “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, other entity, business association or Governmental Authority.

76. “Pre-Closing Tax Period” has the meaning set forth in Section 8.1(a).

77. “Purchase Price” has the meaning set forth in Section 2.2.

78. “Reimbursable Expenses” has the meaning set forth in Section 9.2(b).

79. “Representatives” of a Person means, collectively, such Person’s Affiliates and its and their respective directors, managers, officers, partners, members, employees, representatives, agents and advisors (including accountants, legal counsel, environmental consultants, engineering consultants and financial advisors).

80. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

81. “Seller” has the meaning set forth in the preamble to this Agreement (it being agreed and understood that at and after the Merger Agreement Closing, “Seller” shall mean the Surviving Corporation (as defined in the Merger Agreement)).

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82. “Seller Benefit Plans” has the meaning set forth in Section 6.9(c).

83. “Seller Disclosure Letter” has the meaning set forth in the first sentence of Article III.

84. “Seller’s Indemnitee” means any of Seller, its Affiliates, and its and their Representatives, as applicable, entitled to indemnification under this Agreement.

85. “Seller Marks” has the meaning set forth in Section 6.10.

86. “Seller’s Required Regulatory Approvals” means the filings and/or approvals listed on Schedule 3.3(b).

87. “Seller Retiree Plans” has the meaning set forth in Section 6.9(g)(iii).

88. “Specified Assets” means the Specified Contracts, together with all other Assets owned by Non-DPG Affiliates used or held for use primarily in the Business, including as listed on Schedule 1.1(88); provided that in the event of a Casco Bay Loss, the “Specified Assets” shall not include assets used or held for use primarily for the Casco Bay Station.

89. “Specified Contracts” means the contracts listed in Schedule 1.1(89); provided that, the list may be supplemented from time to time prior to Closing by Seller to include similar Contracts entered into in the ordinary course of the Business, consistent with past practice (provided further that, no such supplement shall include a Contract for which written consent of the Seller is required under the Merger Agreement unless Buyer has been notified by Seller of such supplemental Contract and Buyer has consented in writing to the inclusion of that supplemental Contract); provided that in the event of a Casco Bay Loss, the “Specified Contracts” shall not include Contracts used or held for use primarily for the Casco Bay Station.

90. “Stations” means, together, the Moss Landing (Units 1-2 and Units 6-7), Morro Bay, Oakland and Casco Bay electric generating facilities owned by the Companies.

91. “Straddle Period” has the meaning set forth in Section 8.1(a).

92. “Straddle Period Tax Return” has the meaning set forth in Section 8.3(b).

93. “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, provided that Morro Bay Mutual Water Company and Moss Landing Mutual Water Company shall be deemed as the Companies’ “Subsidiaries” for the purpose of this Agreement.

94. “Subsidiary Interests” means the equity interests in the Companies’ Subsidiaries.

95. “Support Obligations” has the meaning set forth in Section 6.6(a).

96. “Target Working Capital” means $14,327,382.

97. “Tax” or “Taxes” means all taxes, charges, fees, levies, penalties and other assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, transfer, use, franchise, payroll, withholding, social security and other taxes, together with any interest, penalties or additions attributable thereto.

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98. “Tax Indemnifiable Loss” has the meaning set forth in Section 8.1(a).

99. “Tax Proceedings” has the meaning set forth in Section 8.4(b).

100. “Tax Return” means any return, report, information return or other document, together with all amendments and supplements thereto (including any related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.

101. “Terminated Contracts” has the meaning set forth in Section 6.8(a).

102. “Termination Fee” has the meaning set forth in the Merger Agreement.

103. “Third Party Claim” has the meaning set forth in Section 6.16.

104. “Total Enterprise Value” means (i) for the transactions contemplated by the Merger Agreement, $4,578,000,000; and (ii) for the transactions contemplated by this Agreement, the Base Price; and (iii) with respect to the Advisory Fee, the total value of all consideration paid by Buyer or its Affiliates for the applicable assets, plus the amount of any assumed debt in connection with the acquisition of such assets.

105. “Transfer Taxes” has the meaning set forth in Section 8.7.

106. “Transition Services Agreement” has the meaning set forth in Section 6.8(b).

107. “U.S.” means the United States of America.

108. “WARN” has the meaning set forth in Section 6.9(a)(iii).

109. “Working Capital” means, as of a certain date, the positive or negative sum of the current assets minus the current liabilities of the Companies and the Specified Assets reflecting solely the line items labeled as “Included” in the calculation of the Target Working Capital (attached as Schedule 1.1(102)) (other than the liability line item entitled “Deferred Revenue - Account No. 231001”, which shall be included in the Estimated Closing Working Capital and the Closing Date Working Capital) as determined in accordance with GAAP and using the same accounting principles, policies and methods as Seller and Dynegy have historically used in connection with the calculation of current assets and current liabilities.

1.2 Construction. In construing this Agreement, together with the Schedules and Exhibits hereto, the following principles shall be followed:

(a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(b) except as otherwise set forth herein, references to Articles, Sections, Schedules, Exhibits and other subdivisions refer to the Articles, Sections, Schedules, Exhibits and other subdivisions of this Agreement;

(c) a reference to any Person shall include such Person’s predecessors;

(d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles;

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(e) no consideration shall be given to the captions of the Articles, Sections, Schedules, Exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(f) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(g) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions;

(h) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined; and

(i) the plural shall be deemed to include the singular and vice versa.

1.3 U.S. Dollars. When used herein, the term “dollars” and the symbol “$” refer to the lawful currency of the U.S.

ARTICLE II

PURCHASE AND SALE

2.1 Closing. The purchase and sale of the Interests and the Specified Assets, and the consummation of the other transactions contemplated hereby, shall take place at a closing (the “Closing”) to be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, on the same date and simultaneously with the Merger Closing, so long as prior to or as of such date the last of the conditions precedent to the Closing set forth in Article VII of this Agreement (other than the Merger Closing and those other conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall have been satisfied or, to the extent permitted by applicable Law, waived by the Party for whose benefit such conditions precedent exist, or at such other date, time and location as may be agreed upon in writing between Buyer and Seller. The date on which the Closing actually occurs is hereinafter called the “Closing Date.” The Closing shall be effective for all purposes as of the “Effective Time” as defined in the Merger Agreement.

2.2 Payment of Purchase Price.

(a) Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Interests on a debt-free basis (including with respect to the Companies), free and clear of all Encumbrances and the due execution and delivery of the Assignment and Assumption Agreement with respect to the Specified Assets on a debt-free basis, free and clear of all Encumbrances (other than Permitted Encumbrances), at the Closing, Buyer shall pay to Seller cash in an aggregate amount equal to $1,363,000,000 (collectively, the “Base Price”), as adjusted pursuant to Section 2.2(b) and (c) (“Closing Purchase Price”), without deduction or withholding of any kind, by wire transfer of immediately available funds in U.S. Dollars to such account or accounts specified by Seller to Buyer in writing at least one (1) Business Day prior to the Closing.

(b) If the Estimated Closing Working Capital is greater than the Target Working Capital, the Closing Purchase Price shall be increased by the difference between such amounts. If the Target Working Capital is greater than the Estimated Closing Working Capital, the Closing Purchase Price shall be decreased by the difference between such amounts.

(c) The Base Price also may be reduced as follows: (i) if there is a Casco Bay Loss prior to Closing, the Base Price shall be reduced by $275 million, or (ii) if prior to Closing there has occurred any uncured damage or

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destruction by casualty loss to the Casco Bay Station, then the Base Purchase Price shall be reduced by the total remaining costs as of Closing of repairing or restoring the Casco Bay Station to a condition reasonably comparable to their condition prior to such casualty (as estimated by a qualified engineering firm reasonably acceptable to Buyer and Seller) after giving effect to any insurance proceeds available to Buyer or any of its Affiliates (including pursuant to Section 6.11) and any Tax benefits available to Buyer or its Affiliates in respect thereto, up to a maximum reduction of $50 million.

(d) At least two (2) Business Days prior to the Closing Date, Seller shall provide to Buyer a worksheet setting forth its good faith reasonable estimate of the Working Capital as of the Closing Date (the “Estimated Closing Working Capital”). For purposes of determining the Estimated Closing Working Capital, the Working Capital shall be estimated by making appropriate adjustments to the items specified on Schedule 1.1(109), while maintaining consistency with the principles and methodologies as were used in preparing Schedule 1.1(109).

2.3 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, the following to Buyer:

(a) The Assignment and Assumption Agreement, duly executed by the applicable Dynegy Sellers and delivered to Buyer;

(b) Except as otherwise required in accordance with applicable Law, Buyer and Seller shall duly deliver to each other executed counterparts of the Membership Interest Transfer Agreements in respect of the Interests substantially in the form attached as Exhibit B, pursuant to which Seller shall transfer the Interests on a debt-free basis (including with respect to the Companies), free and clear of all Encumbrances and Seller shall attach thereto any certificates representing the Interests;

(c) A certificate, duly executed by the appropriate Non-DPG Affiliate of Seller, certifying facts as necessary to exempt the transactions hereunder from withholding under Section 1445 of the Code;

(d) Copies of all solvency opinions, if any, received by Seller or its Affiliates relating to Seller in connection with the consummation of the transaction described in the Merger Agreement or the transactions contemplated by this Agreement, subject to the consent of the provider of such opinion, and all fairness opinions, if any, received by Seller or its Affiliates in connection with the transactions contemplated by this Agreement (provided that, with respect to any such solvency or fairness opinions actually delivered to Buyer hereunder, Buyer shall be required to pay 50% of all fees and expenses incurred in connection with such opinions);

(e) The resignations or removal of the officers and directors of the Companies and their Subsidiaries, except to the extent such officers are Continuing Employees; and

(f) Such other agreements, documents, instruments and writings as are reasonably required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

2.4 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, the following to Seller:

(a) The Closing Purchase Price, by wire transfer of immediately available funds in accordance with Seller’s instructions to the account of Seller as designated by Seller pursuant to Section 2.2(a);

(b) The Assignment and Assumption Agreement, duly executed by Buyer and delivered to Seller; and

(c) Such other agreements, documents, instruments and writings as are reasonably required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

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2.5 Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price (and all other capitalizable costs) among the Interests (and all assets owned by the Companies) and the Specified Assets for all Tax purposes in accordance with an allocation schedule (the “Allocation Schedule”) prepared by Seller within 120 days after the Closing Date, such Allocation Schedule subject to Buyer’s review and consent and prepared in accordance with Section 1060 of the Code and Treasury Regulations promulgated thereunder; provided, however, that in the event that Seller and Buyer cannot reach an agreement with respect to the Allocation Schedule within thirty (30) days after Seller provides the Allocation Schedule to Buyer, the Independent Accounting Firm shall resolve any disputed portion of the Allocation Schedule. The costs related to having the Independent Accounting Firm resolve disputes relating to the Allocation Schedule shall be borne equally by Buyer and Seller. Seller and Buyer agree to file or cause to be filed all Tax Returns in respect of the Interests and the Specified Assets in a manner consistent with the Allocation Schedule and to take no position for Tax purposes inconsistent with the Allocation Schedule, in each case unless required otherwise by a final determination of a competent taxing authority.

2.6 Post Closing Adjustment.

(a) Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller (i) a balance sheet showing the Working Capital as of the Closing Date (the “Closing Date Balance Sheet”), and (ii) a certificate setting forth (a) the Closing Date Working Capital (calculated in accordance with the Closing Date Balance Sheet) and (b) the amount by which the Estimated Closing Working Capital exceeds, or is exceeded by, the Closing Date Working Capital. The Closing Date Balance Sheet shall be prepared in a manner consistent with GAAP. The Closing Date Balance Sheet shall be prepared in accordance with this Agreement by making appropriate adjustments to the items specified in Schedule 1.1(109), while maintaining consistency with the principles and methodologies as were used in preparing Schedule 1.1(109).

(b) Buyer’s determination of Closing Date Working Capital shall become final and binding on the Parties thirty (30) days after delivery of the Closing Date Balance Sheet by Buyer unless Seller objects in good faith to Buyer’s preparation of the Closing Date Balance Sheet and calculation of the Closing Date Working Capital in writing, stating in reasonable detail their objection thereto (the “Notice of Disagreement”). Following delivery of the Notice of Disagreement, Seller and Buyer agree to cooperate to exchange information used to prepare the Estimated Closing Working Capital, Closing Date Working Capital and the Notice of Disagreement. To the extent any portion of the calculation of the Closing Date Working Capital is not objected to in the Notice of Disagreement, such items portion shall be deemed to have been accepted by Seller. Seller and Buyer shall negotiate in good faith to resolve any objections noted in the Notice of Disagreement, but if they do not reach a final resolution within thirty (30) days after the delivery of the Notice of Disagreement, Seller and Buyer shall each submit such remaining disputes to the Independent Accounting Firm in a revised Notice of Disagreement which details the remaining outstanding disputes. Seller and Buyer shall use their commercially reasonable efforts to cause the Independent Accountant to resolve all disputes as soon as practicable; provided, however, that the Independent Accountant shall be instructed to resolve all such disputes within thirty (30) days after the submission of the disputes to such Independent Accountant. The resolution of the disputes by the Independent Accountant shall be final, binding on, conclusive and non-appealable by the Parties. The costs and expenses of the Independent Accountant shall be allocated between Buyer and Seller in proportion to the relative difference between (a) the Closing Date Working Capital calculated by Seller, as adjusted for the resolution of any disputes between the Parties prior to the engagement of the Independent Accountant and (b) the Closing Date Working Capital as finally determined by the Independent Accountant. The Independent Accountant will only consider those items and amounts set forth in the revised Notice of Disagreement submitted by either Party. The Independent Accountant shall make its determination based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review, nor shall the Independent Accountant allow the Parties to conduct any discovery. In resolving any disagreement, the Independent Accountant may not assign any value to a disputed item greater than the greatest value claimed for such disputed item by any Party or lesser than lowest value claimed for such disputed item by any Party.

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(c) If the Estimated Closing Working Capital is greater than the Closing Date Working Capital which has become final and binding on the Parties pursuant to Section 2.6(b), Seller shall, within 5 days of the Closing Date Working Capital becoming final and binding, make payment by wire transfer to Buyer, in immediately available funds in the amount of such difference, together with interest thereon at a rate of 2% per annum from the Closing Date to the date of payment.

(d) If the Closing Date Working Capital which has become final and binding on the Parties pursuant to Section 2.6(b) is greater than the Estimated Closing Working Capital, Buyer shall, within 5 days of the Closing Date Working Capital becoming final and binding, make payment by wire transfer to Seller, in immediately available funds in the amount of such difference, together with interest thereon at a rate of 2% per annum from the Closing Date to the date of payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Buyer by the Seller prior to entering into this Agreement (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Seller hereby represents and warrants to the Buyer that:

3.1 Organization; Qualification. Seller is:

(a) a corporation validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted; and

(b) qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified, in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Authority. Seller has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute and deliver this Agreement and, subject only to, assuming the representations and warranties of the Buyer set forth in Article V are true and correct, and the terms and conditions herein (including receipt of all Seller’s Required Governmental Approvals), to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof by the Buyer, constitutes a valid and binding obligation of the Seller enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

3.3 Consents and Approvals; No Violation.

(a) Except as set forth on Schedule 3.3(a), subject to obtaining or making all Seller’s Required Regulatory Approvals and obtaining or making all Consents and Filings under the HSR Act, neither the

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execution and delivery by Seller of this Agreement and the Additional Agreements to which it is or will be a party nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of formation or operating agreement of Seller; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Seller is a party or by which it may be bound, except for such defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, have a Material Adverse Effect; or (iii) constitute a violation of any Law or Order applicable to Seller which violation, individually or in the aggregate, would have a Material Adverse Effect.

(b) Except for Consents and Filings (i) required under the HSR Act or (ii) set forth on Schedule 3.3(b) (the Consents and Filings referred to in clause (ii) of this sentence are collectively referred to herein as the “Seller’s Required Regulatory Approvals”), no Consent or Filing with any Governmental Authority (or any regional transmission organization or independent system operator) is necessary for the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is or will be a party or the consummation by Seller of the transactions contemplated hereby, other than (A) such Consents and Filings that the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect or if not obtained or made, would not materially impair Seller’s ability to perform its material obligations under this Agreement; and (B) such Consents and Filings which become applicable to Seller as a result of the status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

3.4 Brokers; Finders. Except as set forth on Schedule 3.4, Seller has not, and none of Seller’s Affiliates have, retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby. Buyer shall not have any responsibility or liability with respect to any Person set forth on Schedule 3.4.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING COMPANIES

Except (i) as set forth in the “Dynegy SEC Reports” (as defined in the Merger Agreement) filed after December 31, 2007 and prior to the date hereof (other than disclosures in the “Risk Factors” sections thereof or any such disclosures included in such filings that are primarily and generically cautionary, predictive or forward-looking in nature (it being agreed and understood that disclosures under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” shall not be deemed to be primarily and generically cautionary, predictive or forward-looking in nature)), to which the relevance of such disclosures with respect to the Companies is reasonably apparent; or (ii) as set forth in the corresponding sections or subsections of the Seller Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Seller hereby represents and warrants to the Buyer that:

4.1 Organization; Qualification.

(a) Each of the Companies and the Companies’ Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and will have all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) In all material respects, each of Dynegy and the Dynegy Sellers is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing)

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under the Laws of the jurisdiction of its organization and will have all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(c) Each of Dynegy, the Dynegy Sellers, and the Companies and the Companies’ Subsidiaries is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified, in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect.

4.2 Authority. Dynegy has, and each of the Dynegy Sellers, the Companies, and the Companies’ Subsidiaries will at the Closing have, all requisite corporate power and authority to enter into, and Dynegy has, and each of the Dynegy Sellers, the Companies and the Companies’ Subsidiaries will at the Closing have, taken all corporate action necessary to execute and deliver the Additional Agreements to which it will be a party and, subject only to, assuming the representations and warranties of the Buyer set forth in Article V are true and correct, and the terms and conditions herein (including receipt of all Seller’s Required Governmental Approvals), to perform its obligations under this Agreement and the Additional Agreements and to consummate the transactions contemplated by this Agreement and the Additional Agreements. As of the Closing, each of the Additional Agreement to which any of Dynegy, the Dynegy Sellers, the Companies, or the Companies’ Subsidiaries will be a party will have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof by the Buyer, will constitute a valid and binding obligation of Dynegy, the Dynegy Sellers, the Companies, or the Companies’ Subsidiaries enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3 Consents and Approvals; No Violation.

(a) Except as set forth on Schedule 4.3(a), subject to obtaining or making all Seller’s Required Regulatory Approvals and obtaining or making all Consents and Filings under the HSR Act, neither the execution and delivery by Dynegy, the Dynegy Sellers, the Companies or the Companies’ Subsidiaries of the Additional Agreements to which it will be a party nor the consummation by Dynegy, the Dynegy Sellers, the Companies or the Companies’ Subsidiaries of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws, certificate of formation or operating agreement of Dynegy, any Dynegy Seller, or any of the Companies or their Subsidiaries; (ii) constitute a violation of any Law or Order applicable to any of Dynegy, the Dynegy Seller, or any of the Companies or their Subsidiaries, which violation, individually or in the aggregate, would have a Material Adverse Effect; or (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which any of Dynegy, the Dynegy Sellers, or any of the Companies or their Subsidiaries is a party or by which it may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite Consents have been, or will be prior to the Closing obtained, or which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except for Consents and Filings required under the HSR Act or the Seller’s Required Regulatory Approvals, no Consent or Filing with any Governmental Authority (or any regional transmission organization or independent system operator) is necessary for the execution and delivery by any of Dynegy, the Dynegy Sellers, the Companies or the Companies’ Subsidiaries of the Additional Agreements to which it will be a party or the consummation by any of Dynegy, the Dynegy Seller, the Companies, or the Companies’ Subsidiaries of the transactions contemplated hereby, other than (i) such Consents and Filings that the failure to obtain or make, would not, individually or in the aggregate, have a Material Adverse Effect or if not obtained or made, would not materially impair either Seller’s or any Dynegy Seller’s ability to perform its respective material obligations under this Agreement; and (ii) such Consents and Filings which become applicable to Dynegy, any Dynegy Seller, the Companies or their Subsidiaries as a result of the status of Buyer (or any of its Affiliates) or as a result

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of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

4.4 Title to Interests. At the Closing, Seller will be the indirect legal and beneficial owner of 100% of the Interests, 50% of the equity interests in the Morro Bay Mutual Water Company, and 33% of the equity interests in the Moss Landing Mutual Water Company, in each case free and clear of all material Encumbrances other than those arising pursuant to this Agreement, and the Interests and Subsidiary Interests will be duly authorized and validly issued. The capitalization and ownership of the Companies and their Subsidiaries are set forth on Schedule 4.4. Upon the Closing, there will be no outstanding options, warrants or other rights of any kind including any restrictions on transfers (other than transfer restrictions of general applicability as provided under the Securities Act and other applicable securities laws), relating to the sale, or voting of the Interests or Subsidiary Interests, the subscription of additional equity interests in the Companies or their Subsidiaries or any securities convertible into or evidencing the right to purchase additional membership interests in the Companies or their Subsidiaries. Upon Closing, Seller will transfer title to such Interests and Subsidiary Interests, free and clear of any material Encumbrances and any restrictions on transfer and voting or preemptive rights (other than transfer restrictions of general applicability as provided under the Securities Act and other applicable securities laws), other than those arising pursuant to this Agreement. As of the Closing, the Companies and their Subsidiaries do not own, directly or indirectly, equity securities in any Person, except as set forth in Schedule 4.4.

4.5 Title to Specified Assets.

Upon the Closing, subject to Section 6.4(c), Seller will indirectly have good and marketable title to all of the Specified Assets on Schedule 1.1(88) and all other material Specified Assets, free and clear of all Encumbrances other than Permitted Encumbrances and those arising pursuant to this Agreement, or as set forth in Schedule 4.5. Upon Closing, subject to Section 6.4(c), Seller will transfer such title to all of the Specified Assets on Schedule 1.1(88) and all other material Specified Assets, free and clear of any Encumbrances, restrictions on transfer and voting or preemptive rights, other than Permitted Encumbrances and those arising pursuant to this Agreement.

4.6 Taxes.

(a) All material Tax Returns required to be filed by the Companies and their Subsidiaries have been filed when due in accordance with all applicable Laws.

(b) The Companies and their Subsidiaries have paid in full all material Taxes shown as due and payable on such Tax Returns.

(c) Except as set forth on Schedule 4.6(c), there is no action, suit, proceeding, investigation, audit or claim now pending with respect to any material Tax with respect to the Companies or their Subsidiaries.

(d) The Companies and their Subsidiaries have timely and properly collected, withheld and remitted to the taxing authority to whom such payment is due all amounts required to be collected or withheld by the Companies for the payment of material Taxes.

(e) Except as set forth on Schedule 4.6(e), none of the Dynegy Sellers (or their owners, if any is treated as a disregarded entity for U.S. federal income tax purposes) (i) is a foreign person as defined in Treasury Regulation section 1.1445-2(b)(2)(i) or (ii) will be subject to withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder with respect to the sale of the Interests or the Specified Assets.

(f) None of the Assets of the Companies or the Specified Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

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(g) Schedule 4.6(g) sets forth the U.S. federal income tax classification of each of the Companies and their Subsidiaries.

(h) The Dynegy Sellers are the owners of all of the properties and assets of the Companies, and the Specified Assets, in each case for U.S. federal income tax purposes.

4.7 Liabilities of the Companies. As of the Closing, other than with respect to corporate-wide services provided by Dynegy or its Affiliates, each of the Companies with respect to its applicable Station (and except as would not have a Material Adverse Effect):

(a) has good and marketable title to, to the extent presently leased by Dynegy or its Affiliates, valid title to the leasehold estate (as lessee) in, the real property at the location of the Station and as used by the Companies in the ordinary course of the Business (and subject to any licenses, easements and other property rights granted in the ordinary course of the Business or other Permitted Liens, including “Permitted Liens” as defined in the Merger Agreement (other than Liens securing “Indebtedness” as defined in the Merger Agreement or as set forth in Schedule 4.7(a)));

(b) has good and marketable title to, to the extent presently leased by Dynegy or its Affiliates, valid title to the leasehold estate (as lessee) in, the personal property or fixtures representing the Station (and subject to any licenses, easements and other property rights granted in the ordinary course of business or other Permitted Liens, including “Permitted Liens” as defined in the Merger Agreement (other than Liens securing “Indebtedness” as defined in the Merger Agreement or as set forth in Schedule 4.7(b)));

(c) except as set forth on Schedule 4.7(c), holds all permits presently held by Dynegy or its Affiliates relating exclusively to the Business as operated in the ordinary course consistent with past practice and holds all contracts necessary for the operation of the Business in the ordinary course consistent with past practice; and

(d) has no Liabilities other than as set forth on Schedule 4.7(d) and (i) Liabilities reflected on the financial statements, including any reserves, as contained in any of the Dynegy SEC Reports, to which the relevance of such item with respect to the Companies is reasonably apparent; (ii) Liabilities incurred in the ordinary course of the Business; (iii) Liabilities reflected in Closing Date Balance Sheet; or (iv) Liabilities arising from the ownership, maintenance or operation of the Station by the Companies in the ordinary course of the Business consistent with past practice.

4.8 Merger Agreement. None of the information redacted from the schedules to the Merger Agreement attached as Exhibit D contain information relating to the Interests, the Companies, the Subsidiaries, the Business, the Specified Assets or the Assumed Liabilities, except for certain financial hedges, which are Excluded Liabilities.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Seller by Buyer prior to entering into this Agreement (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Buyer Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Buyer hereby represents and warrants to the Seller that:

5.1 Organization; Qualification. Buyer is a corporation, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties

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and to carry on its business as it is now being conducted and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified, in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to or materially impair Buyer’s ability to consummate the transactions contemplated hereby, or to perform its material obligations hereunder or under any Additional Agreement (a “Buyer Material Adverse Effect”).

5.2 Authority. Buyer has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute and deliver this Agreement and, subject only to, assuming the representations and warranties of the Seller set forth in Article III are true and correct, and the terms and conditions herein (including receipt of all Buyer’s Required Governmental Approvals), to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes a valid and binding obligation of the Buyer enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.3 Consents and Approvals; No Violation.

(a) Except as set forth on Schedule 5.3(a), and subject to obtaining or making all Buyer’s Required Regulatory Approvals and obtaining or making all Consents and Filings under the HSR Act, neither the execution and delivery by Buyer of this Agreement and the Additional Agreements to which it is or will be a party nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws or similar governing documents of Buyer or any of its Affiliates; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer or any of its Affiliates is a party or by which Buyer, any such Affiliate or any of their respective properties and assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite consents, approvals or waivers have been or will be prior to the Closing obtained, or which would not, individually or in the aggregate, have a Buyer Material Adverse Effect; or (iii) constitute a violation of any Law or Order applicable to Buyer or any of its Affiliates, which violation, individually or in the aggregate, would have a Material Adverse Effect or a Buyer Material Adverse Effect.

(b) Except for Consents and Filings (i) required under the HSR Act or (ii) set forth on Schedule 5.3(b) (the Consents and Filings referred to in clause (ii) of this sentence are collectively referred to herein as the “Buyer’s Required Regulatory Approvals”), no Consent or Filing with any Governmental Authority (or any regional transmission organization or independent system operator) is necessary for the execution and delivery by Buyer of this Agreement and the Additional Agreements to which it is a party or the consummation by Buyer of the transactions contemplated hereby, other than such Consents and Filings which, if not obtained or made, would not have a Material Adverse Effect or a Buyer Material Adverse Effect.

5.4 Availability of Funds. Buyer has sufficient funds on hand or available to it pursuant to existing lines of credit to permit Buyer on the Closing Date to pay the Purchase Price, all other amounts payable by Buyer hereunder, and all fees and expenses incurred by Buyer in connection with the transactions contemplated hereby, and to permit Buyer to timely pay or perform all of its other obligations under this Agreement and the Additional Agreements.

5.5 Brokers; Finders. Other than Citigroup Global Markets Inc., Buyer has not, and none of Buyer’s Affiliates have, retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby. Seller

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shall not have any responsibility or liability with respect to Buyer’s or Buyer’s Affiliates’ arrangements with Citigroup Global Markets Inc. with respect to the transactions contemplated by this Agreement.

5.6 Investment Intent. Buyer is acquiring the Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof in violation of federal or state securities Law. In acquiring the Interests, Buyer is not offering or selling, and will not offer or sell, for Seller or otherwise in connection with any distribution of the Interests, and Buyer will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Buyer acknowledges that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests. Buyer understands that the Interests have not been registered pursuant to the Securities Act or any applicable state securities Laws, that the Interests will be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Access to Information.

(a) Between the date of this Agreement and the Closing Date, Seller shall provide, and cause Dynegy to provide, Buyer and its Representatives with information as to the Business, the Companies, and the Specified Assets, as reasonably requested by Buyer, provided that, Buyer agrees and acknowledges that Seller’s obligations under this Section 6.1(a), including the obligation to cause Dynegy to take any actions, are expressly subject to and limited by Seller’s rights to such information under the Merger Agreement. Notwithstanding the foregoing, Seller shall not be required to provide any information (A) which Seller reasonably believes it, its Affiliates, Dynegy or any of its Affiliates is prohibited from providing to Buyer by reason of applicable Law, Permit or Order, (B) which constitutes or allows access to information protected by attorney/client privilege, or (C) which Seller, its Affiliates, Dynegy or any of its Affiliates is required to keep confidential or prevent access to by reason of any contract or agreement with a third party, provided that such entity has sought a waiver from such third party.

(b) For a period of two (2) years from and after the Closing Date (or if the Closing does not occur, from the date hereof) all nonpublic information in any form or medium, written or oral, concerning Dynegy and its Affiliates and/or the transactions contemplated by this Agreement or Merger Agreement (including all notes, analyses, studies, interpretations, memoranda and other documents, materials or reports that contain, reflect or are based upon, in whole or in part, such information) furnished to or obtained by Buyer and Buyer’s Representatives pursuant to this Section 6.1 or furnished prior to the date hereof in connection with the evaluation and the negotiation of this transaction shall be kept confidential by Buyer and Buyer’s Affiliates and shall not be disclosed to any third parties, except for those of Buyer’s or its Affiliates’ Representatives who reasonably require access to such nonpublic information in connection with the transactions contemplated by this Agreement (so long as Buyer remains liable hereunder for any breach of this provision by any such Representative), and shall be used solely for the purpose of achieving the closing of the transactions contemplated by this Agreement in accordance with the terms of this Agreement. For the avoidance of doubt, nothing herein shall prevent Buyer from sharing such information with ratings agencies, provided that such ratings agencies are informed of the confidential nature of such information and agree to keep such information confidential. In the event this Agreement is terminated as provided in Article IX hereof, Buyer shall return or destroy all such nonpublic information to Seller provided that neither such return nor such destruction shall relieve Buyer of its obligations under this Section 6.1. From and after the Closing, the confidentiality provisions of this Section 6.1(b) shall not apply to Buyer with respect any such information to the extent that it relates to the

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Business, the Companies or the Specified Assets. For a period of two (2) years from and after the Closing Date (or if the Closing does not occur, from the date hereof), Seller and its Affiliates shall keep confidential all nonpublic information in any form or medium, written or oral, concerning the Business, the Companies and the Specified Assets, and shall not disclose such information to any third parties, except those of Seller’s or its Affiliates’ Representatives who reasonably require access to such non public information in connection with the transactions contemplated by this Agreement, including in connection with the enforcement thereof (so long as Seller remains liable hereunder for any breach of this provision by any such Representative); provided, however, that Seller may disclose such information related to the period prior to the Closing in connection with any financial reporting, compliance with any requirements of Law or Order and for tax purposes. This Section 6.1(b) shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of a breach by either Party of their obligations hereunder. Furthermore, nothing herein shall be deemed to limit or restrict either Party from disclosing any information (i) in any action or proceeding by such party to enforce any rights it may have against the other Party; (ii) in connection with any interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demands, or any other similar process; and (iii) in connection with routine audits or examinations by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor.

(c) As of the Closing Date, each of the Parties shall, and shall cause its Representatives to, afford to the other Party, including its Representatives and Affiliates, reasonable access to all books, records, files and documents to the extent they are related to the Companies and the Specified Assets in order to permit such Party and its Affiliates to prepare and file their Tax Returns and to prepare for and participate in any investigation with respect thereto, to prepare for and participate in any other investigation and defend any proceedings relating to or involving such Party or its Affiliates, to discharge its obligations under this Agreement, to comply with financial reporting requirements, and for other reasonable purposes, and will afford such Party and its Affiliates reasonable assistance in connection therewith. Each Party will cause such records to be maintained for not less than seven (7) years from the Closing Date and will not dispose of such records without first offering in writing to deliver them to the other Party; provided, however, that in the event that Buyer transfers all or a portion of the business of the Companies or the Specified Assets to any third party during such period, Buyer may transfer to such third party all or a portion of the books, records, files and documents related thereof, provided such third party transferee expressly assumes in writing the obligations of Buyer under this Section 6.1(c). In addition, on and after the Closing Date, at either Party’s request, the other Party shall make available to the requesting Party and its Affiliates and Representatives those employees of the other Party requested by such Party in connection with any proceeding, including to provide testimony, to be deposed, to act as witnesses and to assist counsel; provided, however, that (i) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of the other Party and (ii) the requesting Party shall reimburse the other Party for the out-of-pocket costs reasonably incurred by such Party in making such employees available to the requesting Party and its Affiliates and Representatives.

(d) As of the Closing, Seller and its Affiliates shall be entitled to retain copies (at Seller’s sole cost and expense) of all books and records relating to its ownership or operation of the Companies, the Business and the Specified Assets.

6.2 Public Statements. Prior to Closing, the Parties shall consult with each other and Dynegy prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority.

6.3 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its commercially reasonable efforts, and Seller shall cause Dynegy to use its commercially reasonable efforts, to

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take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the purchase and sale of the Interests and the Specified Assets pursuant to this Agreement and the assignment and assumption of the Specified Assets, including using its commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder, including obtaining all necessary Consents, and making all required Filings with, third parties required to be obtained or made in order to consummate the transactions hereunder; provided that, Buyer agrees and acknowledges that Seller’s obligations under this Section 6.3 to cause Dynegy to take any actions are expressly subject to and limited by Seller’s rights to cause Dynegy to take such actions under the Merger Agreement. If, at any time during the eighteen (18) months after Closing, (i) there are Liabilities of the Companies that are Excluded Liabilities, Seller shall promptly assume such Liabilities; (ii) Seller or its Affiliates own assets primarily related to the Business, Seller promptly shall transfer such assets to Buyer, each as part of the transaction under this Agreement; provided that, such 18-month period shall be extended to complete any such assumption or transfer for which notice of the obligation to effect such assumption or transfer was provided by one Party to the other with reasonable specificity on or prior to the expiration of such 18-month period. If, at any time during the eighteen (18) months after Closing, (i) there are Assumed Liabilities or Liabilities of any Non-DPG Affiliate that are primarily related to the Business, Buyer shall promptly assume such Liabilities (provided, that for the avoidance of doubt, Buyer shall not be required to assume any Excluded Liabilities listed on Schedule 1.1(46)); (ii) Buyer or its Affiliates, including the Companies, own any assets acquired through the acquisition of the Interests or the Specified Assets that are not primarily related to the Business, Buyer shall promptly transfer such assets (other than any assets listed on Schedule 1.1(88)) to Seller, each as part of the transaction under this Agreement provided that, such 18-month period shall be extended to complete any such assumption or transfer for which notice of the obligation to effect such assumption or transfer was provided by one Party to the other with reasonable specificity on or prior to the expiration of such 18-month period.

(b) Notwithstanding anything in this Agreement to the contrary, Seller shall have the right to cause the Companies to pay cash dividends, make cash distributions and assign accounts receivable to Seller or its Affiliates at any time prior to the Closing. From and after the Closing, any accounts receivable for goods sold, or services performed, prior to the Closing that have been assigned to Seller or any Non-DPG Affiliate prior to the Closing and not conveyed to Buyer pursuant to this Agreement will be for the account of Seller (and shall not be included in the Estimated Closing Working Capital or Closing Date Working Capital). In addition, from and after the Closing (i) any accounts receivable (including any account receivable relating to any Specified Asset that is a current asset) or accounts payable (including any account payable that would otherwise be an Assumed Liability and is a current liability) of any Non-DPG Affiliate (whether or not related to the Business), and (ii) any accounts receivable (including any account receivable of any of the Companies and is a current asset) or accounts payable (including any account payable that would otherwise be an Assumed Liability and is a current liability) of any of the Companies, in each case (x) for goods purchased, or services performed prior to the Closing, and (y) to the extent not taken into consideration in the calculation of the Closing Date Working Capital, shall be considered to be the assets and liabilities of and for the account of the Seller and the applicable Non-DPG Affiliates, and thus from and after Closing, Buyer shall promptly remit to Seller any amounts received by Buyer or any of the Companies or their Affiliates in connection with such accounts receivable, and Seller shall be responsible for the prompt payment when due of such accounts payable.

6.4 Governmental Consents and Approvals. Without limiting the generality of Section 6.3:

(a) As promptly as practicable, but in no event later than ten (10) Business Days after the date of this Agreement, Seller and Buyer shall each file or cause to be filed with the U.S. Federal Trade Commission and the U.S. Department of Justice (the “Antitrust Authorities”) all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder, as amended, with respect to the transactions contemplated hereby. Buyer and Seller shall supply as promptly as practicable any additional information or documentary material that may be requested pursuant to the HSR Act and shall take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Buyer and Seller shall comply substantially with any additional requests for information, including requests for production

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of documents and production of witnesses for interviews or depositions, made by any Antitrust Authority and take all other reasonable actions to obtain clearance from the Antitrust Authorities. Buyer shall exercise its reasonable best efforts, and Seller shall cooperate fully with Buyer, to prevent the entry in any proceeding brought by an Antitrust Authority or any Governmental Authority of an Order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement. Nonetheless, if such Order is entered, the Parties shall (and shall cause their respective Affiliates to) use reasonable best efforts to have any such Order lifted. Buyer shall pay all filing fees payable under the HSR Act but each Party shall bear its own costs and expenses of the preparation of any such Filing and any such response.

(b) As promptly as practicable, but in no event later than ten (10) Business Days after the date of this Agreement, Seller and Buyer shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all required Consents of all other Governmental Authorities, and make all other Filings required to be made prior to the Closing with respect to the transactions contemplated hereby, including with respect to the Seller’s Required Regulatory Approvals and Buyer’s Required Regulatory Approvals. Each Party shall bear its own costs and expenses of the preparation of any such Filing. Buyer and Seller will diligently pursue and use their reasonable best efforts to obtain such Consents and will cooperate with each other in seeking such Consents. To such end, the Parties agree to make available the personnel and other resources of their respective organizations in order to obtain all such Consents. Each Party will promptly inform the other Party of any material communication received by such Party from, or given by such party to, any Governmental Authority from which any such Consent is required and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (unless prohibited by Law or by such Governmental Authority), and will permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any proceeding by a private party, with such other Person, and to the extent permitted by such Governmental Authority or other Person, give the other Party the opportunity to attend and to participate in such meetings and conferences. Nothing in this Section 6.4(b) shall require disclosure to the other Party of information that is treated as confidential business information or otherwise subject to a third party confidentiality obligation.

(c) Without limiting the generality of Section 6.4(b), as promptly as practicable, but in no event later than ten (10) Business Days after the date of this Agreement, each Party shall make all Filings required by such Party under Section 203 of the Federal Power Act. Prior to filing any application with the FERC, both Parties shall prepare such application and shall incorporate into such application all revisions reasonably requested by the other Party. Each Party shall be solely responsible for its own cost of preparing and filing such application, as well as all petitions for rehearing and all reapplications, provided, however, that Buyer shall bear all costs and expenses associated with experts and consultants reasonably necessary for the preparation of any required market power study or report. If any required approval is denied by the FERC, the Parties shall petition the FERC for rehearing or permission to re-submit an application with the FERC.

(d) Without limiting the foregoing and except as set forth on Schedule 6.4(d), required actions by Buyer shall include, but not be limited to, acceptance by Buyer of divestitures of any subsidiary or assets of Buyer or its Affiliates, acceptance by Buyer or any of its Affiliates of any limitation on or condition on the manner in which Buyer or any of its Affiliates conduct their business, or acceptance of an agreement to hold any assets of Buyer or its Affiliates separate in any lawsuit or other legal proceeding, whether judicial or administrative and whether required by any applicable Governmental Authority in connection with the transactions contemplated by this Agreement.

(e) Without limiting the foregoing, from the date hereof through the Closing Date, Buyer agrees that except as may be agreed in writing by Seller, Buyer shall not (and shall cause its Affiliates not to) (a) acquire, or enter into an agreement to acquire, any electric generation, transmission or distribution facilities, electric generation projects or “inputs to electric power production” (as defined in 18 C.F.R. 35.36(a)(4)), or any entity owning, operating or otherwise controlling such facilities, projects or inputs; or (b) initiate development or enter

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into an agreement to develop any new electric generation projects, to the extent such actions described in (a) or (b) above would reasonably be expected to prevent the Parties from securing all required Filings or Consents with or from any Governmental Authority to consummate the transactions hereunder (after giving effect to any agreement or commitment in accordance with Section 6.4(d)) or would reasonably be expected to materially delay such Filings or Consents; provided that, other than its obligations under Section 6.4(d), Buyer shall not be prohibited from continuing any existing development activities.

(f) Promptly following the date hereof (but in any event within five (5) calendar days of this Agreement), each of the Buyer and Seller shall, and Seller shall use its reasonable best efforts to cause Dynegy to, appoint two (2) representatives to a regulatory and transition planning committee (the “Committee”). The Committee shall meet by telephone or in person weekly (with at least one representative from each of Seller, Buyer and Dynegy present), to discuss the status of all notices, consents, registrations, approvals, permits and authorizations, made or sought by Seller, Buyer and Dynegy which are necessary or advisable to be obtained from any third party and/or Governmental Authority in order to consummate the Merger Agreement Closing, the Closing and any of the other transactions contemplated by this Agreement or by the Merger Agreement, including under the HSR Act or the Federal Power Act, or from any of the New York State Public Service Commission, the California Independent System Operator Corporation and the California Public Utilities Commission.

6.5 Assignment.

(a) Subject to Section 6.5(b) and Section 6.5(c) and pursuant to the terms and conditions of the Assignment and Assumption Agreement, effective as of the Closing, (i) the Seller and its Affiliates will agree to transfer and assign to Buyer all of their rights and obligations under the Specified Assets, and (ii) Buyer will accept the transfer and assignment of and agree to assume, pay, perform and discharge as of the Closing all of such rights and obligations.

(b) Prior to the Closing, the Seller and its Affiliates will (and Seller and its Affiliates, to the extent permitted under the Merger Agreement, will cause Dynegy and its Affiliates to take such actions), and Buyer its Affiliates will, in order to consummate the transactions contemplated in this Section 6.5, (i) proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain any required Consents and, if applicable, make any required Filings in connection with the assignments contemplated by Section 6.5(a), and (ii) cooperate in good faith with the applicable counterparties to the Specified Contracts and provide promptly such other information and communications to such counterparties to the Specified Contracts as such counterparties to the Specified Contracts may reasonably request in connection therewith. For the avoidance of doubt, it is specifically acknowledged and agreed that none of Seller and its Affiliates, Dynegy and its Affiliates, or Buyer and its Affiliates shall be obligated to pay, reimburse or provide, or cause any of their respective Affiliates to pay, reimburse or provide, any compensation, consideration or charge to obtain any such Consent. The Seller and its Affiliates and Buyer its Affiliates will provide prompt notification to each other when any such Consent is obtained (or refused) and will advise each other of any material communications with any counterparties to the Specified Contracts regarding any of the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, this Section 6.5 shall not constitute an agreement to assign or assume any obligation, claim, right or benefit arising under any Specified Asset or resulting therefrom if an attempted assignment or assumption thereof, without the Consent of a third party thereto, would constitute a breach thereof. Any transfer or assignment to Buyer by the Seller or its Affiliates of any provision of any Specified Asset that requires the Consent of any third party shall be made subject to such Consent being obtained. If such Consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect in any material respect the rights or obligations of Seller or its Affiliates thereunder such that Buyer would not in fact receive all material rights and obligations to be transferred to Buyer pursuant to Section 6.5(a) or Section 6.5(b) above, (i) each Party will execute and deliver agreements and take such other actions as requested by the other Party or any of its Affiliates in any arrangement, including an

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operating, services, or other back-to-back agreement if requested by either Party, reasonably designed to provide that Buyer will have all of the rights and obligations of the applicable Non-DPG Affiliate under any such Specified Asset to the extent that such rights and obligations are to be transferred to Buyer pursuant to Section 6.5(a) or Section 6.5(b) above, and (ii) where any of Seller or its Affiliates has continuing liability or exposure with respect to the obligations to be transferred to Buyer pursuant to Section 6.5(a) or Section 6.5(b) above due to any third party’s failure to release Seller as a result of such third party’s unwillingness to accept Buyer as assignee, Buyer shall indemnify Seller and its Affiliates from such continuing liability or exposure. Seller and Buyer will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Section 6.5, including such further acts and things as may be required to assist any other party hereto in complying with their respective obligations under any Specified Agreement.

6.6 Support Obligations.

(a) Buyer recognizes that certain of the Non-DPG Affiliates have provided credit support to certain of the Companies and with respect to certain of the Specified Assets pursuant to certain credit support obligations, all of which that are outstanding as of the date hereof are set forth on Schedule 6.6(a) (such support obligations contained in Schedule 6.6(a) are hereinafter referred to as the “Support Obligations”) provided that, Seller may supplement the obligations listed on Schedule 6.6(a) from time to time prior to Closing to include any additional Support Obligations to the Companies or with respect to any Specified Contract entered into in the ordinary course of the Business, consistent with past practice (provided further that, no such supplement shall include a Support Obligation for which written consent of the Seller is required under the Merger Agreement unless Buyer has been notified by Seller of such supplement and has consented in writing to the inclusion of such supplement).

(b) Prior to Closing, Buyer shall use its reasonable best efforts to effect the full and unconditional release, effective as of the Closing Date, of the Non-DPG Affiliates from all Support Obligations, including by:

(i) furnishing a letter of credit to replace each existing letter of credit that is a Support Obligation containing terms and conditions that are substantially identical to the terms and conditions of such existing letter of credit and from lending institutions that have a credit rating commensurate with or better than that of lending institutions for such existing letter of credit;

(ii) instituting an escrow arrangement to replace each existing escrow arrangement that is a Support Obligation with terms equal to or more favorable to the counterparty thereunder than the terms of such existing escrow arrangement;

(iii) furnishing a guaranty to replace each existing guaranty that is a Support Obligation, which replacement guaranty is issued by a Person having a net worth and credit rating at least equal to those of the issuer of such existing guaranty, and containing terms and conditions that are substantially identical to the terms and conditions of such existing guaranty;

(iv) posting a surety or performance bond to replace each existing surety or performance bond that is a Support Obligation, which replacement surety or performance bond is issued by a Person having a net worth and credit rating at least equal to those of the issuer of such existing surety or performance bond, and containing terms and conditions that are substantially identical to the terms and conditions of such existing surety or performance bond;

(v) replacing any other security agreement or arrangement on substantially identical terms and conditions to the existing security agreement or arrangement that is a Support Obligation; and

(vi) providing cash or any other collateral to replace any of the foregoing.

(c) Buyer shall use its reasonable best efforts to cause the beneficiary or beneficiaries of such Support Obligations to (i) remit any cash to Seller or one of its Affiliates, as applicable, held under any escrow arrangement that is a Support Obligation promptly following the replacement of such escrow arrangement

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pursuant to Section 6.6(b)(i) and (ii) terminate and redeliver to Seller or one of its Affiliates each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations.

(d) If Buyer is not successful, for any reason, in obtaining the complete and unconditional release of the Non-DPG Affiliates from any Support Obligations by the Closing Date (each such Support Obligation, until such time as such Support Obligation is released in accordance with Section 6.6(d)(i), a “Continuing Support Obligation”), then:

(i) as of the Closing, Buyer shall continue to use its reasonable best efforts to obtain promptly the full and unconditional release of the Non-DPG Affiliates from each Continuing Support Obligation;

(ii) Buyer shall indemnify Seller and the Non-DPG Affiliates for any demand or draw upon, or withdrawal from, any Continuing Support Obligation or any cash or other collateral posted by Seller or its Affiliates in connection with or in the place of any such Continuing Support Obligation and for the carrying costs of any cash collateral not replaced by Buyer, the fronting fee costs, and any other out-of-pocket third party costs and expenses resulting from such Continuing Support Obligations; and

(iii) Buyer shall not, and shall cause the Companies not to, effect any amendments or modifications or any other changes to the contracts or obligations to which any of the Continuing Support Obligations relate, or to otherwise take any action that could increase, extend or accelerate the liability of the Non-DPG Affiliates under any Continuing Support Obligation, without Seller’s prior written consent.

6.7 Conduct of Business Pending the Closing.

(a) Between the date of this Agreement and the Closing Date, Seller shall use its reasonable best efforts to cause each of the Companies to (x) operate and maintain its assets in the ordinary course of business consistent with past practices, and (y) use commercially reasonable efforts to preserve, maintain and protect its assets in material compliance with applicable Permits, Orders and Laws and the rules and regulations of any applicable independent system operator or regional transmission organization; provided that, Buyer agrees and acknowledges that Seller’s obligations under this Section 6.7, including the obligation to cause the Companies to take any actions, are expressly subject to and limited by Seller’s rights to take such action or to cause the Companies to take such action under the Merger Agreement.

(b) Notwithstanding Section 6.7(a) or any other provision herein, Seller may cause (or consent to actions with respect to) the Companies to take commercially reasonable actions with respect to emergency situations or to comply with applicable Laws, Permits or Orders or the direction of any applicable independent system operator or regional transmission organization; provided, however, that Seller shall provide Buyer with notice of such action as soon as reasonably practicable.

(c) Seller shall not consent to Dynegy’s request for approval to take any action, or waive Dynegy’s or its Affiliates’ failure to perform any obligation under the Merger Agreement primarily relating to the Companies, their Subsidiaries, the Business, the Stations, or the Specified Assets without Buyer’s prior written consent, not to be unreasonably withheld, delayed or conditioned. Seller shall promptly notify Buyer of any written request for approval to take any action or grant a waiver for failure take action pursuant to the Merger Agreement. Seller may not make or consent to any amendment to the Merger Agreement that would affect or is reasonably expected to affect (i) in any material respect, the Companies, their Subsidiaries, the Business, the Stations, or the Specified Assets; or (ii) the likelihood that the Merger Agreement will be terminated, in each case without Buyer’s prior written consent. Seller shall not waive any closing condition in the Merger Agreement without Buyer’s prior written approval, not to unreasonably withheld, delayed or conditioned.

(d) Seller shall not consent to Dynegy’s request for approval to take an action under the Merger Agreement that would result in Dynegy selling or transferring all or substantially all of Dynegy’s assets to any third parties (including the transactions contemplated hereunder) prior to or as a result of the Closing.

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(e) Seller will provide Buyer with any amendments, modifications, or supplements to the Merger Agreement and all schedules, annexes and exhibits thereto.

6.8 Termination of Affiliate Contracts; Transition Services; Transition Cooperation.

(a) Except as contemplated by this Agreement or as set forth on Schedule 6.8(a), prior to the Closing, Seller shall, and shall cause the Non-DPG Affiliates to, take such actions as may be necessary to terminate, sever, or assign to Seller or a Non-DPG Affiliate (in each case with mutual releases) effective upon or before the Closing all Contracts and services between any of the Companies, on the one hand, and Seller or any Non-DPG Affiliate, on the other hand, including the termination or severance of insurance policies (except as otherwise provided under Section 6.11), Tax services, tax sharing or tax allocation agreements, legal services, banking services (to include the severance of any centralized clearance accounts) and power purchase agreements (collectively such Contracts, the “Terminated Contracts”). On and after the Closing, none of Buyer, the Companies or any of their Affiliates shall have any further obligations or liabilities pursuant to the Terminated Contracts and all intercompany receivables and payables shall be cancelled or paid as of the Closing.

(b) Concurrently with the Closing, Buyer and Seller shall enter into a Transition Services Agreement on mutually agreeable terms with respect to the services (and for the duration) specified in the term sheet attached as Exhibit C (the “Transition Services Agreement”). The Parties agree to include additional administrative and information technology services to Exhibit C (but for the avoidance of doubt not plant level services) (i) reasonably requested by Buyer and that Buyer is unable to perform using its existing resources and the resources acquired in connection with the transactions contemplated hereunder and (ii) that Seller is readily able to perform using resources available to it at the time such services are to be provided; provided that such services will only be provided for a duration from Closing no greater than the duration of the most comparable service listed on Exhibit C on the date hereof. All transition services will be provided at cost (including fully-loaded costs of labor). Notwithstanding the items listed on this Exhibit C or any additional administrative or information technology services described above, Seller is not required to provide any service to the extent that such provision of services would violate any applicable Law, Order or the terms of any Contract; provided that, Seller shall use commercially reasonable efforts to obtain any consent or approval as necessary under any such Contract to provide such service (provided further, that, subject to notice and consent from Buyer, Buyer would reimburse Seller for any out-of-pocket cost or expense to secure any such consent or additional licenses, or to expand existing contractual rights, to permit Seller to provide such services).

(c) Prior to the Closing, the Parties shall use commercially reasonable efforts to, and shall cooperate with one another to, identify any additional contracts or other assets that are necessary to the operation and maintenance of the Business, and to in good faith enter into such arrangements as reasonably acceptable to each of the Parties to transfer such assets (or rights to the same or similar assets) to Buyer or its Affiliates as of Closing.

6.9 Employee Matters.

(a) Continuity of Employment at Closing; Offers of Employment.

(i) Buyer and Seller intend that there shall be continuity in the provision of services to the Companies with respect to all Business Employees, immediately before and immediately after the Closing. Buyer shall ensure that each Business Employee shall have the opportunity to continue to provide services to the Companies on and immediately after the Closing Date on such terms as comply with applicable Law, and on terms (including base salary, wage rate, bonus opportunities, titles, job responsibilities, schedule and location) no less favorable in the aggregate than those that apply to such Business Employee on the day immediately preceding the Closing Date and other employee benefits that otherwise comply with the requirements of this Section 6.9.

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(ii) Without limiting the generality of the foregoing, Buyer shall make irrevocable offers of employment prior to the Closing Date (to be effective as of the Closing Date) to each Business Employee who is not already employed by a Company, on terms and conditions that reflect the requirements of this Section 6.9. Buyer will communicate such offers of employment in accordance with applicable Law in a form reasonably acceptable to Seller, and shall deliver such offers to Business Employees not less than 10 Business Days prior to the Closing Date. Each Business Employee who accepts Buyer’s offer of employment and each employee of the Companies shall be referred to as a “Continuing Employee” for purposes of this Agreement.

(iii) Subject to Section 6.9(e)(ii) below, Buyer shall indemnify, defend, and hold Seller and its Affiliates harmless from and against any and all liabilities, claims and obligations (including attorney’s fees and other costs of defense) arising out of or otherwise in respect of (A) any severance obligations with respect to any Business Employee, whether or not such Business Employee becomes a Continuing Employee, (B) Buyer’s failure to comply with the provisions of this Section 6.9, (C) a termination of the employment of any Continuing Employee, and any other liability whatsoever arising out of the employment relationship between Buyer or any Affiliate of Buyer and a Continuing Employee, on or after the Closing or (D) any suit or claim of violation brought against Seller or any of its Affiliates under the Worker Adjustment and Retraining Notification Act (together with any similar state or local Law or regulation, “WARN”) for any actions taken by the Companies, the Buyer or any of their Affiliates on or after the Closing with regard to any site of employment, facility, operating unit or employee affected by this Agreement.

(b) Post-Closing Compensation and Benefits. Effective on the Closing Date, and for a period of not less than 12 months following the Closing Date, Buyer shall provide each Continuing Employee with (i) base salary and incentive compensation opportunities that are no less favorable than those provided (including equity-based opportunities) to such Continuing Employee as of the Closing Date and (ii) employee benefits (including without limitation defined benefit and defined contribution savings and retirement (and rate of company contributions thereunder), employee stock purchase, health, vision, dental, disability and life insurance benefits, as well as vacation, time off, sick and holiday pay programs) that are substantially similar in the aggregate to those provided to such Continuing Employee as of the Closing Date; provided, however, that (A) this provision is not intended to require Buyer to provide benefits under any specific type of benefit plan and (B) such compensation and benefits shall be in accordance with the applicable provisions of any collective bargaining agreement then in effect from time to time.

(c) Seller Benefit Plans. As of the Closing Date, each Business Employee shall cease to have any right to accrue any benefits, and cease to have any right to continue as or become an active participant under any Benefit Plan other than a Company Benefit Plan, or any other incentive, compensation and benefits arrangements that are sponsored, entered into, contributed to or maintained by Seller or any of its Affiliates (excluding the Companies) (“Seller Benefit Plans”), except to the extent of any claim incurred prior to Closing Date under any group medical, dental, prescription drug or vision care benefits under any Seller Benefit Plans or to the extent such benefits continue to be available, by their express terms, through the end of the calendar month in which the Closing Date occurs (all such post-closing claims, “IBNR). Subject to the limitations set forth in Section 6.9(h), Buyer shall reimburse Seller for any IBNR actually paid by Seller or any Seller Benefit Plan. Seller and Buyer hereby agree that any Continuing Employee who (i) as of the Closing is receiving or entitled to receive short-term disability benefits and who subsequently becomes eligible to receive long-term disability benefits or (ii) as of the Closing is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under a Seller Benefit Plan that is a long-term disability plan unless and until such employee is no longer disabled (subject to the terms of the applicable plan); provided that Buyer shall reimburse Seller for all out-of-pocket costs associated with such continued provision of benefits after the Closing. As of the Closing Date, Buyer shall be responsible for all obligations and liabilities, whether incurred before, on or after the Closing Date, under all Company Benefit Plans and any other annual incentive, compensation and benefits arrangements that are sponsored, entered into or maintained by the

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Companies, and no obligations or liabilities under any Company Benefit Plans shall be retained by Seller or any of its Affiliates, including, for the avoidance of doubt, under any Benefit Plan that provides for severance, termination pay and similar compensation and benefits.

(d) Annual Cash Incentive. Without limiting the generality of the provisions of Section 6.9(b) but subject to the limitations set forth in Section 6.9(h), for all Continuing Employees who continue employment with the Buyer or its Affiliates (including the Companies) through the earlier of (i) March 15 of the calendar year after the calendar year in which the Closing Date occurs and (ii) the date on which Denali Parent Inc. otherwise pays its annual bonuses and incentive payments to similarly situated employees (the “Next Bonus Payment Date”), bonuses and incentive payments shall be paid to such Continuing Employees on the Next Bonus Payment Date in accordance with the bonus and incentive plans or programs of Dynegy and its Affiliates, but in no event in an amount less than the target amount that would have been earned by such Continuing Employees under such bonus and incentive plans and programs as in existence immediately prior to the Closing.

(e) Severance.

(i) Without limiting the generality of the provisions of Section 6.9(b), as of the Closing Date, Buyer shall provide severance pay and benefits to each Continuing Employee whose employment terminates or is terminated on or during the 12 month period (or 24 month period with respect to those Business Employees who are covered under the Dynegy, Inc. Executive Change in Control Severance Plan (the “Executive CIC Plan”)), as applicable, following the Closing which are no less favorable than those described in the severance Benefit Plan set forth on Schedule 6.9(e) (the “Applicable Severance Plans”) applicable to such Continuing Employee immediately prior to the Closing (taking into account increases in compensation and service through the date of such termination); provided, however, that a Business Employee’s eligibility for severance benefits shall be determined using the same requirements for eligibility set forth in the Applicable Severance Plan as of the Closing. As a condition of any such severance benefits, Buyer shall require that affected employees execute (and not revoke) a general release of all claims against Seller, Buyer and their respective Affiliates. Buyer and Seller agree that in the event an independent plan administrator of any Applicable Severance Plan or a court of competent jurisdiction based on a claim initiated by a Business Employee for a denial of benefits or otherwise under the Applicable Severance Plan, determines that any Business Employee is entitled to any severance or termination benefits under the Applicable Severance Plan due solely to the transactions contemplated by this Agreement (including the actions taken by Dynegy as set forth in Section 6.9(f) of the Merger Agreement), any payments made to the applicable Business Employee pursuant to such determination shall be the sole severance benefit due such Business Employee by Seller, Buyer, the Companies or their Affiliates.

(ii) Buyer and Seller agree that the transaction and related transactions contemplated pursuant to this Agreement (including the transfer of any Business Employees to the Companies prior to the Closing Date and the Amendment of the Applicable Severance Plan under the Merger Agreement), shall not constitute events that would entitle any Business Employee to any severance or similar benefits under any Applicable Severance Plan. In furtherance of the foregoing, Seller shall not (nor shall Seller allow any plan administrator of the Applicable Severance Plans that is under its control) determine any Business Employee is entitled to any severance or termination benefits under the Applicable Severance Plan unless and until such employee’s employment with the applicable Company has been terminated after the Closing (unless ordered to do otherwise by a court of competent jurisdiction based on a claim initiated by a Business Employee for a denial of benefits or otherwise under the Applicable Severance Plan); provided, however, for avoidance of doubt:

1.

Seller shall indemnify, defend, and hold Buyer, the Companies and their Affiliates harmless from and against any and all liabilities, claims and obligations (including attorney’s fees and other costs of defense) arising out of or otherwise in respect of any severance obligations with respect to any Business Employee under any Applicable Severance Plan solely triggered

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by: Seller’s failure to meet the requirements of this Section 6.9(e)(ii) unless the employment of the applicable Business Employee is subsequently terminated after the Closing by Buyer or its Affiliates under circumstances that would have required Buyer or its Affiliates to pay severance or similar benefits under the Applicable Severance Plan; and

2.	Seller shall be solely liable for, and shall indemnify Buyer for, any and all liabilities, claims and obligations (including attorney’s fees and other costs of defense) arising out of or otherwise in respect of any severance obligations with respect to any Business Employee under any Applicable Severance Plan triggered by Dynegy’s failure to fully comply with Section 6.9(f) of the Merger Agreement unless the employment of the applicable Business Employee is subsequently terminated by Buyer or its Affiliates after the Closing under circumstances that would have required Buyer or its Affiliates to pay severance or similar benefits under the Applicable Severance Plan (in which case Buyer shall bear 100% of such costs).

3.	Notwithstanding the foregoing, Seller and Buyer shall jointly share liability, on a 50/50 basis, for, any and all liabilities, claims and obligations (including attorney’s fees and other costs of defense) arising out of or otherwise in respect of any severance obligations with respect to any Business Employee under any the Executive CIC Plan triggered by Dynegy’s failure to amend the Executive CIC Plan as described in
Section 6.9(f) because Seller concludes such amendment violates the terms of the Executive CIC Plan, unless the employment of the applicable Business Employee is subsequently terminated by Buyer or its Affiliates after the Closing under circumstances that would have required Buyer or its Affiliates to pay severance or similar benefits under the Applicable Severance Plan (in which case Buyer shall bear 100% of such costs).

Seller and Buyer shall cooperate in good faith to mitigate all potential severance or termination payments and benefits described in this Section 6.9(e)(ii).

(f) Service Credit. With respect to any incentive, compensation or employee benefit arrangements as may be maintained for Continuing Employees from time to time following the Closing by Buyer or any of its Affiliates (including without limitation plans or policies providing severance benefits, vacation entitlement, and sick pay), service by such Continuing Employees performed for Dynegy, the Companies, or any of their Affiliates (or a predecessor to either such entity’s business or assets) shall be treated as service with Buyer and its Affiliates, for purposes of determining eligibility to participate, vesting and benefit accruals (other than with respect to any defined benefit plan) to the same extent such service was recognized under a comparable Seller Benefit Plan as of the Closing Date; provided, however, that such service need not be recognized to the extent that such recognition would result in a duplication of benefits.

(g) Medical and Welfare Plan Obligations.

(i) Buyer agrees to waive any waiting periods or limitations for preexisting conditions for each Continuing Employee under the welfare benefit programs of Buyer (other than any disability programs) made available to such Continuing Employee on or following the Closing Date, to the same extent such periods or limitations would have been or were waived under a Seller Benefit Plan for the same purpose under the comparable type of welfare benefit program in which such Continuing Employee was participating or eligible to participate immediately prior to the Closing Date. Buyer further agrees to credit each Continuing Employee for amounts paid by such Continuing Employee under the welfare benefit program in which such Continuing Employee was participating immediately prior to the Closing Date towards satisfaction of the applicable deductibles and out-of-pocket limits under the comparable type of welfare benefit program of Buyer or its Affiliates in which such Continuing Employee first participates on or after the Closing Date, to the same extent such credit was given under the applicable Seller benefit plan that is a welfare benefit program, and in each case in respect of the plan year in which occurs the Closing Date.

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(ii) Buyer also shall honor all vacation, personal and sick days accrued by such Continuing Employees under the plans, policies, programs and arrangements of the Companies, Seller or its Affiliates (or a predecessor to either such entity’s business or assets) immediately prior to the Closing Date, but only to the extent required under Section 6.9(h).

(iii) Seller shall retain all liabilities to provide retiree medical benefits to the Continuing Employees under the Benefit Plans that provide for retiree medical benefits (the “Seller Retiree Plans”) to the extent such Continuing Employees meet the eligibility requirements to receive benefits under such plans as of the Closing.

(iv) Buyer shall provide continuation health care coverage to Continuing Employees and their qualified beneficiaries who incur a qualifying event, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and any similar state or local Law (“COBRA”) after the Closing.

(h) The following shall be “Excluded Liabilities:” (a) all of Seller’s obligations under any Seller Benefit Plan that is a “pension plan” (as such term is defined in Section 3(2) of ERISA), regardless of whether such pension plan is intended to be qualified under Section 401(a) of the Code and (b) the amount by which the following amounts exceed $3,000,000 in the aggregate, (x) any amount that the Companies are required to pay to Continuing Employees as annual bonuses and incentive payments pursuant to Section 6.9(d), (y) the amount of all accrued vacation, personal and sick days or paid time off as set forth in Section 6.9(g)(ii) for the Continuing Employees, measured as of the Closing and (z) IBNR, but only to the extent such IBNR are actually paid by the Companies (as opposed to being paid by Seller or its Affiliates or the Seller Benefit Plans).

(i) Facility Closings; Employee Layoffs. Provided that on or before the Closing Seller has supplied Buyer with a list of Business Employee terminations, by date and location, implemented by Seller in the 90-day period prior to Closing, Buyer shall indemnify and hold Seller harmless from any Liabilities under the WARN Act arising, in whole or in part, from Buyer’s actions or omissions occurring on or after the Closing. Seller shall indemnify and hold Buyer harmless from any Liabilities under the WARN Act arising solely as a result of Seller’s acts or omissions occurring prior to the Closing, provided, however, that such indemnity shall not be effective with regard to any errors in such list as supplied to Seller by Dynegy under the terms of the Merger Agreement.

(j) Collective Bargaining Agreements. Buyer hereby acknowledges and recognizes that, as of the Closing Date, contractual obligations with the union representing bargaining unit employees of the Companies will continue, including all contractual obligations under (i) the Agreement between the International Brotherhood of Electrical Workers Local 1245 and Dynegy Inc., August 7, 2007 through August 6, 2010 (the “CBA”) and (ii) the Agreement by and between Dynegy West Generation, Inc. and Local Union 1245 of the International Brotherhood of Electrical Workers AFL – CIO, effective July 21, 2010, regarding the extension of the CBA (subject to future bargaining between the union and the Companies or the Companies’ Affiliates).

(k) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Benefit Plan, (ii) give any third party (including any employee or dependent or beneficiary of any employee or trustee) any right to enforce the provisions of this Section 6.9(a) or (iii) obligate Buyer, Seller or their respective Affiliates to retain the employment of any particular employee for any period of time or to maintain any particular Benefit Plan or benefit, except to the extent otherwise required by Section 6.9(d) with respect to the bonuses and incentive payments.

6.10 Seller Marks. As soon as reasonably practicable, but in no event more than ninety (90) days after the Closing Date, Buyer shall, and shall cause its Affiliates, including the Companies, to: (i) cease using any names, marks, trade names, trademarks and corporate symbols and logos incorporating “Dynegy”, including those listed in Schedule 6.10 and any word or expression similar thereto or constituting an abbreviation or extension thereof (collectively and together with all other names, marks, trade names, trademarks and corporate

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symbols and logos owned by Seller or any of its Affiliates, the “Seller Marks”); and (ii) remove from the Stations (and other assets of the Companies) and any Specified Assets any and all Seller Marks and amend the relevant organizational documents of the Companies to change the names of the Companies to names that do not include any Seller Mark or any name or term confusingly similar to any Seller Mark. Thereafter, Buyer shall not use any Seller Mark or any name or term confusingly similar to any Seller Mark in connection with the sale of any products or services, in the corporate or doing business name of any of its Affiliates or otherwise in the conduct of its or any of its Affiliates’ businesses or operations. In the event that Buyer breaches this Section 6.10, Seller shall be entitled to specific performance of this Section 6.10 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.

6.11 Insurance. The Seller will cause Dynegy or the Companies or their Affiliates to keep insurance policies currently maintained with respect to any member of the Companies, any of their businesses, assets and current or former employees, as the case may be, or suitable replacements therefor, in full force and effect through the Closing; provided that, Buyer agrees and acknowledges that Seller’s obligations under this Section 6.11 to cause Dynegy or the Companies or their Affiliates to maintain insurance are expressly subject to and limited by Seller’s rights to require Dynegy to maintain insurance policies in full force and effect in accordance with and subject to the terms and conditions of the interim operating covenants of Dynegy under the Merger Agreement. To the extent that after the Closing any Party hereto requires any information regarding claim data, payroll or other information in order to make one or more filings with insurance carriers or self insurance regulators from another party hereto, the Party to whom the request is made will promptly supply such information. In the event that any of Seller, the Companies, or Non-DPG Affiliates (with respect to Specified Assets) incur losses which are covered by such insurance policies, Seller shall promptly notify Buyer in writing, and upon Buyer’s direction at Buyer’s sole cost and expense, cooperate with Buyer in pursuing any claim with the relevant insurance carrier. Seller shall assign or cause to be assigned the insurance proceeds therefrom to Buyer at Closing or if received after the Closing Date, promptly upon receipt of such payment; provided that, notwithstanding the foregoing, in the event of a Casco Bay Loss, any insurance claim related thereto shall be retained by Seller or its Affiliates, along with any related insurance proceeds therefrom.

6.12 Exclusivity. During the period commencing on the date hereof and continuing until the earliest to occur of (i) two hundred and seventy (270) days from the date of this Agreement, (ii) the consummation of an acquisition of the Companies by a third party, directly or indirectly (either as part of an acquisition of Dynegy, merger, consolidation, stock or asset purchase or sale, or otherwise) (an “Alternative Transaction”), and (iii) ninety (90) days after the shareholder vote on the Merger Agreement, each of the Seller and Buyer shall not (and shall cause their respective Representatives not to) directly or indirectly (i) solicit, initiate, intentionally encourage or take any other action designed to solicit an Alternative Transaction, (ii) enter into negotiations with respect to, or execute, any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction or (iii) furnish non-public information to any Person or entity with respect to an Alternative Transaction, except for (a) actions in connection with the Merger Agreement, (b) actions by Seller, its Affiliates or their Representatives with any lenders or other counterparties who might provide asset sale bridge financing secured by, or hedges relating to, some or all of the Companies or Business, and (c) actions by Buyer, its Affiliates or their Representatives, advisors, lenders and rating agencies in connection with this Agreement.

6.13 Resignation of Officers and Directors. By Closing, Seller shall obtain the resignations or removal of the officers (except to the extent such officers are Continuing Employees) and directors of the Companies and their Subsidiaries.

6.14 Indemnity for Excluded Liabilities. Seller shall indemnify, defend, and hold harmless the Buyer, its Affiliates, and its and their Representatives from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including reasonable attorney’s fees and expenses in connection therewith) attributable to the Excluded Liabilities.

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6.15 Indemnity for Assumed Liabilities and Station Liabilities. Buyer shall indemnify, defend and hold harmless the Seller, its Affiliates, and its and their Representatives from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including reasonable attorney’s fees and expenses in connection therewith) attributable to the Assumed Liabilities or any Liabilities primarily related to the ownership, maintenance or operation of the Stations, whether residing within or outside of the Companies, provided, that for the avoidance of doubt, Buyer shall not be required to indemnify Seller for any Excluded Liabilities listed on Schedule 1.1(46).

6.16 Defense of Claims.

(a) If any Indemnitee receives notice of the assertion of any Indemnifiable Loss or of the commencement of any suit, action or proceeding made or brought by any Person who is not an Indemnitee (a “Third-Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party prompt written notice thereof, but in no event later than twenty (20) Business Days after the Indemnitee’s receipt of notice of such Third-Party Claim; provided the failure to do so shall not relieve the Indemnifying Party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall describe the nature of the Third-Party Claim in reasonable detail and shall indicate (in each case, to the extent known) (i) the bases of the claim for indemnification, (ii) the amount or the method of computation of the amount of the Indemnifiable Loss that has been or may be incurred by the Indemnitee and (iii) a reference to the provision or provisions in this Agreement upon which such claim is based. Within ten (10) Business Days after receiving such notice, the Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third-Party Claim at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel.

(b) Pursuant to the notice requirement in the final sentence of Section 6.16(a), in the case of a claim by a Buyer’s Indemnitee, Seller, and in the case of a claim by a Seller’s Indemnitee, the Buyer, shall be entitled to direct the defense against a Third-Party Claim for which indemnification is sought hereunder, with counsel selected by it and reasonably acceptable to the other, provided that (i) the Buyer or Seller (as applicable) is conducting a good faith defense, (ii) the Buyer (in the case of a claim by a Seller’s Indemnitee), or Seller (in the case of a claim by a Buyer’s Indemnitee), has irrevocably acknowledged in writing its obligation to provide indemnification for such claim and (iii) the only relief sought by such Third-Party Claim is monetary (rather than equitable) in nature, and provided, further, that such party directing the defense shall not compromise or settle it without receiving a release of the indemnified parties and the indemnified parties not becoming subject to non-monetary penalties, obligations or restrictions as a result thereof; in all other events, the indemnified parties (acting through the Buyer, in the case of a Buyer’s Indemnitee, or through Seller, in the case of a Seller’s Indemnitee) shall have the exclusive right to direct the defense against such Third-Party Claim (at the expense of the Indemnifying Party), with counsel selected by it and reasonably acceptable to the Indemnifying Party, provided, that the indemnified parties shall not compromise or settle such Third-Party Claim without receiving a release of the Indemnifying Party and the Indemnifying Party not becoming subject to non-monetary penalties, obligations or restrictions as a result thereof. Parties who are not directing the defense shall at all times have the right to participate in the defense of a Third-Party Claim in reasonable respects and at their own expense directly or through counsel of their choosing that is reasonably acceptable to the party directing the defense; provided that if the named parties to the action or proceeding include both the Indemnifying Party and one or more indemnified parties, the Indemnifying Party is directing the defense, and an indemnified party is advised by counsel in writing that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified parties may engage one separate counsel to represent them at the expense of the Indemnifying Party.

(c) If no such notice of intent to dispute and defend a Third-Party Claim is given by the Buyer or Seller (whichever is authorized to act on behalf of the Indemnifying Party in accordance with the immediately preceding paragraph), or if such good faith defense is not being, or ceases to be, conducted by the Buyer or Seller

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(as applicable), the other shall have the right, on behalf of the indemnified parties and at the expense of the Indemnifying Party, to undertake the defense of such claim (with counsel selected by it and reasonably acceptable to the Indemnifying Party) and to compromise or settle it (at the Indemnifying Party’s expense), subject to receipt of a release of the Indemnifying Party and the Indemnifying Party not becoming subject to non-monetary penalties, obligations or restrictions as a result thereof. If the Third-Party Claim is one that by its nature cannot be defended solely by the party directing the defense, then the other party hereto shall make available such information and assistance (including without limitation its officers, employees and agents) as the party directing the defense may reasonably request and shall cooperate with such party directing the defense in such defense (at the expense of the Indemnifying Party).

(d) Any Indemnitee shall use commercially reasonable efforts to mitigate all losses, damages and the like relating to a claim under the indemnification provisions in Sections 6.5(c),6.6(d)(ii), 6.9(a)(iii), 6.9(e), 6.9(i), 6.14 and 6.15, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. For purposes of this Section 6.16(d) , the Indemnitee’s commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Indemnifiable Loss for which indemnification would otherwise be due, and, in addition to its other obligations hereunder, provided that the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee’s reasonable costs and expenses incurred in undertaking such mitigation, reduction or elimination.

(e) For the avoidance of doubt, any indemnification relating to Taxes shall be governed by Article VIII and not this Article VI.

ARTICLE VII

CONDITIONS

7.1 Conditions to Obligation of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Buyer) at or prior to the Closing of the following conditions:

(a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b) No Order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the transactions contemplated hereby shall have been issued and remain in effect and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby;

(c) The Consents set forth (i) in the case of the Buyer’s Required Regulatory Approvals on Schedule 5.3(b) and (ii) in the case of Seller’s Required Regulatory Approvals on Schedule 3.3(b), shall have been duly obtained by Final Order, and all terminations or expirations of applicable waiting periods (if any) imposed by any Governmental Authority with respect to the transactions contemplated hereby (including under the HSR Act) shall have occurred;

(d) Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller at or prior to the Closing;

(e) (i) The representations and warranties of the Seller set forth in Article III of this Agreement shall be true and correct in all respects (except with respect to representations and warranties in Section 3.1(a), for such

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inaccuracies as are de minimis relative to Section 3.1(a) as a whole); and (ii) the representations and warranties of the Seller set forth in Article IV of this Agreement (x) that are qualified by reference to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (y) that are not qualified by reference to materiality or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except with respect to representations and warranties in Section 4.1(a), for such inaccuracies as are de minimis relative to Section 4.1(a) as a whole.

(f) Between the date hereof and the Closing Date, no Material Adverse Effect shall have occurred and be continuing (but only to the extent such Material Adverse Effect would permit Seller and its Affiliates not to consummate the transactions contemplated by the Merger Agreement);

(g) There shall not have occurred a Moss Landing Loss;

(h) Seller shall have delivered or shall stand ready to deliver all of items required to be delivered by Seller hereunder, including pursuant to Section 2.4;

(i) The Merger Agreement Closing shall occur simultaneously with the Closing on the Closing Date;

(j) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 7.1(d) (e), (f) and (g) have been satisfied.

7.2 Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Seller) at or prior to the Closing of the following conditions:

(a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b) No Order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby;

(c) The Consents set forth (i) in the case of the Buyer’s Required Regulatory Approvals on Schedule 5.3(b) and (ii) in the case of Seller’s Required Regulatory Approvals on Schedule 4.3(b), shall have been duly obtained by Final Order, and all terminations or expirations of applicable waiting periods (if any) imposed by any Governmental Authority with respect to the transactions contemplated hereby (including under the HSR Act) shall have occurred;

(d) Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer at or prior to the Closing;

(e) (i) The representations and warranties of the Buyer set forth in this Agreement other than those referenced in clause (ii) below shall be true and correct in all respects (except with respect to representations and warranties in Section 5.1, for such inaccuracies as are de minimis relative to Section 5.1 as a whole) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the

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extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall, subject to the qualifications below, be true and correct as of such earlier date); and (ii) the representations and warranties set forth in Sections 4.4 and 4.6 shall be true and correct in all material respects;

(f) Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(d) and (e) have been satisfied;

(g) Buyer shall have delivered or shall stand ready to deliver all of items required to be delivered by Buyer hereunder, including pursuant to Section 2.5; and

(h) The Merger Closing shall occur simultaneously with the Closing on the Closing Date.

ARTICLE VIII

TAX MATTERS

8.1 Tax Indemnification.

(a) The Seller shall indemnify, defend and hold harmless the Buyer and its Representatives (each, a “Buyer’s Tax Indemnitee”) and its Affiliates from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including reasonable attorneys’ fees and expenses in connection therewith) attributable to (i) any Taxes of the Companies with respect to any taxable period that ends on or prior to the Closing Date (a “Pre-Closing Tax Period”) and with respect to any taxable period that begins before and ends after the Closing Date (a “Straddle Period”), for the portion thereof ending on the Closing Date; and (ii) any breach of any representation or warranty contained in Section 4.6 (each, a “ Tax Indemnifiable Loss”). The indemnification for Taxes provided pursuant to this Section 8.1(a) shall not cover any Tax liabilities resulting from any action taken on the Closing Date after the Closing by the Buyer (other than the transactions contemplated hereunder), any of its Affiliates, or any transferee of the Buyer or its Affiliates.

(b) Notwithstanding any provision in this Agreement to the contrary, the obligations of the Seller to indemnify and hold harmless the Buyer’s Tax Indemnitees pursuant to Section 8.1(a)(i) shall terminate at the close of business on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

8.2 Straddle Period. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:

(a) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(b) In the case of Taxes not described in Section 8.2(a) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

8.3 Responsibility for Filing Tax Returns.

(a) Seller shall prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices) with the appropriate Governmental Authorities all Tax Returns in respect of the Companies

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that are required to be filed in respect of a Pre-Closing Tax Period, and shall pay all Taxes due with respect to such Tax Returns.

(b) Buyer shall prepare or cause to be prepared and file or cause to be filed when due all other Tax Returns with respect to the Companies and shall remit any Taxes due in respect of such Tax Returns; provided that any such Tax Return in respect of a Straddle Period (a “Straddle Period Tax Return”) shall be prepared in a manner consistent with past practice; provided further, that Seller shall prepare or cause to be prepared and file or cause to be filed any such Straddle Period Tax Return that is required to be filed within thirty (30) days of the Closing Date and shall remit any Taxes due in respect of such Tax Returns. With respect to each Straddle Period Tax Return to be filed by the Buyer, Buyer shall deliver a copy of such Straddle Period Tax Return at least thirty (30) days prior to the due date for filing such Straddle Period Tax Return (including valid extensions) together with a statement setting forth the amount of Tax allocated to the Seller pursuant to Section 8.2 in respect of such Straddle Period Tax Return. Seller shall have the right to review such Straddle Period Tax Return and such allocation and, within 10 days after the date of receipt by Seller of such Straddle Period Tax Return and allocation, to request in writing any reasonable changes to such Straddle Period Tax Return. Seller and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Straddle Period Tax Return and allocation. In the even the Parties are unable to resolve any dispute within ten (10) days after Buyer has received Seller’s written request for changes, then any disputed issues shall be immediately submitted to the Independent Accounting Firm to resolve in a final binding matter prior to the due date for such Straddle Period Tax Return. The fees and expenses of the Independent Accounting Firm shall be shared equally between Seller and Buyer. Each of Buyer and Seller shall reimburse the other party no later than ten (10) Business Days following the due date for any Straddle Period Tax Return (taking into account any valid extensions thereof) to be filed by the other party for any Taxes due in respect of such Straddle Period Tax Return for which such first party is responsible pursuant to this Agreement.

8.4 Tax Proceedings.

(a) If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to a Buyer’s Tax Indemnitee pursuant to Section 8.1, then the Buyer shall give notice to the Seller in writing of such claim and of any counterclaim the Buyer proposes to assert.

(b) Seller, at its own expense, shall control the conduct of all audits, contests, claims for refunds or other administrative or judicial proceedings (a “Tax Proceeding”) in respect of Taxes for which Seller is solely responsible pursuant to this Agreement and may make all decisions taken in connection with such Tax Proceeding (including selection of counsel). Buyer shall have the right to participate in such Tax Proceeding at its own expense. Notwithstanding the foregoing, Seller shall not settle such Tax Proceeding without the prior written consent of Buyer, which consent shall not be unreasonably withheld, if such Tax Proceeding could have a material adverse impact on the Taxes of the Buyer or any of its Affiliates.

(c) The Seller and Buyer shall jointly control and participate in all Tax Proceedings in respect of Taxes for which both Seller and Buyer are responsible pursuant to this Agreement and shall bear their own respective costs and expenses. Neither the Seller nor Buyer shall settle any such Tax Proceeding without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

(d) Buyer shall control all other Tax Proceedings in respect of Taxes relating to the Companies.

8.5 Cooperation. Seller, the Companies and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes, audits, claims for refunds or reimbursement claims with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually

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convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Proceeding.

8.6 Purchase Price Adjustment. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

8.7 Transfer Taxes. All transfer, sales and similar Taxes (“Transfer Taxes”) incurred in connection with this Agreement and the Additional Agreements, and the transactions contemplated hereby and thereby, and the costs for preparation and filing of any Tax Returns with respect to Transfer Taxes up to the first $1.3 million in Transfer Taxes shall be borne by Buyer and thereafter any additional Transfer Taxes shall be borne by Seller (and, to the extent paid by a Party, the other Party shall reimburse such Party upon request). Buyer shall prepare and file, to the extent required by, or permissible under, applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Seller shall join in the execution of all such Tax Returns and other documentation; provided, however, that prior to the Closing Date, to the extent applicable, Buyer shall provide to Seller appropriate certificates of Tax exemption from each applicable Governmental Authority.

8.8 Refunds. The amount or economic benefit of any refunds, reimbursements, credits or offsets of Taxes for which Seller is responsible pursuant to this Agreement, shall be for the account of Seller. Buyer agrees to use its reasonable best efforts to promptly obtain any such refund, reimbursement, credit or offset of Taxes. Buyer shall forward, and shall cause its Affiliates to forward, to the Seller the amount or economic benefit of any such refund, credit or offset, net of any Taxes imposed on Buyer or its Affiliates with respect thereto, within ten days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be.

8.9 Characterization of Transactions. The Buyer and Seller agree to treat the transactions contemplated by this Agreement as a sale of assets for U.S. federal income tax purposes (which assets include the equity interests owned by the Companies in Morro Bay Mutual Water Company and Moss Landing Mutual Water Company) and neither party shall take a position inconsistent with such treatment on any Tax Return.

8.10 Exclusivity. Notwithstanding any other provision of this Agreement, any matter related to Taxes shall be governed solely by this Article VIII.

ARTICLE IX

TERMINATION

9.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Parties.

(b) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Party, (i) at any time prior to the Closing if any court of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Closing, and such Order shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its commercially reasonable efforts to seek relief from such Order; (ii) at any time prior to the Closing if any Law shall have been enacted or issued by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement; or (iii) if the Closing shall not have occurred or is not reasonably likely to occur within six (6) months after the date of this

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Agreement (the “Outside Date”) (provided, that (x) if on the Outside Date all the Consents required in order to satisfy the conditions set forth in Section 7.1(c) or Section 7.2(c) have not been obtained and such Consents are being diligently pursued by the appropriate Party, and all of the other conditions to Closing contained in Article VII have been fulfilled or are capable of being fulfilled, then, at the option of either Buyer or Seller (which shall be exercised by written notice on or before the Outside Date), the Outside Date shall be extended to nine (9) months after the date of this Agreement, and (y) in all events, if at any time the Outside Date is a date that is before the “Termination Date” (as defined in the Merger Agreement), then the Outside Date shall automatically be extended to be the same date as such “Termination Date”); provided, however, that the right to so terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any Party whose breach of this Agreement has caused, or resulted in, the failure of the Closing to occur on or before such date.

(c) This Agreement may be terminated by Buyer, upon written notice to Seller at any time prior to Closing, if there has been a material breach by Seller of any covenant, agreement, representation or warranty contained in this Agreement, which breach has had a Material Adverse Effect and such breach is not cured by the earlier of the Closing Date or the date that is thirty (30) days after receipt by Seller of notice specifying in reasonable detail the nature of such breach, unless Buyer shall have previously waived such breach.

(d) This Agreement may be terminated by Seller, upon written notice to Buyer at any time prior to Closing, if there has been a material breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement, which breach has had a Buyer Material Adverse Effect, and such breach is not cured by the earlier of the Closing Date or the date that is thirty (30) days after receipt by Buyer of notice specifying in reasonable detail the nature of such breach, unless Seller shall have previously waived such breach.

(e) This Agreement may be terminated by Seller, upon written notice to Buyer at any time prior to Closing, if the Merger Agreement has been terminated for any reason.

9.2 Effect of Termination.

(a) Upon termination of this Agreement prior to the Closing in accordance with and pursuant to Section 9.1, this Agreement shall be of no further force or effect (except that the provisions set forth in Section 6.1(b), Section 6.2, this Section 9.2 and Article X, excluding Sections 10.4 and 10.5 shall remain in full force and effect in accordance with their respective terms), and no Party shall have any further Liability under this Agreement.

(b) If this Agreement is terminated pursuant to Section 9.1(e) and thereafter Seller or any of its Affiliates receives the “Termination Fee” as defined in the Merger Agreement, then, Seller shall pay to Buyer a proportionate share of the Termination Fee based upon the relative Total Enterprise Value of the transactions contemplated under the Merger Agreement transaction, as compared to the Total Enterprise Value of the transactions contemplated under this Agreement. In addition, so long as Seller is entitled to a reimbursement of its expenses in addition to the “Termination Fee” under the Merger Agreement, then Seller shall notify Buyer in writing and thereafter promptly reimburse Buyer, in addition to the portion of the Termination Fee payable above, for its reasonable out-of-pocket costs, fees and expenses incurred by Buyer or its Affiliates in connection with the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including reasonable fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by Buyer or its Affiliates in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (such fees, costs and expenses, the “Reimbursable Expenses”); provided, that Buyer shall present reasonable supporting documentation with respect to all Reimbursable Expenses for which it desires reimbursement and provided, further, that in no event shall Seller be required to pay Reimbursable Expenses in an amount greater than $2,000,000 in the aggregate and in no event in an amount greater to the amount of the payment to Seller for reimbursement of its expenses; provided further, that if Buyer or any of its Affiliates purchases any of the Interests (or all or substantially all of the assets

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associated with any of the Stations) from any Person within eighteen (18) months following the termination of this Agreement, Buyer shall within five (5) Business Days of the closing of such transaction: (i) reimburse Seller the full amount of the Termination Fee and the Reimbursable Expenses and, (ii)pay Seller an additional amount equal to the amount of two percent (2%) of the Total Enterprise Value of the assets and liabilities acquired by Buyer or its Affiliates in such transaction or series of transactions (the “Advisory Fee”).

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Amendment and Modification. This Agreement may be amended, supplemented or otherwise modified only by written agreement entered into by both Parties; provided, however, that this Agreement may not be amended, supplemented or otherwise modified by the Parties in a manner adverse to Dynegy as a third party beneficiary in any material respect, including any amendment, supplement or modification that would prevent, impair or materially delay the consummation of the transactions contemplated hereby, without Dynegy’s prior written consent.

10.2 Expenses. Except to the extent provided herein, whether or not the transactions contemplated hereby are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs, fees and expenses.

10.3 Waiver of Compliance; Consents. To the extent permitted by applicable Law, any failure of any of the Parties to comply with any representation, warranty, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith or of any other provision set forth herein; provided, however, that no such waiver shall be effective without Dynegy’s prior written consent if such waiver would be adverse to Dynegy as a third party beneficiary in any material respect, including any such waiver that would prevent, impair or materially delay the consummation of the transactions contemplated hereby.

10.4 Survival. The covenants and agreements of the Parties contained in this Agreement which by their terms survive the Closing Date shall survive indefinitely until performed in accordance with this Agreement. The representations and warranties in this Agreement shall survive the Closing until the first anniversary of the Closing Date except that,

(a) the representations and warranties in Sections 3.2 and 5.2(Authority), Section 4.4 (Title to Interests), Section 4.5 (Title to Specified Assets) and Sections 3.4 and 5.5 (Brokers; Finders), shall survive indefinitely;

(b) the representations and warranties in Section 4.6 (Taxes) shall survive the applicable statute of limitations period, plus thirty (30) days; and

(c) the representations and warranties of Seller in Article IV (other than those specified in Sections 10.4(a) or (b)) shall not survive the Closing.

10.5 Disclaimers, As-Is Sale; Release.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS EXPRESSLY SET FORTH HEREIN, THE INTERESTS ARE SOLD “AS IS, WHERE IS”, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO SELLER OR ITS

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AFFILIATES, THE INTERESTS, THE BUSINESS, THE COMPANIES OR THE ASSIGNED AGREEMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT. SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES REGARDING LIABILITIES, OWNERSHIP, LEASE, MAINTENANCE OR OPERATION OF THE BUSINESS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE BUSINESS, THE INTERESTS OR THE ASSIGNED AGREEMENTS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE BUSINESS; AND SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE BUSINESS, THE INTERESTS OR THE ASSIGNED AGREEMENTS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL LAWS OR ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL AUTHORITY, INCLUDING ANY OF THE FOREGOING RELATING TO ENVIRONMENTAL LAWS. SELLER FURTHER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR OTHER SUBSTANCES OR MATERIALS THAT COULD RESULT IN LIABILITY OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER OR RELATING TO ENVIRONMENTAL LAWS WITH RESPECT TO THE BUSINESS OR THE ASSIGNED AGREEMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND REGARDING THE CONDITION OF THE BUSINESS OR THE SUITABILITY OF THE BUSINESS FOR OPERATION AS A POWER PLANT OR OTHERWISE, AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED, OR COMMUNICATIONS MADE, BY SELLER OR ITS REPRESENTATIVES, INCLUDING ANY BROKER OR INVESTMENT BANKER, SHALL CONSTITUTE OR CREATE ANY SUCH REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE BUSINESS.

(b) Except for the obligations of Seller under this Agreement, for and in consideration of the transfer of the Interests, effective as of the Closing Date, Buyer hereby absolutely and unconditionally releases, acquits and forever discharges, and shall cause each of its Affiliates (including the Companies) to absolutely and unconditionally release, acquit and forever discharge, Seller and its Affiliates, each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, including any claims under Environmental Laws, in each case to the extent arising out of or resulting from the ownership or operation of the Companies, or the assets, business, operations, conduct, services, products or employees (including former employees) of any of the Companies (and any predecessors), whether related to any period of time before or after the Closing Date; provided, however, that in the event Buyer’s Affiliates are sued by Seller or its Affiliates for any matter subject to this release, Buyer’s Affiliates shall have the right to raise any defenses or counterclaims in connection with such lawsuits and Buyer does not release, waive or otherwise discharge any claim for fraud.

(c) Except for the obligations of Buyer under this Agreement, for and in consideration of the assumption by Buyer of the liabilities of the Companies and liabilities relating to the Specified Assets as set forth in this Agreement, effective as of the Closing Date, Seller hereby absolutely and unconditionally releases, acquits and forever discharges, and shall cause each of its Affiliates to absolutely and unconditionally release, acquit and forever discharge, Buyer and its Affiliates (including the Companies), each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, including any claims under Environmental Laws, in each case to the extent arising out of or resulting from the ownership or operation of

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Dynegy and its Subsidiaries (other than the Companies), or the assets, business, operations, conduct, services, products or employees (including former employees) of Dynegy and its Subsidiaries or any of their predecessors (other than the assets, business, operation, conduct, services, products and employees (including former employees) and related liabilities assumed by Buyer as part of the acquisition of the Interests and Specified Assets hereunder), whether related to any period of time before or after the Closing Date; provided, however, that in the event that Seller’s Affiliates are sued by Buyer or its Affiliates for any matter subject to this release, Seller’s Affiliates shall have the right to raise any defenses or counterclaims in connection with such lawsuits and Seller does not release, waive or otherwise discharge any claim for fraud.

10.6 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Seller, to:

Denali Merger Sub Inc.

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Attention: David I. Foley

Facsimile: (646) 253-7675

and a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Wilson S. Neely and David M. Lieberman

Facsimile: (215) 455-2502

If to Buyer, to:

NRG Energy, Inc.

211 Carnegie Center

Princeton, New Jersey 08540

Attention: Michael R. Bramnick

Facsimile: (609) 524-4589

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

655 15th Street, N.W.

Washington, DC 20005

Attention: Mitchell F. Hertz

Facsimile: (202) 654-9603

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile and received by 5:00 p.m. New York time on a Business Day (otherwise the next Business Day) (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

10.7 Assignment. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests,

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obligations or remedies hereunder shall be assigned by any Party hereto, including by operation of Law, without the prior written consent of the other Party, nor is this Agreement intended to confer upon any other Person any rights, interests, obligations or remedies hereunder, except that Buyer may (i) assign its rights and obligations under this Agreement in whole or in part to any one or more direct or indirect Subsidiaries of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder.

10.8 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The Parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the Parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The Parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

(c) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that each Party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Subject to paragraph (e) below solely with respect to Buyer’s rights and remedies against Seller, the Parties further acknowledge and agree that prior to the Closing, the sole and exclusive remedy of any Party in respect of any breach or alleged breach hereunder or under any other agreement contemplated by this Agreement shall be to seek specific performance to prevent or cure such breaches by the other Party and/or to enforce specifically the terms and provisions of this Agreement, including upon consummation of the Merger to obtain an order of

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specific performance requiring the other Party (if all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied) to effect the Closing in accordance with Section 2.1, on the terms and subject to the conditions in this Agreement. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) The Parties further agree that (x) the seeking of the remedies provided for in Section 10.8(c) by another Party to this Agreement shall not in any respect constitute a waiver by either Party of its right to seek any other form of relief that may be available to either of them under this Agreement, from and after the Closing, and (y) nothing set forth in this Agreement shall require any Party hereto to institute any proceeding for (or limit such Party’s right to institute any proceeding for) specific performance under Section 10.8(c) prior or as a condition to exercising any termination right under Article IX, nor shall the commencement of any legal proceeding pursuant to Section 10.8(c) or anything set forth in this Section 10.8(d) restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.

(e) In addition to the limitations set forth in Section 10.8(c) above, in no event shall Buyer be entitled to any remedy of specific performance intended to force Seller or any of its Affiliates to fulfill any obligation under the Equity Commitment Letter or consummate the Merger. In the event the Closing under the Merger Agreement does not occur for any reason, including as a result of any breach or alleged breach by the Seller under the Merger Agreement or by Sponsor under the Equity Commitment Letter, neither the Seller nor any of its Affiliates shall have any liability to Buyer or any of its Affiliates under or otherwise in connection with this Agreement, and Buyer shall not be permitted to pursue any claims or remedies against the Seller under or otherwise in connection with this Agreement, either at law or in equity; provided that the foregoing shall not be deemed to limit the Seller’s obligation to perform its obligations under this Agreement (other than any obligation to consummate, or use its reasonable best efforts to consummate, the Merger), or the Buyer’s right to seek specific performance of Seller’s obligations hereunder (other than In respect of any obligation to consummate, or use its reasonable best efforts to consummate, the Merger), until such date on which any party to the Merger Agreement asserts a dispute exists among the parties to the Merger Agreement or otherwise asserts a right to terminate the Merger Agreement.

10.9 Counterparts. This Agreement may be executed by facsimile transmission (with confirmation) and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or construction of this Agreement. Ambiguities and uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in the manner that most accurately reflects the Parties’ intent as of the date of this Agreement. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement. Notwithstanding any provision of any Additional Agreement to the contrary, the provisions of this Agreement shall govern and control any conflict or inconsistency between or among the provisions of this Agreement and the provisions of any such Additional Agreement.

10.11 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement.

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10.12 Disclosure. Except as otherwise provided in this Agreement, all Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in any Party’s Schedule under this Agreement corresponding to and qualifying a specific numbered Schedule or Section hereof shall be deemed to correspond to and qualify any other numbered Schedule or Section relating to such Party to which the applicability of the disclosure is reasonably apparent. Certain information set forth on the Schedules is included solely for informational purposes, is not an admission of liability or materiality with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) or such items are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy among the Parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

10.13 Entire Agreement. This Agreement (including the Schedules and Exhibits), together with the Additional Agreements (when executed and delivered by the Parties), constitute a single integrated agreement between the Parties and, together, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated hereby and thereby, and supersede all prior agreements and understandings between the Parties with respect to such transactions.

10.14 Third Party Beneficiaries. Dynegy will be an intended third party beneficiary of, and shall have right of enforcement in respect of the Parties’ obligations under this Agreement. Buyer and Seller agree that, other than Dynegy, this Agreement is not intended to, and does not, confer upon any third party any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

10.15 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Seller and Buyer have caused this Purchase and Sale Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

NRG Energy, Inc.

By: /s/ Jonathan Baliff

Name: Jonathan Baliff
Title: EVP, Strategy

Denali Merger Sub Inc.

By: /s/ David Foley

Name: David Foley
Title: Chief Executive Officer

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EXHIBIT B

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DYNEGY, INC.

The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST. The name of the Corporation is Dynegy, Inc. (the “Corporation”).

SECOND. The registered agent and registered office of the Corporation is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

FOURTH. The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) shares of common stock, par value $0.01 per share, and one thousand (1,000) shares of preferred stock, par value $0.01 per share.

FIFTH. The board of directors of the Corporation is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. Unless and to the extent the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written consent.

SIXTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH. (a) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (c) of this Article Seventh, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation.

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(b) The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article Seventh or otherwise.

(c) If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article Seventh is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d) The rights conferred on any Covered Person by this Article Seventh shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(e) The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

(f) Any repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(g) This Article Seventh shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Amended and Restated Articles of Incorporation as of the , day of , 2010.

[Name]
[Title]

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Annex B

Greenhill & Co., LLC

300 Park Avenue

New York, NY 10022

(212) 389-1500

(212) 389-1700 Fax

CONFIDENTIAL

August 13, 2010

Board of Directors

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

Members of the Board of Directors:

We understand that Dynegy Inc. (the “Company”), Denali Parent Inc. (“Buyer”) and Denali Merger Sub Inc. (“Merger Subsidiary”) propose to enter into an Agreement and Plan of Merger, dated August 13, 2010 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Subsidiary, a wholly owned subsidiary of Buyer, with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Buyer. In the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than the Excluded Shares (as defined in the Merger Agreement), shall be converted into the right to receive $4.50 per share in cash, without interest (as adjusted pursuant to the terms of the Merger Agreement, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that Buyer is an affiliate of The Blackstone Group L.P.

We also understand that, pursuant to a Purchase and Sale Agreement, dated as of August 13, 2010 (the “NRG PSA”), by and between Merger Subsidiary and NRG Energy, Inc. (“NRG”), simultaneously with the closing of the Merger, the Company (as successor to Merger Subsidiary) will sell to NRG certain assets as set forth in the NRG PSA for $1.363 billion in cash, subject to a working capital adjustment (the “NRG Transaction”).

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Common Stock, excluding Buyer, Merger Subsidiary, and any of their affiliates, pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

1.	reviewed the Merger Agreement, the NRG PSA and certain related documents;

2.	reviewed certain publicly available financial statements of the Company;

3.	reviewed certain other publicly available business and financial information relating to the Company that we deemed relevant;

4.	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company;

5.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

6.	reviewed the historical market prices and trading activity for the Common Stock and analyzed its implied valuation multiples;

7.	compared the value of the Consideration to a range of implied valuations for the Common Stock derived based on valuation multiples implied by the trading values of certain publicly traded companies that we deemed relevant;

8.	compared the value of the Consideration to a range of implied valuations for the Common Stock derived by discounting future cash flows and a terminal value of the Company at discount rates we deemed appropriate;

9.	compared the value of the Consideration to a range of implied valuations for the Common Stock derived based on multiples implied by certain publicly available transactions that we deemed relevant involving merchant generation companies;

10.	compared the value of the Consideration to a range of implied valuations for the Common Stock derived based on premiums paid in certain publicly available transactions that we deemed relevant;

11.	participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Buyer and its legal advisors; and

12.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data that have been furnished or otherwise provided to us, we have assumed that such projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such forecasts and data in arriving at our opinion. We express no opinion with respect to such projections and data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and without waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for rendering this opinion and for other services rendered in connection with the Merger, a substantial portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We acted as financial advisor to the Independent Director Committee of the Board of Directors of the Company in connection with the purchase by L.S. Power Associates, L.P. and certain of its affiliates (together, “LS Power”) of (i) the Company’s interests in eight power generating project companies and Dynegy Sandy Creek Holdings, LLC and (ii) $235 million aggregate principal amount of 7.5% Senior Unsecured Notes due 2015 of Dynegy Holdings Inc., a wholly-owned subsidiary of the Company, in exchange for approximately $1.0135 billion in cash and the relinquishment of 245 million shares of Class B common stock of the Company by LS Power, announced in August 2009.

It is understood that this letter is for the information of the Board of Directors of the Company and is rendered to the Board of Directors of the Company in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement to be mailed to the stockholders of the Company in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger other than the fairness to the holders of Common Stock (excluding Buyer, Merger Subsidiary, and any of their affiliates) of the Consideration to be received by them from a financial point of view. We are also not expressing any opinion as to any aspect of the NRG Transaction. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Consideration to be received by the holders of the Common Stock of the Company in the Merger or with respect to the fairness of any such compensation. We express no opinion as to the impact of the Merger or the NRG Transaction on the solvency or viability of the Company or Buyer or the ability of the Company or Buyer to pay its obligations when they come due. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board of Directors of the Company as to whether they should approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve the Merger or take any other action in respect of the Merger at any meeting of the stockholders convened in connection with the Merger.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be received by the holders of Common Stock (excluding Buyer, Merger Subsidiary, and any of their affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Scott L. Bok
Scott L. Bok
Chief Executive Officer

Annex C

200 West Street New York, New York 10282

Tel: 212-902-1000 Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

August 13, 2010

Board of Directors

Dynegy, Inc.

1000 Louisiana Street Suite 5800

Houston, Texas 77002

Lady and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Dynegy, Inc. (the “Company”) of the $4.50 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 13, 2010 (the “Agreement”), by and among the Company, Denali Parent Inc. (“BS Acquiror”) and Denali Merger Sub Inc., a wholly owned subsidiary of BS Acquiror (“Merger Sub”). We understand that, pursuant to a Purchase and Sale Agreement, dated as of August 13, 2010 (the “NRG PSA”), by and between Merger Sub and NRG Energy, Inc. (“NRG”), simultaneously with the closing of the Transaction (as defined below), the Company (as successor to Merger Sub) will sell to NRG 100% of the issued and outstanding membership interests of each of Dynegy Moss Landing, LLC, Dynegy Morro Bay, LLC, Dynegy Oakland, LLC and Casco Bay Energy Company, LLC, each an indirect, wholly owned subsidiary of the Company, and certain other assets of the Company (the “NRG Transaction”).

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, third parties, including NRG, its affiliates, The Blackstone Group L.P., an affiliate of BS Acquiror (“Blackstone”), or any of the affiliates and portfolio companies of Blackstone, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the Independent Director Committee of the Board of Directors of the Company in connection with the dissolution of the Company’s power development joint venture with L.S. Power Associates, L.P. and its affiliates (together, “LS Power”) in December 2008 and as financial advisor to the Company in connection with the exchange of the Company’s interests in eight power generation facilities and Dynegy Sandy Creek Holdings, LLC and $235 million aggregate principal amount of 7.5% Senior Unsecured Notes due 2015 of a subsidiary of the Company, for cash and shares of Class B common stock of the Company relinquished by LS Power, announced in August 2009. We also have provided certain investment banking services to Blackstone and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint

Board of Directors

Dynegy, Inc.

August 13, 2010

bookrunner in connection with the private placement by subsidiaries of The Nielsen Company B.V., a portfolio company of Blackstone, of 11 5/8% Senior Notes due 2014 ($330 million aggregate principal amount) in January 2009 and 11 1/2% Senior Notes due 2016 ($500 million aggregate principal amount) in April 2009; as co-manager in connection with the private placement by a subsidiary of Blackstone of 6.625% Senior Notes due 2019 ($600 million aggregate principal amount) in August 2009; as financial advisor to funds affiliated with Blackstone in connection with its purchase of Busch Entertainment Corporation in December 2009; as joint bookrunner in connection with the private placement by subsidiaries of Vanguard Health Systems, Inc., a portfolio company of Blackstone, of 8% Senior Notes due 2018 ($950 million aggregate principal amount) in January 2010 and 8% Senior Notes due 2018 ($225 million aggregate principal amount) in June 2010; as co-manager in connection with the private placement by Republic Services, Inc., a portfolio company of Blackstone, of 5.0% Senior Notes due 2020 ($850 million aggregate principal amount) and 6.20% Senior Notes due 2040 ($650 million aggregate principal amount) in March 2010; and as financial advisor to funds affiliated with Blackstone in connection with the sale by the funds of equity interests in Merlin Entertainments Group, a portfolio company of Blackstone, in July 2010. We also have provided certain investment banking services to NRG and its affiliates from time to time. We may also in the future provide investment banking services to the Company, NRG and their respective affiliates and Blackstone and its affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Blackstone and its affiliates from time to time and may have invested in limited partnership units of affiliates of Blackstone from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; the NRG PSA; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and the publicly traded debt securities of the Company and its subsidiaries; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the power generation industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us; and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition of the Agreement or the NRG PSA the effect of which would be in any way meaningful to our analysis.

Board of Directors

Dynegy, Inc.

August 13, 2010

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $4.50 per Share in cash to be paid to the holders of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the NRG PSA or the impact thereof on the Company or BS Acquiror, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $4.50 per Share in cash to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction or any transaction entered into in connection therewith on the solvency or viability of the Company or BS Acquiror or the ability of the Company or BS Acquiror to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $4.50 per Share in cash to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

1000 LOUISIANA SUITE 5800 HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the special meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the special meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Dynegy Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M27433-S69741                                  KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

DYNEGY INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.						For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger, dated as of August 13, 2010, as it may be amended from time to time, among Dynegy Inc., Denali Parent Inc. and Denali Merger Sub Inc.					☐	☐	☐
2.

To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Agreement and Plan of Merger.

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The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR proposal 1 and FOR proposal 2. If any other matters properly come before the meeting or any adjournment or adjournments thereof, the person(s) named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

  Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

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M27434-S69741

DYNEGY INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS

November 17, 2010

The undersigned stockholder(s) hereby acknowledges receipt and notice of, revokes all prior proxies delivered in connection with, and appoints Bruce A. Williamson, Heidi D. Lewis and Kimberly M. O’Brien, and each of them, as proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present at, the special meeting of stockholders to be held at 10:00 a.m. Central time on November 17, 2010 at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002 and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement received by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

For participants invested in a Dynegy Stock Fund through a 401(k) savings plan listed below,* participants may submit voting instructions to the Vanguard Fiduciary Trust Company, the trustee of such plans, by Internet, by phone or by mail, in accordance with the directions on the reverse side of this proxy card, except that voting instructions from plan participants must be received no later than 11:59 p.m., Eastern time, November 12, 2010. With respect to participants in the DMG Union and Non-Union 401(k) Plans, if such a participant’s voting instructions (regardless of method, i.e. Internet, mail or phone) are not received by 11:59 p.m. Eastern time on November 12, 2010 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, Vanguard will vote the participant’s shares of our common stock in the same proportion as other shares of our common stock held in the Dynegy Stock Fund under the DMG Union and Non-Union 401(k) Plans for which Vanguard received timely instructions. With respect to participants in the Dynegy and DNE 401(k) Plans, if such a participant’s voting instructions (regardless of method, i.e. Internet, mail or phone) are not received by 11:59 p.m. Eastern time on November 12, 2010 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, Vanguard will vote the participant’s shares of our common stock in the same proportion as other shares of our common stock held in the Dynegy Stock Fund under the Dynegy and DNE 401(k) Plans for which Vanguard received timely instructions.

*the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement or the Dynegy Midwest Generation, Inc. 401(k) Savings Plan, which are collectively referred to as the DMG Union and Non-Union 401(k) Plans, and the Dynegy Inc. 401(k) Savings Plan or the Dynegy Northeast Generation, Inc. Savings Incentive Plan, which are collectively referred to as the Dynegy and DNE 401(k) Plans.

Address Changes/Comments: ______________________________________________ ______________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)